The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 1999


P R O S P E C T U S S U P P L E M E N T
(To Prospectus dated September 30, 1999)


       $250,000,000 TRUST PREFERRED INCOME EQUITY REDEEMABLE SECURITIES
                              ("PIERS") ("UNITS")


                               [GRAPHIC OMITTED]

                                 ------------
     Each Unit being offered will be a Trust PIERS Unit, consisting of:

     o a preferred security issued by Sovereign Capital Trust II (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the Trust, which assets will consist solely of debentures issued by Sovereign Bancorp, Inc. ("Sovereign"); and

     o a warrant to purchase at any time prior to , 2029 (which is five business days following the most recent interest payment date) shares of common stock of Sovereign, calculated as a unit purchase price of $50 divided by the price which is a % premium to the $ price on , 1999. To exercise the warrants, a holder must tender the warrant together with an exercise price equal to the accreted value of the preferred securities, subject to anti-dilution adjustments and to redemption as described below.

     The debentures will have a principal amount of $50, a stated maturity of
      , 2030 and, at any time, an accreted value as described in this prospectus supplement.

     If on any date after any of the following dates, the closing price of Sovereign common stock exceeds, and has exceeded the related price per share, subject to adjustment, for at least 20 trading days within the immediately preceding 30 trading days, Sovereign may, at its option, elect to cause the remarketing of the preferred securities at a price no less than 100% of their accreted value:

                      if after          , 2002 - $
                      if after          , 2003 - $
                      if after          , 2004 - $

     In connection with a remarketing,

     o the stated maturity of the debentures (and thus the redemption date of the preferred securities) will be modified to the date which is 60 days following the remarketing date,

     o the debentures will have an interest rate payable on their accreted value equal to the rate established in the remarketing,

     o the warrants will be redeemed on the remarketing settlement date at a cash price equal to the warrant value, and

     o the exercise price of the warrants will be equal to the accreted value of the preferred securities as of the remarketing date.

     In connection with a remarketing of the preferred securities, a unit holder will have the choice of exercising the warrant or receiving the warrant value paid upon the contemporaneous redemption of the warrant. If a unit holder chooses to exercise the warrant, the proceeds from the remarketing of the preferred securities will automatically be applied to satisfy in full the exercise price of the related warrants.

     The preferred securities will be guaranteed to the extent described in this prospectus supplement by Sovereign.

     Investing in the Units involves certain risks. See "Risk Factors" beginning on page S-27.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Sovereign Bancorp, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

                               ----------------
                                                      Per Unit         Total
                                                     ----------   --------------
Public Offering Price ............................   $ 50.00       $250,000,000
Underwriting Discount ............................   $             $
Proceeds to Sovereign (before expenses) ..........   $             $

     The underwriters are offering the Units subject to various conditions. The
underwriters expect to deliver the Units to purchasers on or about      , 1999.

                               ----------------
                          Joint Book-Running Managers


Lehman Brothers                                             Salomon Smith Barney
                               ----------------
                              Merrill Lynch & Co.
         , 1999

                             [COLOR MAP GOES HERE]

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the units. In this prospectus supplement, "we," "us" and "our" refer to Sovereign Bancorp, Inc., and "Sovereign" collectively refers to Sovereign Bancorp, Inc., Sovereign Bank and their other subsidiaries.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                             Page
                                                                                            ------
Forward-Looking Statements ..............................................................   S-4
Summary .................................................................................   S-7
Risk Factors ............................................................................   S-27
Description of the New England Acquisition ..............................................   S-39
Use of Proceeds .........................................................................   S-41
Capitalization ..........................................................................   S-41
Accounting Treatment ....................................................................   S-44
Pro Forma and Forecasted Financial Information ..........................................   S-45
Selected Sovereign Historical Financial Information .....................................   S-58
Management's Discussion and Analysis of Financial Condition and Results of Operations ...   S-61
Information Regarding the Loans and Deposits in the New England Acquisition .............   S-95
Business ................................................................................   S-97
Management ..............................................................................   S-110
Description of the Purchase and Assumption Agreement ....................................   S-113
Financing Transactions ..................................................................   S-117
The Trust ...............................................................................   S-122
Description of the Units ................................................................   S-123
Description of the Warrants .............................................................   S-126
Description of the Preferred Securities .................................................   S-132
Description of the Debentures ...........................................................   S-149
Description of the Guarantee ............................................................   S-158
Relationship Among the Preferred Securities, the Debentures and the Guarantee ...........   S-159
Book-Entry Issuance .....................................................................   S-161
United States Federal Income Tax Consequences ...........................................   S-163
Price Range of Common Stock .............................................................   S-170
Dividend History ........................................................................   S-170
Underwriting ............................................................................   S-171
Legal Matters ...........................................................................   S-172
Experts .................................................................................   S-173
Index to Consolidated Financial Statements ..............................................   F-1

                                               Prospectus

Prospectus Summary ......................................................................   2
Where You Can Find More Information .....................................................   4
Forward-Looking Statements ..............................................................   5
Use of Proceeds .........................................................................   6
Our Ratio of Earnings to Fixed Charges ..................................................   6
Description of Common Stock .............................................................   7
Description of Preferred Stock ..........................................................   7
Description of Depositary Shares ........................................................   9
Description of Debt Securities ..........................................................   12
Description of Warrants .................................................................   24
Stock Purchase Contracts and Stock Purchase Units .......................................   27
Description of Capital Securities .......................................................   27
Description of Trust Preferred Securities and Trust Guarantees ..........................   31
Certain Tax Considerations ..............................................................   34
Plan of Distribution ....................................................................   34
ERISA Considerations ....................................................................   36
Legal Matters ...........................................................................   36
Experts .................................................................................   36

                          FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The forecasts, pro forma presentations, projections, and some of the other disclosure in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including any statements preceded by, followed by or that include the words "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements.

     These forward-looking statements implicitly and explicitly include the assumptions underlying the forecasts and projections and other statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance, and business, including:

     o our plans for the financing to support the New England acquisition;

     o our successful completion and integration of the New England acquisition;

     o the effect of the New England acquisition and related financing on our financial condition, results of operation and prospects;

     o our expectations as to the amount, mix, yield and other characteristics of the deposits and loans we expect to assume and acquire from Fleet/BankBoston; and

     o our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and performance ratios after the New England acquisition.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, forecasts and projections (and underlying assumptions), and other forward-looking statements:


Acquisition Specific Factors

     o our ability to raise the capital necessary to support the New England acquisition on a timely basis;

     o our ability to otherwise complete the New England acquisition;

     o our ability to retain Fleet/BankBoston customers and employees;

     o our ability to integrate and convert loan, deposit and other systems in connection with the New England acquisition to our systems and to integrate operations on a timely and efficient basis, and to cost-effectively process the New England deposits and other customer transactions, especially given the large size of the New England acquisition;

     o the willingness of customers to substitute our products and services for Fleet/BankBoston products and services and the impact of competition from Fleet/BankBoston and others in the New England markets;

Other Factors

     o the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

     o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     o inflation, interest rate, market and monetary fluctuations;

     o our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

     o the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance, and the application thereof;

     o technological changes;

     o changes in consumer spending and savings habits;

     o regulatory or judicial proceedings;

     o the other risks set forth under "Risk Factors;" and

     o the correctness of other assumptions in our pro forma and forecasted financial information.

     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements in 1999 and 2000 and beyond could differ materially from those expressed in, or implied by, the forecasts, projections and other forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Therefore, we caution you not to place undue reliance on our forecasts, pro forma presentations, projections and underlying assumptions and other forward-looking statements.

     We do not intend to update forecasts, pro forma presentations, projections and underlying assumptions or other forward-looking statements, whether written or oral, to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results over time. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                    SUMMARY

     The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference in this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of the accompanying prospectus. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters' over-allotment option has not been exercised.

                            Sovereign Bancorp, Inc.

     We are the holding company for our principal subsidiary, Sovereign Bank. Our business consists primarily of attracting deposits from our network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit.

     o As of June 30, 1999, we had consolidated assets of $24.6 billion, deposits of $12.2 billion and stockholders' equity of $1.4 billion.

     o We currently operate 305 community banking offices in eastern and central Pennsylvania, central New Jersey and northern Delaware.

     o In terms of retail deposits, based on the most recently available data, we are the 5th largest banking institution in eastern Pennsylvania, the 5th largest in New Jersey, and among the 50 largest in the United States.


     o As of June 30, 1999, our non-performing assets as a percentage of total assets was 0.36%.

     o Since 1990, we have acquired 22 financial institutions, branch networks and related businesses. Thirteen of these acquisitions, with assets totaling approximately $13 billion, have been completed since 1995.

     o From 1994 through 1998, our operating earnings per diluted share have increased at an average annual growth rate of 18%. We believe that we have achieved these results principally by our ability to successfully complete and integrate our acquisitions.

     o As of September 30, 1999, our directors, executive officers, employees, whom we refer to as team members, and employee benefit plans owned, after giving effect to the exercise of both vested and non-vested options, approximately 18.25 million shares of our common stock, representing approximately 9.8% of our outstanding shares after giving effect to the exercise of these options.

     Our principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 557-4630.

                             Our Business Strategy

     As a result of continuing consolidation in the financial industry, we believe that there is an increasing need for super-community banks throughout the northeastern United States. We consider a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and personalized service usually found at smaller community banks.

     In response to this need, in 1996 we initiated a strategy to transform ourselves from a traditional mortgage lender into a super-community bank by:

     o targeting small and medium size businesses through an offering of a broader array of commercial and business banking products and services;

     o changing the mix of our deposits and, while endeavoring to preserve our credit quality, changing the mix of our assets to be more characteristic of a commercial bank;

     o increasing our penetration into larger, more densely populated markets in the northeastern United States;

     o preserving our orientation toward relationship banking and personalized service, as well as our sales-driven culture; and

     o increasing our non-interest income as a percentage of net income.

     We have made significant progress toward achieving this transformation, principally through a series of eight acquisitions. These acquisitions included our 1997 acquisition of the Fleet Financial Group's New England and New York-based Auto Finance Division, with approximately $2.0 billion in commercial and consumer loans and an associated origination platform, and our 1998 acquisition from First Union/CoreStates of 93 branch offices principally in Philadelphia and its suburbs, with approximately $2.2 billion in deposits and approximately $725 million in commercial and consumer loans. We believe we have succeeded in integrating these and other acquired operations into our sales and service-oriented culture.

     While pursuing our transformation, we believe we have also succeeded in maintaining credit quality. As of June 30, 1999, our non-performing assets as a percentage of total assets was 0.36%.

     We believe that our pending New England acquisition is consistent with our strategy and will enable us to accelerate and substantially complete our transformation into a super-community bank.

                            New England Acquisition


Overview

     On September 3, 1999, we and Sovereign Bank entered into a purchase and assumption agreement to acquire from Fleet Financial Group Inc., Fleet National Bank, Fleet Bank-NH and BankBoston, N.A. (Fleet/BankBoston) certain branches, assets and deposits in New England. We refer to this acquisition as our New England acquisition. The divestiture of these branches was mandated by the U.S. Department of Justice (DOJ) in connection with the Fleet/BankBoston merger to help ensure a competitive banking environment in New England. We are acquiring Fleet/BankBoston's deposits, loans and branches in Rhode Island and Connecticut (principally former BankBoston operations) and Massachusetts and New Hampshire (principally former Fleet operations). The deposits, loans and branches we are acquiring are primarily associated with the small business, middle market and consumer banking markets.

     Upon completion of this acquisition, we will operate the acquired branches and associated lines of business as "Sovereign Bank New England," a division of Sovereign Bank. Upon completion of the acquisition, on a pro forma basis as of June 30, 1999, we estimate Sovereign Bank New England would have:

     o approximately 268 bank branches and 532 ATMs in the demographically attractive Massachusetts, New Hampshire, Rhode Island and Connecticut markets;

     o approximately $12 billion in deposits with less than 2.5% average cost, of which approximately 70% will be core deposits (non-term demand and savings deposits);

     o approximately $8 billion in loans, none of which are more than 90 days past due, consisting of commercial loans (approximately 46%), residential loans (approximately 48%) and consumer loans (approximately 6%), with an approximate 8.2% weighted average yield;

     o approximately 700,000 customers and 1.7 million accounts;

     o approximately 3,700 team members;

     o business lines which we expect will generate significant recurring, non-interest income; and

     o consumer and small business commercial loan origination and administration capability in New England.

     We intend to retain and increase our new deposits, loans, customers and accounts by:

     o centralizing relevant management and decision making functions in New England, staffed by executives who have experience in the New England banking markets;

     o offering products and services which are comparable to those of Fleet/BankBoston and other institutions in the market;

     o offering employment to substantially all of the Fleet/BankBoston employees associated with the branches we expect to acquire, retaining substantially all of the branch facilities and locations associated with the acquired loans and deposits, and adding additional key personnel; and

     o converting the Fleet/BankBoston loan, deposit and other systems to Sovereign systems on a timely and efficient basis.

     Our priority is to create seamless customer service, without any disruption from the acquisition, systems conversion or subsequent integration.

     We expect the New England acquisition to close on or about April 28, 2000. We have agreed to pay a premium of 12% on the amount of deposits transferred to us at closing. This premium, which we expect will be about $1.4 billion, is tax-deductible and should reduce the taxes we are required to pay over the next 15 years. We believe that the deposit premium is favorable when compared to those in other branch acquisitions we consider comparable.

Benefits

     Upon completion of the New England acquisition, we will have a banking system extending from south of Philadelphia to north of Boston. If the New England acquisition had been completed on June 30, 1999, we would have had approximately:

     o $35 billion in assets      o 570 community banking offices

     o $24 billion in deposits    o 3.6 million customer accounts

     o 8,000 team members

     We believe that the New England acquisition will bring us the following strategic benefits:

     The acquisition will accelerate our transformation into a super-community bank. We expect that the New England acquisition will accelerate our transformation into a super-community bank and result in a loan and deposit mix that is more characteristic of a commercial bank. After giving effect to the New England acquisition, our loan and deposit mix will have changed dramatically since we initiated our super-community bank strategy in 1996:

                                    Loan Mix



                                         At June 30, 1999, giving
         At                  At            pro forma effect to
 December 31, 1995     June 30, 1999     New England acquisition

 Residential   81%          40%                    43%
 Commercial     9%          26%                    34%
 Consumer      10%          34%                    23%

                               [GRAPHIC OMITTED]


                                  Deposit Mix


                                         At June 30, 1999, giving
         At                  At            pro forma effect to
 December 31, 1995     June 30, 1999     New England acquisition

 CD's          57%          47%                    39%
 Demand/NOW    10%          23%                    28%
 Other Core    33%          30%                    33%

                               [GRAPHIC OMITTED]


     We believe that changes in our loan and deposit mix will help us:

     o lower the cost of our total deposits;

     o improve our net interest margin; and

     o increase our non-interest income.

     For information on the expected impact of the New England acquisition on our results of operations, see "Summary Pro Forma and Forecasted Financial Information."

     The acquisition should enhance our franchise. When added to our existing branch system, we believe that the New England acquisition will give us a more geographically diverse banking system with significant market share in certain densely populated and demographically attractive markets in the northeastern United States. After giving pro forma effect to the New England acquisition, based on the most recently available data, we believe we would be, in terms of deposits, the:

     o 3rd largest retail banking franchise in New England;

     o 3rd largest retail banking franchise in the Boston, Massachusetts metropolitan statistical area with an 8.3% market share;

     o 3rd largest retail banking franchise in the Providence, Rhode Island metropolitan statistical area with a 10.4% market share;

     o 3rd largest retail banking franchise in the Hartford, Connecticut metropolitan statistical area with a 5.4% market share;

     o 5th largest retail banking franchise in New Hampshire with a 3.8% market share;

     o 5th largest retail banking franchise in eastern Pennsylvania with a 4.2% market share; and

     o 5th largest retail banking franchise in New Jersey with a 5.3% market share.

     The acquisition is consistent with the four factors we believe are critical to our continuing success.

     o Superior Asset Quality -- Fleet/BankBoston is required to transfer to us only loans which are not more than 90 days past due. Through the acquisition, we are also increasing the geographic diversity of our credit profile.

     o Low Interest Rate Risk -- We expect that, on a pro forma basis as of June 30, 1999, the New England acquisition would reduce our borrowings from approximately 46% of liabilities to approximately 25% of liabilities and increase our core deposits from approximately 53% of total deposits to approximately 61% of total deposits.

     o High Productivity -- We intend to operate Sovereign Bank New England similarly to our current branch network and operating platforms without layers of bureaucracy. We intend to keep our efficiency ratio at, or better than, industry standards.

     o Sales, Service, and Growth of Our Team Members -- We believe that many of the employees who will join us come from a high service culture similar to ours.

     The acquisition should increase the breadth and depth of our management. We expect to offer employment to senior, middle and relationship level managers with commercial banking experience in New England, including the credit risk, loan review, systems and operations areas. In addition, we have hired additional management personnel in the technology area and plan to expand our management personnel in the risk management, commercial lending and finance areas.

Financing

     We believe we will need to raise approximately $1.75 billion of capital to ensure that Sovereign Bank is well capitalized upon completion of the acquisition. See "Business -- Supervision and Regulation -- Regulatory Capital Requirements."

     The following illustrates the anticipated sources and uses of our capital raising activities (in millions):

                     Sources                                               Uses
                     -------                                               ----

Units of Trust Preferred Securities....      250   Investment in Bank ....................     $1,750
Common Stock ..........................   $  300    Deposit Premium .............   $1,400
Senior Notes ..........................      700    Additional Capital ..........   $  350
Senior Credit Facility ................      500
                                          ------                                               ------
                                          $1,750                                               $1,750

     Our expectation that we need $1.75 billion (which includes approximately $57 million of fees and expenses we expect to pay in connection with raising capital from the sources set forth above) to maintain Sovereign Bank's well capitalized status is based on our assumptions relating to the composition of our balance sheet and the amount of deposits and the mix of cash and loans to be transferred to us upon completion of the New England acquisition. Our earnings level, the extent of deposit withdrawals or "run-off," and Fleet/BankBoston's option to transfer certain additional branches to us are some of the factors that could change these assumptions. To the extent these assumptions change, we may need to raise more or less capital. Independent of changes in these assumptions, we may also decide to ultimately raise different types or amounts of capital to support the acquisition. See "Financing Transactions," "Capitalization" and "Risk Factors."


                              Recent Developments

     We expect earnings per diluted share of $0.31 and $0.89 for the three and nine-month periods ended September 30, 1999, respectively, compared to $0.22 and $0.58 for the three and nine-month periods ended September 30, 1998, respectively. Excluding merger-related charges, earnings per diluted share for the three and nine-month periods ended September 30, 1998 were $0.27 and $0.79, respectively. There were no merger-related or other special charges for the three and nine-month periods ended September 30, 1999.

                                 The Offering


     The following term sheet contains basic summary information about the offering. This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus supplement and prospectus for a more complete understanding of this offering.

Securities Offered .............  5,000,000 units consisting of:
                                  o a preferred security having a stated liquidation amount of
                                    $50; and

                                  o a warrant to purchase at any time prior to       , 2029
                                    (which is five business days following the most recent
                                    interest payment date)         shares of our common stock,
                                    calculated as a unit purchase price of $50 divided by the
                                    price which is a  % premium to the $   price on
                                         , 1999. To exercise the warrants, a holder must
                                    tender the warrant together with an exercise price equal to the accreted value of the preferred securities, subject to
                                    anti-dilution adjustments and to redemption as described
                                    below.

                                  The preferred securities represent an undivided beneficial ownership interest in the assets of Sovereign Capital Trust II, which assets will consist solely of subordinated debentures issued by us. The debentures will have a stated principal
                                  amount of $50.

                                  At any time after the issuance of the units, the preferred security and the warrant components of each unit may be
                                  separated by the holder and transferred separately.

Price ..........................  $50 per unit.

Maturity of Debentures .........           , 2030.

Expiration of Warrants .........            , 2029.

Distribution Dates .............           ,           ,            and            of each
                                  year, beginning on           , 2000. Distributions on the
                                  preferred securities will be made to the extent Sovereign makes corresponding interest payments on the debentures.

Distribution Rate ..............    % per year, subject to reset upon a remarketing. The interest rate on the debentures will correspond to the distribution rate.

Deferral of Payments .................  So long as we are not in default in the payment of interest on the debentures, we will have the right, at any time, and from time to time during the term of the debentures to defer
                                        payments of interest by extending the interest payment period for a period (the "extension period") not exceeding 20
                                        consecutive quarters or extending beyond the stated maturity of the debentures, during which extension period no interest will be due and payable. Prior to the termination of any such
                                        extension period, we may further extend such extension period;
                                        provided that such extension period, together with all such previous and further extension, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures.
                                        During any extension period, we will covenant not to make
                                        certain restricted payments.
Remarketing of Preferred Securities
  and Redemption of Warrants .........  If on any date after the following dates the closing price of our common stock has exceeded the related price per share, subject to adjustment, for at least 20 trading days within the
                                        immediately preceding 30 trading days and on the day on
                                        which we make the following election, we may, at our option, elect to cause the remarketing of the preferred securities at a price no less than 100% of their accreted value:
                                            if after       , 2002 -- $
                                            if after       , 2003 -- $
                                            if after       , 2004 -- $
                                        In connection with a remarketing,
                                        o the stated maturity of the debentures (and thus the maturity date of the preferred securities) will be modified to the date which is 60 days following the remarketing date,

                                        o the amount due at the adjusted maturity date will be the accreted value of the preferred securities at such date,

                                        o the debentures will have an interest rate on their accreted value equal to the rate established in the remarketing,

                                        o the warrants will be redeemed on the remarketing settlement date at a cash price equal to $50 minus the accreted value of the preferred securities (the "warrant value"), and

                                        o the exercise price of the warrants on the remarketing date will be equal to the accreted value of the preferred securities as of the remarketing date.


Accreted Value ..................  The "accreted value" of a preferred security is equal to the sum of the initial purchase price of the preferred security component
                                   of each unit (i.e. $     ) plus accrual of the discount (i.e. the
                                   difference between the scheduled liquidation amount of $50
                                   payable in respect of the preferred security on          , 2029
                                   and the initial purchase price), calculated from        , 1999
                                   to the date of calculation at the rate of   % per annum on a
                                   quarterly bond equivalent yield basis using a 360-day year of
                                   twelve 30-day months until such sum equals $50 on         ,
                                   2029.

Exercise of Warrants ............  A holder may exercise warrants at any time prior to the close
                                   of business on          , 2029 (the "expiration date"), subject
                                   to earlier redemption in connection with a remarketing.
                                   The warrants will not be exercisable unless, at the time of the exercise:

                                   o we have a registration statement in effect under the Securities
                                     Act covering the issuance and sale of the shares of common stock upon exercise of the warrants or the sale of the shares upon exercise of the warrants is exempt from the registration requirements of the Securities Act,

                                   o the shares have been registered, qualified or are deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants, and

                                   o a then-current prospectus is delivered to exercising holders of the warrants.

                                   Holders must pay the exercise price of their warrants in cash
                                   (including the automatic application of a portion of the
                                   proceeds of any remarketing of preferred securities).
                                   Accordingly, holders of units may not tender their preferred securities directly toward payment of the exercise price of the warrants. The exercise price on any date will be equal to the accreted value of the preferred securities.
Mandatory Repurchase of Preferred
  Securities ....................  Following an exercise of warrants by a unit holder, the holder may require the trust to repurchase its preferred securities at their accreted value on the interest payment date which is no less than 60 days following the exercise of the warrants.

Remarketing at Maturity ............  If not previously remarketed, the preferred securities will be
                                      remarketed on            , 2029. In connection with a
                                      remarketing the warrants will expire.

                                      If a remarketing of the preferred securities does not occur on
                                               , 2029 for any reason,

                                      o the interest rate on the accreted value of the debentures will
                                        increase by    basis points per annum, and the fixed
                                        distribution rate on the preferred securities will increase correspondingly,

                                      o the aggregate accreted value of the debentures will become due and payable on the date which is 60 days from the failed remarketing date, and

                                      o we may not defer payments on the debentures.
Tax Event, Regulatory Capital and
  Investment Company Event .........  Upon the occurrence of certain tax events, or if there is a substantial risk that the trust will be considered an investment company, or if the preferred securities no longer qualify as Tier
                                      1 capital, we may, at our option, elect to cause the remarketing of the preferred securities at a price no less than 100% of their accreted value, and to redeem the warrants at their warrant value.

Failed Remarketing .................  If the remarketing agent is unable to remarket all the preferred securities deemed tendered for purchase, a "failed remarketing"
                                      will have occurred. If a failed remarketing occurs,
                                      o the interest rate on the accreted value of debentures will
                                      increase by   % per annum, and the fixed distribution rate on
                                      the preferred securities will increase correspondingly,

                                      o the stated maturity of the aggregate accreted value of the debentures will become the date which is 60 days after the failed remarketing date, and

                                      o we will no longer have the option to defer payments on the debentures.

                                      Notwithstanding a failed remarketing, the warrants will be redeemed at the warrant value and the warrant holder will have the option to exercise its warrants by paying cash instead of such redemption.

Guarantee .....................  The following payments or distributions with respect to the preferred securities, to the extent not paid by or on behalf of the trust, will be guaranteed by us:

                                 o any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has sufficient funds available therefor at the time,

                                 o the redemption price with respect to any preferred securities called for redemption, and the repurchase price of any
                                   preferred securities to be repurchased by the trust, to the extent that the trust has sufficient funds available therefor at such time, and

                                 o upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the exchange of all of the preferred securities for debentures and the distribution of the debentures to holders of the preferred securities), the lesser of

                                   -- the aggregate accreted value of the common and preferred securities of the trust and all accrued and unpaid
                                      distributions thereon to the date of payment, and

                                   -- the amount of assets of the trust remaining available for distribution to holders of preferred securities.

                                 Our obligations under the guarantee are subordinate and junior in right of payment to all of our senior indebtedness.

Ranking .......................  Payment of distributions on, and the redemption price of, the trust securities, will generally be made pro rata based on their liquidation amounts. However, if on any payment date, an
                                 indenture event of default has occurred and is continuing, no payment on the common securities will be made unless
                                 payment in full in cash of all accumulated and unpaid
                                 distributions on all of the outstanding preferred securities for all current and prior distribution periods (or in the case of payment of the redemption price, the full amount of such redemption price on all of the outstanding preferred securities then called for redemption), has been made or provided for.

Form and Denomination .........  The Depository Trust Company (DTC) will act as securities depositary for the units, debentures, preferred securities and warrants, each of which will be issued only as fully registered securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC.
                                 One or more fully registered certificates will be issued for each of the debentures, the preferred securities and the warrants, and will be deposited with the property trustee as custodian for
                                 DTC. The preferred securities will be issued in denominations of $50 stated liquidation amount and whole multiples of $50.

Use of Proceeds ..................  The trust will use the portion of the net proceeds from the sale of the units relating to the preferred securities to acquire the debentures from us. We will contribute substantially all of the net proceeds from the offering of the units (consisting of the portion of the net proceeds from the sale of the units relating to the warrants, and the net proceeds from the issuance of the debentures to the trust) to Sovereign Bank in order to provide a portion of the capital necessary to support the New England acquisition and enable Sovereign Bank to remain well
                                    capitalized.

Absence of a Public Market for the
  Units ..........................  The units are new securities. We cannot assure you that any active or liquid market will develop for the units, the preferred securities or the warrants.

The Trust ........................  Sovereign Capital Trust II is a Delaware statutory business trust. The sole assets of the trust will be the debentures. The trust will issue the preferred securities and the common
                                    securities. All of the common securities will be owned by us, in an aggregate liquidation amount of at least 3% of the total capital of the trust.

                                Other Offerings

     We are also offering senior notes and common stock, each in separate public offerings pursuant to separate prospectus supplements. The completion of this offering of units and the offerings of notes and common stock are not conditioned upon each other. This prospectus supplement relates only to the offering of units and not to the offering of notes or common stock.


                                 Risk Factors

     Potential investors should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, potential investors should evaluate the specific factors under "Risk Factors" for risks involved with a purchase of our units.

            Summary Pro Forma and Forecasted Financial Information


     The following tables provide certain summary unaudited pro forma condensed combined balance sheet information and certain selected forecasted financial information, prepared as if the New England acquisition and the related financings were completed at the close of business on June 30, 1999.

     This information is based on data relating to the assets we expect to acquire and deposits we expect to assume in connection with the New England acquisition and is derived from deposit and loan schedules provided by Fleet/BankBoston as of June 30, 1999. The assets we expect to acquire or liabilities we expect to assume may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings. Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes, and the amount, mix, yield and other characteristics of the New England deposits and loans will be different from that presented below. We cannot predict what these differences will be.

     The selected forecasted financial information was prepared by us in connection with this offering in partial compliance with the presentation guidelines of the American Institute of Certified Public Accountants regarding prospective financial statements. A forecast prepared in accordance with the American Institute of Certified Public Accountants presentation guidelines requires the forecast period to encompass a period for which actual results could be attained. Because the forecasted financial information assumes that the New England acquisition was consummated on June 30, 1999, rather than the actual expected consummation date of April 28, 2000, the forecast period presented, July 1, 1999 through June 30, 2000, is only in partial compliance with the requirements of the American Institute of Certified Public Accountants. Other than the forecast period used, we believe the forecast is in compliance with the American Institute of Certified Public Accountants guidelines. We selected the twelve-month period ended June 30, 2000 as the forecast period because June 30, 1999 is the most recent date for which there is full balance sheet data available with respect to Sovereign and certain information available with respect to the Fleet/BankBoston loans to be acquired and deposits to be assumed. We have included the forecast in this prospectus supplement solely for the limited purpose of assisting prospective investors in analyzing the potential risks and benefits of an investment in our common stock, and we are solely responsible for its presentation.

     THE ASSUMPTIONS UNDERLYING THE FORECAST ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. THERE CAN BE NO ASSURANCE THAT THE FORECASTED FINANCIAL RESULTS WILL BE REALIZED. OUR ACTUAL RESULTS IN THE FUTURE WILL DIFFER FROM THE FORECASTED RESULTS AND THE DIFFERENCES MAY BE MATERIAL. WE DO NOT INTEND TO UPDATE THE FORECAST.

     Because the New England acquisition is not an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented herein) available with respect to the assets and liabilities we expect to acquire. See "Information Regarding the Loans and Deposits in the New England Acquisition." In addition, the exact amount, mix, yield and other characteristics of the deposits and loans we will assume and acquire from Fleet/BankBoston cannot be determined until we actually consummate the acquisition. Accordingly, the assumptions underlying the forecast are subject to a greater degree of uncertainty. Potential investors are cautioned not to place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. The forecast should not be relied upon for any purpose following completion of the offering. You should carefully review the assumptions reflected in the forecast. See "Pro Forma and Forecasted Financial Information -- Summary of Significant Assumptions to Forecasted Financial Information." The forecasted financial information is presented for the twelve-month period ended June 30, 2000. After completion of the New England acquisition, results of operations for twelve-month periods will be presented for the years ended December 31, rather than June 30. In addition, we do not expect to close the New England acquisition until on or about April 28, 2000. Therefore, the forecast does not reflect any period for which we report operating results.

     The pro forma balance sheet information and the forecasted information constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. See also "Risk Factors" and "Forward-Looking Statements."

       Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data


                                                                               As of June 30, 1999
                                                      ---------------------------------------------------------------------
                                                                                 Adjustments(1)
                                                                       ----------------------------------
                                                         Sovereign        New England          Other
                                                         Historical       Acquisition       Adjustments       Pro Forma
                                                      ---------------  ----------------  ----------------  --------------
                                                                   (dollars in thousands, except share data)
Selected Balance Sheet Data
Assets
 Cash and amounts due from depository
   institutions ....................................    $   472,780      $  2,097,793      $ (1,967,793)    $   602,780
 Interest-earning deposits .........................        125,194                                             125,194
 Loans held for sale ...............................         86,139                                              86,139
 Investments and mortgage-backed securities ........      9,996,081                                           9,996,081
 Loans .............................................     12,476,997         7,994,282           (85,302)     20,385,977
 Allowance for loan losses .........................       (134,183)                           (103,926)       (238,109)
 Other intangible assets ...........................        236,222           411,304                           647,526
 Goodwill ..........................................        198,626         1,017,910           216,728       1,433,264
 Other assets ......................................      1,136,181           388,830            32,500       1,557,511
                                                        -----------      ------------      ------------     -----------
    Total assets ...................................    $24,594,037      $ 11,910,119      $ (1,907,793)    $34,596,363
                                                        ===========      ============      ============     ===========
Liabilities
 Deposits ..........................................    $12,170,470      $ 11,910,119                       $24,080,589
 Borrowings
   Short-term ......................................      6,415,627                          (3,621,494)      2,794,133
   Long-term .......................................      3,868,280                                           3,868,280
 Senior credit facility ............................                                            500,000         500,000
 Senior notes ......................................        287,539                             700,000         987,539
 Subordinated debentures ...........................         97,039                                              97,039
 Other liabilities .................................        176,187                              (8,750)        167,437
                                                        -----------                        ------------     -----------
    Total liabilities ..............................     23,015,142        11,910,119        (2,430,244)     32,495,017
Corporation-obligated mandatorily redeemable
 capital securities of subsidiary trust holding
 solely junior subordinated debentures of
 Sovereign Bancorp, Inc. ...........................        129,094                             162,500         291,594
                                                        -----------                        ------------     -----------
Stockholders' equity ...............................      1,449,801                             359,951       1,809,752
                                                        -----------                        ------------     -----------
    Total liabilities and stockholders' equity......    $24,594,037      $ 11,910,119      $ (1,907,793)    $34,596,363
                                                        ===========      ============      ============     ===========
Selected Share Data
Diluted shares outstanding .........................        182,867                              32,053         214,920
Book value per share ...............................    $     8.01                                          $     8.50
Selected Bank Regulatory Capital Ratios(2)
Tangible capital ratio .............................           5.89%                                               4.62%
Core capital ratio .................................           5.89%                                               4.62%
Tier 1 capital ratio ...............................          10.37%                                               7.94%
Total risk-based capital ratio .....................          11.32%                                               9.16%
Selected Other Data
Non-performing assets as % of total assets (3) .....           0.36%                                               0.25%
Loan loss allowance as % of total loans ............           1.08%                                               1.17%
Deposit mix %
 Demand and NOW ....................................          23.3  %            32.6%                            27.9  %
 Other core ........................................          30.1  %            36.4%                            33.2  %
 Time deposits .....................................          46.6  %            31.0%                            38.9  %
Loan mix %
 Commercial ........................................          26.0  %            46.3%                            33.9  %
 Consumer ..........................................          33.6  %             6.4%                            23.2  %
 Residential .......................................          40.4  %            47.3%                            42.9  %
Number of branches .................................            305               268                               573

-------------
(1) For information regarding the adjustments, see notes to "Pro Forma and Forecasted Financial Information -- Unaudited Pro Forma Condensed Combined Balance Sheet."
(2) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(3) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.

                   Selected Forecasted Financial Information



                                                                                  As of or
                                                                           for the Twelve Months
                                                                           Ended June 30, 2000(1)
                                                                          -----------------------
                                                                           (dollars in thousands,
                                                                             except share data)
Summary Statement of Operations
  Total interest income ................................................        $ 2,372,989
  Total interest expense ...............................................          1,273,668
                                                                                -----------
  Net interest income ..................................................          1,099,321
  Provision for loan losses ............................................             58,621
                                                                                -----------
  Net interest income after provision for loan losses ..................          1,040,700
  Other income .........................................................            309,347
  Other expenses .......................................................            886,646
  Merger-related charges(2) ............................................             42,000
                                                                                -----------
  Income before income taxes ...........................................            421,401
  Income tax provision .................................................            146,615
                                                                                -----------
  Net income ...........................................................        $   274,786
                                                                                ===========
Selected Share Data
  Diluted common shares outstanding ....................................            214,920
  GAAP earnings per diluted share(3) ...................................        $      1.28
  Operating earnings per diluted share(4)(5) ...........................               1.41
  Cash operating earnings per diluted share(5)(6) ......................               1.96
  Revenues per diluted share(5)(7) .....................................               6.55
  Book value per share(8) ..............................................               8.50
Selected Performance Ratios
  Return on average assets(9) ..........................................               0.85%
  Return on average stockholders' equity(10) ...........................              15.85%
  Cash operating return on average stockholders' equity(5)(11) .........              22.23%
  Yield on interest-earning assets(12) .................................               7.52%
  Cost of interest-bearing liabilities(13) .............................               3.85%
  Net interest margin(14) ..............................................               3.48%
  Efficiency ratio(15) .................................................              48.99%
  Other income as % of total income ....................................              21.98%
  Non-performing assets as % of total assets(16) .......................               0.25%
  Loan loss allowance as % of total loans ..............................               1.04%
Selected Holding Company Information
  Total long-term debt .................................................        $ 1,588,000
  Total cash interest expense ..........................................            148,461
  EBITA(5)(17) .........................................................            754,007
  EBITA/cash interest expense ..........................................                5.1x
Selected Balance Sheet Data
  Loans (net of allowance) .............................................        $23,005,325
  Investment and mortgage-backed
   securities ..........................................................          9,219,818
  Total assets .........................................................         36,132,205
  Deposits .............................................................         24,106,921
  Borrowings ...........................................................          9,647,975
  Stockholders' equity .................................................          2,002,572

-------------
 (1) For information regarding the assumptions reflected in the forecast, see "Pro Forma and Forecasted Financial Information -- Summary of Significant Assumptions to Forecasted Financial Information."
 (2) We expect to record approximately $42 million of merger integration and other related expenses.
 (3) Generally Accepted Accounting Principles (GAAP) earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
 (4) Operating earnings per diluted share represent net income before the after-tax effect of merger-related charges divided by weighted-average diluted shares outstanding during the period.

 (5) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from calculations used by other companies and therefore comparability may be affected.
 (6) Cash operating earnings per diluted share represent income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, divided by weighted-average diluted shares outstanding during the period.
 (7) Revenues per diluted share represent the sum of net interest income and other income divided by weighted-average diluted shares outstanding during the period.
 (8) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (9) Return on average assets represents net income before the after-tax effect of merger-related charges as a percentage of average assets for the period presented.
(10) Return on average stockholders' equity represents net income before the after-tax effect of merger-related charges as a percentage of average common equity for the period presented.
(11) Cash operating return on average stockholders' equity represents income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, as a percentage of average common equity for the period presented.
(12) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(13) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(14) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(15) Efficiency ratio represents other expenses reduced by intangible amortization, trust preferred expense, other real estate owned (OREO) gains and losses and non-recurring items as a percentage of net interest income plus other income.
(16) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.
 17) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."

              Summary Sovereign Historical Financial Information

     The following table sets forth summary historical consolidated financial information for Sovereign for the periods indicated. The information as of and for each of the three years ended December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements. The information as of and for each of the six-month periods ended June 30, 1999 and 1998 has been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, the information as of and for each of the six-month periods ended June 30, 1999 and 1998 includes all normal recurring adjustments necessary to present fairly this information.

     The results of operations for the six-month period ended June 30, 1999 should not be regarded as indicative of expected results for the full year. This data does not give effect to the New England acquisition or the financings required to provide the capital necessary to support the acquisition.

     The balance sheet and related information as of June 30, 1999 includes the consolidated accounts of Peoples Bancorp, Inc. which we acquired at the close of business on June 30, 1999. Because our acquisition of Peoples Bancorp was accounted for as a purchase, our consolidated results of operations and other related information for the six-month period ended June 30, 1999 do not include Peoples Bancorp's results of operations. For the three months ended March 31, 1999, Peoples Bancorp had net income of $4.7 million.

                                                                      As of or for
                                                             the Six Months Ended June 30,
                                                            --------------------------------
                                                                1999(1)          1998(1)
                                                            ---------------  ---------------
                                                             (dollars in thousands, except
                                                                      share data)
Summary Statement of Operations
 Total interest income ...................................    $   745,472      $   655,972
 Total interest expense ..................................        458,272          416,323
                                                              -----------      -----------
 Net interest income .....................................        287,200          239,649
 Provision for loan losses(2) ............................         15,000           13,960
                                                              -----------      -----------
 Net interest income after provision for loan losses .....        272,200          225,689
 Other income(2) .........................................         65,594           47,559
 Other expenses(2) .......................................        193,814          142,133
 Merger-related charges(2) ...............................                          39,072
 Non-recurring SAIF assessment(2) ........................
 Income before income taxes ..............................        143,980           92,043
 Income tax provision ....................................         49,888           34,049
                                                              -----------      -----------
 Net income ..............................................    $    94,092      $    57,994
                                                              ===========      ===========
Selected Share Data
 Diluted common shares outstanding .......................        182,867          158,274
 GAAP earnings per diluted share(3) ......................    $      0.58       $     0.36
 Operating earnings per diluted share(4)(5) ..............           0.58             0.52
 Cash operating earnings per diluted share(5)(6) .........           0.67             0.57
 Book value per share(7) .................................           8.01             7.04
 Revenues per diluted share(5)(8) ........................           2.10             1.70
Selected Performance Ratios
 Return on average assets(9) .............................           0.84%            0.91%
 Return on average stockholders' equity(5)(10) ...........          15.91%           15.96%
 Cash operating return on average stockholders'
  equity(5)(11) ..........................................          18.08%           17.17%
 Yield on interest-earning assets(12) ....................           7.32%            7.67%
 Cost of interest-bearing liabilities(13) ................           4.33%            4.87%
 Net interest margin(14) .................................           2.86%            2.84%
 Efficiency ratio(15) ....................................          48.08%           45.65%
 Other income as % total income ..........................          18.59%           16.56%
 Non-performing assets as % of total assets ..............           0.36%            0.53%
 Loan loss allowance as % of total loans .................           1.08%            1.11%
Bank Regulatory Capital Ratios(16)
 Tangible capital ratio ..................................           5.89%            5.19%
 Core capital ratio(17) ..................................           6.35%            5.36%
 Tier 1 capital ratio ....................................          10.37%            9.95%
 Total risk-based capital ratio ..........................          11.32%           10.94%
Selected Balance Sheet Data
 Loans (net of allowance) ................................    $12,342,814      $10,520,927
 Investment and mortgage-backed securities ...............      9,996,081        7,329,657
 Total assets ............................................     24,594,037       19,781,106
 Deposits ................................................     12,170,470        9,980,685
 Borrowings ..............................................     10,668,485        8,240,370
 Stockholders' equity ....................................      1,449,801        1,113,953
Selected Other Data
 EBITA(5)(18) ............................................    $   176,747      $   104,136
 Number of branches ......................................            305              150
 Ratio of earnings to fixed charges(19)
  Excluding interest on deposits .........................           1.57x            1.42x
  Including interest on deposits .........................           1.31x            1.22x
 Ratio of earnings to combined fixed charges and
  preferred stock dividends(20)
  Excluding interest on deposits .........................           1.57x            1.41x
  Including interest on deposits .........................           1.31x            1.21x

(RESTUBBED TABLE)

                                                                              As of or for
                                                                       the Year Ended December 31,
                                                            -------------------------------------------------
                                                                  1998             1997             1996
                                                            ---------------  ---------------  ---------------
                                                                (dollars in thousands, except share data)
Summary Statement of Operations
 Total interest income ...................................    $ 1,355,371      $ 1,178,777     $  1,016,826
 Total interest expense ..................................        861,759          746,695          629,860
                                                              -----------      -----------     ------------
 Net interest income .....................................        493,612          432,082          386,966
 Provision for loan losses(2) ............................         27,961           41,125           22,685
                                                              -----------      -----------     ------------
 Net interest income after provision for loan losses .....        465,651          390,957          364,281
 Other income(2) .........................................        105,181           48,688           63,379
 Other expenses(2) .......................................        309,694          250,559          249,625
 Merger-related charges(2) ...............................         49,932           19,224
 Non-recurring SAIF assessment(2) ........................                                           40,148
                                                                                               ------------
 Income before income taxes ..............................        211,206          169,862          137,887
 Income tax provision ....................................         74,751           67,324           47,509
                                                              -----------      -----------     ------------
 Net income ..............................................    $   136,455      $   102,538     $     90,378
                                                              ===========      ===========     ============
Selected Share Data
 Diluted common shares outstanding .......................        159,727          141,218          134,000
 GAAP earnings per diluted share(3) ......................    $      0.85       $     0.66      $      0.59
 Operating earnings per diluted share(4)(5) ..............           1.06             0.89             0.76
 Cash operating earnings per diluted share(5)(6) .........           1.17             1.03             0.87
 Book value per share(7) .................................           7.54             7.42             6.64
 Revenues per diluted share(5)(8) ........................           3.54             2.82             2.81
Selected Performance Ratios
 Return on average assets(9) .............................           0.87%            0.85%            0.81%
 Return on average stockholders' equity(5)(10) ...........          15.50%           14.83%           13.18%
 Cash operating return on average stockholders'
  equity(5)(11) ..........................................          17.13%           17.08%           15.17%
 Yield on interest-earning assets(12) ....................           7.57%            7.57%            7.49%
 Cost of interest-bearing liabilities(13) ................           4.76%            4.92%            4.77%
 Net interest margin(14) .................................           2.79%            2.79%            2.86%
 Efficiency ratio(15) ....................................          46.59%           46.07%           51.34%
 Other income as % total income ..........................          17.57%           10.13%           14.07%
 Non-performing assets as % of total assets ..............           0.53%            0.61%            0.78%
 Loan loss allowance as % of total loans .................           1.19%            1.03%            0.77%
Bank Regulatory Capital Ratios(16)
 Tangible capital ratio ..................................           5.11%            5.23%            5.16%
 Core capital ratio(17) ..................................           5.21%            5.75%            5.17%
 Tier 1 capital ratio ....................................           9.29%           10.37%           10.63%
 Total risk-based capital ratio ..........................          10.32%           12.96%           13.71%
Selected Balance Sheet Data
 Loans (net of allowance) ................................    $11,152,038      $11,207,299     $  9,521,648
 Investment and mortgage-backed securities ...............      8,502,082        5,372,713        5,012,118
 Total assets ............................................     21,913,873       17,655,455       15,298,690
 Deposits ................................................     12,322,716        9,515,294        8,660,684
 Borrowings ..............................................      7,900,592        6,863,643        5,599,109
 Stockholders' equity ....................................      1,204,068        1,047,795          889,751
Selected Other Data
 EBITA(5)(18) ............................................    $   248,245      $   195,881     $    168,186
 Number of branches ......................................            291              150              134
 Ratio of earnings to fixed charges(19)
  Excluding interest on deposits .........................           1.48x            1.44x            1.49x
  Including interest on deposits .........................           1.24x            1.22x            1.22x
 Ratio of earnings to combined fixed charges and
  preferred stock dividends(20)
  Excluding interest on deposits .........................           1.47x            1.41x            1.44x
  Including interest on deposits .........................           1.24x            1.21x            1.20x

 (1) Selected performance ratios for June 30, 1999 and 1998 have been annualized where applicable.
 (2) Our 1998 and 1997 results include special charges comprised of: merger-related charges of $50.8 million ($33.5 million after-tax) in 1998 and $44.2 million ($29.8 million after-tax), including $24.9 million ($16.2 million after-tax) classified as a special provision for loan loss, in 1997, resulting from our acquisitions during 1998 and 1997; and losses from non-recurring sales of held-to-maturity securities of $0.4 million ($0.3 million after-tax) and $10.0 million ($6.9 million after-tax) in 1998 and 1997, respectively (classified as security losses); and the 1996 results include the non-recurring SAIF assessment of $40.1 million ($24.9 million after-tax), classified in other expenses. Our six months ended June 30, 1998 results include special charges comprised of merger-related charges of $39.1 million ($25.5 million after-tax), resulting from our acquisition of ML Bancorp, Inc. in February 1998 classified as other expenses.
 (3) GAAP earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
 (4) Operating earnings per diluted share represent net income before the after-tax effect of special charges, divided by weighted-average diluted shares outstanding during the period.
 (5) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from the calculation used by other companies and therefore comparability may be affected.
 (6) Cash operating earnings per diluted share represent income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense, divided by weighted-average diluted shares outstanding during the period.
 (7) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (8) Revenues per diluted share represent the sum of net interest income and other income, before special charges, divided by weighted-average diluted shares outstanding during the period.
 (9) Return on average assets represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average assets for the periods presented.
(10) Return on average stockholders' equity represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average common equity for the periods presented.
(11) Cash operating return on average stockholders' equity represents income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense as a percentage of average common equity for the period presented.
(12) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(13) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(14) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(15) Efficiency ratio represents other expense reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items and special charges, as a percentage of net interest income plus non-interest income.
(16) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(17) The core capital ratio is calculated in accordance with national bank requirements, which are different than the requirements of the Office of Thrift Supervision, our primary regulator. For a description of Office of Thrift Supervision requirements, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(18) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."
(19) We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings, and trust preferred securities expense.
(20) We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings, and trust preferred securities expense. On May 15, 1998, we redeemed all outstanding shares of our 61/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                                 RISK FACTORS


     You should carefully consider all information included or incorporated by reference in this prospectus supplement and accompanying prospectus. In particular, you should carefully consider the risks described below before purchasing units. These are not the only risks and uncertainties we face. Additional risks and uncertainties which we currently consider immaterial or which are not yet known to us may also impair our financial condition, results of operations or prospects.

Transaction Specific Risks

     Our ability to complete the New England acquisition is subject to uncertainty, and purchasers of our units will not be refunded their investment if we fail to close the acquisition.

     Our completion of the New England acquisition is subject to a number of significant conditions, including our receipt of regulatory approval and our satisfaction of a number of commitments we have made to Fleet/BankBoston to raise capital on a timely basis. The proceeds from this offering are not being placed in escrow, and your investment in our units will not be refunded if we fail to close the acquisition.

     In order to meet these conditions and achieve our goal of maintaining Sovereign Bank as a well capitalized institution, we believe we will have to raise approximately $1.75 billion of capital. Of this amount, our agreement with Fleet/BankBoston, absent waiver or amendment, requires us to raise $500 million by December 15, 1999 and sufficient capital to support the acquisition by January 31, 2000. Determination of whether we have satisfied these capital-raising commitments rests solely with Fleet/BankBoston. We are relying on four different substantial debt and equity financings to satisfy our capital-raising obligations, and each of these financings is subject to significant uncertainty, given that, among other things, they all depend on satisfactory capital market conditions. If our different financings are unsuccessful, the lead representatives of the underwriters for this and our other offerings have committed to provide us with up to $1.5 billion (which decreases to approximately $1.2 billion to the extent we elect not to repay approximately $300 million of outstanding senior debt) of bank and interim debt financing on January 31, 2000, but their commitment is subject to a number of significant conditions. These conditions include the absence of any material adverse change in our financial condition, results of operations or prospects, or in the assets and liabilities we seek to acquire, as well as any material disruption or material adverse change in the domestic capital markets. These conditions also include the closing of the New England acquisition in accordance, in all material respects, with its original terms and our raising of at least $650 million through equity financings and/or through reducing our capital needs by using cash on hand or from the sale of securities and other assets, to reduce borrowings. If we issue less than $250 million of common equity or common equity equivalent securities, we may be required to issue warrants, representing up to 10% of our outstanding common stock on a fully diluted basis, to providers of our interim credit facility.

     The net proceeds from public and private debt (but not common equity or units of trust preferred securities) will be placed in escrow pending completion of the New England acquisition. If the New England acquisition does not close, the escrowed proceeds from our debt financings will be returned to investors. We expect that the cost of maintaining the escrowed proceeds pending completion of the New England acquisition will be approximately $7 million per month, which will adversely affect our reported financial results. If we cannot raise sufficient capital, our commitments do not fund into escrow or any other closing conditions are not satisfied, Fleet/BankBoston may remarket and sell to others the assets and liabilities we seek to acquire, or may terminate the agreement and force us to pay $50 million in liquidated damages. If we do not complete the acquisition, we could incur up to $124 million in fees, costs, and expenses, including commitment, financial advisory, legal and accounting expenses, liquidated and potentially other damages, as well as up to approximately $29 million of additional expense associated with maintaining the escrowed proceeds. We will also have expended substantial management time and effort without any commensurate benefit.

     Our estimate that we need $1.75 billion to support the acquisition and maintain Sovereign Bank's well capitalized status is based on assumptions relating, among other things, to:


     o the level of our earnings between now and the date of completion of the acquisition;

     o the amount, mix, yield and other characteristics of the deposits we are assuming and loans we are acquiring;

     o a reduction in our assets (and therefore our capital requirements) resulting from the use of cash on hand, cash from the New England acquisition and cash from the proceeds of sales of securities or other assets to repay borrowings; and

     o Fleet/BankBoston's success in selling an additional 38 branches and related deposits and loans in New England which it has the ability to require us to purchase. Although Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches, we may have to purchase all 38 branches. See "Description of the New England Acquisition."

     To the extent that these assumptions change, we may need to raise more capital or reduce our capital requirements by using cash on hand or selling securities and other assets to reduce additional borrowings. Independent of changes in these assumptions, the terms and mix of debt and equity we raise may change from that described above depending on market conditions and other factors. We may also change the type and amount of capital we ultimately raise to support the acquisition. These changes could adversely affect your investment or our financial condition.

     The New England acquisition could be delayed if antitrust actions are filed. In particular, state governments or private persons may file actions to prevent the acquisition from occurring, especially given local sensitivities to branch transfers.

     In order to obtain regulatory approval, we must not only raise capital, but we must also meet certain tests relating to our mix of residential and small business loans on one hand and commercial loans on the other. We may be required to sell assets to meet these tests. If we fail to do so, we might not receive regulatory approval. Also, the terms of any such asset sales may not be satisfactory given the forced nature of the sales. See "-- Increased commercial lending could adversely affect our credit quality and operating results." In addition, our regulators have the ability to review our application and may not approve the acquisition on a timely basis, regardless of our ability to raise financing. See "Business -- Supervision and Regulation -- Acquisitions by Us."

     We are currently targeting closing the New England acquisition on or about April 28, 2000. Under our agreement with Fleet/BankBoston, we may delay the closing to May 31, 2000 as a result of systems conversion issues. After May 31, 2000, Fleet/BankBoston may terminate the purchase and assumption agreement, in which case we may owe them $50 million in liquidated damages. It is possible that, with the consent of applicable federal regulatory authorities, and to the extent permitted by our financing arrangements, we may agree with Fleet/BankBoston to extend the closing of the New England acquisition to accommodate systems conversion issues. An extension of the closing date may have an adverse effect on our operating results, cash flow and financial condition.

     For more information regarding our financing plans with respect to the New England acquisition, see "Financing Transactions," "Description of the New England Acquisition" and "Description of the Purchase and Assumption Agreement." For information on regulatory issues, see "Business -- Supervision and Regulation."

     If and when completed, the New England acquisition poses a number of integration and operational risks to us which could unfavorably affect our financial performance and condition.

     The New England acquisition is much larger than any of our prior acquisitions. Because of the nature of bank deposits and assets, there are usually deposit run-off and other systems conversion and integration issues associated with branch acquisitions, and occasionally those issues become significant. The timely, efficient integration of the New England acquisition and the success of our New England strategy will require us to deploy substantial management, financial and other resources and will present us with a number of risks and challenges, including our ability to:

   o retain a high percentage of Fleet/BankBoston customers and accounts despite heavy competition and possible transition difficulties;

     o successfully convert Fleet/BankBoston deposit, loan and other systems to our systems;

     o offer product lines and services comparable to Fleet/BankBoston's product lines and services; and

     o attract and retain the senior, middle and relationship level managers and other employees associated with the acquired branches and Fleet/BankBoston loan origination and administration functions.

     Competition for customers and accounts in the New England markets in which Sovereign Bank New England will operate is intense. The competition for the customers and accounts relating to our New England acquisition may be particularly high because all or substantially all the branches we are acquiring are located in communities where there likely will remain an existing Fleet/BankBoston branch. In addition, there will not initially be much name recognition for Sovereign Bank in these markets.

     Upon completion of the New England acquisition, we will begin to process a large number of deposit and other customer transactions through a new systems processing facility in New England. This will be an operation of substantial size and expense. The unexpected difficulties or costs we may encounter in handling these deposits and transactions could materially adversely affect our earnings and financial condition.

     The branches we are acquiring have not previously been operated as one business unit. Many of these branches and related assets and deposits were acquired in various acquisitions by Fleet or BankBoston. The fact that these assets and liabilities come from various banks may make integrating them and converting related systems to Sovereign systems more difficult. We will be relying substantially on third parties to assist us in completing the systems conversion. We have had some difficulties with third parties in connection with past systems conversions.

     Each of the above risks and challenges will be difficult to overcome, and to the extent we fail to do so, we may not realize benefits from the acquisition and may report lower earnings or even write down assets and take charges against our earnings.

     The "As Is, Where Is" nature of the acquisition could unfavorably impact our financial condition since we have no recourse if the assets and liabilities we acquire deteriorate and almost no recourse if they are not as represented to us.

     We are purchasing the Fleet/BankBoston assets and liabilities as they exist at the closing of the New England acquisition, which is anticipated to be on or about April 28, 2000, based solely on our due diligence review conducted in July and August 1999 and without substantial representations, warranties or indemnities from Fleet/BankBoston (except that we will not acquire any loan more than 90 days past due at the time of closing). Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes. Even if the New England assets and liabilities deteriorate quantitatively or qualitatively between the date of our due diligence and the date of closing, or are not as represented in connection with our due diligence, we will still be required to close the transaction without meaningful recourse to Fleet/BankBoston (except with respect to loans more than 90 days past due at the time of closing). As a result, our financial condition, asset quality and operating results following the New England acquisition could deteriorate.

     We are significantly increasing our level of debt and may have little or no tangible equity at the holding company level, which will adversely affect our future flexibility.

     In order to finance the New England acquisition, we will incur a significant amount of debt at the holding company level. In addition, primarily because of the goodwill and other intangible assets we expect to record in connection with the New England acquisition, we estimate that, on a pro forma basis as of June 30, 1999 after giving effect to the acquisition and related financings, we would have had negative $271 million of consolidated tangible stockholders' equity. Absent raising additional equity, which may not be available to us at the time on attractive terms and conditions, if at all, our ability to raise debt at the holding company level may be adversely impacted. This would adversely impact the ability of our holding company to provide capital to Sovereign Bank to meet regulatory requirements, respond to economic downturns, cushion a deterioration in its operating results or financial condition, or finance our growth, repurchase our stock, refinance our outstanding debt, consummate acquisitions with cash or debt, or react to certain changes in our operating environment. We could incur additional debt in the future, including, under certain circumstances, as part of the New England acquisition, which could further adversely affect our future flexibility.

     The significant amount of debt at the holding company level could adversely affect Sovereign Bank.

     Our only source of cash to pay dividends to our stockholders and make payments on our debt are dividends and other distributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's liquidity, earnings and cash.

     A significant deterioration in Sovereign Bank's earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to us, which, in turn, would limit our ability to pay our debt service or to pay dividends on our equity securities. Sovereign Bank must dedicate a material portion of its cash flow and a significant portion of its earnings to the payment of interest and principal on our debt and trust preferred expense. This means that such earnings and cash flow will not be available to be paid as dividends to our stockholders, provide liquidity to Sovereign Bank, finance Sovereign Bank's growth, meet regulatory requirements or cushion a deterioration in Sovereign Bank's operating results or financial condition.

     Our new indebtedness will place restrictions on us which may limit our operating flexibility and our ability to pay dividends.

     The credit facilities we expect to enter into in connection with the New England acquisition, and the indenture governing the notes we plan to sell, will impose material operating and financial restrictions on us. These restrictions, subject to certain ordinary course of business exceptions for Sovereign Bank, may limit us in engaging in certain transactions, including the following:

     o certain types of mergers or consolidations;

     o paying dividends or other distributions to our stockholders;

     o making investments;

     o selling assets;

     o repurchasing our common stock;

     o borrowing additional money; and

     o transactions with affiliates.

     These restrictions could limit our ability to obtain debt financing at the holding company level to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment. Also, if we enter into the proposed bank facility, it will be secured by a pledge of Sovereign Bank's stock. This will mean that Sovereign Bank's stock may be unavailable as collateral to secure other obligations. This will also mean that we will be required to secure certain of our other outstanding debt equally and ratably with the debt under the proposed bank facility. As a result, the stock of Sovereign Bank we own will be pledged to secure an additional $290 million of presently outstanding senior debt. The additional interim credit facility we may enter into also will be secured by the stock of Sovereign Bank.

     The results we achieve in the future will be different from, and we may not achieve, the forecasted results.


     The forecast summarized under "Summary Pro Forma and Forecasted Financial Information" and set forth under "Pro Forma and Forecasted Financial Information" is based upon various assumptions, many of which will not materialize. These assumptions are inherently uncertain and subject to significant business, economic and competitive uncertainties, many of which are beyond our control. Accordingly, the results we achieve in the future could be worse than those forecasted by us. In addition, the forecast assumes that we have consummated the New England acquisition as of June 30, 1999, even though we do not expect to consummate the acquisition until April 28, 2000. Therefore, the forecast does not reflect any period for which we will have actual operating results. Unanticipated events may occur that could adversely affect our operating results and, consequently, our actual results of operations during the forecast period will vary from the forecast, and these variations may be material. The forecast has been prepared by us as of October 11,

1999 and presents our current estimate of the business conditions and Sovereign Bank's expected course of action over the forecast period. We do not intend to update or otherwise revise the forecast to reflect events or circumstances existing or arising after October 11, 1999 or to reflect the occurrence of unanticipated events. Prospective investors should make their own independent assessment of our ability to make dividend payments on our common stock, and payments on our trust preferred securities and debt. Because the New England acquisition does not constitute an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented herein) available with respect to the assets and liabilities we expect to acquire. See "Information Regarding the Loans and Deposits in the New England Acquisition." Therefore, the assumptions underlying the forecast are subject to an even greater degree of uncertainty. The forecast should not be relied upon for any purpose following the consummation of this offering.


Other Risks


     An economic downturn may lead to less demand for Sovereign Bank's products and services and adversely affect our earnings and cash flow.


     Our business faces various material risks. In a recession or other economic downturn, these risks would probably become more acute, and might lead to less demand for our loans, ultimately resulting in lower earnings and less cash flow. The volume of our loan production depends upon demand for the types of loans we originate and the competition for such loans in the marketplace. Fluctuations in consumer confidence, real estate values, interest rates and investment returns could combine to make the types of loans we originate less attractive. In an economic downturn, our credit risk and litigation expense would also increase. In addition, an increase in long-term interest rates could also reduce the volume of loans funded and sold by us and reduce our earnings and cash flow.


     Changing interest rates may adversely affect our profits.


     To be profitable, we must earn more money from interest on loans and investments we make than the interest we pay to our depositors and lenders. If interest rates rise, our net interest income could be negatively affected if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest earned on interest-bearing assets, such as loans, mortgage-related and investment securities. This would cause our net income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities. If interest rates decline, however, our loans and investments may be prepaid earlier than expected, which may also lower our income. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

     We experience intense competition for loans and deposits.


     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which we compete have significantly greater assets and capital than we do.


     Our holding company structure restricts our ability to pay dividends and make debt payments.


     We are a holding company with no significant business operations of our own. Our only significant asset is the common stock of Sovereign Bank we own. Our only sources of cash to pay dividends, make debt payments and pay trust preferred expense are dividends and other distributions from Sovereign Bank.

     Federal banking laws and regulations limit Sovereign Bank's ability to pay dividends and make other distributions to us. Sovereign Bank generally may not declare dividends or make any other capital distribution if, after such distribution, Sovereign Bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, if Sovereign Bank would no longer be adequately capitalized, or if the distribution would violate certain other restrictions. In any event, Sovereign Bank must give 30 days notice to the Office of Thrift Supervision, its primary federal regulator, prior to the declaration of any dividend to us. Other limitations apply to Sovereign Bank's ability to pay dividends, the magnitude of which depends upon current earnings and the extent to which Sovereign Bank meets its regulatory capital requirements. The Office of Thrift Supervision may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. See "Business -- Supervision and Regulation." In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors.


     A significant deterioration of Sovereign Bank's earnings or cash flow could limit or prevent Sovereign Bank from paying cash dividends to us which, in turn, would limit our ability to pay our debt service, pay trust preferred expense or pay dividends on our equity securities.


     We are subject to substantial regulation, and regulatory changes may adversely affect our business and operations.


     As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes and regulations to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation will not adversely affect us. See "Business -- Supervision and Regulation."


     Legislation could be passed that deems us undercapitalized and restricts our business activities.


     In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies is different. In addition, current legislative proposals contemplate a transfer of jurisdiction over savings and loan associations from the Office of Thrift Supervision to the Federal Reserve Board, who could elect to impose bank holding company regulations on us. If we were presently subject to the regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities in the future would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted and we can give no assurance that any legislation that is enacted would contain provisions which would effectively exempt us from these requirements.


     Regulations limiting the size of our commercial loan portfolio may adversely affect our net interest income and may require us to sell commercial loans in connection with completion of the New England acquisition.


     Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans, 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $1 million, while a large commercial loan is anything larger than that. Because commercial loans generally yield interest income which is higher than residential mortgage loans, without a commensurate reduction in interest expense, our net interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations at the time we expect to close the New England acquisition, requiring us to either reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income. See "Business -- Supervision and Regulation -- Other Loan Limitations."


     The need for additional management personnel for our larger bank may be problematic for us.


     We have historically maintained a flat management structure. Because of our pending New England acquisition, we may need to increase the breadth and depth of our management team. Although we expect to attract and retain additional management, the failure to do so could adversely affect our ability to integrate our acquisitions and effectively manage our larger and more diverse bank.


     Increased commercial lending could adversely affect our credit quality and operating results.


     Commercial loans present a higher degree of credit risk than residential mortgage loans and result in a higher level of charge-offs and loan loss reserves. Our commercial loan portfolio as a percentage of total loans has grown from 7.9% at December 31, 1994 to 26.0% at June 30, 1999. A core element of our strategy is to continue to grow our commercial loan portfolio. The New England acquisition is part of this strategy, and will increase our commercial loan exposure. A downturn in the national or in one or more of the regional economies we serve could have a material adverse effect on our credit quality and litigation expense, and therefore our earnings. In addition, the commercial lending business has only become a primary focus of ours in the last four years. Our experience, as an institution, in originating and administering commercial loans is therefore limited to this time period and this factor could exacerbate the risk that commercial lending poses to us.


     The year 2000 issue may disrupt our operations and adversely impact us.


     The "year 2000 issue" arises from the widespread use of computer programs which rely on two-digit date codes to perform computations or decision making functions. Many of these programs may fail due to an inability to interpret properly date codes beginning January 1, 2000. Although we believe we will have addressed year 2000 issues in a timely manner, there can be no assurance that we have successfully eliminated this risk. Given that our core business involves the daily processing of hundreds of thousands of transactions, any year 2000 problems we or our outside providers encounter could significantly impair our operations and ultimately our financial condition. This risk is exacerbated by our acquisitions and systems conversions over the past few years. Year 2000 problems could also delay or adversely affect the closing of the New England acquisition.


     Provisions under Pennsylvania law, in our charter documents and other laws and regulations applicable to us may make it harder for others to obtain control of Sovereign even though some stockholders might consider such a development favorable.


     Our shareholder rights plan, provisions of our amended and restated articles of incorporation, applicable provisions of Pennsylvania law and the Savings and Loan Holding Company Act and the regulations promulgated thereunder may delay, inhibit or prevent someone from gaining control of Sovereign through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable. See "Description of Capital Securities -- Shareholder Rights Plan" and "--Special Charter and Pennsylvania Corporate Law Provisions" in the accompanying prospectus and "Business -- Supervision and Regulation" in this prospectus supplement.


Trust Preferred Units Risks


     Our significant redemption and distribution obligations under the units may adversely affect our operations.


     We will incur redemption and associated distribution obligations for the units. These obligations could adversely affect our ability to obtain additional financing for acquisitions, working capital or other purposes and could make us more vulnerable to economic downturns and competitive pressures.

     Our obligations under the units could also hurt our liquidity. In the event of a cash shortfall, we could be forced to reduce other expenditures to be able to meet our obligations. Our ability to meet our obligations under the units will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Many of these factors are beyond our control. If we are unable to meet our obligations under the units and to service our debt, we may be required to refinance our obligations or obtain additional financing.


     The market price for the units may be highly volatile.


     The market price for the units may be highly volatile. There may be a significant impact on the market price of the units or our common stock due to:



     o the announcement of acquisitions by us or our competitors;


     o variations in anticipated or actual operating results;


     o market conditions; and


     o general economic conditions.


     The warrants may be redeemed by us, in which event the preferred securities may be remarketed.


     If a Tax Event, a Regulatory Capital Event or Investment Company Event (each as defined under "Description of Preferred Securities -- Remarketing") occurs, we may:


     o liquidate the trust and distribute the debentures to the beneficial holders of preferred securities; or


     o in certain circumstances, cause a remarketing of the preferred securities and a redemption of the warrants. See "Description of the Preferred Securities -- Redemption".


     In addition, at any time after     , 2002, we may cause a remarketing of
the preferred securities and a redemption of the warrants if the price of our common stock reaches specified levels.


     A Tax Event which permits us to remarket the preferred securities constitutes a taxable event to the beneficial holders of the preferred securities. In connection with a remarketing of the preferred securities, the maturity date of the debentures will change to the date which is 60 days from the remarketing.


     Because holders of preferred securities may receive debentures at any time, upon the occurrence of specified events, prospective purchasers of units are also making an investment decision with regard to the debentures and should carefully review all the information regarding the debentures.


     In connection with a remarketing of the preferred securities you will only be entitled to the accreted value, and not the stated liquidation amount, of the preferred securities.

     The guarantee and your rights under the guarantee are limited.

     Under the guarantee to be executed by us, we will guarantee to the holders of the preferred securities, but only to the extent the trust has funds available for these payments, the payment of:

     o any accumulated and unpaid distributions required to be paid on the preferred securities;

     o the redemption price with respect to the preferred securities called for redemption and the repurchase price of preferred securities to be repurchased; and

     o upon any termination of the trust (other than in connection with the distribution of debentures to the holders of the preferred securities or a redemption of all the preferred securities), the lesser of (a) the aggregate of the accreted value and all accumulated and unpaid distributions on the preferred securities to the date of the payment, to the extent the trust has funds available or (b) the amount of assets of the trust remaining available for distribution to holders of the preferred securities in liquidation of the trust.

     The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Property Trustee is indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the guarantee for the benefit of the holders of the Trust Securities.

     The holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to exercise any trust or power conferred upon the Guarantee Trustee under the guarantee. If the Guarantee Trustee fails to enforce such guarantee, any holder of preferred securities may sue us directly to enforce such holder's right to receive payment under the guarantee without first suing the trust, the Guarantee Trustee or any other person or entity. If we default on our obligation to pay amounts on the debentures, the trust would lack available funds for the payment of distributions or amounts payable on redemption of the preferred securities or otherwise. The holders of the preferred securities would not be able to rely upon the guarantee for payment of those amounts. A holder of the preferred securities could instead rely on the enforcement by:

     o the Property Trustee of its rights as registered holder of the debentures against us to the terms of the debentures or

     o such holder of its right to bring a suit directly against us to enforce payments on debentures.

The declaration states that each holder of preferred securities agrees to the provisions of the guarantee (including the subordination provisions) and the indenture.

     Our obligations under the guarantee and the debentures are subordinated to our obligations to pay senior debt.

     Our obligation to make payments under the guarantee will be unsecured and will rank:

     o subordinate in right of payment to all of our senior debt; and

     o equal to the most senior preferred stock issued by us (and with any guarantee entered into by us in respect of any of our preferred stock or preferred stock of our affiliates).

     Our obligations under the debentures will be subordinate and junior in right of payment to all of our present and future senior indebtedness. "Senior indebtedness" includes:

     o all of our indebtedness for money borrowed (other than trade accounts payable in the ordinary course of business) or in connection with the condition of properties or assets;

     o all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

     o any indebtedness of others of the kinds described above under which we are liable as guarantor or otherwise; and

     o amendments, renewals, extensions and refundings of the indebtedness described above,

unless it is expressly provided that the indebtedness is not superior in right of payment to the debentures.

     In addition, because we are a holding company, both the guarantee and the debentures will be structurally subordinated to all of our subsidiaries' obligations.

     No payment of principal of (including redemption), premium or interest on the debentures may be made:

     o if any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended and the default is not cured or waived or has ceased to exist, or

     o if the maturity of any senior indebtedness has been accelerated because of a default.

     The terms of our other debt may preclude us from paying interest on the debentures, or dividends on the trust preferred securities. As a result, we may defer these payments. As of June 30, 1999, on a pro forma basis after giving effect to the New England acquisition and the related financings described in this prospectus supplement, our senior indebtedness would have been approximately $1.49 billion and our total liabilities aggregated approximately $32.5 billion. There are no terms in the units, the preferred securities, the debentures or the guarantee that limit our or our subsidiaries' ability to incur additional indebtedness, including secured indebtedness and other indebtedness that ranks senior to the debentures and the guarantee.


     The debentures do not contain certain restrictive covenants.


     The terms of the debentures do not contain several types of restrictive covenants that would protect holders of debentures from transactions that may adversely affect the holders. In particular, the indenture governing the debentures does not contain covenants that limit our ability, absent exercise of our deferral option, to pay dividends or make distributions on, or redeem or repurchase, our capital shares and does not contain provisions that would give holders of the debentures the right to require us to repurchase their debentures in the event of a change of control of Sovereign or a decline in the credit rating of us or our debt securities as a result of a takeover, recapitalization or similar restructuring, or any other reason. In addition, the indenture does not limit our ability to incur additional indebtedness and therefore does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

     You must rely on the enforcement rights of the Property Trustee.

     If :

     o the trust fails to pay distributions in full on the preferred securities (other than pursuant to a deferral of interest during an Extension Period) or

     o a Trust Enforcement Event, including a failure by us to make payments on the debentures, occurs and is continuing,

the holders of preferred securities must rely upon the enforcement rights of the Property Trustee, as a holder of the debentures. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the debentures.


     If the Property Trustee fails to enforce its rights under the debentures, a holder of preferred securities may sue us directly to enforce the Property Trustee's rights under the debentures without first suing the Property Trustee. If a Trust Enforcement Event has occurred and is continuing and is attributable to our failure to pay interest, principal or premium on the debentures when due, then the registered holder of the preferred securities may sue directly for enforcement of payment to the holder of the principal, premium or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder. As the holder of the common securities of the trust, we will be subrogated to the rights of such holder of preferred securities under the declaration to the extent of any payment made by us to such holder of preferred securities in that suit. The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.


     Holders of preferred securities will have only limited voting rights.


     Holders of preferred securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, the trustees. Holders will not be able to increase or decrease the number of the trustees. Those voting rights are held exclusively by the holders of the common securities of the trust, which is initially us.


     Because of the lack of an established trading market for the units, you may not be able to sell your units, preferred securities or warrants at all or at an attractive price.


     The units, the preferred securities and the warrants constitute a new issue of securities with no established trading market. Although we intend to apply for listing of the units, there can be no assurance that the units will qualify for listing on a major exchange or, even if ever they do, that an active market will develop. In addition, there can be no assurance that any trading market will be liquid. If a market develops, the securities could trade at prices that may be higher or lower than the offering price. This could depend on many factors, including:


     o prevailing interest rates;

     o our operating results; and

     o the market for similar securities.


No assurance can be given that the holders of the units, the preferred securities or the warrants will be able to sell their securities or regarding the prices at which the securities may be sold.


     An effective registration statement and delivery of a current prospectus is required for the exercise of warrants.


     Holders of the warrants, whether or not they have been separated from a trust preferred security, will be able to exercise their warrants only if:


     o a registration statement covering the issuance and sale of our common stock upon exercise of the warrants is in effect or the sale of those shares are exempt from registration requirements under the Securities Act;

     o those shares have been registered, qualified or are exempt under the securities laws of the state where the exercising holder of warrants resides; and


     o a current prospectus is delivered to that holder.

     We currently have an effective registration statement covering the common stock issuable upon exercise of the warrants. Although we have agreed to use our best efforts, there can be no assurance that we will:


     o maintain the effectiveness of that registration statement;

     o have all the common stock registered or qualified under state securities laws; or

     o be able to deliver a current prospectus to warrant holders.


The warrant agreement governing the warrants states that the original expiration date of the warrants will be extended to the extent we fail to satisfy any of the foregoing requirements.


     We have the option to extend interest payment periods, which may result in adverse tax consequences and adversely affect the market price of the preferred securities.


     We have the right to defer payments of interest on the debentures by extending the interest payment period for extension periods not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond maturity of the debentures. Prior to the end of an extension period, we may, and at the end of such extension period we shall, pay all interest then accrued and unpaid (together with interest thereon at the stated rate borne thereby, compounded quarterly to the extent permitted by applicable law). Prior to the termination of any extension period we may further extend the extension period, provided that such extension period, together with all previous and further extension, may not exceed 20 consecutive quarters or extend beyond maturity of the debentures. Upon termination of any extension period and the payment of all amounts then due, including interest on deferred interest payments, we may select a new extension period, subject to the above requirements. If interest payments on the debentures are deferred, distributions on the preferred securities also will be deferred and we, or any of our subsidiaries, will not be permitted, subject to certain exceptions set forth herein, to

     o declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

     o make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that ranks on par with or junior in interest to the debentures or make any guarantee payment with respect to any guarantees by us of the debt securities of any our subsidiaries if such guarantee ranks on a par with or junior in interest to the debentures.

During an extension period, interest on the debentures will continue to accrue and, as a result, Distributions on the preferred securities will accumulate. See "Description of the Preferred Securities -- Distributions" and "Description of the Debentures -- Option to Extend Interest Payment Period."

     Should an extension period occur, you will be required to accrue the stated interest payments (in the form of original issue discount (OID)) in income in respect of your pro rata share of the debentures held by you for United States federal income tax purposes. As a result, you will include such interest in gross income for United States federal income tax purposes in advance of receipt of cash, and will not receive cash related to such income from the trust if you dispose of your preferred securities prior to the record date for the payment of distributions. See "United States Federal Income Tax Consequences -- The Units -- Preferred Securities -- Interest Income and Original Issue Discount -- Deferral of Interest."

     We have no current intention of exercising our right to defer payments of interest by extending the interest payment period on the debentures. However, should we elect to exercise such right in the future, the market price of the preferred securities is likely to be adversely affected. If you dispose of your preferred securities during an extension period, you might not receive the same return on your investment that you would if you continue to hold your preferred securities. In addition, as a result of the existence of our right to defer interest payments, the market price of the preferred securities (which represent an undivided beneficial ownership interest in the debentures) may be more volatile than other securities that do not have such rights.

     Accrual of original issue discount will have tax consequences for holders of the units.

     The purchase price of the units will be allocated to the preferred securities and the warrants in proportion to their respective fair market values at the time of purchase. This allocation will cause the preferred securities to have a stated redemption price at maturity greater than its issue price. As a result, the debentures will be treated as issued with OID. You will be required to accrue an amount of OID in gross income each year in advance of the receipt of cash attributable to that income. See "United States Federal Income Tax Consequences -- The Units -- Preferred Securities -- Interest and Original Issue Discount -- General".

                  DESCRIPTION OF THE NEW ENGLAND ACQUISITION


     On September 3, 1999, we and Sovereign Bank entered into a purchase and assumption agreement with Fleet/BankBoston pursuant to which we agreed to acquire 268 branch banking offices and 532 ATMs. The branches and ATMs are located in Connecticut (32 branches), Massachusetts (176 branches), New Hampshire (13 branches) and Rhode Island (47 branches). In connection with the acquisition, we will also assume approximately $12 billion of deposit liabilities associated with the branches and approximately $8 billion of loans, consisting of $3.8 billion of residential mortgage loans, $3.7 billion of commercial loans, $509 million of consumer loans and $389 million of property and equipment and other assets. The branches, assets and deposits which we are acquiring are primarily associated with the small business, middle market and consumer banking markets.


     We have agreed to pay a premium of 12% on the amount of deposit liabilities transferred to us at closing. This premium, which we expect will be about $1.4 billion, is tax-deductible and should reduce the taxes we are required to pay over the next 15 years. We believe that the deposit premium is favorable when compared to those in other branch acquisitions we consider comparable.


     The divestiture of these branches was mandated by the DOJ in connection with the Fleet/BankBoston merger, which was recently completed. The assets and liabilities we plan to acquire were selected by the DOJ to help ensure a competitive banking environment in New England. We are acquiring Fleet/BankBoston's deposits, loans and branches in Rhode Island and Connecticut (primarily former BankBoston operations) and Massachusetts and New Hampshire (primarily former Fleet operations).


     We expect to complete the New England acquisition on or about April 28, 2000. We do not presently intend to close any of the acquired branches. Upon completion of the acquisition, we will operate the acquired branches and associated lines of business as "Sovereign Bank New England," a division of Sovereign Bank.


     We plan to establish headquarters for Sovereign Bank New England in Boston, Massachusetts. We have named Joseph P. Campanelli as our principal executive officer in New England. Mr. Campanelli has 20 years of New England banking experience in various executive capacities with Shawmut Bank, a $33 billion financial institution acquired by Fleet Financial Group, Inc. in 1995, and Shawmut Bank's predecessors, and then with Fleet Financial Group, Inc. until 1997 when he joined us. We also have agreed to offer employment to approximately 3,700 Fleet/BankBoston employees upon completion of the acquisition. These employees include senior, middle and relationship level managers with commercial banking experience in New England, as well as individuals in the credit risk, loan review, systems, technology and operations areas.


     Fleet/BankBoston and Sovereign each use similar proof of deposit technology systems which we believe will facilitate systems conversion. Also, we are working with outside vendors and Fleet/BankBoston to assist with systems conversion and integration issues.


     We intend to offer products and services that are competitive with the products and services offered by Fleet/BankBoston. We believe that our plans regarding the integration of the New England acquisition and our past experience with acquisitions should help us to successfully integrate the New England assets and liabilities. Our goal is to minimize customer service disruption and effect a smooth transition.


     Commencing on the date of the merger of Fleet Financial Group, Inc. with BankBoston Corporation, Fleet/BankBoston began operating the branches and administering the deposits we are assuming and assets we are acquiring as a discrete business unit with a separate management team, pending closing of the New England acquisition. Fleet/BankBoston has agreed with us to operate these branches in the ordinary course of business. In particular, Fleet/BankBoston has agreed, among other things, that it will:

     o not solicit, before the closing date, the transfer of any customer's business to a Fleet/BankBoston branch which we are not acquiring;

     o not solicit the transfer of any customer deposits to a Fleet/BankBoston branch which we are not acquiring;

     o not amend the terms of any loan to reduce the interest rate applicable to the loan to a rate that is below the market rate of interest for similar loans with the same credit rating that are being originated by Fleet/BankBoston for its own portfolio;

     o not sell, lease or transfer, or agree to sell, lease or transfer any assets we expect to acquire except for assets sold, leased or transferred in the ordinary course of business or pursuant to the exercise of remarketing rights; and

     o use commercially reasonable efforts to maintain and preserve intact its relationships with employees and customers at the branches we are acquiring.

     Fleet/BankBoston has also undertaken to pay "stay" or retention bonuses to certain of the key managers and employees of Fleet/BankBoston to whom we will offer employment. With respect to other key Fleet/BankBoston employees who are not covered by these Fleet/BankBoston stay bonuses, we intend to institute one or more programs to provide such employees with stay bonuses.

     We will account for the New England acquisition using the purchase method of accounting. This requires us to allocate the liabilities we assume, plus the costs of the acquisition, less the premium we pay, among the assets we acquire, in proportion to their fair market values at the date we signed the purchase and assumption agreement. Because the liabilities we expect to assume, less our premium, will exceed the fair value of net assets we expect to acquire, Sovereign must record the excess (approximately $1.6 billion) as an intangible asset. Approximately $1.2 billion of this intangible asset will be recorded as "goodwill" which we will amortize as an expense over its estimated 25-year life. The remaining intangible, which we refer to as a core deposit intangible, will be recorded as an asset of approximately $411 million and will be amortized over a period of ten years. This allocation is preliminary, however, and is based on currently available information. A final allocation will not be made until after the closing of the acquisition and will be based on a study and analysis of the fair value of the assets and liabilities. The final allocation could be materially different from the estimate set forth above.

     Fleet/BankBoston has reserved the right to transfer and to sell to us up to an additional 38 branches located in Connecticut, Massachusetts and Rhode Island if Fleet/BankBoston is unable to complete the sale of these branches to one or more other community banks. Although Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches, we may be required to purchase some or all of these branches. In the event we acquire all of these 38 branches, we expect to acquire approximately $1 billion of additional deposits, at the same 12% premium, and $53 million of additional loans and to retain approximately 252 additional team members associated with these branches. To the extent we are required to purchase some or all of these branches and associated deposits and loans, our financing needs may increase by approximately $170 million. See "Financing Transactions" and "Risk Factors -- Our ability to complete the New England acquisition is subject to uncertainty, and purchasers of our units will not be refunded their investment if we fail to close the acquisition."

     For a description of the terms of the purchase and assumption agreement, including certain capital-raising conditions and other requirements of the agreement, see "Description of Purchase and Assumption Agreement."

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of units will be approximately $242 million after deducting underwriting discounts and expenses payable by us, or $278 million if the underwriters fully exercise their over-allotment option.

     A substantial majority of the net proceeds from the sale of our units will be contributed to Sovereign Bank to provide a portion of the capital necessary to support the pending New England acquisition. See "Description of the New England Acquisition." In the event that the New England acquisition is not completed, we will use the net proceeds from the sale of our units for general corporate purposes, which may include, without limitation, the repurchase of shares of common stock, funding investments in or extensions of credit to Sovereign Bank, repayment of outstanding indebtedness and financing possible future acquisitions.


                                CAPITALIZATION

   The following table presents our consolidated capitalization as of June 30,
                                1999:

     o on an actual basis;

     o on an as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 5,000,000 units offered by this prospectus supplement at a public offering price of $50.00 per unit; and

     o on a pro forma as adjusted basis to give effect to:

          o the completion of the units offering described above;

          o the completion of the New England acquisition as of June 30, 1999;

          o the issuance of $300 million of common stock;

          o the issuance of $700 million of senior notes; and

          o the syndication of a $500 million senior credit facility.

     For the common stock offering described above, we have assumed a public offering price of $9.36 per share based on the last reported sale price on the Nasdaq National Market on October 11, 1999. On October 19, 1999, the last reported sale price was $8.47 per share.

     Our pro forma capitalization is based on our expectation that we need $1.75 billion to support the New England acquisition and maintain Sovereign Bank's well capitalized status. This expectation, in turn, is based on assumptions relating, among other things, to:

       o the level of our earnings between now and the date of completion of the acquisition;

       o the amount, mix, yield and other characteristics of the deposits we are assuming and loans we are acquiring;

       o a reduction in our assets (and therefore our capital requirements) resulting from the use of cash on hand, cash from the New England acquisition and cash from the proceeds of sales of securities or other assets to repay borrowings; and

       o Fleet/BankBoston's success in selling the additional 38 branches and related deposits and loans in New England which it has the ability to require us to purchase. Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches. See "Description of the New England Acquisition."

     To the extent that these assumptions change, we may need to raise more or less capital to maintain Sovereign Bank's status as well capitalized. Independent of changes in these assumptions, the terms and mix of the debt and equity we raise may change from that described above depending on market conditions and other factors. We may also change the type and amount of capital we ultimately raise to support the acquisition. See "Pro Forma and Forecasted Financial Information" and related assumptions and notes, "Risk Factors" and "Financing Transactions."

     We expect there to be       shares of common stock outstanding after the
offering of common stock described above. In addition to the shares of common stock to be outstanding after the offering of common stock, we may issue:

     o 8,760,000 shares issuable upon the exercise of options pursuant to our stock-based compensation plans;

     o shares issuable upon the exercise of warrants to be issued in connection with the units of trust preferred securities at an estimated weighted average exercise price of $ per share;

     o shares issuable upon the exercise of warrants which may be included as part of the funding of an interim credit facility if we do not raise at least $250 million of common equity or common equity equivalents; and

     o shares issuable upon full exercise of the underwriters' over-allotment option.

     You should read the following data in conjunction with the historical financial information, and the pro forma, forecasted and other financial information which is included in this prospectus supplement and in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. You should also read the capitalization table together with the sections of this prospectus supplement entitled "Selected Sovereign Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus supplement.

                                CAPITALIZATION
                                  (Continued)

                                                                                  As of June 30, 1999
                                                                  ----------------------------------------------------
                                                                                    As Adjusted for       Pro Forma
                                                                      Actual         Units Offering     As Adjusted(1)
                                                                  --------------   -----------------   ---------------
                                                                                 (dollars in thousands)
Deposits ......................................................    $12,170,470        $12,170,470        $24,080,589
                                                                   ===========        ===========        ===========
Borrowings
 Short-term ...................................................    $ 6,415,627        $ 6,415,627        $ 2,794,133
 Long-term ....................................................      3,868,280          3,868,280          3,868,280
                                                                   -----------        -----------        -----------
   Total borrowings ...........................................    $10,283,907        $10,283,907        $ 6,662,413
                                                                   ===========        ===========        ===========
Long-Term Debt
 Proposed senior credit facilities ............................                                          $   500,000
 Proposed senior notes ........................................                                              700,000
 6.625% senior notes ..........................................    $   237,677        $   237,677            237,677
 6.75% senior notes ...........................................         49,862             49,862             49,862
 6.75% subordinated debentures ................................         27,828             27,828             27,828
 8.00% subordinated medium-term notes .........................         49,464             49,464             49,464
 8.50% subordinated debentures ................................         19,747             19,747             19,747
                                                                   -----------        -----------        -----------
   Total long-term debt .......................................        384,578            384,578          1,584,578
Corporation-obligated mandatorily redeemable capital
 securities of subsidiary trust holding solely junior
 subordinated debentures of Sovereign Bancorp, Inc. ...........        129,094            291,594            291,594
                                                                   -----------        -----------        -----------
Stockholders' Equity
 Preferred stock; 7,500,000 shares authorized; none
   issued and outstanding, actual, as adjusted and pro
   forma as adjusted ..........................................
 Common stock, no par value; 400,000,000 shares
   authorized; 186,164,360 shares issued and
   outstanding, actual; 218,217,782 shares issued and
   outstanding, as adjusted and pro forma as adjusted .........        913,531            913,531          1,202,281
 Additional paid in capital ...................................                            87,500             87,500
 Unallocated common stock held by ESOP; 5,063,798
   shares .....................................................        (35,662)           (35,662)           (35,662)
 Treasury stock, at cost; 123,658 shares ......................         (1,578)            (1,578)            (1,578)
 Accumulated other comprehensive income .......................        (77,660)           (77,660)           (77,660)
 Retained earnings ............................................        651,170            651,170            634,871
                                                                   -----------        -----------        -----------
   Total stockholders' equity .................................      1,449,801          1,537,301          1,809,752
                                                                   -----------        -----------        -----------
   Total capitalization .......................................    $ 1,963,473        $ 2,213,473        $ 3,685,924
                                                                   ===========        ===========        ===========

------------
(1) For more information regarding the Pro Forma As Adjusted column, see notes to the Unaudited Pro Forma Condensed Combined Balance Sheet Data. This information is based on data relating to the assets we expect to acquire and deposits we expect to assume in connection with the New England acquisition and is derived from deposit and loan schedules provided by Fleet/BankBoston as of June 30, 1999. This information may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings.

                              ACCOUNTING TREATMENT

     The purchase price of each unit will be allocated between the preferred security and the warrant comprising such unit in proportion to their respective fair market values at the time of issue. The fair value of the warrants is treated as an original issue discount (OID) security. Accordingly, the value of the warrants is initially recorded as additional paid in capital to stockholders' equity, and the remaining gross proceeds are recorded as the initial value of trust preferred securities. The recorded amount of the trust preferred securities is increased annually by the amount of OID amortization that is recorded as additional interest expense on the trust preferred securities. The OID amortization is recorded on a level yield basis over the 30-year life of the warrants.

     The financial statements of the Trust will be considered with Sovereign's financial statements, with the allocated amount of the preferred securities shown on the consolidated balance sheets as "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of Sovereign Bancorp, Inc.". The distributions on the preferred securities will be accounted for as an expense within "total other expenses" or similar category.

     Prior to the issuance of common stock of Sovereign upon the exercise of the warrants, Sovereign expects that the units will be reflected in Sovereign's diluted earnings per share calculations using the treasury stock method. Under this method, the number of common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon exercise of the warrants over the number of shares that could be purchased by Sovereign in the market at the average market price during the period using the proceeds receivable upon exercise of the warrant.

                PRO FORMA AND FORECASTED FINANCIAL INFORMATION

     The following tables provide certain unaudited pro forma condensed combined balance sheet information and certain selected forecasted financial information, prepared as if the New England acquisition and the related financings were completed at the close of business on June 30, 1999.

     This information is based on data relating to the assets we expect to acquire and deposits we expect to assume in connection with the New England acquisition and is derived from deposit and loan schedules provided by Fleet/BankBoston as of June 30, 1999. The assets we expect to acquire or liabilities we expect to assume may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings. Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes, and the amount, mix, yield and other characteristics of the New England deposits and loans will be different from that presented below. We cannot predict what these differences will be.

     The selected forecasted financial information was prepared by us in connection with this offering in partial compliance with the presentation guidelines of the American Institute of Certified Public Accountants regarding prospective financial statements. A forecast prepared in accordance with the American Institute of Certified Public Accountants presentation guidelines requires the forecast period to encompass a period for which actual results could be attained. Because the forecasted financial information assumes that the New England acquisition was consummated on June 30, 1999, rather than the actual expected consummation date of April 28, 2000, the forecast period presented, July 1, 1999 through June 30, 2000, is only in partial compliance with the requirements of the American Institute of Certified Public Accountants. Other than the forecast period used, we believe the forecast is in compliance with the American Institute of Certified Public Accountants guidelines. We selected the twelve-month period ended June 30, 2000 as the forecast period because June 30, 1999 is the most recent date for which there is full balance sheet data available with respect to Sovereign and certain information available with respect to the Fleet/BankBoston loans to be acquired and deposits to be assumed. We have included the forecast in this prospectus supplement solely for the limited purpose of assisting prospective investors in analyzing the potential risks and benefits of an investment in our common stock, and we are solely responsible for its presentation.

     THE ASSUMPTIONS UNDERLYING THE FORECAST ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. THERE CAN BE NO ASSURANCE THAT THE FORECASTED FINANCIAL RESULTS WILL BE REALIZED. OUR ACTUAL RESULTS IN THE FUTURE WILL DIFFER FROM THE FORECASTED RESULTS AND THE DIFFERENCES MAY BE MATERIAL. WE DO NOT INTEND TO UPDATE THE FORECAST.

     Because the New England acquisition is not an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented herein) available with respect to the assets and liabilities we expect to acquire. See "Information Regarding the Loans and Deposits in the New England Acquisition." In addition, the exact amount, mix, yield and other characteristics of the deposits and loans we will assume and acquire from Fleet/BankBoston cannot be determined until we actually consummate the acquisition. Accordingly, the assumptions underlying the forecast are subject to a greater degree of uncertainty. Potential investors are cautioned not to place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. The forecast should not be relied upon for any purpose following completion of the offering. You should carefully review the assumptions reflected in the forecast. See "-- Summary of Significant Assumptions to Forecasted Financial Information." The forecasted financial information is presented for the twelve-month period ended June 30, 2000. After completion of the New England acquisition, results of operations for twelve-month periods will be presented for the years ended December 31, rather than June 30. In addition, we do not expect to close the New England acquisition until on or about April 28, 2000. Therefore, the forecast does not reflect any period for which we report operating results.

     The pro forma balance sheet information and the forecasted information constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. See also "Risk Factors" and "Forward-Looking Statements."

           Unaudited Pro Forma Condensed Combined Balance Sheet Data

     The unaudited pro forma condensed combined balance sheet gives effect to the New England acquisition and related financings as if the acquisition and related financings had occurred on June 30, 1999. The unaudited pro forma condensed combined balance sheet gives effect to the New England acquisition and related financings under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the New England acquisition and related financings have been made.

     The unaudited pro forma condensed combined balance sheet as presented is not necessarily indicative of what the actual combined financial position of Sovereign Bancorp, Inc. would have been at June 30, 1999, nor does it purport to represent the future combined financial position of Sovereign Bancorp, Inc. and the acquired New England assets and liabilities. This unaudited pro forma condensed combined balance sheet should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Sovereign included in this prospectus supplement and the information on the assets we expect to acquire and the liabilities we expect to assume. See "Information Regarding the Loans and Deposits in the New England Acquisition." The information under the column "New England Acquisition" in the June 30, 1999 pro forma condensed combined balance sheet is based on information provided to us by Fleet/BankBoston and represents the book value of the assets that would have been acquired and liabilities that would have been assumed at that date, except for other assets, which are stated at fair value.

                                                                                As of June 30, 1999
                                                          ---------------------------------------------------------------
                                                                                            Adjustments
                                                                           ----------------------------------------------
                                                             Sovereign         New England                Other
                                                             Historical        Acquisition             Adjustments
                                                          ---------------  -------------------  -------------------------
                                                                     (dollars in thousands, except share data)
Selected Balance Sheet Data
Assets
 Cash and amounts due from depository institu-
   tions ...............................................    $   472,780      $   2,097,793(1)        $ (1,967,793)(1)
 Interest-earning deposits .............................        125,194
 Loans held for sale ...................................         86,139
 Investments and mortgage-backed securities ............      9,996,081
 Loans .................................................     12,476,997          7,994,282                (85,302)(2)
 Allowance for loan losses .............................       (134,183)                                 (103,926)(3)
 Other intangible assets ...............................        236,222            411,304(4)
 Goodwill ..............................................        198,626          1,017,910(4)             216,728 (2)
 Other assets ..........................................      1,136,181            388,830                 32,500 (5)(6)
                                                            -----------      ---------------         ------------
    Total assets .......................................    $24,594,037      $  11,910,119           $ (1,907,793)
                                                            ===========      ===============         ============
Liabilities
 Deposits ..............................................    $12,170,470      $  11,910,119(4)
 Borrowings
   Short-term ..........................................      6,415,627                              $ (3,621,494)(1)
   Long-term ...........................................      3,868,280
 Senior credit facility ................................                                                  500,000 (5)
 Senior notes ..........................................        287,539                                   700,000 (5)
 Subordinated debentures ...............................         97,039
 Other liabilities .....................................        176,187                                    (8,750)(7)
                                                            -----------                              ------------
    Total liabilities ..................................     23,015,142         11,910,119             (2,430,244)
Corporation-obligated mandatorily redeemable
 capital securities of subsidiary trust holding solely
 junior subordinated debentures of Sovereign
 Bancorp, Inc. .........................................        129,094                                   162,500 (6)
                                                            -----------                              ------------
Stockholders' equity ...................................      1,449,801                                   359,951 (6)
                                                            -----------      ---------------         ------------
    Total liabilities and stockholders' equity .........    $24,594,037      $  11,910,119           $ (1,907,793)
                                                            ===========      ===============         ============
Selected Share Data
Diluted shares outstanding .............................        182,867                                    32,053(6)
Book value per share ...................................    $      8.01
Selected Bank Regulatory Capital Ratios(8)
Tangible capital ratio .................................           5.89%
Core capital ratio .....................................           5.89%
Tier 1 capital ratio ...................................          10.37%
Total risk-based capital ratio .........................          11.32%
Selected Other Data
Non-performing assets as % of total assets(9) ..........           0.36%
Loan loss allowance as % of total loans ................           1.08%
Deposit mix %
 Demand and NOW ........................................            23.3%             32.6%
 Other core ............................................            30.1%             36.4%
 Time deposits .........................................            46.6%             31.0%
Loan mix %
 Commercial ............................................            26.0%             46.3%
 Consumer ..............................................            33.6%              6.4%
 Residential ...........................................            40.4%             47.3%
Number of branches .....................................             305                268

(RESTUBBED TABLE)

                                                          As of June 30,
                                                               1999
                                                          --------------
                                                             Pro Forma
                                                          --------------
                                                           (dollars in
                                                            thousands,
                                                              except
                                                           share data)
Selected Balance Sheet Data
Assets
 Cash and amounts due from depository institu-
   tions ...............................................   $   602,780
 Interest-earning deposits .............................       125,194
 Loans held for sale ...................................        86,139
 Investments and mortgage-backed securities ............     9,996,081
 Loans .................................................    20,385,977
 Allowance for loan losses .............................      (238,109)
 Other intangible assets ...............................       647,526
 Goodwill ..............................................     1,433,264
 Other assets ..........................................     1,557,511
                                                           -----------
    Total assets .......................................   $34,596,363
                                                           ===========
Liabilities
 Deposits ..............................................   $24,080,589
 Borrowings
   Short-term ..........................................     2,794,133
   Long-term ...........................................     3,868,280
 Senior credit facility ................................       500,000
 Senior notes ..........................................       987,539
 Subordinated debentures ...............................        97,039
 Other liabilities .....................................       167,437
                                                           -----------
    Total liabilities ..................................    32,495,017
Corporation-obligated mandatorily redeemable
 capital securities of subsidiary trust holding solely
 junior subordinated debentures of Sovereign
 Bancorp, Inc. .........................................       291,594
                                                           -----------
Stockholders' equity ...................................     1,809,752
                                                           -----------
    Total liabilities and stockholders' equity .........   $34,596,363
                                                           ===========
Selected Share Data
Diluted shares outstanding .............................       214,920
Book value per share ...................................   $      8.50
Selected Bank Regulatory Capital Ratios(8)
Tangible capital ratio .................................          4.62%
Core capital ratio .....................................          4.62%
Tier 1 capital ratio ...................................          7.94%
Total risk-based capital ratio .........................          9.16%
Selected Other Data
Non-performing assets as % of total assets(9) ..........          0.25%
Loan loss allowance as % of total loans ................          1.17%
Deposit mix %
 Demand and NOW ........................................          27.9%
 Other core ............................................          33.2%
 Time deposits .........................................          38.9%
Loan mix %
 Commercial ............................................          33.9%
 Consumer ..............................................          23.2%
 Residential ...........................................          42.9%
Number of branches .....................................           573

      Notes to Unaudited Pro Forma Condensed Combined Balance Sheet Data

(1) Cash

     It is expected that substantially all of the cash acquired from Fleet/BankBoston in the New England acquisition will be used to reduce outstanding short-term Federal Home Loan Bank borrowings.

(2) Goodwill

     The following represents adjustments (in thousands) to goodwill due to fair value adjustments, including establishing an allowance for loan losses and transaction costs:

            Loans ................................................   $   85,302
            Direct costs associated with the acquisition .........       27,500
            Establishment of allowance for loan losses ...........      103,926
                                                                     ----------
              Total adjustment to goodwill .......................      216,728
            Goodwill related to purchase price (Note 4) ..........    1,017,911
                                                                     ----------
    Total goodwill ...............................................   $1,234,639
                                                                     ==========

     Because the market value of the loans to be acquired is sensitive to changes in market interest rates, the market value adjustments related to the financial assets to be acquired are expected to change between now and the date of consummation of the New England acquisition. Such market value adjustments will either increase or decrease goodwill, which will have a corresponding decrease or increase, respectively, on tangible capital. The deposits to be assumed were not adjusted to market value as of June 30, 1999, as we believe the market value adjustment to be minimal.

     We estimate that $27.5 million of costs related to financial advisory, legal, accounting and other costs will be incurred in connection with the acquisition, which is included as a pro forma adjustment. However, this amount is subject to change as additional information becomes available. This amount will be included in goodwill as of the consummation of the acquisition, which goodwill will be amortized as described in Note (4) below.

(3) Loan Loss Reserve

     During our due diligence review of the loan portfolios to be acquired, we applied the credit policies, practices and procedures we use to evaluate the adequacy of the allowance for loan losses related to the loans we have originated and purchased in the past to the loan portfolios to be acquired in the New England acquisition. Based on this evaluation, we established an allowance for loan losses that, in our judgment, was appropriate for the portfolio to be purchased. This provision was equal to approximately 1.3% of the portfolio to be acquired, or $103 million. Because the mix of assets to be acquired and credit conditions will change, the allowance for loan loss actually established upon consummation of the transaction may be different than that determined to be appropriate as of June 30, 1999.

(4) Purchase Price

     The purchase price represents the 12% premium to be paid for the deposits assumed, as detailed below (in thousands):


            Total deposits as of June 30, 1999 .........     $ 11,910,119
            Premium ....................................               12%
                                                             ------------
            Estimated total purchase price .............     $  1,429,214


     We estimate that the core deposit intangible to be recorded, which is a measure of the value of consumer demand and savings deposits to be assumed, will approximate $411 million, which will be amortized over ten years using the sum of the years digits method. The remaining amount, $1.018 billion, is a component of goodwill and will be amortized using the straight line basis over 25 years.

(5) Long-Term Borrowings

     We expect to issue long-term debt as detailed in this prospectus supplement and in the following table (in thousands):

            Senior credit facility ..................    $  500,000
            Senior notes ............................       700,000
                                                         ----------
            Total long-term debt adjustment .........    $1,200,000
                                                         ==========

     We expect to incur $25 million of issuance costs related to our long-term debt financing. These issuance costs will be deferred and amortized using the effective yield method over the life of the related debt, and are classified as other assets.

(6) Stockholders' Equity

     We expect to issue common stock and warrants included as part of the units of trust preferred securities as described in this prospectus supplement and the following table (in thousands):


            Proceeds from issuance of shares of common stock .    $ 300,000
            Calculated warrant value .........................       87,500
            Transaction costs associated with issuance of com-
              mon stock ......................................      (11,250)
            Transaction costs associated with alternative
              financings (Note 7) ............................      (16,299)
                                                                  ---------
            Net adjustment to equity .........................    $ 359,951
                                                                  =========

     We expect to pay approximately $11.25 million in costs associated with the common stock offering. This amount is included as a reduction to the proceeds of the common stock offering. For purposes of this pro forma balance sheet, we have assumed the issuance of approximately 32 million shares of common stock at an offering price of $9.36 per share, which was the last reported sale price on the Nasdaq National Market on October 11, 1999. The price at which we will actually issue the common stock is likely to be different, and on October 19, 1999, the last reported sale price was $8.47 per share. To the extent we raise $300 million in our common stock offering at a lower stock price than that assumed herein, our book value per share will decrease.

     As part of our financing plan, we are issuing $250 million of units of trust preferred securities with detachable warrants to purchase shares of our common stock. The estimated fair value of the warrants, or $87.5 million, is treated as a reduction to the proceeds from issuance of the trust preferred securities, and is accreted as additional trust preferred security expense. The remaining amount of $162.5 million is reflected in the pro forma balance sheet as trust preferred securities. We expect to incur approximately $7.5 million of costs related to the issuance of units of trust preferred securities.

(7) Other Merger-Related Charges

     Our agreement with Fleet/BankBoston requires us to raise $500 million of capital by December 15, 1999 and sufficient capital to support the acquisition by January 31, 2000. The net proceeds from public and private debt (but not common equity or units of trust preferred securities) will be placed in escrow pending completion of the New England acquisition. We expect the cost of maintaining the escrowed proceeds pending completion of the New England acquisition to be approximately $7 million per month. Because of the uncertainty as to the timing of our financing plan, we have not reflected this amount as an adjustment.

     We have also agreed to pay $25 million ($16.3 million after-tax) of transaction costs associated with alternative financings.

(8) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."

(9) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.

                   Selected Forecasted Financial Information



                                                                                   As of or
                                                                            for the Twelve Months
                                                                             Ended June 30, 2000
                                                                           -----------------------
                                                                            (dollars in thousands,
                                                                              except share data)
Condensed Statement of Operations
 Total interest income .................................................         $ 2,372,989
 Total interest expense ................................................           1,273,668
                                                                                 -----------
 Net interest income ...................................................           1,099,321
 Provision for loan losses .............................................              58,621
                                                                                 -----------
 Net interest income after provision for loan losses ...................           1,040,700
 Other income ..........................................................             309,347
 Other expenses ........................................................             886,646
 Merger-related charges (1) ............................................              42,000
                                                                                 -----------
 Income before income taxes ............................................             421,401
 Income tax provision ..................................................             146,615
                                                                                 -----------
 Net income ............................................................         $   274,786
                                                                                 ===========
Selected Share Data
 Diluted common shares outstanding .....................................         $   214,920
 GAAP earnings per diluted share (2) ...................................                1.28
 Operating earnings per diluted share (3)(4) ...........................                1.41
 Cash operating earnings per diluted share (4)(5) ......................                1.96
 Revenues per diluted share (4)(6) .....................................                6.55
 Book value per share (7) ..............................................                8.50
Selected Performance Ratios
 Return on average assets (8) ..........................................                0.85%
 Return on average stockholders' equity (9) ............................               15.85%
 Cash operating return on average stockholders' equity (4)(10) .........               22.23%
 Yield on interest-earning assets (11) .................................                7.52%
 Cost of interest-bearing liabilities (12) .............................                3.85%
 Net interest margin (13) ..............................................                3.48%
 Efficiency ratio (14) .................................................               48.99%
 Other income as % of total income .....................................               21.98%
 Non-performing assets as % of total assets(15) ........................                0.25%
 Loan loss allowance as % of total loans ...............................                1.04%
Selected Holding Company Information
 Total long-term debt ..................................................         $ 1,588,000
 Total cash interest expense ...........................................             148,461
 EBITA (4)(16) .........................................................             754,007
 EBITA/cash interest expense ...........................................                 5.1x
Selected Balance Sheet Data
 Loans (net of allowance) ..............................................         $23,005,325
 Investment and mortgage-backed securities .............................           9,219,818
 Total assets ..........................................................          36,132,205
 Deposits ..............................................................          24,106,921
 Borrowings ............................................................           9,647,975
 Stockholders' equity ..................................................           2,002,572

See accompanying "Summary of Significant Assumptions to Forecasted Financial
                                  Information"

 (1) We expect to record approximately $42 million of merger integration and other related expenses.
 (2) GAAP earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
 (3) Operating earnings per diluted share represent net income before the after-tax effect of merger-related charges divided by weighted-average diluted shares outstanding during the period.
 (4) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from calculations used by other companies and therefore comparability may be affected.
 (5) Cash operating earnings per diluted share represent income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, divided by the weighted-average diluted shares outstanding during the period.
 (6) Revenues per diluted share represent the sum of net interest income and other income divided by weighted-average diluted shares outstanding during the period.
 (7) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (8) Return on average assets represents net income before the after-tax effect of merger-related charges as a percentage of average assets for the period presented.
 (9) Return on average stockholders' equity represents net income before the after-tax effect of merger-related charges as a percentage of average common equity for the period presented.
(10) Cash operating return on average stockholders' equity represents income before the after-tax effect of merger-related charges and the after-tax effect of intangible amortization and ESOP expense, as a percentage of average common equity for the period presented.
(11) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(12) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(13) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(14) Efficiency ratio represents other expenses reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items as a percentage of net interest income plus other income.
(15) Non-performing assets as a percentage of total assets is calculated based on the loan portfolio we expect to purchase at the date of acquisition, which will not include any non-performing loans as part of the transaction. It is expected that non-performing assets as a percentage of assets will increase as the loans acquired become more seasoned and as we originate new loans in New England.
(16) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."

    Summary of Significant Assumptions to Forecasted Financial Information

     The forecast is based on the unaudited pro forma condensed combined balance sheet as of June 30, 1999 presented above, which includes the unaudited consolidated balance sheet of Sovereign at June 30, 1999 (Historical Sovereign) and includes the actual unaudited results of Sovereign for the period from July 1, 1999 to August 31, 1999. As discussed under "Pro Forma and Forecasted Financial Information," the information we have used for the New England assets and liabilities in the unaudited pro forma condensed combined balance sheet does not reflect the actual assets and liabilities we may acquire and assume. This means that the starting point for our forecast may not necessarily be reliable.

     The forecast is presented in partial compliance with presentation guidelines for forecasts established by the American Institute of Certified Public Accountants and is based on management's knowledge, belief and assumptions as more fully described herein. A forecast prepared in accordance with the American Institute of Certified Public Accountants presentation guidelines requires the forecast period to encompass a period for which actual results could be attained. Because the forecasted financial information presented herein assumes that the New England acquisition was consummated on June 30, 1999, rather than the actual expected consummation date of April 28, 2000, the forecast period presented, July 1, 1999 through June 30, 2000, is only in partial compliance with the guidelines of the American Institute of Certified Public Accountants. Other than the forecast period used, we believe the forecast period is in compliance with these guidelines. We selected the twelve-month period ended June 30, 2000 as the forecast period because June 30, 1999 is the most recent date for which there is full balance sheet data available with respect to Sovereign and certain information available with respect to the Fleet/BankBoston loans to be acquired and deposits to be assumed. The assumptions described below are those that management believes are most significant to the forecast. The forecast reflects management's expectations, estimates and judgment, as of October 11, 1999, with respect to the business conditions and Sovereign's expected course of action over the forecast period. There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

     We do not intend to update or otherwise revise the forecast to reflect events or circumstances existing or arising after October 11, 1999, or to reflect the occurrence of unanticipated events. Our assumptions with respect to the acquired New England assets are based solely upon certain estimates provided to us by Fleet/BankBoston and certain of our own estimates. There is no historical financial information (other than that presented herein) available for the acquired New England assets, and, therefore, these assumptions are particularly subject to material variation. See "Information Regarding the Loans and Deposits in the New England Acquisition." Although the forecast is presented with numerical specificity, the assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Sovereign and its management, including, but not limited to, those with respect to interest rates. In addition, the forecast period assumes that we have consummated the New England acquisition as of June 30, 1999, even though we do not expect to consummate the acquisition until on or about April 28, 2000. Therefore, the forecast does not reflect any period for which we will have actual operating results. Unanticipated events may occur that could adversely affect our operating results and, consequently, our actual results of operations during the forecast period will vary from the forecast, and these variations may be material.

     The forecast and the related assumptions constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. See "Risk Factors" and "Forward-Looking Statements."

     The accounting policies used in the financial forecast are those that are expected to be used during the forecast period. These accounting policies are the same as those used by Sovereign in preparing its historical consolidated financial statements and are described in the Summary of Significant Accounting Policies in note 1 to Sovereign's consolidated financial statements for the year ended December 31, 1998. Those financial statements should be read for additional information.


1. Purchase accounting adjustments

     Sovereign has agreed to pay a premium of 12.0% on the amount of deposits assumed at closing. Based on information provided to Sovereign by Fleet/BankBoston, it is assumed that the non-cash assets to be acquired and deposits to be assumed have a fair value of $8.2 billion and $11.9 billion, respectively, for an estimated premium of $1.4 billion. The acquisition will be accounted for as a purchase transaction and, accordingly, the assets and liabilities to be acquired have been valued based on their projected estimated fair values. The deposits to be assumed were not adjusted to market value as of June 30, 1999, because Sovereign believes the market value adjustment to be minimal.

     Sovereign applied the credit policies, practices and procedures it uses to evaluate the adequacy of the allowance for loan losses related to the loans Sovereign has originated and purchased in the past to the loan portfolios to be acquired in the New England acquisition. Based on this evaluation, Sovereign calculated an allowance for loan losses that, in its judgment, reflected losses inherent in the portfolios to be purchased as of its due diligence date. This equated to approximately $104 million and is reflected as an addition to goodwill. Because the mix of assets acquired will be different, and credit conditions will change, the actual allowance for loan loss to be established at consummation of the acquisition may be different.

     Assumed merger-related costs of $27.5 million have been included as part of the total purchase price.

     A discount of $85 million was recorded as a fair value adjustment, attributable to changes in interest rates, to the loans to be acquired and is accreted to adjust the effective yield on the loans to the current market rate as of June 30, 1999 using the level yield method over the estimated life of the corresponding loans.

     In addition, a core deposit intangible (CDI), which is a measure of the value of consumer demand and savings deposits being acquired, has been valued at approximately 5% of the total of such deposits, or $411 million. The CDI is assumed to be amortized over ten years using the sum of the years digits method.

     The remaining excess of the total purchase price over the estimated fair value of the net assets acquired, amounting to $1.018 billion, has been recorded as goodwill and is being amortized using the straight line method over 25 years.

     The allocation of goodwill and core deposit intangible as described in these assumptions and the notes to the unaudited pro forma condensed combined balance sheet is preliminary and is based on currently available information. A final allocation will not be made until after the consummation of the acquisition and will be based on a study and analysis of the fair value of the assets and liabilities acquired. The final allocation could be materially different from the estimates contained in these assumptions or set forth in the forecast. For additional information regarding the pro forma adjustments related to the transaction, see the notes to the unaudited pro forma condensed combined balance sheet.

2. Interest rates

     Interest rates are based on the following actual market rates as of September 17, 1999, which include:

     o Three-month LIBOR at 5.5%;

     o One-year U.S. Treasury at 5.2%;

     o Five-year U.S. Treasury at 5.7%;

     o Ten-year U.S. Treasury at 5.9%; and

     o Overnight Borrowing Rate at 5.4%.

     The U.S. Treasury yield curve, upon which we base our assumptions with respect to new loan originations, is assumed to remain constant for the forecast period. To reflect anticipated year-end upward pressure on short-term interest rates, the three-month LIBOR rate, upon which we base our assumptions with respect to borrowings (other than overnight borrowings), increases in the forecast from 5.5% to 6.0% on September 1, 1999, remains at 6.0% through January 31, 2000, and then reduces to 5.4% on February 1, 2000 through June 30, 2000. The Overnight Borrowing Rate, upon which we base our assumptions with respect to our overnight borrowings, increases in the forecast from 5.4% to 5.5% on November 1, 1999, increases to 5.8% on December 1, 1999, remains at 5.8% through January 31, 2000 and reduces to 5.4% on February 1, 2000 through June 30, 2000.

3. Interest income

     Historical Sovereign's total asset growth is based on Sovereign's forecasted origination, repayment, prepayment and maturity assumptions for investment securities, residential loans, commercial loans, and consumer loans. Based on these assumptions, total assets are estimated to grow at an annual rate of 5.3%.

     Historical Sovereign's investment portfolio is estimated to decline, after taking into account estimated maturities of investments in the existing portfolio as well as purchases, prepayments and repayments in the ordinary course, at an annual rate of 7.8%, with total net proceeds to Sovereign of $776 million. The investment portfolio is assumed to provide an annual yield of 6.8%. The net proceeds to Sovereign are used throughout the forecast period to reduce short-term borrowings or are re-invested in similar investments.

     Based on forecasted origination, repayment, prepayment and maturity assumptions, as well as the current interest rate environment, Historical Sovereign's total loan portfolio is estimated to grow at a blended annual rate of 18.6%, at a weighted average yield of 7.8%. The acquired loans are estimated to grow at a blended annual rate of 5.7%, at a weighted average yield of 8.2% after giving effect to the fair value adjustment. Growth rates, by their nature, are difficult to predict and, although we consider our assumptions to be reasonable, our assumptions with respect to commercial and consumer loans are higher than those with respect to residential loans. Our actual achievement of these growth rates will be subject to a number of conditions, including interest rate levels, general economic conditions, customer retention after completion of the New England acquisition and other factors.


4. Interest expense


     Historical Sovereign's deposits are assumed to grow over the forecast period by approximately 4.7% based on the following:

     o Core deposits (DDA, NOW, Savings and Money Market accounts) are assumed to grow at an annual rate of 2.7% at a weighted average cost of 2.1%.

     o Retail certificates of deposit are assumed to decline at an annual rate 3.9% at a weighted average cost of 4.9%.

     o Certificates of deposit greater than $100,000 are assumed to grow at an annual rate of 46.4% at a weighted average cost of 5.6%. This growth rate was calculated exclusive of seasonal fluctuations caused by certificates held by municipalities which mature during June each year and are reinvested during July. Had those certificates been included in the calculation the annual growth rate would have been 104.4%.

     o Brokered certificates of deposit are expected to mature according to their contractual terms and are assumed to be renewed at an average cost of three-month LIBOR minus three basis points.

     Acquired deposits are assumed to decline at an annual rate of 4.6%. The rate of decline in deposits is particularly difficult to estimate in the context of a transaction such as the acquisition, and may be subject to material variation based on a number of factors beyond Sovereign's control, such as customer reaction to the branch transfers, competition with other local banks, including the other Fleet/BankBoston branches that will remain in the same community, and our ability to offer similar products to those offered by Fleet/BankBoston.


     Sovereign has assumed that it will reduce its reliance on Federal Home Loan Bank (FHLB) advances by repaying approximately $3.6 billion of short-term FHLB borrowings with a weighted average cost of 5.4% using net cash proceeds received as a result of the acquisition and the net cash proceeds from Sovereign's investment portfolio as described in note 3 above.


5. Provision for loan losses


     The provision for loan losses is assumed to be 0.24% of average loans annually for Historical Sovereign and 0.32% of the ending outstanding loan balance annually for the acquired assets. These estimates approximate Sovereign's historical net charge-offs, adjusted for the relatively higher credit risk of the acquired loans during the forecast period. For the acquired loans, Sovereign has assumed a low level of net charge-offs for the beginning of the forecast period, based upon Fleet/BankBoston's agreement that Sovereign will not acquire any loans that are more than 90 days past due. As the forecast period progresses, Sovereign has assumed a higher level of net charge-offs for the acquired loans, increasing to approximately 0.50% of outstanding loan balances by the end of the forecast period.

6. Non-interest income

     Non-interest income includes loan origination fees, loan servicing and late charges, retail banking fees, gain on sale of investments, mortgage banking reserves, alternative investment fees, bank owned life insurance income and other miscellaneous items.

     Historical Sovereign's non-interest income for the forecast period is estimated to be $137 million, which represents 7.4% of total annual forecast revenues for Historical Sovereign, and an increase of $5 million, or 4.1%, over Historical Sovereign's annualized total non-interest income for the six-month period ended June 30, 1999, which includes the operations of the 1998 CoreStates branch acquisition.

     Non-interest income derived from the acquired assets is assumed to be $173 million, which represents approximately 20.7% of total annual revenues for the acquired assets and assumed liabilities. In addition to the non-interest income that Sovereign estimates it would earn from current operation of the acquired assets and liabilities, Sovereign expects to earn additional non-interest income by expanding certain existing business into the New England market, and assumes growth at an annual rate of 6.0%.


7. Non-interest expense

     Non-interest expense consists primarily of salaries and wages, premises and equipment, other operating expenses, goodwill amortization and expense on trust preferred securities.

     Historical Sovereign's operating expenses for the forecast period are assumed to be $363 million, which represents an efficiency ratio of 45.1%. This represents an increase of $24 million or 6.9% in Historical Sovereign's total annualized expenses for the six-month period ended June 30, 1999, which includes the operations of the 1998 CoreStates branch acquisition. Costs related to salary and wages, premises and equipment, and other expenses are assumed to grow at an annual rate of 6.9%. In addition, intangible asset amortization and trust preferred securities expense are assumed to increase by $124 million and $19.8 million, respectively, as a result of the amortization of the goodwill and other intangibles created in the acquisition and the financing of the acquisition.

     Sovereign estimates that direct operating expenses for the acquired assets will be approximately $163 million. Sovereign estimates that indirect and overhead expenses will be $164 million for a total of $327 million of operating expenses. Costs related to salary and wages, premises and equipment, and other expenses are assumed to grow at an annual rates of 5%, 3%, and 3%, respectively. Indirect and overhead expense additions include additional staff needed to run expanded business line operations and technology operations and various administrative and support functions such as accounting and finance, treasury, legal, human resources, credit policy, marketing, facilities management and other areas. In addition, expenses have been added by Sovereign for incentive compensation, ATM occupancy and equipment costs.

     The most significant operating expense related to the acquisition is an estimated $80 million expense assumed to be incurred for systems and technology operations for the acquired New England assets. Sovereign has assumed it will use one or more third parties for this work. However, there are not yet firm contracts with any third parties and estimating the costs of this work is difficult. Sovereign may also decide to retain a portion of this work in-house. Accordingly, this expense component (which is included as part of incremental expense additions) may, in particular, vary materially from the assumptions.


8. Merger-related charges

     Sovereign has estimated that merger, integration and other related charges will be $42 million and will be expensed as incurred.


9. Income tax

     An annual effective tax rate of 34.5% is assumed for Historical Sovereign for the period July 1, 1999 to December 31, 1999, and an annual effective tax rate of 35.0% is assumed for the balance of the forecast period for Historical Sovereign. An annual effective tax rate of 35% is assumed for the acquired assets and assumed liabilities for the entire forecast period.

10. Dividends

     Dividends from Sovereign Bank to Sovereign Bancorp are assumed to be paid in amounts such that Sovereign Bank continues to meet or exceed the regulatory capital requirements for a well-capitalized bank. Dividends from Sovereign Bancorp to its stockholders are assumed to remain at the current level of $0.025 per quarter throughout the forecast. These payment assumptions do not necessarily represent the policies that Sovereign Bank or Sovereign Bancorp may elect to follow in the future.


11. Financing

     Sovereign assumes the following financing will be in place to support the acquisition:
                                                                (in thousands)
                                                               ---------------
         Senior credit facility ............................      $  500,000
         Senior notes ......................................         700,000
         Trust preferred securities with detachable warrants
          Trust preferred securities .......................         162,500
          Warrants .........................................          87,500
         Common stock issued at $9.36 per share ............         300,000
                                                                  ----------
            Total Financing ................................      $1,750,000
                                                                  ==========

     We have assumed an interest rate of 9.25% on the senior credit facility and 10.50% on the senior notes, resulting in annual cash interest expense of approximately $46.3 million and $73.5 million, respectively. The amortization of debt issuance costs increases the annual interest expense by $2.5 million on the senior credit facility and $3.5 million on the senior notes. The trust preferred securities are issued at an assumed coupon of 6.75%, resulting in cash interest expense of $16.8 million annually. The value of the warrants, or $87.5 million, is amortized on a level yield basis annually, over the 30-year life of the warrants. The common stock is assumed to be issued at a price of $9.36 per share which results in the issuance of approximately 32 million shares of common stock.

     For purposes of this forecast, we have assumed the issuance of approximately 32 million shares of common stock at an offering price of $9.36 per share, which was the last reported sale price on the Nasdaq National Market on October 11, 1999. The price at which we will actually issue the common stock is likely to be different, and on October 19, 1999, the last reported sale price was $8.47 per share. To the extent we raise $300 million in our common stock offering at a lower stock price than that assumed herein, we will be required to increase the number of shares to be sold in the common stock offering, which will result in lower earnings per share.

     A change in the interest rates for each of the bank debt and senior notes of 1/8 of a percent would result in a change of interest expense of approximately $1.5 million annually.


12. Regulatory requirements

     All regulatory requirements are assumed to remain constant throughout the forecast period. See "Business--Supervision and Regulation."


13. Diluted shares outstanding

     Diluted shares outstanding for the forecast period are assumed as follows:


                                                                  (in thousands)
                                                                 ---------------

Sovereign diluted common shares outstanding as of June 30, 1999 ....   182,867
Issuance of common stock pursuant to this prospectus
  supplement (estimated $300 million of gross proceeds) ............    32,053
                                                                       -------
    Total diluted common shares outstanding .......................... 214,920

14. Trust preferred securities

     The trust preferred securities are assumed to be issued as units of trust preferred securities with detachable warrants to purchase shares of our common stock. The fair value of the warrants is assumed to be $87.5 million and is treated as an original issue discount (OID) security. Accordingly, the value of the warrants is initially recorded as additional paid in capital to stockholders' equity, and the remaining gross proceeds are recorded as the initial value of trust preferred securities. The recorded amount of the trust preferred securities is increased annually by the amount of OID amortization that is recorded as additional expense on the trust preferred securities. The OID amortization is recorded on a level yield basis over the 30-year life of the warrants. Additionally, deferred issuance costs of 3.00%, or $7.5 million, are recorded as other assets and are amortized into other expense on a level yield basis over 30 years.

              SELECTED SOVEREIGN HISTORICAL FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information for Sovereign for the periods indicated. The information as of and for each of the three years ended December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements. The information as of and for each of the six-month periods ended June 30, 1999 and 1998 has been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, the information as of and for each of the six-month periods ended June 30, 1999 and 1998 includes all normal recurring adjustments necessary to present fairly this information.

     The results of operations for the six-month period ended June 30, 1999 should not be regarded as indicative of expected results for the full year. This data does not give effect to the New England acquisition or the financings required to provide the capital necessary to support the acquisition.

     The balance sheet and related information as of June 30, 1999 includes the consolidated accounts of Peoples Bancorp, Inc., which we acquired at the close of business on June 30, 1999. Because our acquisition of Peoples Bancorp was accounted for as a purchase, our consolidated results of operations and other related information for the six-month period ended June 30, 1999 do not include Peoples Bancorp's results of operations. For the three months ended March 31, 1999, Peoples Bancorp had net income of $4.7 million.

                                                                   As of or for                      As of or for
                                                          the Six Months Ended June 30,      the Year Ended December 31,
                                                         --------------------------------  --------------------------------
                                                             1999(1)          1998(1)            1998             1997
                                                         ---------------  ---------------  ---------------  ---------------
                                                                              (dollars in thousands, except share data)
Selected Statement of Operations
 Total interest income ................................   $    745,472     $    655,972     $  1,355,371     $  1,178,777
 Total interest expense ...............................        458,272          416,323          861,759          746,695
                                                          ------------     ------------     ------------     ------------
 Net interest income ..................................        287,200          239,649          493,612          432,082
 Provision for loan losses (2) ........................         15,000           13,960           27,961           41,125
                                                          ------------     ------------     ------------     ------------
 Net interest income after provision for loan
  losses ..............................................        272,200          225,689          465,651          390,957
 Other income (2) .....................................         65,594           47,559          105,181           48,688
 Other expenses (2) ...................................        193,814          181,205          359,626          269,783
                                                          ------------     ------------     ------------     ------------
 Income before income taxes ...........................        143,980           92,043          211,206          169,862
 Income tax provision .................................         49,888           34,049           74,751           67,324
                                                          ------------     ------------     ------------     ------------
 Net income ...........................................   $     94,092     $     57,994     $    136,455     $    102,538
                                                          ============     ============     ============     ============
Selected Share Data
 Diluted common shares outstanding ....................        182,867          158,247          159,727          141,218
 GAAP earnings per share (3) ..........................   $       0.58      $      0.36      $      0.85      $      0.66
 Operating earnings per diluted share (4) (5) .........           0.58             0.52             1.06             0.89
 Cash operating earnings per diluted share (5) (6)                0.67             0.57             1.17             1.03
 Book value per diluted share (7) .....................           8.01             7.04             7.54             7.42
 Revenues per diluted share (5) (8) ...................           2.10             1.70             3.54             2.82
Selected Performance Ratios
 Return on average assets (9) .........................           0.84%            0.91%            0.87%            0.85%
 Return on average stockholders' equity (10) ..........          15.91%           15.96%           15.50%           14.83%
 Cash operating return on average stockholders'
  equity (5) (11) .....................................          18.08%           17.17%           17.13%           17.08%
 Yield on interest-earning assets (12) ................           7.32%            7.67%            7.57%            7.57%
 Cost of interest-bearing liabilities (13) ............           4.33%            4.87%            4.76%            4.92%
 Net interest margin (14) .............................           2.86%            2.84%            2.79%            2.79%
 Efficiency ratio (15) ................................          48.08%           45.65%           46.59%           46.07%
 Other income as % total income .......................          18.59%           16.56%           17.57%           10.13%
 Non-performing assets as % of total assets ...........           0.36%            0.53%            0.53%            0.61%
 Loan loss allowance as % of total loans ..............           1.08%            1.11%            1.19%            1.03%
Selected Bank Regulatory Capital Ratios (16)
 Tangible capital ratio ...............................           5.89%            5.19%            5.11%            5.23%
 Core capital ratio(17) ...............................           6.35%            5.36%            5.21%            5.75%
 Tier 1 capital ratio .................................          10.37%            9.95%            9.29%           10.37%
 Total risk-based capital ratio .......................          11.32%           10.94%           10.32%           12.96%
Selected Balance Sheet Data
 Total assets .........................................   $ 24,594,037     $ 19,781,106     $ 21,913,873     $ 17,655,455
 Loans ................................................     12,476,997       10,638,929       11,285,840       11,324,122
 Allowance for possible loan losses ...................       (134,183)        (118,002)        (133,802)        (116,823)
 Investment and mortgage-backed securities ............      9,996,081        7,329,657        8,502,082        5,372,713
 Deposits .............................................     12,170,470        9,980,685       12,322,716        9,515,294
 Borrowings ...........................................     10,668,485        8,240,370        7,900,592        6,863,643
 Stockholders' equity .................................      1,449,801        1,113,953        1,204,068        1,047,795
Selected Cash Flow Data
 Net cash (used)/provided by operating activities         $    (60,717)    $   (273,107)    $    (15,015)    $    (53,884)
 Net cash used for investing activities ...............     (1,298,997)      (1,320,121)      (3,520,865)      (2,106,185)
 Net cash provided by financing activities ............      1,403,964        1,846,224        3,833,667        2,241,556
Selected Other Data
 EBITA (5) (18) .......................................   $    176,747     $    104,136     $    248,245     $    195,881
 Number of full-service branches ......................            305              150              291              150
 Ratio of earnings to fixed charges (19)
  Excluding interest on deposits ......................           1.57x            1.42x            1.48x            1.44x
  Including interest on deposits ......................           1.31x            1.22x            1.24x            1.22x
 Ratio of earnings to combined fixed charges
  and preferred stock dividends (20)
  Excluding interest on deposits ......................           1.57x            1.41x            1.47x            1.41x
  Including interest on deposits ......................           1.31x            1.21x            1.24x            1.21x

(RESTUBBED TABLE)

                                                          As of or for
                                                         the Year Ended
                                                           December 31,
                                                         ---------------
                                                               1996
                                                         ---------------
Selected Statement of Operations
 Total interest income ................................   $  1,016,826
 Total interest expense ...............................        629,860
                                                          ------------
 Net interest income ..................................        386,966
 Provision for loan losses (2) ........................         22,685
                                                          ------------
 Net interest income after provision for loan
  losses ..............................................        364,281
 Other income (2) .....................................         63,379
 Other expenses (2) ...................................        289,773
                                                          ------------
 Income before income taxes ...........................        137,887
 Income tax provision .................................         47,509
                                                          ------------
 Net income ...........................................   $     90,378
                                                          ============
Selected Share Data
 Diluted common shares outstanding ....................        134,000
 GAAP earnings per share (3) ..........................   $       0.59
 Operating earnings per diluted share (4) (5) .........           0.76
 Cash operating earnings per diluted share (5) (6)                0.87
 Book value per diluted share (7) .....................           6.64
 Revenues per diluted share (5) (8) ...................           2.81
Selected Performance Ratios
 Return on average assets (9) .........................           0.81%
 Return on average stockholders' equity (10) ..........          13.18%
 Cash operating return on average stockholders'
  equity (5) (11) .....................................          15.17%
 Yield on interest-earning assets (12) ................           7.49%
 Cost of interest-bearing liabilities (13) ............           4.77%
 Net interest margin (14) .............................           2.86%
 Efficiency ratio (15) ................................          51.34%
 Other income as % total income .......................          14.07%
 Non-performing assets as % of total assets ...........           0.78%
 Loan loss allowance as % of total loans ..............           0.77%
Selected Bank Regulatory Capital Ratios (16)
 Tangible capital ratio ...............................           5.16%
 Core capital ratio(17) ...............................           5.17%
 Tier 1 capital ratio .................................          10.63%
 Total risk-based capital ratio .......................          13.71%
Selected Balance Sheet Data
 Total assets .........................................   $ 15,298,690
 Loans ................................................      9,595,495
 Allowance for possible loan losses ...................        (73,847)
 Investment and mortgage-backed securities ............      5,012,118
 Deposits .............................................      8,660,684
 Borrowings ...........................................      5,599,109
 Stockholders' equity .................................        889,751
Selected Cash Flow Data
 Net cash (used)/provided by operating activities         $    176,523
 Net cash used for investing activities ...............     (2,260,804)
 Net cash provided by financing activities ............      2,033,644
Selected Other Data
 EBITA (5) (18) .......................................   $    168,186
 Number of full-service branches ......................            134
 Ratio of earnings to fixed charges (19)
  Excluding interest on deposits ......................           1.49x
  Including interest on deposits ......................           1.22x
 Ratio of earnings to combined fixed charges
  and preferred stock dividends (20)
  Excluding interest on deposits ......................           1.44x
  Including interest on deposits ......................           1.20x

------------
 (1) Selected performance ratios for June 30, 1999 and 1998 have been annualized where applicable.
 (2) Our 1998 and 1997 results include special charges comprised of: merger-related charges of $50.8 million ($33.5 million after-tax) in 1998 and $44.2 million ($29.8 million after-tax), including $24.9 million ($16.2 million after-tax) classified as a special provision for loan loss, in 1997, resulting from our acquisitions during 1998 and 1997; and losses from non-recurring sales of held-to-maturity securities of $0.4 million ($0.3 million after-tax) and $10.0 million ($6.9 million after-tax) in 1998 and 1997, respectively (classified as security losses); and the 1996 results include the non-recurring SAIF assessment of $40.1 million ($24.9 million after-tax), classified in other expenses. Our six months ended June 30, 1998 results include special charges comprised of merger-related charges of $39.1 million ($25.5 million after-tax), resulting from our acquisition of ML Bancorp, Inc. in February 1998 classified as other expenses.

 (3) GAAP earnings per diluted share represent net income divided by weighted-average diluted shares outstanding during the period.
 (4) Operating earnings per diluted share represent net income before the after-tax effect of special charges, divided by weighted-average diluted shares outstanding during the period.
 (5) This measure of financial performance should be considered in addition to, but not as a substitute for, basic earnings per share, earnings per diluted share, cash flow from operations and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this prospectus supplement. Additionally, our calculation of this measure of financial performance may be different from the calculation used by other companies and therefore comparability may be affected.
 (6) Cash operating earnings per diluted share represent income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense, divided by weighted-average diluted shares outstanding during the period.
 (7) Book value per share represents common stockholders' equity divided by common shares outstanding at the end of the period.
 (8) Revenues per diluted share represent the sum of net interest income and other income, before special charges, divided by the weighted-average diluted shares outstanding during the period.
 (9) Return on average assets represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average assets for the periods presented.
(10) Return on average stockholders' equity represents net income available to common stockholders before the after-tax effect of special charges as a percentage of average common equity for the periods presented.
(11) Cash operating return on average stockholders' equity represents income before the after-tax effect of special charges and the after-tax effect of intangible amortization and ESOP expense as a percentage of average common equity for the periods presented.
(12) Yield on interest-earning assets represents interest income as a percentage of average interest-earning assets.
(13) Cost of interest-bearing liabilities represents interest expense as a percentage of average interest-bearing liabilities.
(14) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(15) Efficiency ratio represents other expense reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items and special charges, as a percentage of net interest income plus other income.
(16) For a description of the bank regulatory capital ratios, see "Business -- Supervision and Regulation
     -- Regulatory Capital Requirements."
(17) Core capital ratio is calculated in accordance with national bank regulatory requirements, which are different than the requirements of the Office of Thrift Supervision, our primary regulator. For a description of Office of Thrift Supervision requirements, see "Business -- Supervision and Regulation -- Regulatory Capital Requirements."
(18) EBITA represents income before income taxes, interest on holding company debt and amortization of intangible assets. EBITA is presented supplementally because we believe it is an appropriate financial indicator of a holding company's ability to service and incur indebtedness, subject in our case to certain regulatory limitations on Sovereign Bank's ability to pay dividends to us. See "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."
(19) We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings and trust preferred securities expense.
(20) We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings, and trust preferred securities expense. On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our consolidated financial condition and results of operations should be read together with the financial statements and the related notes included elsewhere in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including but not limited to, those set forth under and included in this prospectus supplement. All per share amounts presented have been adjusted to reflect all stock dividends and stock splits.

     The following discussion of our historical consolidated financial condition and results of operations does not take into consideration the New England acquisition or the equity and debt we propose to issue to provide the capital necessary to support the acquisition.


Recent Developments

     We expect earnings per diluted share of $0.31 and $0.89 for the three and nine-month periods ended September 30, 1999, respectively, compared to $0.22 and $0.58 for the three and nine-month periods ended September 30, 1998, respectively. Excluding merger-related charges, earnings per share diluted for the three and nine-month periods ended September 30, 1998 were $0.27 and $0.79, respectively. There were no merger-related or other special charges for the three and nine-month periods ended September 30, 1999.


Results of Operations for the Six Months Ended June 30, 1999

General

     Net income for the six-month periods ended June 30, 1999 and 1998, including the impact of the merger charges and losses from non-recurring sales of held-to-maturity securities, was $94.1 million and $58.0 million, respectively, and diluted earnings per share for the same periods were $0.58 and $0.36, respectively.

     Net operating income, defined as net income before the after-tax effect of merger-related and special charges, for the six-month period ended June 30, 1999 was $94.1 million, an increase of 13% when compared to net operating income of $83.5 million for the same period in 1998. Diluted operating earnings per share for the six-month periods ended June 30, 1999 and 1998 were $0.58 and $0.52, respectively. Merger charges of $39.1 million ($25.5 million after-tax) and losses from non-recurring sales of held-to-maturity securities of $0.5 million ($0.3 million after-tax) related to our acquisition of ML Bancorp, Inc. were incurred during the first quarter of 1998. Expenses included as part of the merger-related charges consisted of human-resources-related costs and other expenses, including investment banking fees and legal expenses.

     Return on average equity, return on average tangible equity and return on average total assets, excluding the merger-related and special charges discussed above, were 15.91%, 27.74% and 0.84% for the six-month period ended June 30, 1999 compared to 15.96%, 19.19% and 0.91% for the same period in 1998. Average equity to average total assets for the six-month periods ended June 30, 1999 and 1998 was 5.28% and 5.72%, respectively.

Net Interest Income

     Net interest income for the six-month period ended June 30, 1999 was $287 million compared to $240 million for the same period in 1998. This increase was attributable to an increase in average balances resulting from internal growth and recent acquisitions. Our net interest margin (net interest income divided by average interest-earning assets) for the six-month period ended June 30, 1999 was 2.86% compared to 2.84% for the same period in 1998.

     Interest on investment securities available-for-sale was $251 million for the six-month period ended June 30, 1999 compared to $102 million for the same period in 1998. The average balance of investment securities available-for-sale was $7.6 billion with an average yield of 6.74% for the six-month period ended June 30, 1999 compared to an average balance of $3.1 billion with an average yield of 6.87% for the same period in 1998. The increase in the average balance of investment securities available-for-sale was due to an active decision by management to increase balance sheet flexibility by placing more investments into available-for-sale securities.

     Interest on investment securities held-to-maturity was $52.2 million for the six-month period ended June 30, 1999 compared to $110 million for the same period in 1998. The average balance of investment securities held-to-maturity was $1.5 billion with an average yield of 6.95% for the six-month period ended June 30, 1999 compared to an average balance of $3.0 billion with an average yield of 7.34% for the same period in 1998.


     Interest and fees on loans were $439 million for the six-month period ended June 30, 1999 compared to $441 million for the same period in 1998. The average balance of loans was $11.6 billion with an average yield of 7.63% for the six-month period ended June 30, 1999 compared to an average balance of $11.2 billion with an average yield of 7.89% for the same period in 1998.


     Interest on deposits was $214 million for the six-month period ended June 30, 1999 compared to $206 million for the same period in 1998. The average balance of deposits was $12.0 billion with an average cost of 3.59% for the six-month period ended June 30, 1999 compared to an average balance of $9.8 billion with an average cost of 4.23% for the same period in 1998. The increase in average balance and the decrease in the average cost of deposits was primarily the result of our acquisition of approximately $2.2 billion of low-cost deposits from the CoreStates branch acquisition during the third quarter of 1998 and strong internal core deposit growth with major emphasis on attracting lower-cost deposits from corporations, governmental units and consumers.


     Interest on borrowings was $245 million for the six-month period ended June 30, 1999 compared to $210 million for the same period in 1998. The average balance of borrowings was $9.2 billion with an average cost of 5.30% for the six-month period ended June 30, 1999 compared to an average balance of $7.3 billion with an average cost of 5.73% for the same period in 1998. The increase in the average balance and the decrease in the average cost of borrowings was the result of balance sheet growth being partially funded by borrowings and a general decline in interest rates between the two periods. During the six-month period ended June 30, 1999, we funded our balance sheet growth through borrowings as the cost of borrowings was lower than the cost of retail certificates of deposit.


Provision for Possible Loan Losses


     The provision for possible loan losses for the six-month period ended June 30, 1999 was $15.0 million compared to $14.0 million for the same period in 1998.


     Over the last few years, through several strategic acquisitions and internal restructuring initiatives, we have diversified our lending efforts and increased our emphasis on providing our customers with small business loans and an expanded line of commercial and consumer products, such as asset-based lending and automobile loans. As a result of the increased risk inherent in these loan products and as we continue to place emphasis on small business and consumer lending in future years, management will regularly evaluate our loan portfolio and record additional loan loss reserves as is necessary. Historically, our additions to our loan loss reserve (through income statement charges and acquisition accounting) have been sufficient to absorb the incremental credit risk in our loan portfolio. Excluding charge-offs of $4.3 million incurred as part of an accelerated disposition of non-performing residential loans, provisioning is sufficiently in excess of net charge-offs for the periods presented. Management believes that an increase in provision for the six-month period ended June 30, 1999 versus June 30, 1998 was warranted due to the changing composition and increased risk in the loan portfolio, as discussed above. For additional information with respect to our asset quality, see "-- Loan Portfolio."


     Our net charge-offs for the six-month period ended June 30, 1999 were $19.4 million and consisted of charge-offs of $30.0 million and recoveries of $10.6 million. This compared to net charge-offs of $14.9 million, consisting of charge-offs of $20.2 million and recoveries of $5.3 million, for the six-month period ended June 30, 1998. Excluding the accelerated disposition mentioned above, our net charge-offs for the six-month period ended June 30, 1999 were $15.1 million and consisted of charge-offs of $25.7 million and recoveries of $10.6 million. Our increased level of net charge-offs was primarily the result of increased consumer loan charge-offs, the majority of which are related to our acquisition activity over the past two years, and an accelerated disposition of $37.0 million of non-performing residential loans. In our experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach.

     The following table presents the activity in the allowance for possible loan losses for the periods indicated (in thousands):

                                                Six-month Period Ended
                                                          June
                                                          30,
                                               -------------------------
                                                   1999          1998
                                               -----------   -----------
Allowance, beginning of period
 Charge-offs: ..............................    $133,802      $116,823
Residential (1) ............................       8,793         3,415
Commercial Real Estate .....................         480            --
Commercial .................................       2,117           591
Consumer (2) ...............................      18,598        16,243
                                                --------      --------
   Total Charge-offs .......................      29,988        20,249
                                                --------      --------

Recoveries:
Residential ................................       1,030           529
Commercial Real Estate .....................         453            31
Commercial .................................         420           120
Consumer (2) ...............................       8,667         4,627
                                                --------      --------
   Total Recoveries ........................      10,570         5,307
                                                --------      --------
Charge-offs, net of recoveries .............      19,418        14,942
Provision for possible loan losses .........      15,000        13,960
Other ......................................       4,799         2,161
                                                --------      --------
Allowance, end of period ...................    $134,183      $118,002
                                                ========      ========
------------
(1) Results for the six-month period ended June 30, 1999 include charge-offs of $4.3 million related to a June 1999 accelerated disposition of non-performing residential loans.

(2) Includes indirect auto loans and home equity lines of credit.

Other Income

     Other income was $65.6 million for the six-month period ended June 30, 1999 compared to $47.6 million for the same period in 1998.

     Retail banking fees were $21.9 million for the six-month period ended June 30, 1999 compared to $13.8 million for the same period in 1998. This increase was primarily due to an increase in the number of our transaction accounts, an increase in inter-change income resulting from growth in the number and transaction volume of our debit cards and a larger retail customer base over the last year.

     Mortgage banking revenues were $19.0 million for the six-month period ended June 30, 1999 compared to $14.6 million for the same period in 1998. This increase was primarily attributable to a favorable external interest rate environment and heavy refinancing activity. We serviced $9.8 billion of our own loans and $6.5 billion of loans for others at June 30, 1999 compared to $9.0 billion of our own loans and $6.3 billion of loans for others at June 30, 1998.

     Loan fees and service charges were $3.3 million for the six-month period ended June 30, 1999 compared to $3.2 million for the same period in 1998. Loan fees and service charges relate primarily to our non-residential loan portfolios.

     Gains on sales of loans and investment securities available-for-sale were $6.8 million for the six-month period ended June 30, 1999 compared to $6.1 million for the same period in 1998.

     Miscellaneous income was $14.7 million for the six-month period ended June 30, 1999 compared to $9.8 million for the same period in 1998. This increase was primarily due to our additional investment in bank-owned life insurance which was made during the first quarter of 1999.

General and Administrative Expenses

     Total general and administrative expenses were $170 million for the six-month period ended June 30, 1999 compared $129 million for the same period in 1998. The ratio of general and administrative expenses to average assets for the six-month period ended June 30, 1999 was 1.50% compared to 1.40% for the same period in 1998. Our efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for the six-month period ended June 30, 1999 was 48.1% compared to 45.7% for the same period in 1998. The increase in general and administrative expenses for the six-month period ended June 30, 1999 was primarily due to our franchise growth and included the effect of our purchase of 93 branch offices and related commercial and consumer loans from CoreStates during the third quarter of 1998. This acquisition significantly impacted our compensation and occupancy expenses. The remaining expenses are related to our Year 2000 and other technology initiatives and expansion in our corporate banking business line.

     Other operating expenses were $24.2 million for the six-month period ended June 30, 1999 compared to $51.9 million for the same period in 1998. Results for the six-month period ended June 30, 1999 included amortization of goodwill of $18.1 million compared to $6.4 million for the same period in 1998. Results for the six-month period ended June 30, 1998 included merger charges of $39.1 million related to our acquisition of ML Bancorp, Inc. during the first quarter of 1998.

Income Tax Provision

     The income tax provision was $49.9 million for the six-month period ended June 30, 1999 compared to $34.0 million for the same period in 1998. The effective tax rate for the six-month period ended June 30, 1999 was 34.6% compared to 37.0% for the same period in 1998. The decrease in the effective tax rate for 1999 versus 1998 was primarily attributable to the favorable impact of our additional investment in bank-owned life insurance during the first quarter of 1999.


Results of Operations for the Years Ended December 31, 1998 and 1997

Net Income

     For the year ended December 31, 1998, we had net operating income of $170 million. This represents an increase of 22% over net operating income of $139 million reported for 1997. Operating earnings per share was $1.06 for 1998, which represents an increase of 19% over 1997 operating earnings per share of $0.89. Return on average equity and return on average assets were 15.50% and 0.87%, respectively, for 1998 compared to 14.83% and 0.85%, respectively, for 1997. The term "operating" income and "operating" earnings per share represent income and earnings per share excluding the following: 1998 merger charges of $33.5 million (after-tax) related to our 1998 acquisitions of ML Bancorp, Inc., Carnegie Bancorp, and First Home Bancorp Inc., and 1997 merger charges of $29.8 million (after-tax) related to our 1997 acquisitions of First State Financial Services, Inc. and Bankers Corp., and losses from non-recurring sales of held-to-maturity securities of $0.3 million (after-tax) and $6.9 million (after-tax) in 1998 and 1977, respectively. For additional information with respect to our merger-related charges, see note 2 of notes to consolidated financial statements.

     Net income for the year ended December 31, 1998 was $136 million or $0.85 per share. Net income for the year ended December 31, 1997 was $103 million or $0.66 per share.

Net Interest Income

     Net interest income for 1998 was $494 million compared to $432 million for 1997. This represents an increase of 14% and was primarily due to an increase in average balances resulting from internal growth and recent acquisitions.

     Interest on interest-earning deposits was $7.4 million for 1998 compared to $5.4 million for 1997. The average balance of interest-earning deposits was $56.4 million with an average yield of 13.12% for 1998 compared to an average balance of $32.3 million with an average yield of 16.71% for 1997. The high yields on interest-earning deposits were the result of a contractual arrangement whereby a third-party vendor performed check processing and reconcilement functions for our disbursement accounts. Under the agreement, the vendor is required to pay us interest on disbursed funds during the two- to three-day float period, effectively producing interest income with no corresponding asset balance. This agreement will continue to favorably impact the yield on our interest-earning deposits in future years.

     Interest on investment securities available-for-sale was $284 million for 1998 compared to $102 million for 1997. The average balance of investment securities available-for-sale was $4.3 billion with an average yield of 6.75% for 1998 compared to an average balance of $1.6 billion with an average yield of 6.77% for 1997. The increase in the average balance of investment securities available-for-sale was due to favorable market conditions which have created opportunities for us to realign our investment portfolio and an active decision by management to increase balance sheet flexibility by placing more investments into available-for-sale securities.

     Interest on investment securities held-to-maturity was $182 million for 1998 compared to $280 million for 1997. The average balance of investment securities held-to-maturity was $2.5 billion with an average yield of 7.22% for 1998 compared to an average balance of $3.9 billion with an average yield of 7.18% for 1997.

     Interest and fees on loans were $881 million for 1998 compared to $791 million for 1997. The average balance of net loans was $11.1 billion with an average yield of 7.94% for 1998 compared to an average balance of $10.1 billion with an average yield of 7.82% for 1997. The increases in average balance and average yield were primarily the result of continued growth in our commercial lending and auto finance divisions, our acquisition of 93 CoreStates branch offices, which added approximately $725 million of higher yielding commercial and consumer loans to our loan portfolio, as well as planned run-off of lower yielding residential loans.

     Interest on total deposits was $440 million for 1998 compared to $379 million for 1997. The average balance of total deposits was $10.7 billion with an average cost of 4.12% for 1998 compared to an average balance of $9.0 billion with an average cost of 4.21% for 1997. The increase in the average balance and the decrease in the average cost of deposits was primarily the result of our acquisition of approximately $2.2 billion of low cost deposits from the CoreStates branch acquisition and strong internal core deposit growth during 1998.

     Interest on total borrowings was $421 million for 1998 compared to $368 million for 1997. The average balance of total borrowings was $7.4 billion with an average cost of 5.69% for 1998 compared to an average balance of $6.2 billion with an average cost of 5.97% for 1997. The increase in the average balance and the decrease in the average cost of borrowings was the result of balance sheet growth being partially funded by borrowings and generally lower borrowing rates in 1998 compared to 1997.

     Table 1 presents a summary of our average balances, the yields earned on average assets and the cost of average liabilities and stockholders' equity for the years indicated (in thousands):


                           Table 1: Spread Analysis





                                                        1998                                         1997
                                     -------------------------------------------  -------------------------------------------
                                         Average                                      Average
                                         Balance        Interest     Yield/Rate       Balance        Interest     Yield/Rate
                                     --------------  -------------  ------------  --------------  -------------  ------------
Interest-earning assets:
Interest-earning deposits .........   $    56,389     $     7,397       13.12%     $    32,261     $     5,392       16.71%
Investment Securities
 available-for-sale (1) ...........     4,336,872         284,392        6.75        1,566,975         102,123        6.77
Investment securities
 held-to-maturity .................     2,530,143         182,499        7.22        3,902,940         279,900        7.18
Net Loans (2)(3) ..................    11,105,400         881,083        7.94       10,138,964         791,362        7.82
                                      -----------     -----------       -----      -----------     -----------       -----
Total interest-earning assets .....    18,028,804       1,355,371        7.57      $15,641,140       1,178,777        7.57
Non interest-earning assets .......     1,589,937              --          --          689,618              --          --
                                      -----------     -----------       -----      -----------     -----------       -----
Total assets ......................   $19,618,741       1,355,371        6.96      $16,330,758       1,178,777        7.25
                                                                        =====
Interest-bearing liabilities:
Deposits:
Demand deposit and NOW
 accounts .........................   $ 1,712,730          16,387         .96      $ 1,157,372           7,967         .69
Savings accounts ..................     2,126,149          62,694        2.95        1,946,404          58,974        3.03
Money market accounts .............     1,173,889          45,055        3.84          834,933          33,719        4.04
Certificates of deposit ...........     5,688,568         316,164        5.56        5,069,113         278,153        5.49
                                      -----------                                  -----------
Total deposits ....................    10,701,336         440,300        4.12        9,007,822         378,813        4.21
Total borrowings ..................     7,404,186         421,459        5.69        6,164,004         367,882        5.97
                                      -----------                                  -----------
Total interest-bearing
 liabilities ......................    18,105,522         861,759        4.76       15,171,826         746,695        4.92
Non-interest-bearing
 liabilities ......................       414,719              --          --          220,047              --          --
                                      -----------     -----------       -----      -----------     -----------       -----
Total liabilities .................    18,520,241         861,759        4.65       15,391,873         746,695        4.85
Stockholders' equity ..............     1,098,500              --          --          938,885              --          --
                                      -----------     -----------       -----      -----------     -----------       -----
Total liabilities and
 stockholders' equity .............   $19,618,741         861,759        4.39      $16,330,758         746,695        4.57
                                      ===========     ===========       -----      ===========     ===========       -----
Interest rate spread (4) ..........                                      2.56%                                        2.68%
                                                                        =====                                        =====
Net interest income/net
 interest margin (5) ..............                   $   493,612        2.79%                     $   432,082        2.79%
Ratio of interest-earning to
 interest-bearing liabilities .....                                      1.00x                                        1.03x
                                                                        =====                                        =====

(RESTUBBED TABLE)


                                                        1996
                                     ------------------------------------------
                                         Average
                                         Balance        Interest     Yield/Rate
                                     --------------  -------------  -----------
Interest-earning assets:
Interest-earning deposits .........   $    26,092     $     4,103       15.73%
Investment Securities
 available-for-sale (1) ...........     1,290,649          84,656        6.70
Investment securities
 held-to-maturity .................     3,500,212         250,938        7.17
Net Loans (2)(3) ..................     8,789,397         677,129        7.72
                                      -----------     -----------       -----
Total interest-earning assets .....    13,606,350       1,016,826        7.49
Non interest-earning assets .......       634,416              --          --
                                      -----------     -----------       -----
Total assets ......................   $14,240,766       1,016,826        7.16
                                                                        =====
Interest-bearing liabilities:
Deposits:
Demand deposit and NOW
 accounts .........................   $   996,815           9,422         .95
Savings accounts ..................     1,884,076          51,824        2.75
Money market accounts .............       853,862          34,388        4.03
Certificates of deposit ...........     4,722,999         255,450        5.41
                                      -----------
Total deposits ....................     8,457,752         351,084        4.15
Total borrowings ..................     4,736,718         278,776        5.89
                                      -----------
Total interest-bearing
 liabilities ......................    13,194,470         629,860        4.77
Non-interest-bearing
 liabilities ......................       171,920              --          --
                                      -----------     -----------       -----
Total liabilities .................    13,366,390         629,860        4.71
Stockholders' equity ..............       874,376              --          --
                                      -----------     -----------       -----
Total liabilities and
 stockholders' equity .............   $14,240,766         629,860        4.42
                                      ===========     ===========       -----
Interest rate spread (4) ..........                                      2.74%
                                                                        =====
Net interest income/net
 interest margin (5) ..............                   $   386,966        2.86%
Ratio of interest-earning to
 interest-bearing liabilities .....                                      1.03x
                                                                        =====

------------
(1) The tax equivalent adjustments for the years ended December 31, 1998, 1997 and 1996 were $8.1 million, $3.9 million and $1.8 million, respectively, and are based on an effective tax rate of 35%.
(2) Amortization of net fees of $2.6 million, $4.8 million and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, are included in interest income. Average loan balances include non-accrual loans and loans held for sale.
(3) The tax equivalent adjustments for the years ended December 31, 1998, 1997 and 1996, were $1.1 million, $1.0 million and $991,000, respectively, and are based on an effective tax rate of 35%.
(4) Represents the difference between the yield on total assets and the cost of total liabilities and stockholders' equity.
(5) Represents tax equivalent net interest income divided by average interest-earning assets.

     Table 2 presents, prior to any tax equivalent adjustments, the relative contribution of changes in volumes and changes in rates to changes in net interest income for the periods indicated. The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate (in thousands):

                         Table 2: Volume/Rate Analysis

                                                                          Year Ended December 31,
                                              -------------------------------------------------------------------------------
                                                           1998 vs. 1997                            1997 vs. 1996
                                                        Increase/(Decrease)                      Increase/(Decrease)
                                              ----------------------------------------  -------------------------------------
                                                 Volume         Rate          Total       Volume         Rate         Total
                                              ------------  ------------  ------------  ----------  -------------  ----------
Interest-earning assets:
 Interest-earning deposits .................   $   2,815     $    (810)    $   2,005     $  1,018     $     271     $  1,289
 Investment securities available-
   for-sale ................................     181,633           636       182,269       18,005          (538)      17,467
 Investment securities held-to-
   maturity ................................     (99,029)        1,628       (97,401)      28,882            80       28,962
 Net loans(1) ..............................      76,492        13,229        89,721      105,228         9,005      114,233
                                                                           ---------                                --------
Total interest-earning assets ..............                                 176,594                                 161,951
                                                                           ---------                                --------
Interest-bearing liabilities:
 Deposits ..................................      69,478        (7,991)       61,487       23,082         4,647       27,729
 Borrowings ................................      69,571       (15,994)       53,577       85,131         3,975       89,106
                                                                           ---------                                --------
Total interest-bearing liabilities .........                                 115,064                                 116,835
                                                                           ---------                                --------
Net change in net interest income              $  40,833     $  20,697     $  61,530     $ 56,465     $ (11,349)    $ 45,116
                                               =========     =========     =========     ========     =========     ========

------------
(1) Includes non-accrual loans and loans held for sale.

Provision for Loan Losses

     The provision for loan losses was $28.0 million for 1998 compared to $41.1 million for 1997. The higher loan loss provision for 1997 included $24.9 million of reserves recorded as part of the merger charges related to our acquisitions of First State and Bankers during 1997. These additional reserves were added as a result of our conservative approach with respect to an aggressive workout plan for certain non-performing assets acquired from First State and Bankers. Excluding these merger-related charges, our loan loss provision for 1998 increased 73% from 1997 levels. In addition, during 1998, we established an initial loan loss reserve of $20.5 million related to $725 million of loans acquired in connection with our CoreStates branch acquisition, and during 1997, we established an initial loan loss reserve of $22.0 million in connection with our acquisition of Fleet Financial Group Inc.'s Automobile Finance Division.

     Over the last two years, through several strategic acquisitions and internal restructuring initiatives, we have diversified our lending efforts and increased our emphasis on providing our customers with small business loans and an expanded line of commercial and consumer products, such as asset-based lending and automobile loans. As a result of the increased risk inherent in these loan products and as we continue to place emphasis on small business and consumer lending in future years, management will regularly evaluate our loan portfolio and record additional loan loss reserves as is necessary. Historically, our additions to our loan loss reserve (through income statement charges and acquisition accounting) have been sufficient to absorb the incremental credit risk in our loan portfolio. As shown in Table 3 on the next page, provisioning plus acquired reserves are sufficiently in excess of net losses for all years presented. Management believes that these extra reserves are warranted due to the changing composition and increased risk in the loan portfolio, as discussed above. For additional information with respect to our asset quality, see " -- Credit Quality".

     Our net charge-offs for 1998 were $33.6 million and consisted of charge-offs of $46.3 million and recoveries of $12.7 million. This compares to 1997 net charge-offs of $18.8 million consisting of charge-offs of $24.2 million and recoveries of $5.4 million. The ratio of net loan charge-offs to average loans, including loans held for sale, was 0.30% for 1998, compared to 0.18% for 1997 and 0.19% for 1996. Commercial loan net charge-offs as a percentage of average commercial loans were 0.14% for 1998, compared to 0.14% for 1997 and 0.85% for 1996. The higher figure in 1996 was due to charge-offs related to a pool of non-performing loans charged-off by First State, a predecessor institution acquired by us, previous to its 1997 acquisition that was accounted for as a pooling-of-interests. Consumer loan net charge-offs as a percentage of average consumer loans were 0.80% for 1998, compared to 0.55% for 1997 and 0.18% for 1996. Residential real estate mortgage loan net charge-offs as a percentage of average residential mortgage loans, including loans held for sale, were 0.08% for 1998, 0.11% for 1997 and 0.13% for 1996. Our increased level of consumer and commercial loan charge-offs in 1998 was primarily related to our acquisition activity over the past two years. Although commercial and consumer lending will typically result in higher net charge-off levels than residential lending, historically, it has also resulted in higher income potential. In our experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach. In connection with this philosophy, additional reserves were established in conjunction with both our recent acquisitions described above and internal growth.

     Table 3 presents the activity in the allowance for loan losses for the years indicated (in thousands):


           Table 3: Reconciliation of the Allowance for Loan Losses

                                                                          December 31,
                                           --------------------------------------------------------------------------
                                                1998            1997           1996           1995           1994
                                           -------------   -------------   ------------   ------------   ------------
Allowance, beginning of year ...........     $ 116,823       $  73,847       $ 67,515       $ 64,611       $ 61,087
Charge-offs:
 Residential ...........................         6,223           8,869         11,016          9,546         10,279
 Commercial ............................         3,220           3,687          5,846          2,563          5,749
 Consumer(1) ...........................        36,887          11,628          2,079            962          1,109
                                             ---------       ---------       --------       --------       --------
   Total charge-offs ...................        46,330          24,184         18,941         13,071         17,137
                                             ---------       ---------       --------       --------       --------
Recoveries:
 Residential ...........................         1,134           1,040          1,376            923            534
 Commercial ............................           839           2,264            133            201            653
 Consumer(1) ...........................        10,715           2,079            363            227            370
                                             ---------       ---------       --------       --------       --------
   Total recoveries ....................        12,688           5,383          1,872          1,351          1,557
                                             ---------       ---------       --------       --------       --------
Charge-offs, net of recoveries .........        33,642          18,801         17,069         11,720         15,580
Provision for loan losses ..............        27,961          41,125         22,685         13,119         14,562
Acquired reserves and other
 additions(2) ..........................        22,660          20,652            716          1,505          4,542
                                             ---------       ---------       --------       --------       --------
Allowance, end of year .................     $ 133,802       $ 116,823       $ 73,847       $ 67,515       $ 64,611
                                             =========       =========       ========       ========       ========
Charge-offs, net of recoveries
 to average total loans ................         0.300%          0.184%         0.193%         0.159%         0.261%
                                             =========       =========       ========       ========       ========

------------
(1) Includes indirect auto loans and home equity lines of credit.
(2) For 1998, acquired reserves and other additions include $20.5 million of loan loss reserves established in connection with the CoreStates branch acquisition. For 1997, acquired reserves and other additions represent $22.0 million of loan loss reserves established as part of the Fleet Automobile Finance Division acquisition, partially off-set by net charge-offs of $2.7 million related to First State for the three-month period ended December 31, 1996 resulting from the differing fiscal year end of First State.

     Our policy for charging off loans varies with respect to the category of loans and specific circumstances surrounding each loan under consideration. Consumer loans are generally charged off when deemed to be uncollectible or 120 days past due, whichever comes first. Charge-offs of commercial loans and residential real estate mortgage loans are made on the basis of management's ongoing evaluation of non-performing loans.

Other Income

     Total other income was $105 million for 1998 compared to $48.7 million for 1997. Several factors contributed to the increase in other income as discussed below.

     Loan fees and service charges were $10.5 million for 1998 compared to $5.8 million for 1997. This increase was directly attributable to the full year effect of fees earned on our auto loan portfolio which was acquired in September 1997. Loan fees and service charges result primarily from our loan servicing portfolio. At December 31, 1998, we serviced $9.2 billion of our own loans and $6.7 billion of loans for others. This compares to $9.3 billion of our own loans and $6.4 billion of loans for others at December 31, 1997.

     Deposit fees were $26.1 million for 1998 compared to $20.9 million for 1997. This increase was primarily the result of an increase in the number of our transaction accounts and a larger retail customer base over the last year.

     Mortgage banking gains were $24.7 million for 1998 compared to $21.7 million for 1997. This increase was primarily due to internal restructuring and management enhancements made to this business unit during 1998 and a favorable external environment.

     Gains on sales of loans and investment securities were $19.8 million for 1998 compared to losses of $7.2 million for 1997, which included investment security net gains (losses) of $15.8 million and $(9.2) million and net gains on sales of loans of $4.0 million and $2.0 million in 1998 and 1997, respectively. This increase was in part due to a net gain of $2.8 million resulting from the sale of our credit card portfolio during the second quarter of 1998. The remaining increase was the result of gains on sales of investment securities available-for sale during 1998 and a $10.3 million (pre-tax) loss on the liquidation of $750 million of investments including some held-to-maturity securities in conjunction with the Bankers acquisition during the third quarter of 1997. This sale was completed in accordance with the provisions of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain our pre-merger interest rate risk position. Recent favorable market trends have created opportunities for us to realign our investment portfolio with no adverse impact on future earnings or our interest rate risk profile. We will continue to evaluate these opportunities in the context of our overall asset/liability management process.


     Miscellaneous income was $24.0 million for 1998 compared to $7.5 million for 1997. This increase was primarily due to our investment in bank owned life insurance which was made during the first quarter of 1998 and increased inter-change income resulting from growth in the number and transaction volume of our debit cards over the last year.

General and Administrative Expenses

     Total general and administrative expenses were $277 million for 1998 compared to $225 million for 1997. The ratio of general and administrative expenses to average assets was 1.41% for 1998 compared to 1.38% for 1997. Our efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for 1998 was 46.6% compared to 46.1% for 1997. The increase in general and administrative expenses during 1998 was primarily due to our overall franchise growth, as well as special systems-related charges. These special systems-related charges include our conversion to a new commercial bank data processing system and our Year 2000 initiatives.


Other Operating Expenses


     Total other operating expenses were $82.3 million for 1998 compared to $44.8 million for 1997. Other operating expenses included merger-related charges of $49.9 million for 1998 compared to $19.2 million for 1997. These expenses are related to our acquisitions over the last two years and include human resources related costs, losses on the sale of certain assets and other expenses, including investment banking fees and legal expenses. Also included in other operating expenses was amortization of goodwill and other intangible assets of $20.6 million for 1998 compared to $13.2 million for 1997, trust preferred securities expense of $12.5 million for 1998 compared to $11.7 million for 1997, and other net real estate owned gains of $804,000 for 1998 compared to net other real estate owned losses of $767,000 for 1997.

Income Tax Provision

     The income tax provision was $74.8 million for 1998 compared to $67.3 million for 1997. The effective tax rate for 1998 was 35.4% compared to 39.6% for 1997. The effective tax rates for 1998 and 1997 include the effect of certain non-deductible expenses incurred in conjunction with our acquisitions during each of these years. For additional information with respect to our income taxes, see note 14 of notes to consolidated financial statements.


Results of Operations for the Years Ended December 31, 1997 and 1996

Net Income

     Net operating income for the year ended December 31, 1997 was $139 million. This represents an increase of 21% over net operating income of $115 million reported for 1996. Operating earnings per share was $0.89 for 1997, which represents an increase of 17% over 1996 operating earnings per share of $0.76. Return on average equity and return on average assets were 14.83% and 0.85%, respectively, for 1997 compared to 13.18% and 0.81%, respectively, for 1996. The amounts presented for 1997 exclude merger charges and losses on non-recurring sales of held-to-maturity securities of $36.7 million (after-tax) related to our acquisition of First State and Bankers during 1997. Results for 1996 exclude a non-recurring Savings Association Insurance Fund assessment of $24.9 million (after-tax) paid to the FDIC during 1996 for the recapitalization of the Savings Association of Insurance Fund.

     Net income for the year ended December 31, 1997 was $103 million or $0.66 per share. Net income for the year ended December 31, 1996, including the impact of the non-recurring Savings Association of Insurance Fund assessment, was $90.4 million or $0.59 per share.

Net Interest Income

     Net interest income for 1997 was $432 million compared to $387 million for 1996. This represents an increase of 12% and was primarily due to an increase in average balances resulting from internal growth and acquisitions, partially off-set by a decline in our net interest margin.

     Interest on interest-earning deposits was $5.4 million for 1997 compared to $4.1 million for 1996. The average balance of interest-earning deposits was $32.3 million with an average yield of 16.71% for 1997 compared to an average balance of $26.1 million with an average yield of 15.73% for 1996. The high yields on interest-earning deposits were the result of a contractual arrangement whereby a third-party vendor performed check processing and reconcilement functions for our disbursement accounts. Under the agreement, the vendor is required to pay us interest on disbursed funds during the two- to three-day float period, effectively producing interest income with no corresponding asset balance.

     Interest on investment securities available-for-sale was $102 million for 1997 compared to $84.7 million for 1996. The average balance of investment securities available-for-sale was $1.6 billion with an average yield of 6.77% for 1997 compared to an average balance of $1.3 billion with an average yield of 6.70% for 1996.

     Interest on investment securities held-to-maturity was $280 million for 1997 compared to $251 million for 1996. The average balance of investment securities held-to-maturity was $3.9 billion with an average yield of 7.18% for 1997 compared to an average balance of $3.5 billion with an average yield of 7.17% for 1996.

     Interest and fees on loans were $791 million for 1997 compared to $677 million for 1996. The average balance of net loans was $10.1 billion with an average yield of 7.82% for 1997 compared to an average balance of $8.8 billion with an average yield of 7.72% for 1996. The increases in average balance and average yield were primarily due to our acquisition of Fleet Auto in 1997, which added $2.0 billion of higher yielding commercial and consumer loans to our loan portfolio, and the full year effect of our record level of residential mortgage loan originations in 1996.

     Interest on total deposits was $379 million for 1997 compared to $351 million for 1996. The average balance of total deposits was $9.0 billion with an average cost of 4.21% for 1997 compared to an average balance of $8.5 billion with an average cost of 4.15% for 1996. The increase in the average balance of deposits was primarily the result of our relationship selling campaign during 1997.

     Interest on total borrowings was $368 million for 1997 compared to $279 million for 1996. The average balance of total borrowings was $6.2 billion with an average cost of 5.97% for 1997 compared to an average balance of $4.7 billion with an average cost of 5.89% for 1996. The increase in the average balance of borrowings was the result of the Fleet Automobile Finance Division acquisition and other internal balance sheet growth being funded principally by borrowings.

Provision for Possible Loan Losses

     The provision for loan losses was $41.1 million for 1997 compared to $22.7 million for 1996. The 81% increase in loan loss provision for 1997 included $24.9 million of additional reserves which Sovereign determined would be necessary as a result of its conservative approach with respect to an aggressive workout plan for certain assets acquired from Bankers and First State. In addition, we established an initial loan loss reserve of $22.0 million in connection with our acquisition of Fleet Automobile Finance Division during 1997.

     During 1997, we charged off $24.2 million compared to $18.9 million for 1996. This increased level of charge-offs for 1997 was partially off-set by recoveries of $5.4 million, resulting in net charge-offs for 1997 of $18.8 million. This compares to recoveries of $1.9 million and net charge-offs of $17.1 million for 1996. Our increased level of charge-offs for 1997 was primarily the result of increased consumer and commercial loan charge-offs, the majority of which are related to our 1997 acquisition activity. Although non-residential lending will typically result in higher net charge-off levels than other types of lending, historically, it has also resulted in higher income potential. In our experience, a strategy that involves the accelerated resolution of problem assets is more appropriate than a long-term workout approach. In connection with this philosophy, additional reserves were added during 1997 as described above.

Other Income

     Total other income was $48.7 million for 1997 compared to $63.4 million for 1996. The decrease in other income was the result of a decrease in loan fees and service charges which is directly attributable to First State's credit card portfolio as discussed below.

     Loan fees and service charges were $5.8 million for 1997 compared to $19.6 million for 1996. This decrease was the result of fees earned in 1996 by First State's credit card portfolio which was sold prior to our acquisition of First State in February 1997. Excluding First State's credit card portfolio, other loan fees and service charges for 1996 were $6.9 million. Loan fees and service charges result primarily from our loan servicing portfolio. At December 31, 1997, we serviced $9.3 billion of our own loans and $6.4 billion of loans for others. This compares to $7.6 billion of our own loans and $5.9 billion of loans for others at December 31, 1996.

     Deposit fees were $20.9 million for 1997 compared to $18.1 million for 1996. This increase was primarily the result of an increase in the number of transaction accounts in 1997 compared to 1996.

     Mortgage banking gains were $21.7 million for 1997 compared to $13.9 million for 1996. This increase was primarily due to gains of $5.3 million resulting from the sale of loans and mortgage servicing rights in 1997.


     Losses on sales of loans and investment securities were $7.2 million for 1997 compared to gains of $5.9 million for 1996. This decrease was primarily attributable to losses of $10.3 million (pre-tax) related to the liquidation of $750 million of investments including some held-to-maturity securities in conjunction with the Bankers acquisition during the third quarter of 1997. This sale was completed in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain our pre-merger interest rate risk position. The decrease is also the result of gains of $4.2 million related to the liquidation of $157 million of available-for-sale and equity securities in 1996. These gains were realized as part of our ongoing management of risk in our available-for-sale portfolio and taking advantage of favorable market conditions.


     Miscellaneous income was $7.5 million for 1997 compared to $5.9 million for 1996. This increase was primarily due to increased inter-change income resulting from growth in the number of our debit cards and credit cards issued and in use over the last year.

General and Administrative Expenses

     Total general and administrative expenses were $225 million for 1997 compared to $228 million for 1996. The ratio of general and administrative expenses to average assets was 1.38% for 1997 compared to 1.60% for 1996.

     Our efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) for 1997 was 46.1% compared to 51.3% for 1996. The decrease in total general and administrative expenses and the resulting favorable decrease in our expense ratios was the result of efficiencies realized from recent acquisitions and an increase in average balances and net interest income without a corresponding increase in operating expenses.

Other Operating Expenses

     Total other operating expenses were $44.8 million for 1997 compared to $61.4 million for 1996. Results for 1997 include merger-related charges of $19.2 million related to our 1997 acquisitions. Expenses included as part of the merger-related charges were human resources related costs, losses on the sale of certain assets and other expenses, including investment banking fees and legal expenses. Results for 1996 include a non-recurring Savings Association Insurance Fund of $40.1 million paid to the FDIC for the recapitalization of the Savings Association Insurance Fund. Also included in other operating expenses was amortization of goodwill and other intangible assets of $13.2 million for 1997 compared to $17.4 million for 1996, trust preferred securities expense of $11.7 million for 1997 compared to $274,000 for 1996, and net other real estate owned losses of $767,000 for 1997 compared to net other real estate owned losses of $3.6 million for 1996.

Income Tax Provision


     The income tax provision was $67.3 million for 1997 compared to $47.5 million for 1996. The effective tax rate for 1997 was 39.6% compared to 34.5% for 1996. The increased effective tax rate for 1997 was primarily attributable to certain non-deductible expenses incurred in conjunction with our 1997 acquisitions.


Financial Condition At June 30, 1999


Loan Portfolio


     At June 30, 1999, our total loan portfolio included $5.0 billion of first mortgage loans secured primarily by liens on owner-occupied one-to-four family residential properties compared to $5.1 billion at December 31, 1998. With its increased focus on non-residential lending and our acquisition activity over the past few years, at June 30, 1999, our total loan portfolio also included $3.2 billion of commercial loans and $4.2 billion of consumer loans, including $1.7 billion of outstanding home equity loans (excluding $597 million of additional unused commitments for home equity lines of credit) secured primarily by second mortgages on owner-occupied one-to-four family residential properties and $1.9 billion of auto loans. This compares to $2.3 billion of commercial loans and $3.8 billion of consumer loans, including $1.8 billion of outstanding home equity loans and $1.5 billion of auto loans at December 31, 1998.


     Over the past few years, we have increased our emphasis on commercial and consumer loan originations. As a result, during the six-month period ended June 30, 1999, we closed $1.3 billion of commercial loans compared to $393 million of commercial loans during the same period in 1998. This increase was due to strong business loan demand in our market area resulting from a strong regional economy, recent bank mergers affecting the region, and significant staffing increases in our commercial banking unit.


     We closed $1.2 billion of consumer loans during the six-month period ended June 30, 1999 compared to $898 million of consumer loans during the same period in 1998. This increase was primarily the result of strong home equity and auto loan originations during the six-month period ended June 30, 1999.


     During the six-month period ended June 30, 1999, we closed $969 million of first mortgage loans of which approximately 95% were fixed rate and sold in the secondary market. This compares to first mortgage loan closings of $933 million and approximately 80% of fixed rate loans for the same period in 1998.

     During the six-month period ended June 30, 1999, we determined that an accelerated disposition of approximately $37 million of non-performing residential loans would be the most cost-effective strategy to reduce non-performing assets while significantly increasing key asset quality ratios. As a result, at June 30, 1999, our non-performing assets were $89.3 million compared to $116 million at December 31, 1998 and non-performing assets as a percentage of total assets were 0.36% at June 30, 1999 compared to 0.53% at December 31, 1998.

     At June 30,1999, 49% of non-performing assets consisted of loans related to real estate or other real estate owned. Another 3% of non-performing assets consisted of indirect auto loans and other repossessed assets. The remainder of our non-performing assets consist principally of consumer loans, many of which are secured by collateral. We place all loans 90 days or more delinquent (except auto loans and loans guaranteed by the government or secured by deposit accounts) on non-performing status. Our auto loans continue to accrue interest until they are 120 days delinquent, at which time they are placed on non-accrual status and a 100% reserve allocation is assigned. Repossessed autos carry a reserve allocation of 50%. At June 30, 1999, the allowance for loan losses as a percentage of non-performing assets was 148% compared to 112% at December 31, 1998.

     Table 4 presents the composition of non-performing assets at the dates indicated (dollars in thousands):

                        Table 4: Non-Performing Assets

                                                                        June 30, 1999     December 31, 1998
                                                                       ---------------   ------------------
Non-Accrual Loans:
Past due 90 days or more as to interest or principal:
Real estate related ................................................      $ 36,992           $  63,258
Other ..............................................................        39,185              33,297
                                                                          --------           ---------
Total Non-Accrual Loans ............................................        76,177              96,555
Other ..............................................................         1,827               3,404
Restructured Loans .................................................         3,755                 141
                                                                          --------           ---------
Total Non-Performing Loans .........................................        81,759             100,100
                                                                          --------           ---------
Other Real Estate Owned and Other Repossessed Assets:
Other real estate owned ............................................         6,710              12,812
Other repossessed assets ...........................................           835               2,772
Other real estate owned and Other repossessed assets ...............         7,545              15,584
                                                                          --------           ---------
TOTAL NON-PERFORMING ASSETS ........................................      $ 89,304           $ 115,684
                                                                          ========           =========
Past due 90 days or more as to interest or principal and accruing
 interest (1) ......................................................      $  6,313           $   6,571
Non-Performing Assets as a percentage of Total Assets ..............          0.36%               0.53%
Non-Performing Loans as a percentage of Total Loans ................          0.66%               0.89%
Non-Performing Assets as a percentage of Total Loans and Real Estate
 Owned .............................................................          0.77%               1.08%
Allowance for Loan Loses as a percentage of total Non-Performing
 Assets ............................................................           148%                112%
Allowance for Loan Losses as a percentage of total Non-Performing
 Loans .............................................................           162%                129%

------------
(1) Represents student loans which are government-guaranteed. We retain minimal risk of credit losses related to these loans.

     Potential problem loans (consisting of loans as to which management has serious concerns as to the ability of such borrowers to comply with present repayment terms, although not currently classified as non-performing loans) amounted to approximately $43.8 million at June 30, 1999 and consisted principally of commercial and commercial real estate loans.

     We closely monitor delinquencies as a means of maintaining high asset quality. Collection efforts begin within 15 days after a loan payment is missed. A predictive dialer is used to assist collection efforts in the early stages of delinquency on the entire retail portfolio. An attempt is made to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, we will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed. Legal counsel is retained when necessary. We monitor delinquency trends at 30, 60, and 90 days past due. These trends are discussed at monthly asset review meetings.

     The adequacy of our allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. At June 30, 1999, the allowance for loan losses was $134 million or 1.08% of total loans compared to $134 million or 1.19% of total loans at December 31, 1998.

     Table 5 presents the allocation of the allowance for loan losses and the percentage of such allocation to each loan type at the dates indicated (dollars in thousands):

             Table 5: Allocation of the Allowance for Loan Losses

                                                               June 30, 1999            December 31, 1998
                                                         -------------------------   ------------------------
                                                                       Percentage                  Percentage
                                                           Amount       of Loans       Amount       of Loans
                                                         ----------   ------------   ----------   -----------
Class allowances:
Commercial Loans .....................................    $ 18,681          16%       $ 14,549         13%
Residential and Commercial real estate loans .........      15,580          50          13,690         54
Consumer loans .......................................      44,528          34          40,866         33
                                                          --------                    --------
Total class allowances ...............................      78,789                      69,105
Specific allowances
Commercial loans .....................................      17,012          --          16,191         --
Residential and commercial real estate loans .........      14,658          --          16,351         --
Consumer Loans .......................................       6,103          --           7,217         --
                                                          --------                    --------
Total specific allowances ............................      37,773                      39,759
Unallocated allowances ...............................      17,621          --          24,938         --
                                                          --------          --        --------         --
Total allowance for loan losses ......................    $134,183         100%       $133,802        100%
                                                          ========         ===        ========        ===

     We periodically review our loan portfolio and assign a risk-rating based on loan type, collateral value, financial condition of the borrower and payment history. Delinquent mortgage and consumer loans are reviewed monthly and assigned a rating based on their payment history, financial condition of the borrower and collateral values. Specific mortgage and consumer loans are also reviewed in conjunction with the previously described review of any related commercial loan.


     The following is a discussion on the different components of the allowance for loan losses:


     Class Allowance -- The class allowance for June 30, 1999 and December 31, 1998 was a general allowance for "pass" rated loans and was determined by applying specific risk percentages to each "pass" rated loan. The risk percentages are determined by us in consultation with regulatory authorities, actual loss experience, peer group loss experience and are adjusted for current economic conditions. The risk percentages are considered a prudent measurement of the risk of our loan portfolio. Such risk percentages are applied to individual loans based on loan type.


     Residential Portfolio -- Class reserves for the residential portfolio are 15 basis points of the portfolio and based on the fact that historical loan loss risk associated with this product type has been minimal.


     Consumer Portfolio -- Consumer Portfolio class reserves are between the range of 50 basis points of that portion of the consumer portfolio fully secured by real estate and 150 basis points for the higher risk portions of its portfolio. The class reserve for our indirect auto loan portfolio increased during 1998 due to higher than expected net charge-offs. In response to the higher charge-offs, in the latter half of 1998 we revised our indirect auto underwriting guidelines to reflect a more conservative lending philosophy.


     Commercial Portfolio -- In addition to the specific reserves established for loans within the commercial loan portfolio, we reserve in the range of 75 to 150 basis points of our remaining commercial loan portfolio, based on product type and collateral value.


     Specific Allowance -- We determine the specific portion of our allowance for loan losses for all criticized loans, or those classified as special mention, sub-standard, doubtful, or loss. Risk percentages are applied to each class of criticized commercial, consumer and residential loans to determine the specific allowance. Additionally, additional specific reserves are established for certain impaired commercial loans based on expected shortfalls in future cash flows and inadequate collateral value. Management believes this periodic review provides a mechanism that results in loans being rated in the proper category and accordingly, assigned the proper risk loss percentage in computing the class or specific reserve.

     Unallocated Allowance -- The unallocated allowance for loan losses decreased $7.3 to $17.6 million at June 30, 1999 from $24.9 million at December 31, 1998. This slight decrease can be attributed to an increase in class reserves to $78.8 million at June 30, 1999 compared to $69.1 million at December 31, 1998. Management considers loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends when determining the unallocated allowance.

     Impaired loans are summarized as follows (in thousands):


                                                              June 30, 1999     December 31, 1998
                                                             ---------------   ------------------
       Impaired loans without a related reserve ..........       $    --             $    --
       Impaired loans with a related reserve .............        90,313              63,296
                                                                 -------             -------
       Total impaired loans ..............................       $90,313             $63,296
                                                                 =======             =======
       Reserve for impaired loans ........................       $21,079             $18,582
                                                                 =======             =======


     The average balance of impaired loans for the six-month periods ended June 30, 1999 and 1998 was $73.9 million and $50.3 million, respectively.


Investment Securities

     Investment securities consist primarily of U.S. Treasury and government agency securities, corporate debt securities and stock in the Federal Home Loan Bank of Pittsburgh. Investment securities also include mortgage-backed securities which consist of collateralized mortgage obligations issued by federal agencies or private label issues. Our mortgage-backed securities are generally either guaranteed as to principal and interest by the issuer or have ratings of "AAA" by Standard and Poor's and Fitch at the date of issuance. The classes are backed by single-family residential loans which are primary residences geographically dispersed throughout the United States. We purchase classes which are senior positions backed by subordinate classes. The subordinate classes absorb the losses and must be completely eliminated before any losses flow through the senior positions. Our strategy is to purchase classes which have an average life of three years or less. The effective duration of the total investment portfolio at June 30, 1999 was 3.8 years.

     At June 30, 1999, total investment securities available-for-sale were $8.7 billion compared to $6.7 billion at December 31, 1998 and investment securities held-to-maturity were $1.3 billion compared to $1.8 billion at December 31, 1998. For additional information with respect to our investment securities, see notes 3 and 4 in the notes to consolidated financial statements.


Goodwill and Other Intangible Assets

     Total goodwill and other intangible assets at June 30, 1999 were $435 million compared to $426 million at December 31, 1998. This increase is primarily attributable to our acquisitions of Peoples Bancorp, Inc. and The Network Companies during the second quarter of 1999, partially off-set by normal year-to-date amortization.


Deposits

     Deposits are attracted from within our primary market area through the offering of various deposit instruments including NOW accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans.

     Total deposits at June 30, 1999 were $12.2 billion compared to $12.3 billion at December 31, 1998. For additional information with respect to our deposit portfolio composition, see note 6 in the notes to consolidated financial statements.


Borrowings

     We utilize borrowings as a source of funds for our asset growth and our asset/liability management. Collateralized advances are available from the Federal Home Loan Bank of Pittsburgh provided certain standards related to creditworthiness have been met. Another source of funds is reverse repurchase agreements. Reverse repurchase agreements are short-term obligations collateralized by securities fully guaranteed as to principal and interest by the U.S. Government or an agency thereof.

     Total borrowings at June 30, 1999 were $10.7 billion of which $6.4 billion were short-term compared to $7.9 billion of which $3.9 billion were short-term at December 31, 1998. This increase in borrowings is the result of balance sheet growth being partially funded by borrowings. During the six-month period ended June 30, 1999, we funded our balance sheet growth through borrowings as the cost of borrowings was lower than the cost of retail certificates of deposit. For additional information with respect to our borrowings, see note 7 in the notes to consolidated financial statements.

     Through the use of interest rate swaps, $920 million of Federal Home Loan Bank of Pittsburgh advances at June 30, 1999 have been effectively converted from variable rate obligations to fixed rate obligations. In addition, at June 30, 1999, $1.2 billion of borrowings have been protected from upward repricing through the use of interest rate caps and floors.


Financial Condition at December 31, 1998


Loan Portfolio

     Our loan portfolio at December 31, 1998 was $11.3 billion, unchanged from December 31, 1997. Our consumer and commercial loan portfolios have increased as a result of strong originations and the 1998 CoreStates branch acquisition, which added approximately $725 million of commercial and consumer loans to our loan portfolio. This increase has been off-set by a planned decline in our residential mortgage loan portfolio resulting from the refinance environment and our increased mortgage banking capabilities, which results in residential mortgage loan originations being sold in the secondary market rather than held in our loan portfolio.

     At December 31, 1998, our total loan portfolio included $5.1 billion of first mortgage loans secured primarily by liens on owner-occupied one-to-four family residential properties compared to $6.6 billion at December 31, 1997. With our increased focus on non-residential lending and our acquisition activity over the past two years, at December 31, 1998, our total loan portfolio also included $2.3 billion of commercial loans and $3.8 billion of consumer loans, including $1.8 billion of outstanding home equity loans (excluding $600 million of additional unused commitments for home equity lines of credit) secured primarily by second mortgages on owner-occupied one-to-four family residential properties and $1.5 billion of auto loans. This compares to $1.4 billion of commercial loans and $3.1 billion of consumer loans, including $1.1 billion of outstanding home equity loans and $1.6 billion of auto loans, at December 31, 1997.

     Over the past two years, we have increased our emphasis on commercial and consumer loan originations. As a result, during 1998, we closed $1.3 billion of commercial loans compared to $310 million of commercial loans for 1997. This increase was due to strong business loan demand in our market area resulting from a strong regional economy, recent bank mergers affecting the region, and significant staffing increases in our commercial banking unit.

     We closed $2.0 billion of consumer loans during 1998 compared to $924 million of consumer loans for 1997. This increase was primarily the result of home equity loan originations of approximately $331 million and indirect auto loan originations of approximately $587 million during 1998.

     During 1998, we closed $2.1 billion of first mortgage loans of which $1.9 billion were fixed rate and sold in the secondary market. This compares to first mortgage loan closings of $2.0 billion and $897 million of fixed rate loans for 1997.

     Table 6 presents the composition of our loan portfolio by type of loan and by fixed and variable rates at the dates indicated (in thousands):

                    Table 6: Composition of Loan Portfolio

                                                                 At December 31,
                               -----------------------------------------------------------------------------------
                                          1998                        1997                         1996
                               --------------------------   -------------------------   --------------------------
                                   Balance       Percent       Balance       Percent       Balance        Percent
                               --------------   ---------   -------------   ---------   -------------   ----------
Residential real estate
 loans .....................    $ 5,113,537        45.3%    $ 6,634,271        58.6%     $7,381,820         76.9%
Residential construction
 loans .....................         62,536          .6         137,367         1.2         136,436          1.4
                                -----------       -----     -----------       -----      ----------        -----
 Total Residential Loans          5,176,073        45.9       6,771,638        59.8       7,518,256         78.3
                                -----------       -----     -----------       -----      ----------        -----
Commercial real estate
 loans .....................        887,938         7.9         664,943         5.9         511,071          5.3
Commercial loans ...........        717,440         6.4         356,517         3.1         262,840          2.7
Automotive floor plan
 loans .....................        578,147         5.1         279,757         2.5              --           --
Multi-family loans .........        115,195         1.0         115,570         1.0         109,774          1.2
                                -----------       -----     -----------       -----      ----------        -----
 Total Commercial
   Loans ...................      2,298,720        20.4       1,416,787        12.5         883,685          9.2
                                -----------       -----     -----------       -----      ----------        -----
Home equity loans ..........      1,750,883        15.5       1,050,304         9.3         800,559          8.3
Auto loans .................      1,510,676        13.4       1,553,318        13.7          73,393           .8
Loans to automotive
 lessors ...................        252,856         2.2         267,033         2.3              --           --
Student loans ..............        256,744         2.3         190,440         1.7         211,358          2.2
Credit cards ...............             --          --          54,887          .5          82,798           .9
Other ......................         39,888          .3          19,715          .2          25,446           .3
                                -----------       -----     -----------       -----      ----------        -----
 Total Consumer Loans             3,811,047        33.7       3,135,697        27.7       1,193,554         12.5
                                -----------       -----     -----------       -----      ----------        -----
 Total Loans ...............    $11,285,840       100.0%    $11,324,122       100.0%     $9,595,495        100.0%
                                ===========       =====     ===========       =====      ==========        =====
Total Loans with:(1)
 Fixed rates ...............    $ 5,798,158        51.4%    $ 4,548,951        40.2%     $2,180,356         22.7%
 Variable rates ............      5,487,682        48.6       6,775,171        59.8       7,415,139         77.3
                                -----------       -----     -----------       -----      ----------        -----
   Total Loans .............    $11,285,840       100.0%    $11,324,122       100.0%     $9,595,495        100.0%
                                ===========       =====     ===========       =====      ==========        =====

                                                               December 31,
                                           -----------------------------------------------------
                                                     1995                        1994
                                           -------------------------   -------------------------
                                              Balance       Percent       Balance       Percent
                                           -------------   ---------   ------------   ----------
Residential real estate loans ..........    $6,059,064        79.8%     5,660,704         81.2%
Residential construction loans .........       116,110         1.6         83,630          1.2
                                            ----------                  ---------
 Total Residential Loans ...............     6,175,174        81.4      5,744,334         82.4
                                            ----------                  ---------
Commercial real estate loans ...........       358,334         4.7        288,739          4.2
Commercial loans .......................       166,712         2.2        113,686          1.6
Automotive floor plan loans ............            --          --             --           --
Multi-family loans .....................       130,819         1.7        148,878          2.1
                                            ----------                  ---------
 Total Commercial Loans ................       655,865         8.6        551,303          7.9
                                            ----------                  ---------
Home equity loans ......................       648,033         8.5        583,837          8.4
Auto loans .............................        14,267          .2         14,954           .2
Loans to automotive lessors ............            --          --             --           --
Student loans ..........................        14,232          .2         13,107           .2
Credit cards ...........................        32,274          .4         10,338           .1
Other ..................................        51,262          .7         54,311           .8
                                            ----------                  ---------
 Total Consumer Loans ..................       760,068        10.0        676,547          9.7
                                            ----------       -----      ---------        -----
 Total Loans ...........................    $7,591,107       100.0%    $6,972,184        100.0%
                                            ==========       =====     ==========        =====
Total Loans with:(1)
 Fixed rates ...........................    $1,896,384        25.0%    $1,768,859         25.4%
 Variable rates ........................     5,694,723        75.0      5,203,325         74.6
                                            ----------       -----     ----------        -----
  Total Loans ..........................    $7,591,107       100.0%    $6,972,184        100.0%
                                            ==========       =====     ==========        =====

------------
(1) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed in "-- Asset and Liability Management."

     Table 7 sets forth the maturity of our residential construction, commercial real estate and commercial loans as scheduled to mature contractually at December 31, 1998 (in thousands):

                        Table 7: Loan Maturity Schedule

                                                                   At December 31, 1998, Maturing
                                                  ----------------------------------------------------------------
                                                   In One Year     After One Year        After
                                                     Or Less        --Five Years      Five Years         Total
                                                  -------------   ----------------   ------------   --------------
Residential construction loans (net of loans in
 process of $89,509)(1) .......................     $   3,367         $      --       $  59,169      $    62,536
Commercial real estate loans ..................       108,259           285,961         493,718          887,938
Commercial loans ..............................       244,834           210,491         262,115          717,440
                                                    ---------         ---------       ---------      -----------
  Total ......................................      $ 356,460         $ 496,452       $ 815,002      $ 1,667,914
                                                    =========         =========       =========      ===========
Loans with:
 Fixed rates ..................................     $  90,151         $ 375,734       $ 507,280      $   973,165
 Variable rates ...............................       266,309           120,718         307,722          694,749
                                                    ---------         ---------       ---------      -----------
  Total .......................................     $ 356,460         $ 496,452       $ 815,002      $ 1,667,914
                                                    =========         =========       =========      ===========

------------
(1) Loans classified as residential construction loans convert to residential mortgage loans after a one-year period. The residential construction loans are closed as either fifteen-year or thirty-year terms added to the one-year construction loan period. Accordingly, the majority of these loan balances are anticipated to mature beyond five years.

     Our recent strategic acquisitions, coupled with expanded origination capacity, accelerated our transition in becoming a super-community bank by increasing consumer loans to 34% and commercial loans to 20% of total loans in 1998, up from 28% and 12%, respectively for 1997. Commercial loan credit quality remains strong and the commercial loan division's growing portfolio is regularly examined for quality by an experienced internal credit review team. Commercial loans are allocated reserves based upon individual asset risk assessments.


Credit Risk Management

     Extending credit to businesses and consumers exposes us to credit risk. Credit risk is the risk that the principal balance of a loan and any related interest will not be collected due to the inability of the borrower to repay the loan. We manage credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by senior management. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent. Various approval levels, based on the amount of the loan and whether the loan is secured or unsecured, have also been established. Loan approval authority ranges from the individual loan officer to the Board of Directors' Loan Committee.

     The Loan Review group within our Risk Management Department conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitors compliance with applicable laws and regulations, provides objective measurement of the risk inherent in the loan portfolio, and ensures that proper documentation exists. The results of these periodic reviews are reported to the Asset Review Committee, to our Board of Directors and to the Board of Directors of Sovereign Bank. In response to our increased emphasis on commercial and consumer lending since 1997, we have added to our loan review group by hiring loan review officers with significant commercial and consumer experience.

     The following discussion summarizes the underwriting policies and procedures for the major categories within the loan portfolio and addresses our strategies for managing the related credit risk.

     Commercial Loans -- Credit risk associated with commercial loans is primarily influenced by prevailing and expected economic conditions and the level of underwriting risk we are willing to assume. To manage credit risk when extending commercial credit, we focus on adequately assessing the borrower's ability to repay and on obtaining sufficient collateral. Commercial and industrial loans are generally secured by the borrower's assets and by personal guarantees. Commercial real estate loans are originated primarily within the

Pennsylvania and New Jersey market areas and are secured by developed real estate at conservative loan-to-value ratios and often by a guarantee of the borrower. Management closely monitors the composition and quality of the total commercial loan portfolio to ensure that significant credit concentrations by borrower or industry do not exist.


     Consumer Loans -- The consumer loan portion of our loan portfolio has increased from 27.7% at December 31, 1997 to 33.7% of the loan portfolio at December 31, 1998. The portion of the consumer portfolio which is secured by real estate, vehicles, deposit accounts or government guarantees comprises 98.9% of the entire portfolio. Credit risk in the direct consumer loan portfolio is controlled by strict adherence to conservative underwriting standards that consider debt to income levels and the creditworthiness of the borrower. In the home equity loan portfolio, combined loan-to-value ratios are generally limited to 80%. Other credit considerations may warrant higher combined loan-to-value ratios for approved loans.


     Residential Loans -- We originate fixed rate and adjustable rate residential mortgage loans which are secured by the underlying 1-4 family residential property. At December 31, 1998 and 1997, these loans accounted for 45.9% and 59.8% respectively, of the total loan portfolio. This decrease was the outcome of a planned decline resulting from the refinance environment and our increased mortgage banking capabilities, which facilitate residential mortgage loan originations being sold in the secondary market rather than held in our loan portfolio. Credit risk exposure in this area of lending is minimized by the evaluation of the creditworthiness of the borrower, including debt-to-equity ratios and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance, unless otherwise guaranteed or insured by the Federal, state or local government. We also utilize underwriting standards which comply with those of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. Credit risk is further reduced since the majority of our fixed rate mortgage loan production and all of its sub-prime mortgage loan production is sold to investors in the secondary market without recourse.


Collections


     We closely monitor delinquencies as another means of maintaining high asset quality. Collection efforts begin within 15 days after a loan payment is missed. A predictive dialer is used to assist collection efforts in the early stages of delinquency on the entire retail portfolio. An attempt is made to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, we will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed. Legal counsel is retained when necessary. We monitor delinquency trends at 30, 60, and 90 days past due. These trends are discussed at the monthly asset review meetings. Minutes from these meetings are submitted to the Board of Directors of Sovereign Bank.


     Approximately $231 million, or 2.05%, of the loans in the loan portfolio at December 31, 1998, were 30 to 89 days delinquent, compared to $190 million, or 1.68% of portfolio loans, at December 31, 1997. We also maintain a watch list for loans identified as requiring a higher level of monitoring by management because of one or more characteristics, such as economic conditions, industry trends, nature of collateral, collateral margin, payment history or other factors.


Non-Performing Assets


     At December 31, 1998, our non-performing assets were $116 million compared to $108 million at December 31, 1997. Non-performing assets as a percentage of total assets was 0.53% at December 31, 1998 compared to 0.61% at December 31, 1997. At December 31, 1998, 66% of non-performing assets consisted of loans related to real estate or other real estate owned. Another 5% of non-performing assets consist of indirect auto loans and other repossessed assets. Indirect auto loans delinquent in excess of 120 days carry a reserve allocation of 100%. Repossessed autos carry a reserve allocation of 50%. The remainder of our non-performing assets consist principally of consumer loans, many of which are secured by collateral. We place all loans 90 days or more delinquent (except auto loans and loans guaranteed by the government or secured by deposit accounts) on non-performing status. Our auto loans continue to accrue interest until they are 120 days delinquent, at which time they are placed on non-accrual status and a 100% reserve allocation is assigned.

     Table 8 presents the composition of non-performing assets at the dates indicated (dollars in thousands):

                        Table 8: Non-Performing Assets

                                                                        At December 31,
                                       ----------------------------------------------------------------------------------
                                            1998             1997             1996             1995             1994
                                       --------------   --------------   --------------   --------------   --------------
Non-accrual loans:
 Past due 90 days or more as to
   interest or principal:
   Real estate related .............     $   63,258       $   65,930       $   78,715       $   81,571       $   76,545
   Other ...........................         33,297           22,368           19,671           11,721            6,968
 Past due less than 90 days as to
   interest or principal:
   Real estate related .............             --              555              639            3,884            2,980
   Other ...........................             --               --              160              739               --
                                         ----------       ----------       ----------       ----------       ----------
Total non-accrual loans ............         96,555           88,853           99,185           97,915           86,493
Other ..............................          3,404            6,524               --               --               --
Restructured loans .................            141              327            1,561            3,772            4,264
                                         ----------       ----------       ----------       ----------       ----------
Total non-performing loans .........        100,100           95,704          100,746          101,687           90,757
Other real estate owned and other
 repossessed assets:
 Residential real estate owned .....         12,147           11,299           13,669            9,988           11,943
 Commercial real estate owned ......            665              710            4,380           11,676           14,435
 Other repossessed assets ..........          2,772               --               --               --               --
                                         ----------       ----------       ----------       ----------       ----------
Total other real estate owned and
 other repossessed assets ..........         15,584           12,009           18,049           21,664           26,378
                                         ----------       ----------       ----------       ----------       ----------
Total non-performing assets ........     $  115,684       $  107,713       $  118,795       $  123,351       $  117,135
                                         ==========       ==========       ==========       ==========       ==========
Past due 90 days or more as to
 interest or principal and
 accruing interest(1) ..............     $    6,571       $    7,053       $   16,722       $    2,299       $    2,138
Non-performing assets as a
 percentage of total assets ........            .53%             .61%             .78%             .94%            1.06%
Non-performing loans as a
 percentage of total loans .........            .86              .82             1.04             1.30             1.29
Non-performing assets as a
 percentage of total loans and
 other real estate owned ...........           1.05              .99             1.39             1.60             1.70
Allowance for loan losses as a
 percentage of total
 non-performing assets .............         111.5            103.7             58.5             53.5             53.0
Allowance for loan losses as a
 percentage of total
 non-performing loans ..............         128.9            116.7             69.0             65.0             68.4

------------
(1) Non-performing assets past due 90 days or more as to interest or principal and accruing interest at December 31, 1998, 1997 and 1996 included $6.6 million, $6.7 million and $10.5 million, respectively, of student loans which are government-guaranteed, and we retain minimal risk of credit losses related to these loans.

Impaired Loans

     At December 31, 1998 and 1997, the gross recorded investment in impaired loans totaled $63.3 million and $24.9 million, respectively. The increase in the investment in impaired loans at December 31, 1998 compared to December 31, 1997 was primarily the result of our recent balance sheet transformation strategy which places more emphasis on building the commercial and consumer loan portfolios. Along with higher yields, these loan types also bring greater risk of impairment, especially as the portfolio becomes more seasoned. We classify all commercial loans that are greater than 90 days delinquent on non-accrual status, and certain criticized loans as impaired. Gross interest income for the years ended December 31, 1998, 1997 and 1996 would have increased by approximately $9.5 million, $7.5 million and $8.5 million, respectively, had our non-accruing and restructured loans been current in accordance with their original terms and outstanding throughout the period. Interest income recorded on these loans for the years ended December 31, 1998, 1997 and 1996 was $3.3 million, $2.4 million and $2.4 million, respectively.

     Potential problem loans (consisting of loans which management has serious doubts as to the ability of such borrowers to comply with present repayment terms, although not currently classified as non-performing loans) amounted to approximately $41.0 million at December 31, 1998 and consisted principally of commercial real estate loans.

     At December 31, 1998, we serviced, with recourse, a total of $35.4 million of single-family residential loans. Substantially all of this recourse servicing was acquired in a 1992 acquisition. These are seasoned loans with decreasing balances and historical loss experience has been minimal.


Allowance for Loan Losses

     The adequacy of our allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends when determining the unallocated allowance. At December 31, 1998, our loan delinquencies (all loans greater than 30 days delinquent) as a percentage of total loans was 2.95% compared to 2.71% at December 31, 1997. This increase was primarily attributable to our business decision to transform our balance sheet to look much more like a community-oriented commercial bank. At December 31, 1997, our loan portfolio was 60% residential, 28% consumer and 12% commercial. At December 31, 1998, Sovereign's loan portfolio was 46% residential, 34% consumer and 20% commercial. This transition achieved management's goal of more than 50% of the loan portfolio in higher yielding consumer and commercial loans by year-end 1998. Along with higher yields, this transformation brings higher risk and higher delinquencies.

     The following table summarizes our allocation of the allowance for loan losses for class, specific and unallocated allowances by loan type and the percentage of each loan type of total portfolio loans. Due to the unavailability of certain historical data, only 1998 is separated into class versus specific allowances. For all years prior to 1998, amounts are allocated entirely to the class allowance. The entire allowance, however, is available for use against any type of loan loss deemed necessary.

             Table 9: Allocation of the Allowance for Loan Losses

                                  As of December 31, (dollars in thousands)
                                  -----------------------------------------
                                         1998                 1997
                                  -------------------  -------------------
                                                % of                 % of
                                               total                total
                                    Amount     loans     Amount     loans
                                  ----------  -------  ----------  -------
Class allowances:
Commercial loans ...............   $ 14,549      20%    $ 30,793      12%
 Residential real estate
  mortgage loans ...............     13,690      46       36,351      60
 Consumer loans ................     40,866      34       24,300      28
                                   --------             --------
 Total class allowances ........     69,105               91,444
Specific allowances:
 Commercial loans ..............     16,191      --           --      --
 Residential real estate
  mortgage loans ...............     16,351      --           --      --
 Consumer loans ................      7,217      --           --      --
                                   --------             --------
 Total specific allowances .....     39,759      --           --      --

Unallocated allowances .........     24,938      --       25,379      --
                                   --------      --     --------      --
 Total allowance for loan
  losses .......................   $133,802     100%    $116,823     100%
                                   ========     ===     ========     ===

(RESTUBBED TABLE)

                                            As of December 31, (dollars in thousands)
                                  --------------------------------------------------------------
                                         1996                 1995                  1994
                                  -------------------  -------------------  --------------------
                                                % of                 % of                 % of
                                               total                total                 total
                                    Amount     loans     Amount     loans     Amount      loans
                                  ----------  -------  ----------  -------  ----------  --------
Class allowances:
Commercial loans ...............   $21,091        9%    $13,753        9%    $11,415         8%
 Residential real estate
  mortgage loans ...............    25,835       78      23,968       81      23,620        82
 Consumer loans ................    10,274       13       6,748       10       6,308        10
                                   -------              -------              -------
 Total class allowances ........    57,200               44,469               41,343
Specific allowances:
 Commercial loans ..............        --       --          --       --          --        --
 Residential real estate
  mortgage loans ...............        --       --          --       --          --        --
 Consumer loans ................        --       --          --       --          --        --
                                   -------              -------              -------
 Total specific allowances .....        --       --          --       --          --        --

Unallocated allowances .........    16,647       --      23,046       --      23,268        --
                                   -------       --     -------       --     -------        --
 Total allowance for loan
  losses .......................   $73,847      100%    $67,515      100%    $64,611       100%
                                   =======      ===     =======      ===     =======       ===


     We periodically review our loan portfolio and assign a risk-rating based on loan type, collateral value, financial condition of the borrower and payment history. Delinquent mortgage and consumer loans are reviewed monthly and assigned a rating based on their payment history, financial condition of the borrower and collateral values. Specific mortgage and consumer loans are also reviewed in conjunction with the previously described review of any related commercial loan.

     Class Allowance -- The class allowance for December 31, 1998 and 1997 is a general allowance for "pass" rated loans and was determined by applying specific risk percentages to each "pass" rated loan. The risk percentages are determined by us in consultation with regulatory authorities, based on actual loss experience and peer group loss experience, and are adjusted for current economic conditions. The risk percentages are considered a prudent measurement of the risk of our loan portfolio. Such risk percentages are applied to individual loans based on loan type.

     Residential Portfolio -- Class reserves for the residential portfolio were reduced from .20% of the portfolio in 1997 to .15% of the portfolio in 1998. This reduction was based on a combination of reduced losses and increased recoveries during 1998. Net charge-offs in 1998 were $5.1 million, compared to $7.8 million in 1997.

     Consumer Portfolio -- Consumer portfolio class reserves are between the range of 50 basis points of that portion of the consumer portfolio fully secured by real estate, and 140 basis points for the higher risk portions of its portfolio. The class reserve for our indirect auto loan portfolio increased during 1998 due to higher than expected net charge-offs. In response to the higher charge-offs, in the latter half of 1998, we revised our indirect auto underwriting guidelines to reflect a more conservative lending philosophy.

     Commercial Portfolio -- In addition to the specific reserves established for the commercial loan portfolio, we reserve in the range of 75 to 150 basis points of our commercial loan portfolio, based on product type and collateral value.

     Specific Allowance -- We determine the specific portion of our allowance for loan losses for all criticized loans, or those classified as special mention, sub-standard, doubtful, or loss. Risk percentages are applied to each class of criticized commercial, consumer and residential loans to determine the specific allowance. Additionally, additional specific reserves are established for certain impaired commercial loans based on expected shortfalls in future cash flows and inadequate collateral value. Management believes this periodic review provides a mechanism that results in loans being rated in the proper category and accordingly, assigns the proper risk loss percentage in computing the class or specific reserve.

     Unallocated Allowance -- The unallocated allowance for loan losses decreased $441,000 to $24.9 million at December 31, 1998 from $25.4 million at December 31, 1997. This slight decrease can be attributed to the increased class reserves of $3.9 million to $69.1 million at December 31, 1998.

     The change in the mix of our loan portfolio through both internal growth and portfolio acquisitions indicated to management that a higher provision for loan losses was necessary to maintain the allowance for loan losses at a level which management conservatively estimates is necessary to absorb potential losses inherent in the December 31, 1998 portfolio. As a result, excluding the additional provision of $24.9 million recorded as part of the merger charges related to our 1997 acquisition activity, our 1998 loan loss provision increased 73% to $28.0 million in 1998 from $16.2 million in 1997. For additional information with respect to our provision for loan losses, see "Results of Operations for the Years Ended December 31, 1998 and 1997 -- Provision for Possible Loan Losses".


Investment Securities

     Our investment portfolio is concentrated in mortgage-backed securities and collateralized mortgage obligations issued by federal agencies or private label issues. The private label issues have ratings of "AAA" by Standard and Poor's and Fitch at the date of issuance. The classes are backed by single-family residential loans which are primary residences geographically dispersed throughout the United States. We purchase classes which are senior positions backed by subordinate classes. The subordinate classes absorb the losses and must be completely eliminated before any losses flow through the senior positions. Our strategy is to purchase classes which have an average life of three years or less. The effective duration of the total investment portfolio at December 31, 1998 was 1.7 years.


Investment Securities Available-for-Sale

     Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes. Decisions to purchase or sell these securities are based on economic conditions including changes in interest rates, liquidity, and asset/liability management strategies. For additional information with respect to the amortized cost and estimated fair value of our investment securities available-for-sale, see note 4 of notes to consolidated financial statements.

     The maturities of mortgage-backed securities available-for-sale are based upon contractually scheduled repayments. Expected maturities will differ from contractual maturities because borrowers may have the right to put or repay obligations with or without put or prepayment penalties. Yields on tax-exempt securities were computed on a tax equivalent basis using our effective tax rate of 35%.

     Table 10 sets forth the amortized cost, expected maturities and yields of our investment securities available-for-sale at December 31, 1998 (in thousands):


     Table 10: Investment Securities Available for Sale Maturity Schedule

                                                                                  At December 31, 1998, Maturing
                                                         ---------------------------------------------------------------------------
                                                                                                          After Ten
                                                                               One            Five        Years/No
                                                           In One Year      Year/Five       Years/Ten      Stated
                                                             or Less          Years           Years       Maturity         Total
                                                         --------------  ---------------  ------------  ------------  --------------
Investment Securities:
 U.S. Treasury and government agency securities            $   23,486      $    11,994      $     --      $     --      $   35,480
                                                                 4.65%            6.12%           --            --            5.15%
 Corporate securities .................................            --              636        30,247         7,901          38,784
                                                                   --             3.67%         7.42%         8.08%           7.49%
 Equity securities ....................................            --               --            --       881,817         881,817
                                                                   --               --            --          6.51%           6.51%
 Other securities .....................................            --               88         1,620         6,652           8,360
                                                                   --             6.70%         4.92%         6.02%           5.81%
Mortgage-backed Securities:
 FHLMC ................................................        22,926           48,240        11,392         3,203          85,761
                                                                 7.39%            7.48%         7.47%         7.38%           7.45%
 FNMA .................................................        10,571           23,252         5,308         1,514          40,645
                                                                 7.30%            7.35%         7.36%         7.29%           7.34%
 GNMA .................................................         9,575           24,343         6,062         2,454          42,434
                                                                 7.60%            7.34%         7.24%         7.28%           7.38%
 Private issues .......................................       241,378        1,608,863       114,150         4,931       1,969,322
                                                                 6.89%            6.84%         6.84%         6.83%           6.85%
 Collateralized mortgage obligations ..................     1,163,945        2,166,359       139,230        62,414       3,531,948
                                                                 6.68%            6.69%         6.69%         6.59%           6.68%
                                                           ----------      -----------      --------      --------      ----------
Total investment securities available-for-sale ........    $1,471,881      $ 3,883,775      $308,009      $970,886      $6,634,551
                                                           ==========      ===========      ========      ========      ==========
                                                                 6.70%            6.77%         6.86%         6.53%           6.72%


Investment Securities Held-to-Maturity

     Securities that we have the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. This portfolio is primarily comprised of U.S. Treasury and government agency securities; corporate debt securities; mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, the Government National Mortgage Association, the Resolution Trust Company and private issuers; and collateralized mortgage obligations. For additional information with respect to the amortized cost and estimated fair value of our investment securities held-to-maturity, see note 4 of notes to consolidated financial statements.

     The maturities of mortgage-backed securities held-to-maturity are based upon contractually scheduled repayments. Expected maturities will differ from contractual maturities because borrowers may have the right to put or repay obligations with or without put or prepayment penalties. Yields on tax-exempt securities were computed on a tax equivalent basis using our effective tax rate of 35%.

     Table 11 sets forth the expected maturity and yields of our investment securities held-to-maturity at December 31, 1998 (in thousands):


      Table 11: Investment Securities Held-to-Maturity Maturity Schedule

                                                      At December 31, 1998, Maturing
                                 -------------------------------------------------------------------------
                                                                   Five
                                    In One           One          Years/
                                    Year Or       Year/Five         Ten        After Ten
                                     Less           Years          Years         Years           Total
                                 ------------   ------------   ------------   -----------   --------------
Investment Securities:
 U.S. Treasury and government
   agency securities .........     $ 31,180       $     --       $     --       $    --       $   31,180
                                       5.44%            --             --            --             5.44%
 Other securities ............        1,710            265         40,912        11,594           54,481
                                       8.05%          8.27%          9.98%        10.29%            9.98%
Mortgage-backed Securities:
 FHLMC .......................       71,718        143,419         22,678         4,743          242,558
                                       7.44%          7.45%          7.50%         7.60%            7.45%
 FNMA ........................       58,292         99,435         15,584         2,856          176,167
                                       7.12%          7.38%          7.42%         7.56%            7.30%
 GNMA ........................       53,901        158,478         53,606        26,679          292,664
                                       6.91%          6.96%          7.02%         7.15%            6.98%
 Private issues ..............       22,106         42,840          7,729         1,848           74,523
                                       6.74%          6.84%          6.95%         7.01%            6.83%
 Collateralized mortgage
   obligations ...............      516,286        436,716         10,994         4,086          968,082
                                       6.61%          6.74%          6.66%         6.78%            6.67%
                                   --------       --------       --------       -------       ----------
Total investment securities
 held-to-maturity ............     $755,193       $881,153       $151,503       $51,806       $1,839,655
                                   ========       ========       ========       =======       ==========
                                       6.71%          6.97%          7.90%         7.88%            6.97%

     Table 12 presents the securities of single issuers (other than obligations of the United States and its political subdivisions, agencies and corporations) having an aggregate book value in excess of 10% of our stockholders' equity which were held by us at December 31, 1998 (in thousands):

               Table 12: Investment Securities of Single Issuers

                                                                 At December 31,1998
                                                           --------------------------------
                                                            Carrying Value      Fair Value
                                                           ----------------   -------------
       Cendant Mortgage ................................      $  509,304       $  508,449
       Countrywide Home Loans, Inc. ....................         772,857          775,268
       Delta Funding ...................................         133,163          132,266
       First Union Mortgage Corporation ................         159,852          160,976
       G.E. Capital Mortgage Servicing, Inc. ...........         609,118          610,391
       Norwest Asset Securities Corporation ............         655,486          654,144
       PNC Mortgage Securities Corporation .............         754,551          754,069
       Residential Asset Securitization Trust ..........         438,875          441,134
       Residential Funding Corporation .................         801,935          809,456
       Structured Asset Mortgage Investments, Inc. .....         209,315          209,938
       Structured Asset Securities Corporation .........         309,690          315,184
                                                              ----------       ----------
        Total ..........................................      $5,354,146       $5,371,275
                                                              ==========       ==========

Other Assets

     At December 31, 1998, premises and equipment, net of accumulated depreciation, was $98.5 million compared to $92.3 million at December 31, 1997. This increase was primarily attributable to the CoreStates branch acquisition and hardware upgrades related to our Year 2000 initiatives.

     Total goodwill and other intangible assets at December 31, 1998 were $426 million compared to $126 million at December 31, 1997. This increase was primarily attributable to the CoreStates branch acquisition during the third quarter of 1998, which added approximately $325 million of goodwill and other intangibles to our balance sheet.

     Our increase in other assets during 1998 was partially attributable to the purchase of $250 million of bank owned life insurance during the year.

Deposits

     Deposits are attracted from within our primary market area through the offering of various deposit instruments including NOW accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans.

     Total deposits at December 31, 1998 were $12.3 billion compared to $9.5 billion at December 31, 1997.

     Table 13 presents the composition of our deposits at the dates indicated (in thousands):

                    Table 13: Deposit Portfolio Composition

                                                                             At December 31,
                                           ------------------------------------------------------------------------------------
                                                      1998                          1997                        1996
                                           ---------------------------   --------------------------   -------------------------
                                                               % of                         % of                         % of
                                               Balance       Deposits       Balance       Deposits       Balance       Deposits
                                           --------------   ----------   -------------   ----------   -------------   ---------
Demand deposit and NOW
 accounts ..............................    $ 2,385,686         19.4%     $1,334,852         14.0%     $1,156,840        13.4%
Savings accounts .......................      2,295,448         18.6       1,900,334         20.0       1,869,633        21.6
Money market accounts ..................      1,545,634         12.5         916,788          9.6         853,505         9.8
Retail certificates of deposit .........      5,172,196         42.0       4,673,467         49.1       4,386,401        50.6
 Total retail deposits .................     11,398,964         92.5       8,825,441         92.7       8,266,379        95.4
Jumbo certificates of deposit ..........        923,752          7.5         689,853          7.3         394,305         4.6
                                            -----------        -----      ----------        -----      ----------       -----
 Total deposits ........................    $12,322,716        100.0%     $9,515,294        100.0%     $8,660,684       100.0%
                                            ===========        =====      ==========        =====      ==========       =====

Borrowings

     We utilize borrowings as a source of funds for our asset growth and our asset/liability management. Collateralized advances are available from the Federal Home Loan Bank of Pittsburgh provided certain standards related to creditworthiness have been met. Another source of funds is reverse repurchase agreements. Reverse repurchase agreements are short-term obligations collateralized by securities fully guaranteed as to principal and interest by the U.S. Government or an agency thereof.

     Total borrowings at December 31, 1998 were $7.9 billion of which $3.9 billion were short-term compared to total borrowings of $6.9 billion of which $5.5 billion were short-term at December 31, 1997.

     Table 14 presents information regarding our borrowings at the dates indicated (in thousands):

                             Table 14: Borrowings


                                                                    At December 31,
                               ------------------------------------------------------------------------------------------
                                           1998                           1997                           1996
                               -----------------------------  -----------------------------  ----------------------------
                                                 Weighted                       Weighted                       Weighted
                                  Balance      Average Rate      Balance      Average Rate      Balance      Average Rate
                               -------------  --------------  -------------  --------------  -------------  -------------
Securities sold under
 repurchase agreements ......   $  655,540          5.46%      $1,150,093          5.70%      $1,168,172         5.60%
Federal Home Loan Bank of
 Pittsburgh advances ........    6,901,505          5.14        5,525,399          5.93        4,251,189         5.88
Other borrowings ............      343,547          8.19          188,151          5.88          179,748         7.45
                                ----------          ----       ----------          ----       ----------         ----
Total borrowings ............   $7,900,592          5.30%      $6,863,643          5.89%      $5,599,109         5.87%
                                ==========          ====       ==========          ====       ==========         ====

     Through the use of interest rate swaps, $2.8 billion of the Federal Home Loan Bank of Pittsburgh advances at December 31, 1998 have been effectively converted from variable rate obligations to fixed rate obligations. In addition, $1.2 billion of borrowings have been protected from upward repricing through the use of interest rate caps, floors and/or corridors.


Asset and Liability Management


     The objective of our asset and liability management is to identify, measure and control our interest rate risk in order to produce consistent earnings that are not contingent upon favorable trends in interest rates. We manage our assets and liabilities to attain a stable net interest margin across a wide spectrum of interest rate environments. This is attained by monitoring the levels of interest rates, the relationships between the rates earned on assets and the rates paid on liabilities, the absolute amount of assets and liabilities which reprice or mature over similar periods, off-balance sheet positions and the effect of all these factors on the estimated level of net interest income.


     There are a number of industry standards used to measure an institution's interest rate risk position. Most common among these is the one-year gap which is the ratio representing the difference between assets, liabilities and off-balance sheet positions which will mature or reprice within one year expressed as a percentage of total assets. Using management's estimates of asset prepayments, core deposit decay and core deposit repricing in its computation, we estimate that our cumulative one year gap position was a negative 18.65% at June 30, 1999 and a positive 5.65% at December 31, 1998.


     We manage the one year interest rate gap within a range of +/-10%. A positive gap position implies that the bank is asset sensitive which could cause net interest income to decrease if interest rates fall. Conversely, a negative gap position implies that the bank is liability sensitive which could cause net interest income to decrease if interest rates rise. We manage the impact to net interest income in a +/-200 basis point instantaneous parallel rate shock environment to be within a 10% loss. At June 30, 1999, we estimate that if interest rates decline by 200 basis points, net interest income would decrease by $71.5 million or 10.67%; conversely, if interest rates increase by 200 basis points, net interest income would decrease by $30.6 million or 4.57%. At December 31, 1998, we estimated that if interest rates decline by 200 basis points, net interest income would decrease by $52.4 million or 8.52%; conversely, if interest rates increase by 200 basis points, net interest income would increase by $22.1 million or 3.59%.


     We also utilize income simulation modeling in measuring our interest rate risk and managing our interest rate sensitivity. Income simulation considers not only the impact of changing market interest rates on forecasted net interest income, but also other factors such as yield curve relationships, the volume and mix of assets and liabilities, customer preferences and general market conditions.


     Pursuant to our interest rate risk management strategy, we enter into off-balance sheet transactions which involve interest rate exchange agreements (swaps, caps and floors) for interest rate risk management purposes. Our objective in managing our interest rate risk is to provide sustainable levels of net interest income while limiting the impact that changes in interest rates have on net interest income.


     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. We utilize amortizing interest rate swaps to convert discounted adjustable rate loans to fixed rates for a period of time. The amortization of the notional amount of the interest rate swaps is tied to the level of an index such as the One Year Constant Maturity Treasury, LIBOR, or a prepayment rate of a pool of mortgage-backed securities. In order for interest rate swaps to achieve the desired objective, we select interest rate swaps that will have a high degree of correlation to the related financial instrument. We utilize non-amortizing interest rate swaps to convert fixed rate liabilities to floating, and floating rate liabilities to fixed, to reduce our overall cost of funds. At June 30, 1999, our principal off-balance sheet transactions were pay fixed-receive variable non-amortizing interest rate swaps with a total notional amount of $920 million, which are being used to hedge our short-term borrowing portfolio. At December 31, 1998, our principal off-balance sheet transactions were pay fixed-receive variable non-amortizing interest rate swaps with a total notional amount of $2.8 billion, which are being used to hedge our short-term borrowing portfolio.

     Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and interest rate floors are generally used to limit the exposure from the repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection against changing interest rates while limiting the cost of that protection.

     As part of our mortgage banking strategy, we originate fixed rate residential mortgages. We sell the majority of these loans to Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and private investors. The loans are exchanged for cash or marketable fixed rate mortgage-backed securities which are generally sold. This helps insulate us from the interest rate risk associated with these fixed rate assets. We use forward sales, cash sales and options on mortgage-backed securities as a means of hedging loans in the mortgage pipeline which are originated for sale.

     Our primary funding source is deposits obtained in our own marketplace. Deposit programs are priced to meet management's asset/liability objectives, while taking into account the rates available on investment opportunities and also considering the cost of alternative funding sources. Borrowings are a significant funding source for us and have primarily been in the form of securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Pittsburgh. Since borrowings are not subject to the market constraints to which deposits are, we use borrowings to add flexibility to our interest rate risk position.

     Table 15 presents the amounts of interest-earning assets and interest-bearing liabilities that are assumed to mature or reprice during the periods indicated at December 31, 1998, and their related average yields and costs. Adjustable and floating rate loans and securities are included in the period in which interest rates are next scheduled to adjust rather than the period in which they mature (in thousands):

                            Table 15: Gap Analysis

                                                                      At December 31, 1998, Repricing
                                               -----------------------------------------------------------------------------
                                                   0-3 Months       4 Months - 1 Year      Year 2 & over          Total
                                               -----------------   -------------------   -----------------   ---------------
Interest-earning assets:
Investment securities (1)(2) ...............      $ 1,742,625          $ 2,401,844          $ 4,440,263        $ 8,584,732
                                                         6.09%                6.51%                6.68%              6.51%
Loans (3) ..................................        3,302,338            3,126,632            5,019,998         11,448,968
                                                         8.03%                7.89%                8.10%              8.02%
                                                  -----------          -----------          -----------        -----------
Total interest-earning assets ..............        5,044,963            5,528,476            9,460,261         20,033,700
                                                         7.36%                7.29%                7.43%              7.37%
Non-interest-earning assets ................               --                   --            1,880,173          1,880,173
                                                  -----------          -----------          -----------        -----------
Total assets ...............................      $ 5,044,963          $ 5,528,476          $11,340,434        $21,913,873
                                                         7.36%                7.29%                6.20%              6.74%
                                                  -----------          -----------          -----------        -----------
Interest-bearing liabilities:
Deposits (4) ...............................      $ 3,946,410          $ 3,558,976          $ 4,817,330        $12,322,716
                                                         4.50%                4.92%                2.22%              3.73%
Borrowings .................................        4,092,167              547,834            3,260,591          7,900,592
                                                         5.42%                5.22%                5.17%              5.30%
                                                  -----------          -----------          -----------        -----------
Total interest-bearing liabilities .........        8,038,577            4,106,810            8,077,921         20,223,308
                                                         4.97%                4.96%                3.41%              4.35%
Non-interest-bearing liabilities ...........               --                   --              486,497            486,497
Stockholders' equity .......................               --                   --            1,204,068          1,204,068
                                                  -----------          -----------          -----------        -----------
Total liabilities and stockholders' equity .      $ 8,038,577          $ 4,106,810          $ 9,768,486        $21,913,873
                                                         4.97%                4.96%                2.82%              4.01%
                                                  -----------          -----------          -----------        -----------
Excess assets (liabilities) before effect of
 off-balance sheet positions ...............      $(2,993,614)         $ 1,421,666          $ 1,571,948
                                                  -----------          -----------          -----------
To total assets ............................           (13.66%)               5.46%                7.17%              2.73%
                                                  ===========          ===========          ===========        ===========
Cumulative excess assets (liabilities)
 before effect of off-balance sheet posi-
 tions .....................................      $(2,993,614)         $(1,571,948)         $        --
                                                  ===========          ===========          ===========
To total assets ............................           (13.66%)              (7.17)%
Effect of off-balance sheet positions on
 assets and liabilities ....................      $ 3,140,000          $  (330,000)         $(2,810,000)
                                                  -----------          -----------          -----------
Excess assets (liabilities) after effect of
 off-balance sheet positions ...............      $   146,386          $ 1,091,666          $(1,238,052)
                                                  ===========          ===========          ===========
                                                         0.67%                4.98%               (5.65)%
Cumulative excess assets (liabilities)
 after off-balance sheet positions .........      $   146,386          $ 1,238,052          $        --
                                                  ===========          ===========          ===========
To total assets ............................             0.67%                5.65%

------------
(1) Includes interest-earning deposits.
(2) Investment securities include market-rate prepayment and repayment assumptions.
(3) Loan balances include annual prepayment and repayment assumptions between 6% and 45% initially with gradual slowing thereafter. Loan balances are presented net of deferred loan fees and include loans held for sale and the allowance for loan losses.
(4) Savings, NOW, money market and demand deposits accounts have been assumed to decay at an annual rate of 8%.

Liquidity And Capital Resources


     If the New England acquisition and related financings would have been completed on June 30, 1999, we would have had $1.1 billion of public debt, $500 million of bank debt and $291.6 million of trust preferred securities outstanding. These amounts would have been incurred to provide the capital necessary to support the New England acquisition. See "Financing Transactions," "Capitalization" and notes to consolidated financial statements. We believe that, after giving effect to the New England acquisition and the related financings, the cash flow from Sovereign Bank's operations and proceeds from sales of securities and other assets in ordinary course of business after giving effect to the New England acquisition and the related financings should be sufficient to enable Sovereign Bank to remain well capitalized, make capital expenditures and to pay dividends to us. The dividends from Sovereign Bank enable us to pay interest and principal on our indebtedness and to pay dividends to our common stockholders. Our belief is based on our historical operating performance and assumptions relating to our future operating performance after giving effect to the New England acquisition. Whether we are correct will depend on whether our assumptions are correct and on general economic, financial, competitive, regulatory and other factors. We may also decide to ultimately raise different types or amounts of capital to support the acquisition. See "Risk Factors" and "Pro Forma and Forecasted Financial Information" and related notes and assumptions.

     Sovereign Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in cash and U.S. Treasury securities and other qualifying investments. Regulations currently in effect require Sovereign Bank to maintain liquid assets of not less than 4% of its net withdrawable accounts plus short-term borrowings. These levels are changed from time to time by the Office of Thrift Supervision to reflect economic conditions. Sovereign Bank's liquidity ratio for June 30, 1999 was 64.1%. Sovereign Bank's liquidity ratio for December 31, 1998 was 44.9%.

     Our primary financing sources are deposits obtained in our own market area and borrowings in the form of securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Pittsburgh. While the majority of our certificate of deposit accounts are expected to mature within a one-year period, historically, the retention rate has been approximately 70%. If a significant portion of maturing certificates would not renew at maturity, the impact on our operations and liquidity would be minimal due to cash flows produced by our investment portfolio which approximate $275 million per month. At June 30, 1999 and December 31, 1998, we had $8.8 billion and $6.2 billion, respectively, in unpledged investment securities which could be used to collateralize additional borrowings. Sovereign Bank can also borrow from the Federal Home Loan Bank of Pittsburgh, subject to required collateralization. Other sources of funds include operating activities, repayments of principal on investment securities, repayment of principal on loans and other investing activities. We also maintain strong relationships with numerous investment banking firms, and have the ability to access the capital markets through a variety of products and structures, should liquidity or capital needs arise.

     On May 17, 1995, we completed the sale of 2.0 million shares of Convertible Preferred Stock, raising $96.4 million in capital. The 6 1/4% non-voting, Cumulative Convertible Preferred Stock was convertible at the option of the holder at any time, unless previously redeemed, at a conversion rate (adjusted to reflect all stock dividends and stock splits) of 7.184 shares of common stock for each share of preferred stock; equivalent to a conversion price of $6.960 per share of common stock. On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B.

     For the six-month period ended June 30, 1999, cash and cash equivalents increased $44.3 million. Net cash used for operating activities was $60.7 million for the six-month period ended June 30, 1999. Net cash used for investing activities for the six-month period ended June 30, 1999 was $1.3 billion, consisting primarily of purchases of investment securities which are classified available-for-sale, partially offset by proceeds from repayments of investment securities and loans. Net cash provided by financing activities for the six-month period ended June 30, 1999 was $1.4 billion, which includes an increase in short-term borrowings of $1.5 billion and an increase in proceeds from long-term borrowings of $745 million, partially offset by a decrease in deposits. Cash and cash equivalents increased $298 million for the year ended December 31, 1998. Net cash used by operating activities was $15.0 million for 1998. Net cash used by investing activities for 1998 was $3.5 billion, consisting primarily of purchases of mortgage-backed securities and loans purchased from CoreStates, partially off-set by proceeds from sales, repayments and maturities of investment securities and sales of loans. Net cash provided by financing activities for 1998 was $3.8 billion which was primarily attributable to the assumption of deposits from CoreStates and an increase in proceeds from long-term borrowings, partially off-set by a net decrease in short-term borrowings.

     The Financial Institutions Reform, Recovery and Enforcement Act requires the Office of Thrift Supervision to prescribe uniformly applicable capital standards for all savings associations. These standards require savings associations to maintain a minimum tangible capital ratio of not less than 1.5%, a minimum leverage capital ratio of not less than 3% of tangible assets and not less than 4% of risk adjusted assets and a minimum risk-based capital ratio (based upon credit risk) of not less than 8%. In all cases, these standards are to be no less stringent than the capital standards that are applicable to national banks. The Office of Thrift Supervision has issued a regulation that requires a minimum leverage capital requirement of 3% for associations rated composite "1" under the Office of Thrift Supervision MACRO rating system. For all other savings associations, the minimum leverage capital requirement will be 3% plus at least an additional 100 to 200 basis points.

     The Federal Deposit Insurance Corporation Improvement Act established five capital tiers: well capitalized, adequately capitalized, under-capitalized, significantly under-capitalized and critically under-capitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities.

     The following table sets forth the capital ratios of Sovereign Bancorp and Sovereign Bank and the current regulatory requirements at June 30, 1999:


                                                              Sovereign                    Minimum            Well
                                                             Bancorp(1)       Bank       Requirement     Capitalized(1)
                                                            ------------   ----------   -------------   ---------------
Tangible capital to tangible assets .....................    4.50%           5.89%          1.50%             None
Leverage (core) capital to tangible assets ..............    5.42            6.35           3.00              5.00%
Leverage (core) capital to risk adjusted assets .........    8.70           10.37           4.00              6.00
Risk-based capital to risk adjusted assets ..............   12.42           11.32          8.00              10.00

------------
(1) Office of Thrift Supervision capital regulations do not apply to savings and loan holding companies. These ratios are computed as if those regulations did apply to Sovereign Bancorp.

     At June 30, 1999, Sovereign Bank was classified as well capitalized and in compliance with all capital requirements. Management's financing plan for the New England acquisition is designed to keep Sovereign Bank well capitalized after giving effect to the acquisition.


The Year 2000 Computer Issue

     The Year 2000 computer issue refers to the inability of many computers, computer-based systems, related software, and other electronics to process dates accurately during the year 2000 and beyond. Many of these computers, systems, software programs and devices use only two digits to indicate the year. For example, the year 1998 is input, stored and calculated as "98." The Year 2000 will in many systems and software programs be represented as "00," but "00" can also be read as 1900. This ambiguity may cause errors which may cause the computer, system or device to fail completely, cause programs to operate incorrectly, or slowly corrupt or contaminate data over time. These problems may arise both in information systems used for data storage and processing, and in connection with mechanical systems such as bank vaults, elevators, escalators, heating, ventilating and air conditioning systems, and other systems which use embedded microprocessors as timers or for other purposes.

Our State of Readiness

     Our Year 2000 readiness project has five phases:

     Inventory -- identification of the computers, software, systems and devices used by us and the business applications to which such computers, programs, systems and devices are devoted.

     Assessment -- analyzing those computers, software, systems, devices and related applications with a view to determining if they store or process date information in a manner which will avoid millennial errors of the type described above and the risks resulting from any such errors, and prioritizing them based on how critical they are to our business operations.

     Remediation -- modification or replacement of deficient computers, programs, systems and devices to the extent such deficiency poses material risks to us.

     Testing -- The modified or new computers, software or systems are tested to determine if they operate and interoperate in a manner which should reduce risk to an acceptable level. Items are addressed in accordance with the priorities given to them in the assessment phase.

     Implementation -- bringing the new or changed computers, software, systems and electronics on line.

We are currently in the implementation phase. We had substantially completed testing of our internal mission-critical items as of December 31, 1998 and had substantially completed testing of our external mission critical items by March 31, 1999. "Internal" items would include software developed by us or the remediation of which is controlled by us, whereas external items would include software provided by others, and systems provided by our service providers. As of June 30, 1999, we have completed the implementation phase for all mission-critical items.

     The description set forth above applies to both information technology systems and non-information technology systems, such as embedded microprocessors.

     As part of our Year 2000 project, we have also endeavored to analyze the risks posed to us by our material borrowers according to regulatory guidelines. Borrowers whose businesses have been determined by us to be subject to material levels of risk from Year 2000 computer problems have been questioned regarding their own state of readiness. We have similarly questioned providers of funds and substantial vendors and suppliers. Vendors whom we consider to be critical to our operations have been asked, in addition, to provide us with assurances and other evidence as to their Year 2000 readiness.

Costs

     We have established a budget for our Year 2000 project costs, which covers the estimated costs of remediation, including modification or replacement of systems and software, utilization of outside consultants, and costs of internal personnel. Based on our current assessment of our Year 2000 project status, the amount of this budget is $13.5 million for fiscal 1998 and 1999. We are using our internal funds for this project.

     Our expenditures with regard to our Year 2000 project are substantially in accordance with our current budget. Through August 10, 1999, our cash outlay was approximately $12.5 million of our $13.5 million budget.

     Our estimates are, of necessity, judgmental and subject to revision based on the results of the testing referred to above and other changed facts or circumstances, including changes in our assessment of the state of readiness and contingency plans of our principal outside service providers.

Risks

     We believe, based on the advice of our consultants, that the most reasonably likely worst case Year 2000 scenario relates to our principal outside service providers, substantially all of which are large, seasoned, national companies experienced in serving financial institutions. We depend on these service providers for substantially all of our data processing needs relating to our account processing, item processing and other important functions. We are requiring material providers to provide evidence and other assurance of this compliance and/or their progress towards compliance, as well as their contingency plans. Certain of these service providers are also subject to the jurisdiction of the regulatory bodies which have jurisdiction over us. Those regulatory bodies are examining the service providers with respect to Year 2000 readiness using the same standards and deadlines as the regulators use to examine financial institutions, and we have reviewed the results of certain of these examinations to assist in assessing the state of readiness and contingency plans of such providers. Based on all of the foregoing, we believe that:

     o our providers will be substantially Year 2000 compliant; and

     o have adequate contingency plans to address compliance.

     Notwithstanding the foregoing, no assurances can be given that a service provider's system or software will not fail and, if it fails, that such failure will not have a material adverse effect on us or our business. We are presently in the process of developing contingency plans to deal with issues relating to the failure of system segments.

     In addition, utility services, which are generally beyond our control, may present a significant Year 2000 risk. In particular, disruption of telecommunication and electric utility service because of a Year 2000 related problem (or otherwise) could interfere significantly with our operations, even if we and our service providers and customers, and their computers, systems, and software, are fully Year 2000 compliant.

     The foregoing is a summary of the steps which we have taken as of June 30, 1999 and proposed to take as of that date with respect to the Year 2000 issue, and the risks which we, at this time, believe the Year 2000 issues are likely to present. We are using good faith efforts, which we believe are reasonable, to prepare for the Year 2000 issue and avoid disruption in our business. Nonetheless, the Year 2000 issue presents an unprecedented challenge to the financial services industry, an industry characterized by a high degree of interdependence among financial institutions and those who deal with and service them, such as outside data processing services, computer network system providers, local and long distance telecommunications companies, utilities, and ATM terminal service providers. Whether these outside parties are ready for the year 2000 is largely beyond our control. Accordingly, there can be no assurance that

     o our assessment of the Year 2000 risks will prove to be correct;

   o the steps we are taking will be sufficient to avoid disruption to our business and other material risks; and

     o the foregoing will not ultimately have a material adverse effect on us and our business.


Pending Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. Statement of Financial Accounting Standard No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. We expect to adopt Statement of Financial Accounting Standard No. 133 effective January 1, 2001. Statement of Financial Accounting Standard No. 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value as a component of income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be off-set against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. We have not yet determined what the effect of Statement of Financial Accounting Standard No. 133 will be on our earnings and financial position.

                        INFORMATION REGARDING THE LOANS
                  AND DEPOSITS IN THE NEW ENGLAND ACQUISITION


     The information set forth below provides certain information about the deposits we expect to assume and loans we expect to acquire upon closing the New England acquisition (expected to be on or about April 28, 2000). This information is derived from deposit and loan schedules provided to us by Fleet/BankBoston as of June 30, 1999. This information has not been audited and may change materially between June 30, 1999 and the date of the New England acquisition as a result of many factors, including changes in interest rates, deposit withdrawals, loan originations and repayments, changes in assets and refinancings. Because the New England acquisition is not an acquisition of a going business or other discrete operating unit, there is no historical financial information (other than that presented below) available with respect to the assets and liabilities we expect to acquire.

Composition of Loan Portfolio

                                             As of June 30, 1999
                                          --------------------------
                                             Balance        Percent
                                          -------------   ----------
                                            (dollars in thousands)
Residential real estate loans .........    $3,787,131        47.4%
                                           ----------       -----
  Total residential loans .............     3,787,131        47.4
                                           ----------
Commercial real estate loans ..........       401,009         5.0
Commercial loans ......................     3,296,750        41.3
                                           ----------       -----
  Total commercial loans ..............     3,697,759        46.3
Home equity loans .....................       421,949         5.3
Auto loans ............................        12,962         0.2
Other .................................        74,481         0.9
                                           ----------       -----
   Total consumer loans ...............       509,392         6.4
                                           ----------       -----
   Total loans ........................    $7,994,282       100.0%
                                           ==========       =====
   Total loans with:
    Fixed rates .......................    $4,545,719        56.9%
    Variable rates ....................     3,448,563        43.1
                                           ----------       -----
      Total loans .....................    $7,994,282       100.0%
                                           ==========       =====

Loan Maturity Schedule

                                                       As of June 30, 1999, Maturing
                                        ------------------------------------------------------------
                                         In One Year    After One Year       After
                                           Or Less       -- Five Years    Five Years       Total
                                        -------------  ----------------  ------------  -------------
                                                               (in thousands)
Commercial real estate loans .........     $108,294       $  178,592      $  114,123    $  401,009
Commercial loans .....................      460,060        1,722,185       1,114,505     3,296,750
                                           --------       ----------      ----------    ----------
  Total ..............................     $568,354       $1,900,777      $1,228,628    $3,697,759
                                           ========       ==========      ==========    ==========
Loans with:
   Fixed rates .......................     $365,274       $  939,519      $  643,399    $1,948,192
   Variable rates ....................      203,080          961,258         585,229     1,749,567
                                           --------       ----------      ----------    ----------
    Total ............................     $568,354       $1,900,777      $1,228,628    $3,697,759
                                           ========       ==========      ==========    ==========


Deposit Portfolio Composition

                                                        At June 30, 1999
                                            -----------------------------------------
                                                             Percent of
                                               Balance        Deposits     Yield/Rate
                                            -------------   -----------   -----------
                                                     (dollars in thousands)
Demand deposit and NOW accounts .........    $ 3,998,474     33.6%        0.29%
Savings accounts ........................      2,031,770     17.1         2.33
Money market accounts ...................      2,358,784     19.8         2.89
Retail certificates of deposit ..........      3,221,197     27.0         4.69
                                             -----------    -----         -----
  Total retail deposits .................    $11,610,225     97.5%        2.40%
                                             -----------    -----         -----
Jumbo certificates of deposit ...........        299,894      2.5         5.11
                                             -----------    -----         -----
  Total deposits ........................    $11,910,119    100.0%        2.47%
                                             ===========    =====         =====

Maturities of Time Deposits
                                           As of June 30, 1999
                                          --------------------
                                             (in thousands)

Three months or less ...................        $ 64,737
From three through six months ..........          46,555
From six through twelve months .........         123,468
Over twelve months .....................          65,134
                                                --------
  Total ................................        $299,894
                                                ========

                                   BUSINESS

General

     We are a Pennsylvania business corporation and the holding company for Sovereign Bank. We are headquartered in Philadelphia, Pennsylvania and Sovereign Bank is headquartered about 50 miles west of Philadelphia in Wyomissing, Pennsylvania.

     Sovereign Bank was created in 1984 under the name Penn Savings Bank through the merger of two mutual financial institutions with contiguous market areas located primarily in eastern and south central Pennsylvania. Sovereign Bank went public in 1986 in connection with its conversion from mutual to stock form and became our subsidiary in 1987 following our holding company reorganization. Since our public offering we have grown principally by acquiring and integrating 22 other financial institutions and other businesses related to banking.

     o As of June 30, 1999, we had consolidated assets of $24.6 billion, deposits of $12.2 billion and stockholders' equity of $1.4 billion.

     o We currently operate 305 community banking offices in eastern and central Pennsylvania, central New Jersey and northern Delaware.

     o In terms of retail deposits, based on the most recently available data, we are the 5th largest banking institution in eastern Pennsylvania, the 5th largest in New Jersey, and among the 50 largest in the United States.

     o As of June 30, 1999, our non-performing assets as a percentage of total assets was 0.36%.

     o Since 1990, we have acquired 22 financial institutions, branch networks and related businesses. Thirteen of these acquisitions, with assets totaling approximately $13 billion, have been completed since 1995.

     o From 1994 through 1998, our operating earnings per diluted share have increased at an average annual growth rate of 18%. We believe that we have achieved these results principally by our ability to successfully complete and integrate our acquisitions.

     o As of September 30, 1999, our directors, executive officers, team members and employee benefit plans owned, after giving effect to the exercise of both vested and non-vested options, approximately 18.25 million shares of our common stock, representing approximately 9.8% of our outstanding shares after giving effect to the exercise of these options.

Critical Success Factors

     In 1987, we defined our four critical success factors. Since that time, they have remained the basis for our strategic planning.

Superior Asset Quality

     Superior asset quality is a high priority for us. As of June 30, 1999 our non-performing assets to total assets ratio was 0.36%. We have increased our allowance for loan loss as a percentage of non-performing loans from 109% at June 30, 1998 to 162% at June 30, 1999, in part to reflect the growth in our commercial loan portfolio. Our quality control procedures include credit scoring, reviewing all credits on at least an annual basis, and performing stress tests on our loan portfolio.

     As we continue our transformation to a super-community bank, we plan to place more emphasis on managing asset quality, including building higher levels of reserves consistent with the transformation of our loan portfolio.


Low Interest Rate Risk

     Interest rate risk management is also an important part of our focus. We believe in consistency of earnings and that earnings should not be materially affected by changes in interest rates. Our primary strategy to lower interest rate risk has been to transform our loan and deposit portfolio mix while managing yield curve risk. We also utilize asset and liability modeling to better manage our interest rate risk.

High Productivity


     Providing quality service in a low cost and efficient manner continues to be important to our success. All of our team members understand the importance of having a highly productive company. For the six-month period ended June 30, 1999, our efficiency ratio (other expense reduced by intangible amortization, trust preferred expense, OREO gains and losses and non-recurring items as a percentage of net interest income plus other income) was 48.1%. Our goal is to improve our productivity further, and reduce this ratio.

Sales, Service and Growth of Our Team Members

     We consider our team members to be our most valuable asset and hold our team responsible for producing growth in stockholder wealth. We believe that as the complexity of our business and environment grows, so must our team. We believe that our continued success is dependent upon helping our team grow faster than the changes in our business or environment. We encourage team members to establish "stretch" goals for both business and personal development and we endeavor to assist team members in achieving these goals. At September 30, 1999, our team members were our largest group of stockholders.

Employee Stock Ownership

     Closely related to our critical success factors is our strong belief that the interests of our executive officers, directors and team members should be aligned with the interests of our stockholders. The annual bonuses of our executive officers are based on the achievement of financial goals. Significant portions (in some cases, all) of current and deferred incentive compensation are paid or provided, on a mandatory or voluntary basis, in the form of our common stock through participation in one or more stock-based plans. In addition, our directors and executive officers are required to beneficially own a specified minimum number of shares of our common stock. Executive officers are allocated, or are offered the opportunity to acquire, our common stock through participation in our employee stock ownership plan and other stock-based plans.

Business Strategy

     As a result of continuing consolidation in the financial industry, we believe that there is an increasing need for super-community banks throughout the northeastern United States. We consider a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and personalized service usually found at smaller community banks.

     In response to this need, in 1996 we initiated a strategy to transform ourselves from a traditional mortgage lender into a super-community bank by:

     o targeting small and medium size businesses through an offering of a broader array of commercial and business banking products and services;

     o changing the mix of our deposits and, while endeavoring to preserve our credit quality, changing the mix of our assets to be more characteristic of a commercial bank;

     o increasing our penetration into larger, more densely populated markets in the northeastern United States;

     o preserving our orientation toward relationship banking and personalized service, as well as our sales- driven culture; and

     o increasing our non-interest income as a percentage of net income.

     We have made significant progress toward achieving this transformation, principally through the following acquisitions:

     o Acquisition of Peoples Bancorp, Inc. In June 1999, we completed our acquisition of Peoples Bancorp, Inc., a financial services holding company headquartered in Lawrenceville, New Jersey. Peoples operated 14 banking offices in central and southern New Jersey through its banking subsidiary. This transaction gave us capital, a trust operation with the potential to increase non-interest income and increased penetration of the demographically attractive Princeton, New Jersey area.

     o Acquisition of First Union/CoreStates Deposits and Assets. In September 1998, we completed our acquisition of 93 branch offices, approximately $2.2 billion in associated bank deposits and approximately $725 million in selected Pennsylvania and New Jersey commercial and consumer loans from First Union Corporation. These branches are located in 20 counties in Pennsylvania, including 23 branches in the Philadelphia area, nine branches in the Lehigh Valley, 42 branches in central and north-central Pennsylvania, and nine branches in central New Jersey. This transaction gave us substantial commercial bank loans and deposits and increased our penetration of attractive markets surrounding Philadelphia.

     o Acquisition of Carnegie Bancorp. In July 1998, we completed our acquisition of Carnegie Bancorp, a commercial bank holding company headquartered in Princeton, New Jersey, with seven community banking offices in central New Jersey and one community banking office in Pennsylvania. This transaction gave us small business loans and related deposits, as well as a presence in the demographically attractive Princeton, New Jersey area.

     o Acquisition of First Home Bancorp Inc. In July 1998, we completed our acquisition of First Home Bancorp Inc., a financial services holding company headquartered in Pennsville, New Jersey, with eight community banking offices in southern New Jersey and two community banking offices in Delaware. This transaction gave us additional penetration of the southern New Jersey area.

     o Acquisition of ML Bancorp, Inc. In February 1998, we completed our acquisition of ML Bancorp, Inc. ML Bancorp's principal operating subsidiary, Main Line Bank, operated 29 branch offices located in the suburbs of Philadelphia. This acquisition increased our loans by approximately $1.1 billion, our deposits by approximately $1.0 million and our stockholders' equity by approximately $201 million. This transaction strengthened our mortgage banking and commercial lending businesses and increased our penetration of demographically attractive suburban markets to the west of Philadelphia.

     o Acquisition of Fleet Auto Finance Division. In September 1997, we completed our acquisition of the prime auto finance operations of Fleet Financial Group, Inc. The assets of the acquired business consisted principally of approximately $2.0 billion of indirect automobile loans, commercial loans (primarily dealer floor planning) and loans to auto leasing companies. This platform, which originated loans principally in New England and New York, has expanded into Pennsylvania, southern New Jersey and Delaware and has played a key role in our transformation into a super-community bank. This transaction gave us commercial loans, increased depth and breadth in commercial loan management and a presence in the New England markets.

     o Acquisition of Bankers Corp. In August 1997, we acquired Bankers Corp., a financial services holding company headquartered in Perth Amboy, New Jersey, with approximately $2.6 billion in assets as of June 30, 1997. Bankers operated 15 branch offices located in Middlesex, Monmouth and Ocean counties in central New Jersey. Upon completion of the acquisition, we increased our loans by approximately $1.5 billion, deposits by approximately $1.7 billion and stockholders' equity by approximately $204 million. This transaction had an attractive core deposit mix and gave us a presence in southern New Jersey.

     o Acquisition of First State Financial Services. In February 1997, we completed the acquisition of First State Financial Services, Inc., a savings institution headquartered in West Caldwell, New Jersey, with approximately $600 million in assets as of December 31, 1996 and 14 branch offices located throughout central and northern New Jersey and the Philadelphia market. This transaction increased our penetration of central and northern New Jersey.

     These acquisitions have diversified the mix of our assets, deposits and earnings, substantially increased the size of our franchise, given us substantial presence in demographically attractive areas surrounding Pennsylvania, increased our market share in New Jersey and given us a presence in Delaware.

     We believe that the New England acquisition will accelerate and substantially complete our transformation into a super-community bank.

Lines of Business

Commercial Banking

     We offer an array of commercial banking products principally to small and medium-sized businesses, including traditional loans and lines of credit, asset-based lending, dealer floor plan loans, enterprise value loans, commercial finance loans, cash management services, international banking services, private banking services and other fee generating services. We aim to differentiate ourselves on the basis of the quality of service delivered by experienced relationship managers who understand and anticipate customers' financial needs, provide customized solutions and shepherd customer requests through loan approval processes. At June 30, 1999, the commercial loan portfolio was $3.2 billion and comprised 26.0% of our loan portfolio, up from $1.5 billion and 14.3% of the total loan portfolio at June 30, 1998. Commercial loan originations for 1998 were $1.3 billion, up from $310 million in 1997 and $165 million in 1996.

     As we attempt to increase our commercial loan activity, we try to remain committed to a strong credit culture. We have an independent group which is headed by a Chief Credit Policy Officer who reports directly to our Chief Financial Officer and is responsible for company-wide risk management. The average corporate credit in our commercial loan portfolio is approximately $250,000. Our approval process requires dual approvals for commercial loans up to $5.0 million, and loan committee approvals for all loans over $5.0 million. The process provides for all loans to be rated and reviewed annually, including an evaluation under various economic and interest rate environments. Consolidation in our markets has enabled us to hire relationship managers who have experienced different phases of a credit cycle.


Community Banking & Consumer Lending


     We have 305 community branches, plus a network of 24-hour ATMs, throughout eastern and central Pennsylvania, New Jersey, and northern Delaware. To provide convenience banking for customers 24 hours per day, we have expanded our ATM network significantly over the past two years. At June 30, 1999 we had 492 ATMs.

     At June 30, 1999 our total deposits amounted to $12.2 billion.

     Our consumer lending division has grown through increased emphasis on home equity loans and improved marketing techniques. At June 30, 1999, the consumer loan portfolio was $4.2 billion and comprised 33.6% of our loan portfolio, up from $3.2 billion and 30.2% of the total loan portfolio at June 30, 1998.


Mortgage Banking


     We offer a number of mortgage products including conventional mortgage loans, jumbo mortgage loans, low income mortgage loans and other non-conforming mortgage loans. We market and sell these products through different delivery channels such as our community banking network, retail loan production offices and correspondent networks.

     The focus of our mortgage banking unit is to generate higher non-interest income from loan originations, while at the same time cross-selling banking services to our customers. We originate residential loans and sell them to third parties, while continuing to service these loans to ensure quality of service to our customers and to enhance future fee income. Mortgage banking revenues were $19.0 million for the six-month period ended June 30, 1999 compared to $14.6 million for the same period in 1998. We serviced $9.8 billion of our own loans and $6.5 billion of loans for others at June 30, 1999 compared to $9.0 billion of our own loans and $6.3 billion of loans for others at June 30, 1998.

     Our super-community bank strategy has resulted in our residential loan portfolio playing a less significant role within our total loan portfolio. For the six-month period ended June 30, 1999, we closed $969 million of residential mortgage loans compared to $933 million of residential mortgage loans for the same period in 1998. At June 30, 1999, our residential mortgage loan portfolio was $5.0 billion compared to $5.9 billion at June 30, 1998. At June 30, 1999, our residential mortgage portfolio comprised 40.4% of our total loan portfolio.



Alternative Delivery Systems


     Direct Banking & Call Center

     Our inbound customer service center houses approximately 150 team members to answer inquiries concerning our products and services. Receiving up to 39,000 calls per week, our information center enhances customer service by eliminating long lines in branches and allows our customers to receive quick answers to their questions.


     NetBanking

     "Sovereign NetBanking" is an internet banking product which allows our existing customers to perform various transactions on their computer, as long as they have access to the internet and a secure browser. This alternative delivery system permits our customers to check account balances, pay bills, receive information about transactions within their accounts, make transfers between accounts, stop payment on a check and reorder checks.


     Touch-Tone Banking

     This automated service provides the flexibility for our customers to receive up-to-date balance information on their accounts, receive information on cleared items, and transfer funds over the telephone.


Internet Bank

     By the beginning of 2000, Sovereign Bank plans to offer a full range of financial products and services over the internet, without physical branches, through 1st Webbank Direct, which operates as a division of Sovereign Bank. Products and services include deposit accounts, CDs, IRAs, debit cards, loans and electronic bill paying. This division will target both new customers and Sovereign Bank's existing customers.

     During the second quarter of 1999, we announced that we intended to launch a new internet banking product, 1st Webbank Direct, as a division of Sovereign Bank. Our board has authorized management to submit, if, when and to the extent it determines prudent, amendments to our articles of incorporation to our stockholders for approval to create a new class of our common stock intended to reflect the value and track the future performance of the internet bank. We have no present plans to submit such amendments to our stockholders and can give no assurances that we will ever do so.


Employees

     At September 30, 1999, we had 3,907 full-time and 582 part-time team members. None of these team members are represented by a collective bargaining unit, and we believe relations with our team members are good.


Competition

     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which we compete have significantly greater assets and capital than we do.


Environmental Laws

     Environmental hazards have become a source of high risk and potentially unlimited liability for financial institutions in connection with their loans. Environmentally contaminated properties owned by an institution's borrowers may result in a drastic reduction in the value of the collateral securing the institution's loans to such borrowers, high environmental clean-up costs to the borrower affecting its ability to repay the loans, the subordination of the institution's liens to a state or federal lien securing clean-up costs, and liability of the institution for clean-up costs if it forecloses on the contaminated property or becomes involved in the management of the borrower. To minimize this risk, Sovereign Bank may require an environmental examination of and report on the property of any borrower or prospective borrower if circumstances affecting the property indicate a potential for contamination, taking into consideration the potential loss to the institution and the burdens to the borrower. This examination must be performed by an engineering firm experienced in environmental risk studies and acceptable to the institution, and the costs of the examinations and reports are the responsibility of the borrower. These costs may be substantial and may deter a prospective borrower from entering into a loan transaction with Sovereign Bank. We are not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding which is likely to have a material adverse effect on the financial condition or results of operations of Sovereign Bank.


Supervision And Regulation

     Set forth below is a brief description of certain laws and regulations which are applicable to us and Sovereign Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations. Investors should note that legislation is introduced from time to time in the United States Congress which may affect our operations and the operations of Sovereign Bank. In addition, the regulations promulgated pursuant to such laws may be amended from time to time by the Office of Thrift Supervision and other federal banking agencies. Any such legislation or regulatory changes in the future could adversely affect us and Sovereign Bank. No assurance can be given as to whether or in what form any such changes may occur.


General

     Sovereign Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Sovereign Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation (FDIC), which insures the deposits of Sovereign Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision, which is our primary federal regulator, and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders.

     The Office of Thrift Supervision regularly examines Sovereign Bank and prepares reports for the consideration of its board of directors on any deficiencies that it may find in its operations. The FDIC also has the authority to examine Sovereign Bank in its role as the administrator of the Savings Association Insurance Fund. Sovereign's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of loan and mortgage requirements. Any change in such regulations, whether by the FDIC, Office of Thrift Supervision or Congress, could have a material adverse impact on us and our operations.

Sovereign Bancorp, Inc.


     Sovereign Bancorp, Inc. is the holding company for Sovereign Bank. As such, we are registered with the Office of Thrift Supervision under the Savings and Loan Holding Company Act as a savings and loan holding company. We are subject to their examination and supervision, and we have certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over us, which permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to our subsidiary savings bank.

     We are a unitary savings and loan holding company, meaning that we have only one savings institution subsidiary. As a unitary savings and loan holding company, we are generally not subject to restrictions on the investments we have or the activities we conduct directly, or through our subsidiaries other than Sovereign Bank. If we acquire control of another savings bank as a separate subsidiary, we would become a multiple savings and loan holding company, and our activities and those of any of our nonbanking subsidiaries would become subject to activity restrictions by the Office of Thrift Supervision. At the present time, we do not engage in any activities that would not be permissible for a multiple savings and loan holding company.

     If Sovereign Bank fails a qualified thrift lender test, as discussed below, we must obtain the approval of the Office of Thrift Supervision prior to continuing after such failure, directly or through our other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure, we must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender."


Control of Sovereign Bancorp, Inc.


     Under the Savings and Loan Holding Company Act and the Change in Bank Control Act, there are certain limitations on the acquisition of our stock by others. Any individual, corporation or other entity, acting alone or in concert with others, that proposes to acquire "control" of us, must first obtain the prior approval of the Office of Thrift Supervision. Control is defined as 25% or more of our stock, or 10% or more of our stock if there are one or more "control factors" as defined by Office of Thrift Supervision regulations. One of these factors is that such a 10% holder would be one of the two largest holders of our stock. At the present time, we are not aware of any person or group of persons holding 10% or more of our voting stock.


Acquisitions by Us

     We must obtain prior approval from the Office of Thrift Supervision before acquiring more than 5% of the stock of any other savings and loan holding company or savings institution, or acquiring by merger any such entity, or before assuming any deposit liabilities from another institution. In determining whether or not to grant such approval, the Office of Thrift Supervision is required to review the financial, managerial, and convenience and needs factors of any proposed acquisition, as well as the possible effect on competition of such transaction in the applicable market. In reviewing any proposed acquisition, the Office of Thrift Supervision is also required to consider the future prospects of the constituent institutions. Depending upon the specific facts regarding a proposed acquisition, the Office of Thrift Supervision could determine that the pro forma financial condition or managerial resources of a savings and loan holding company may be inadequate, causing undue pressure on a constituent financial institution after the proposed transaction, and therefore deny approval of such transaction. Acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings banks in more than one state, unless such interstate acquisitions are permitted by specific state law, or involve a supervisory acquisition of a failing savings bank.


Sovereign Bank


     The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, Sovereign Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The last regular

Office of Thrift Supervision examination of Sovereign Bank was as of March 31, 1999. Under agency scheduling guidelines, it is likely that another examination will be initiated within 12 to 18 months after the most recent examination. When these examinations are conducted, the examiners may require Sovereign Bank to provide for higher general or specific loan loss reserves, or require Sovereign to take other actions to ensure that Sovereign is operating within the law and in a safe and sound manner as interpreted by the Office of Thrift Supervision. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision. Sovereign's annual Office of Thrift Supervision assessment is approximately $1.5 million.

     The Office of Thrift Supervision has extensive enforcement authority over all savings institutions and their holding companies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or failures to act may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

     In addition, the investment, lending and branching authority of Sovereign Bank is prescribed by federal laws, and Sovereign Bank is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in equity securities generally, or in non-investment grade corporate debt securities. In addition, the permissible level of investments by federal institutions in certain types of loans, or loans secured by non-residential real property, are subject to certain limits based on the amount of total assets or capital. For example, Sovereign Bank's investment in large commercial loans that are not secured by real estate is limited to 10% of its total assets. Federal savings institutions must also obtain approval to open branches, but are generally authorized to branch nationwide. Savings institutions have a lending limit for loans-to-one-borrower equal to 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1999, Sovereign Bank's lending limit under this restriction was $270 million. Finally, there are a number of specialized laws and regulations that affect the basic businesses of all depository institutions, such as Truth in Lending, Truth in Savings, Fair Lending, Fair Credit Reporting, Fair Debt Collection Practices, and others. Sovereign Bank must spend a significant portion of its resources to assure that it is in compliance with all applicable regulatory requirements.

     The Office of Thrift Supervision has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards is subject to enforcement action, and must submit a compliance plan.


Insurance of Accounts and Regulation by the FDIC


     Sovereign Bank is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate an institution's deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     The current premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions ranges from 0 to 27 basis points per $100 of deposits. Sovereign is in the category of institutions that pay no deposit insurance premiums. However, all insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. The current rate for Savings Association Assurance Fund insured institutions is 5.9 basis points for each $100 in domestic deposits, while Bank Insurance Fund insured institutions pay an assessment equal to 1.2 basis points for each $100 in domestic deposits. After January 1, 2000, the Financing Corporation assessments for Savings Association Insurance Fund and Bank Insurance Fund insured institutions will be the same. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in the year 2017.


Regulatory Capital Requirements

     Federally insured savings institutions are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio, or core capital, requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements are generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At June 30, 1999, Sovereign Bank had tangible capital of $1.4 billion, or 5.9% of adjusted total assets, which is approximately $1 billion above the minimum requirement of 1.5% of adjusted total assets in effect on that date. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have had tangible capital of $1.5 billion or 4.8% of total assets, which is approximately $1 billion above such minimum requirement. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized, unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1999, Sovereign Bank had core capital equal to $1.4 billion, or 5.9% of adjusted total assets, which is $461 million above the minimum leverage ratio requirement of 4% as in effect on that date. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have had core capital equal to approximately $1.5 billion or 4.8% of adjusted total assets, which is approximately $250 million above such minimum leverage ratio. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     The Office of Thrift Supervision risk-based requirement requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. The amount of supplementary capital that may be used to satisfy the risk-based requirement may not exceed the amount of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at time of origination.

     On June 30, 1999, Sovereign Bank had total risk-based capital of $1.6 billion and risk-weighted assets of $13.8 billion, or total capital of 11.3% of risk-weighted assets. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have had $1.8 billion of risk-based capital and risk-weighted assets of $21.6 billion, or total capital of 8.2% of risk-weighted assets. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required, to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than a 4% core capital ratio, a 4% Tier 1 risk-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

     As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6% is considered "significantly undercapitalized" and must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.

     The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Sovereign Bank may have a substantial adverse effect on its operations and profitability.


Limitations on Dividends and Other Capital Distributions


     Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

     The holders of our common stock share ratably in dividends when and if declared by the board of directors from legally available funds. Declaration and payment of cash dividends by us depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and stockholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

     Sovereign Bank cannot pay dividends on its capital stock or repurchase shares of its stock if its stockholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current Office of Thrift Supervision regulations require a holding company's insured institutions to give the Office of Thrift Supervision 30 days advance notice of any proposed declaration of dividends to the holding company, and the Office of Thrift Supervision has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

     Under the Office of Thrift Supervision capital distribution rule, a savings association may make capital distributions of up to 100% of its net income during a calendar year, plus retained net income for the prior two years, provided that the association will remain adequately capitalized and eligible for expedited filings following the distribution and the distribution is not otherwise prohibited by applicable law or regulation.

     An association may make capital distributions in excess of these limits if the Office of Thrift Supervision approves after receiving an application.


Liquidity

     All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the average daily balance of its liquidity base during the preceding calendar quarter or a percentage of the amount of its liquidity base (net withdrawable accounts plus short-term borrowings) at the end of the preceding quarter. This liquid asset ratio requirement may vary from time to time between 4% and 10% depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 4%.

     Penalties may be imposed upon institutions for violations of the liquid asset ratio requirement. At June 30, 1999, Sovereign Bank was in compliance with the requirement, with an overall liquid asset ratio of 64%. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank would have been in compliance with the requirement, with a liquid asset ratio of 52%. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."


Qualified Thrift Lender

     All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1999, Sovereign Bank's qualified thrift ratio was 91%. If the New England acquisition and related financings had occurred on June 30, 1999, based on certain assumptions, Sovereign Bank's qualified thrift ratio would have been 80%. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home

Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest itself of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.


Other Loan Limitations

     Federal law limits the amount of non-residential mortgage loans a savings institution, such as Sovereign Bank, may make. Separate from the qualified thrift lender test, the law limits a savings institution to a maximum of 10% of its assets in large commercial loans, with another 10% of assets permissible in "small business loans." Commercial loans secured by real estate, however, are in addition to the above amounts, and can be made in an amount up to four times an institution's capital. An institution can also have commercial leases in addition to the above, up to 10% of its assets. Commercial paper, corporate bonds, and consumer loans taken together cannot exceed 35% of an institution's assets. For this purpose, however, residential mortgage loans and credit card loans are not considered consumer loans, and are both unlimited in amount. The foregoing limitations are established by statute, and cannot be waived by the Office of Thrift Supervision. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations at the time we expect to close the New England acquisition, requiring us to either reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income. See "Risk Factors -- Regulations limiting the size of our commercial loan portfolio may adversely affect our net interest income and may require us to sell commercial loans in connection with completion of the New England acquisition."

Community Reinvestment Act

     Under the Community Reinvestment Act, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Sovereign Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision and failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on activities. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, we may be required to devote additional funds for investment and lending in our local communities. We were examined for Community Reinvestment Act compliance in December 1996, and received a rating of outstanding.

Transactions with Affiliates

     Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Sovereign Bank include Sovereign and any company which is under common control with Sovereign Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Federal Reserve Requirements

     The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are generally checking, NOW, and Super NOW accounts. The balances maintained to meet these reserve requirements may, at the same time, be used to satisfy the liquidity requirements imposed by the Office of Thrift Supervision. At June 30, 1999, Sovereign Bank was in compliance with all reserve requirements. If the New England acquisition and related financings would have occurred on June 30, 1999, based on certain assumptions Sovereign Bank would have been in compliance with these requirements. See "Risk Factors" and "Pro Forma and Forecasted Financial Information."

     Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve regulations require that institutions exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve.


Legislation

     In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies is different. In addition, current legislative proposals contemplate a transfer of jurisdiction over savings and loan associations from the Office of Thrift Supervision to the Federal Reserve Board who could elect to impose bank holding company regulations on us. If we were presently subject to regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional capital or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted and we can give no assurance that any legislation that is enacted would contain provisions which would effectively exempt us from these requirements.

                                  MANAGEMENT


     The following table sets forth certain information with respect to our current directors and executive officers.




Name                                    Age    Position
----                                    ---    --------
Richard E. Mohn ....................    68     Chairman of the Board
Jay S. Sidhu .......................    48     President and Chief Executive Officer, Director
Dennis S. Marlo ....................    56     Chief Financial Officer and Treasurer
Lawrence M. Thompson, Jr. ..........    47     Chief Administrative Officer and Secretary
Brian Hard .........................    53     Director
Rhoda S. Oberholtzer ...............    68     Director
Patrick J. Petrone .................    69     Director
Daniel K. Rothermel ................    61     Director
Cameron C. Troilo, Sr. .............    60     Director
G. Arthur Weaver ...................    66     Director

Richard E. Mohn. Mr. Mohn became Chairman of the Board of Sovereign Bank in November 1989, and Chairman of Sovereign Bancorp, Inc. in May 1995. Mr. Mohn is the retired Chairman of Cloister Spring Water Company, Lancaster, Pennsylvania. Mr. Mohn has served on boards, committees, or advisory boards of Sovereign Bancorp, Inc., Sovereign Bank or predecessor institutions for 24 years.


Jay S. Sidhu. Mr. Sidhu became President and Chief Executive Officer of Sovereign in November 1989, and was named President and Chief Executive Officer of Sovereign Bank in March 1989. Mr. Sidhu previously served as Treasurer and Chief Financial Officer of Sovereign Bancorp, Inc. since its organization in 1987. Mr. Sidhu is a member of the Board of Directors of Old Guard Group, Inc., a publicly held holding company for several property and casualty insurance companies.

Dennis S. Marlo. Mr. Marlo was appointed Chief Financial Officer and Treasurer of Sovereign Bancorp, Inc. on May 19, 1998. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp, Inc., which was acquired by Sovereign Bancorp, Inc. in February 1998. He is a certified public accountant and a former partner in KPMG Peat Marwick financial institutions group.


Lawrence M. Thompson, Jr. Mr. Thompson serves as Chief Administrative Officer and Secretary of Sovereign Bancorp, Inc. and Chief Operating Officer of Sovereign Bank. Mr. Thompson was hired as Sovereign Bank's General Counsel and Secretary in 1984. He was promoted to Vice President in 1985. In April 1986, he became Sovereign Bank's Senior Vice President for legal affairs and administration. In January 1990, he became Group Executive Officer -- Lending and in June 1995, he became Chief Administrative Officer of Sovereign and Sovereign Bank. Mr. Thompson became Chief Operating Officer of Sovereign Bank in November 1996.

Brian Hard. Mr. Hard became President of Penske Truck Leasing in 1988. He was elected to Sovereign's Board of Directors effective on November 1, 1999. He also serves as a director of the Reading Hospital and Medical Center, Albright College, and Hawk Mountain Council -- Boy Scouts of America.

Rhoda S. Oberholtzer. Mrs. Oberholtzer was a business executive of Stauffer's of Kissel Hill, a multi-location retail store, prior to her retirement in 1996.

Patrick J. Petrone. Mr. Petrone retired as President of the Charter Federal Savings Bank Division of Sovereign Bank and as Vice Chairman of Sovereign Bank in October 1996. Prior to the merger of Charter Federal Savings Bank into Sovereign Bank in 1994, he served as President and Chief Executive Officer of Charter FSB Bancorp from 1990 and of Charter Federal Savings Bank from 1989. Mr. Petrone previously served as Executive Vice President and Chief Executive Officer of Charter Federal Savings Bank from 1988 to 1989.

Daniel K. Rothermel. Mr. Rothermel became President and Chief Executive Officer of Cumru Associates, Inc., a private holding company in 1989. He retired, in 1989, as Vice President, General Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years.

Cameron C. Troilo, Sr. Mr. Troilo is the owner and President of Cameron C. Troilo, Inc., a holding company for entities engaged in the construction, building material supply and real estate management businesses. Mr. Troilo previously served as Vice Chairman of Yardley Savings & Loan Association, which was acquired by Sovereign Bank in 1989.

G. Arthur Weaver. Mr. Weaver is a real estate and insurance executive with the George A. Weaver Company, New Holland, Pennsylvania. Mr. Weaver is a member of the Board of Directors of Old Guard Group, Inc., a publicly held holding company for several property and casualty insurance companies.

     The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of our common stock as of September 30, 1999, by each of our directors and executive officers. Unless otherwise indicated, each director and executive officer holds sole voting and investment power over the shares listed as beneficially owned. Unless otherwise indicated, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under our stock option plans.


                                                        Amount and
                                                         Nature of             Percentage
                                                        Beneficial             of Common
Beneficial Owners                                      Ownership(1)              Stock
--------------------------------------------   ----------------------------   -----------
Richard E. Mohn ............................               485,051(2)                *
Jay S. Sidhu ...............................             2,773,793(3)             1.52%
Dennis S. Marlo ............................             1,120,866(4)                *
Lawrence M. Thompson, Jr. ..................               472,752(5)                *
Brian Hard .................................                 1,782                   *
Rhoda S. Oberholtzer .......................                35,921(6)                *
Patrick J. Petrone .........................               278,093(7)                *
Daniel K. Rothermel ........................               127,376(8)                *
Cameron C. Troilo, Sr. .....................               712,760(9)                *
G. Arthur Weaver ...........................               120,912(10)               *
Sovereign directors and executive
 officers as a group (ten persons) .........             6,129,306(11)(12)        3.34%

------------
* Shares listed constitute less than 1% of outstanding shares.
(1) The table reflects data supplied by each director and executive officer. The table also reflects shares of Sovereign common stock owned by the trustee of our Employee Stock Ownership Plan which have been allocated to the accounts of the executive officers identified in the table, and as a group.
(2) Mr. Mohn holds shared voting and investment power over 166,340 shares. Shares and percentage include 79,324 shares subject to vested options.
(3) Mr. Sidhu holds shared voting and investment power over 621,209 shares. Shares and percentage include 1,053,873 shares subject to vested options and 28,575 shares held by our 401(k) Retirement Plan that are allocated to Mr. Sidhu's account. Shares and percentage include 19,848 shares purchased and held by our Employee Stock Ownership Plan which are allocated to Mr. Sidhu's account and over which he exercises voting power.
(4) Mr. Marlo holds shared voting and investment power over 28,903 shares. Mr. Marlo's shares and percentage include 581,240 shares subject to vested options and 428 shares held by our 401(k) Retirement Plan which are allocated to Mr. Marlo's account. Mr. Marlo was not a participant in our Employee Stock Ownership Plan in 1998.
(5) Mr. Thompson holds shared voting and investment power over 103,316 shares. Mr. Thompson's shares and percentage include 289,254 shares subject to vested options and 5,676 shares held by our 401(k) Retirement Plan which are allocated to Mr. Thompson's account. Shares and percentage include 15,083 shares purchased and held by our Employee Stock Ownership Plan that are allocated to Mr. Thompson's account and over which he exercises voting power.

 (6) Mrs. Oberholtzer holds shared voting and investment power over 525 shares. Shares and percentage include 24,000 shares subject to vested options.
 (7) Shares and percentage include 24,000 shares subject to vested options.
 (8) Mr. Rothermel holds shared voting and investment power over 11,325 shares. Shares and percentage include 3,341 shares held by Mr. Rothermel's spouse with respect to which Mr. Rothermel disclaims beneficial ownership. Shares and percentage include 58,151 shares subject to vested options.
 (9) Mr. Troilo holds shared voting and investment power over 503,600 shares. Shares and percentage include 55,783 shares subject to vested options.
(10) Mr. Weaver holds shared voting and investment power over 37,783 shares. Shares and percentage include 66,751 shares subject to vested options.
(11) In the aggregate, these persons hold shared voting and investment power over 1,472,474 shares. Shares and percentage include 2,200,593 shares subject to vested options and 34,679 shares held by our 401(k) Retirement Plan allocated to the executive officers' accounts. Shares and percentage include 34,931 shares purchased and held by our Employee Stock Ownership Plan that are allocated to participant accounts and over which they exercise voting power.
(12) Under a policy adopted by our board of directors in January 1998, our non-employee directors, Mr. Sidhu, Mr. Marlo and Mr. Thompson are required to beneficially own shares of our common stock having a value of $100,000, six times base salary, and three times base salary, respectively, at all times during their tenure with us. The ownership requirement for non-employee directors and Mr. Sidhu must be achieved by December 31, 1999. The ownership requirement for Messrs. Marlo and Thompson must be achieved by December 31, 2002. Shares of our common stock subject to unexercised stock options and shares allocated to the account of Messrs. Sidhu, Marlo and Thompson under our Employee Stock Ownership Plan are not considered beneficially owned for purposes of the policy. Messrs. Sidhu, Marlo and Thompson and a majority of the non-employee directors have met this ownership requirement as of the date of this prospectus supplement.

               DESCRIPTION OF PURCHASE AND ASSUMPTION AGREEMENT

     The following constitutes a summary of the terms and conditions of the purchase and assumption agreement we signed in connection with the New England acquisition. It is qualified in its entirety by reference to the agreement itself. For information on how to obtain a copy of the purchase and assumption agreement, see "Where You Can Find More Information" in the accompanying prospectus. See also "Description of the New England Acquisition."

General

     On September 3, 1999, we and Sovereign Bank entered into a purchase and assumption agreement with Fleet/BankBoston under which we expect to assume approximately $12 billion of deposits and approximately $8 billion of loans, and acquire 268 branch banking offices and 532 ATMs. The branches and ATMs are located in Connecticut (32 branches), Massachusetts (176 branches), New Hampshire (13 branches) and Rhode Island (47 branches). We are acquiring Fleet/BankBoston's deposits, loans and branches in Rhode Island and Connecticut (principally former BankBoston operations) and Massachusetts and New Hampshire (principally former Fleet operations). The divestiture of these branches and associated assets and liabilities was mandated by the DOJ in connection with the Fleet/BankBoston merger, which was recently completed. The assets and liabilities we plan to acquire were selected by the DOJ to help ensure a competitive banking environment in New England. The deposits, loans and branches which we are acquiring are primarily associated with the small business, middle market and consumer banking markets.

     We anticipate closing the New England acquisition on or about April 28, 2000.


Assets to be Acquired and Liabilities to be Assumed


     Under the terms of the purchase and assumption agreement, we expect to acquire approximately $8 billion of loans, including $3.8 billion of residential mortgage loans, $3.7 billion of commercial loans and $509 million of consumer loans. Under the terms of the purchase and assumption agreement, we will not acquire any loan that is more than 90 days past due. We have also agreed to acquire certain Community Reinvestment Act assets and commitments, rights under certain international securities dealer agreements and 100% participation interests in certain letters of credit and liquidity support agreements. We have also agreed to acquire 108 owned and 163 leased branch and other facilities, including related fixtures and equipment, and certain precious metals inventory with a combined fair market value of approximately $389 million.


     Under the terms of the purchase and assumption agreement, the deposit liabilities we expect to assume include advances, lines and negative deposits associated with the branches we expect to acquire. We have also agreed to assume all liabilities and obligations, to the extent such liabilities and obligations arise or accrue after the closing of the New England acquisition, under the lease agreements to which any of the acquired branches are subject, under the loans we acquire, under the international securities dealer agreements transferred to us and under the participation interests we acquire for letters of credit and liquidity support agreements. We have also agreed to assume all other liabilities or obligations, to the extent such obligations arise or accrue after the closing of the New England acquisition, relating to or arising out of the assets we acquire or liabilities we assume at closing. We have also agreed to assume all of Fleet/BankBoston's environmental liabilities associated with the real property to be acquired under the purchase and assumption agreement, except that Fleet/BankBoston has agreed to provide certain remedies if our environmental due diligence, which must be completed by November 2, 1999, discloses an environmental hazard which will require remediation of more than $50,000 or, in the case of two facilities, more than 5% of the book value of the real property.


Purchase Price and Taxes


     We have agreed to pay a premium of 12%, or approximately $1.4 billion before income taxes, for the deposit liabilities we actually assume upon completion of the New England acquisition. This premium is tax-deductible and should reduce the taxes we are required to pay over the next 15 years. We believe that the deposit premium is favorable when compared to those in branch acquisitions we consider comparable. The purchase price paid at closing is subject to adjustment after the closing date to reflect the assets actually acquired and the deposits actually assumed.

     We have also agreed to pay a portion of all sales, transfer, use or similar taxes, including any real property transfer taxes, which are payable or owed as a result of the consummation of the transactions contemplated under the purchase and assumption agreement.

Additional Branches

     Fleet/BankBoston has reserved the right to sell to us an additional 38 branches located in Connecticut, Massachusetts and Rhode Island if Fleet/BankBoston is unable to sell these branches to one or more other community banks. Although we understand that Fleet/BankBoston has reached agreement to sell 20 of the 38 branches and is trying to sell the remainder of the branches to various community banks, we may be required to purchase some or all of these branches. In the event we acquire all of these branches, we would also acquire approximately $1 billion of related deposits, at the same 12% premium, and $53 million of related loans.

Employees

     We have agreed to offer comparable jobs to at least 2,322 employees designated by Fleet/BankBoston and 1,352 additional employees selected by us. These employees represent substantially all employees associated with the branches to be acquired in the New England acquisition, relationship managers for all commercial loans to be acquired, and various administrative and support functions necessary to support the New England assets and liabilities. These employees will be entitled to base salary or wages equal to salary or wages in effect at the closing date of the New England acquisition, vacation benefits equal to those benefits in effect on the closing date of the acquisition until December 31, 2000, and carryover of unused vacation for use in 2000 and, as of January 1, 2001, receipt of all vacation, sick and personal days to which employees are entitled under our policies. These employees will be considered as new hires and will be eligible to participate in our qualified 401(k) plan, qualified employee stock ownership plan, effective on January 1, 2001 (crediting the transferred employee with prior years of service), and our health and welfare plans, and to receive the same amount of insurance coverage received prior to the closing date up to a limit of $680,000. In the event we offer comparable jobs to less than 1,352 additional employees, we have agreed to pay Fleet/BankBoston an amount equal to $35,000 multiplied by the difference between 1,352 and the number of additional employees to whom we actually offer comparable jobs.

     Fleet/BankBoston has also undertaken to pay "stay" or retention bonuses to certain of the key managers and employees of Fleet/BankBoston to whom we will to offer employment. With respect to other key Fleet/BankBoston employees who are not covered by these Fleet/BankBoston retention bonuses, we intend to institute one or more programs to provide such employees with retention bonuses.

Conditions, Representations and Warranties

     The closing of the acquisition is subject to certain conditions, including receipt of all required regulatory approvals. As a condition to Sovereign's obligation to close the acquisition, Fleet/BankBoston shall not have breached any covenant or made any untrue representation or warranty that would have a material adverse effect as defined in the purchase and assumption agreement on or before the closing date. As a condition to Fleet/BankBoston's obligation to close the acquisition, Sovereign shall not have breached any of its covenants on or before the closing date, or made any representation or warranty that is both untrue and that would have a material adverse effect on our ability to consummate the New England acquisition.

     We are purchasing the Fleet/BankBoston assets and liabilities as they exist at the closing of the New England acquisition, based solely on our due diligence review conducted in July and August 1999 and without substantial representations, warranties or indemnities from Fleet/BankBoston (except that we will not acquire any loan more than 90 days past due at the time of closing). Bank assets and liabilities are inherently subject to constant qualitative and quantitative changes.

Regulatory Approval

     We are required to obtain the approval of the Office of Thrift Supervision, our primary regulator, for the New England acquisition. We filed an application for approval with our regulator on September 30, 1999. Our regulator will not approve the acquisition unless Sovereign Bank is adequately capitalized on the date of completion of the New England acquisition and may take into account other considerations.

     We cannot complete the acquisition until 30 days, or 15 days if the U.S. Attorney General does not object, after the date of our regulator's approval, during which time the DOJ may challenge the acquisition on antitrust grounds. However, we believe it is unlikely that the DOJ will challenge the acquisition during this period because the DOJ has already approved the Fleet/BankBoston merger, which approval process included consideration of the proposed divestiture of assets and liabilities to us. The DOJ's approval of the acquisition does not prevent the filing of antitrust actions by any state government or private persons, however. The commencement of an antitrust action by a state government or private person which is possible given the sensitivities to local branch transfers, may have the effect of preventing or delaying the completion of the New England acquisition.

Transitional Matters

     Commencing on the date of the merger of Fleet Financial Group, Inc. with BankBoston Corporation, Fleet/BankBoston began operating the branches and administering the deposits we are assuming and assets we are acquiring as a discrete business unit with a separate management team pending closing of the New England acquisition. Fleet/BankBoston has agreed with us to operate these branches in the ordinary course of business. In addition, Fleet/BankBoston has agreed that it will:

     o not solicit, encourage or induce, before the closing date, a customer at a branch we expect to acquire to transfer such customer's business to a Fleet/BankBoston branch which we are not acquiring or otherwise to transfer such customer's business such that it will not constitute part of the business we expect to acquire;

     o with respect to the deposit liabilities, other than in the usual, regular and ordinary course consistent with past practice, not solicit, encourage or induce a depositor to transfer any deposit liability to a Fleet/BankBoston branch which we are not acquiring or offer deposit accounts at a branch we expect to acquire at interest rates or on other terms which are different from those offered by Fleet/BankBoston at any branch we are not acquiring if any of these actions would have a material adverse effect as defined in the purchase and assumption agreement;

     o with respect to the loans we expect to acquire, other than in the usual, regular and ordinary course consistent with past practice, not amend the terms of any loan to reduce the interest rate applicable to the loan to a rate that is below the market rate of interest for similar loans with the same credit rating that are originated by Fleet/BankBoston for its own portfolio at the time of the amendment, if the amendment would, in the aggregate, result in a change in the characteristics of the portfolio of loans we have agreed to acquire that would have a material adverse effect on the loan value of the loans, taken as a whole;

     o not sell, lease or transfer, or agree to sell, lease or transfer any assets we expect to acquire except for assets sold, leased or transferred in the ordinary course of business or pursuant to the exercise of remarketing rights;

     o not take any action which would adversely affect or delay the ability either of us or Fleet/BankBoston to obtain regulatory approvals or to perform either party's covenants and agreements under the purchase and assumption agreement; and

     o use commercially reasonable efforts to maintain and preserve intact its relationships with employees and customers at the branches we have agreed to acquire.

     Fleet/BankBoston has also agreed not to solicit our customers for two years after the completion of the purchase and assumption transaction, subject to certain exceptions, including that Fleet/BankBoston is permitted to engage in advertising, solicitations or marketing campaigns or other efforts not primarily directed to or targeted at our customers. Fleet/BankBoston has also agreed to provide us with continuing access to information relating to the assets we have agreed to acquire and the liabilities we have agreed to assume, and to assist us in connection with our systems conversion and other transitional efforts. Fleet/BankBoston has also agreed to provide us with access to the employees we propose to retain.

     In addition, Fleet/BankBoston has agreed to use commercially reasonable efforts, excluding the payment of money or other consideration, to obtain landlord consents to Fleet/BankBoston's assignment to us of each lease with respect to the leased branches and ATMs to be transferred to us under the terms of the purchase and assumption agreement. If Fleet/BankBoston cannot obtain a landlord consent, Fleet/BankBoston will, if permitted without the consent of the landlord, sublease the branch or ATM facility to us on mutually agreeable terms for the remainder of the existing lease. If Fleet/BankBoston is unable to obtain a landlord consent or sublease a branch or ATM to us, Fleet/BankBoston will make space available to us for our operation of the branch or ATM pursuant to a use and occupancy agreement. If, however, our legal counsel determines that the applicable branch or ATM lease does not permit Fleet/BankBoston and us to enter into a use and occupancy agreement, we will not be required to acquire the branch or ATM or the related consumer deposit liabilities and fixed assets.

"No Shop" and Termination Provisions

     The purchase and assumption agreement prohibits Fleet/BankBoston from responding to, initiating, soliciting, or encouraging any inquiries or proposals relating to the sale or disposition of all or any portion of the purchased assets, the assumed liabilities, or the business, except pursuant to remarketing rights as described below. Fleet/BankBoston, however, may terminate the purchase and assumption agreement or solicit bids for and remarket all or any portion of the purchased assets, assumed liabilities, or business, and negotiate and enter into agreements for their sale or other disposition with any other person, without obligation or liability to us, provided that it notifies us no later than five business days prior to such action, if:

     o Sovereign Bank does not obtain, by December 15, 1999, $500 million of capital, as determined by Fleet/BankBoston in its sole discretion, for the purpose of supporting the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement;

     o Sovereign Bank does not obtain, by January 31, 2000, sufficient capital, as determined by Fleet/BankBoston in its sole discretion, for the purpose of supporting the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement;

     o Sovereign Bank does not obtain all necessary regulatory approvals by January 15, 2000;

     o Sovereign does not deliver any officer's certificate or certain other information required under the purchase and assumption agreement regarding the status of Sovereign's efforts to raise capital to support the New England acquisition; or

     o the closing of the New England acquisition does not occur by April 28, 2000 (or May 31, 2000 in the event closing does not occur by April 28, 2000 due solely to systems conversion issues) and, as a result, Fleet/BankBoston determines, in its sole discretion, that Sovereign Bank does not have sufficient capital to support the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement.

In the event Fleet/BankBoston terminates the purchase agreement because we fail to meet any of these requirements, we have agreed to pay Fleet/BankBoston $50 million as liquidated damages. Sovereign has also agreed to pay
Fleet/BankBoston $50 million as liquidated damages if Fleet/BankBoston terminates the purchase and assumption agreement because:

     o funds deposited into escrow from our financing transactions are released before April 28, 2000 (or May 31, 2000, in the event closing does not occur by April 28, 2000 due solely to systems conversion issues) other than in connection with the closing of the acquisition, and as a result Fleet/BankBoston determines, in its sole discretion, that Sovereign Bank does not have sufficient capital to support the acquisition and Sovereign's other obligations under the purchase and assumption agreement; or

     o the bank and interim debt commitment to Sovereign from Citi/SSB and Lehman (as defined below) is terminated, unless Sovereign Bank has sufficient capital to support the New England acquisition and Sovereign's other obligations under the purchase and assumption agreement as determined by Fleet/BankBoston in its sole discretion.

                            FINANCING TRANSACTIONS

General

     Set forth below is a summary description of the financing plan we intend to implement in connection with our pending New England acquisition. The summary does not purport to be complete and is qualified in its entirety by reference to the definitive documentation for the financing, which has not yet been fully negotiated and may contain provisions which are more or less restrictive than those summarized herein.

     We intend to raise funds to support the New England acquisition from several different sources. We currently plan to:

     o raise $250 million through the offering of units contemplated by this prospectus supplement;

     o raise $300 million through an offering of common stock;

     o raise $700 million through an offering of senior notes; and

     o raise $500 million through the syndication of a senior credit facility.

     We have also received a commitment from Salomon Smith Barney Inc. and Lehman Brothers Inc., the lead representatives of the underwriters for this common stock offering and our other offerings, and Salomon Brothers Holdings Inc. and Lehman Commercial Paper Inc., affiliates of the lead representatives (collectively, "Citi/SSB and Lehman"), to provide up to $1.5 billion (which decreases to approximately $1.2 billion to the extent we elect not to repay approximately $300 million of outstanding senior debt) of financing under the senior credit facility and an interim credit facility to the extent the financings described above are not completed. As further described below, we also may, under certain circumstances, issue warrants to purchase our common stock in connection with the offering of senior notes or the financing under the interim credit facility.

     All the proceeds from public and private sales of debt will be placed into escrow pending completion of the New England acquisition. If the New England acquisition is abandoned or is not consummated, the escrowed proceeds, together with accrued and unpaid interest and a 2% premium, will be returned to holders of our senior notes and lenders under our senior credit facility. The proceeds of this units offering and the offering of common stock will not be placed into escrow and will not be returned to investors.

     Our expectation that we need $1.75 billion to support the New England acquisition and maintain Sovereign Bank's well capitalized status is based on assumptions relating, among other things, to:

     o the level of our earnings between now and the date of completion of the acquisition;

     o the amount, mix, yield and other characteristics of the deposits we are assuming and loans we are acquiring;

     o a reduction in our assets (and therefore our capital requirements) resulting from the use of cash on hand, cash from the New England acquisition and cash from the proceeds of sales of securities or other assets to repay borrowings; and

     o Fleet/BankBoston's success in selling the additional 38 branches and related deposits and loans in New England which it has the ability to require us to purchase. Fleet/BankBoston has publicly announced that it has reached agreement to sell 20 of the 38 branches, and we understand it is trying to sell the remainder of the branches. See "Description of the New England Acquisition."


     To the extent that these assumptions change, we may need to raise more or less capital to support the New England acquisition and maintain Sovereign Bank's status as well capitalized. The terms and mix of debt and equity we raise may change from that described above depending on market conditions and other factors. We may also change the type and amount of capital we ultimately raise to support the acquisition. These changes could adversely affect your investment or our financial condition.

     The offerings referred to above are being conducted pursuant to separate prospectus supplements. The different offerings are not conditioned upon each other, and only one or more of them may be completed. This prospectus supplement relates only to the offering of units and not the offering of common stock or the offering of notes.


Common Stock

     We intend to raise approximately $300 million through a public offering of our common stock.

Senior Notes

     We intend to offer approximately $700 million of senior notes. The senior notes will be unsecured obligations, will rank equally with all our existing and future senior debt, and will rank senior to all our existing and future subordinated debt. The senior notes will be guaranteed on a senior unsecured basis by our future material domestic subsidiaries that are not banking institutions or special purpose trusts. We may redeem some or all of the senior notes at any time, initially based on a make-whole premium and then, beginning a designated number of years from the date of issuance, at a declining premium as the senior notes approach maturity. The senior notes will bear a fixed rate of interest and will contain negative covenants limiting our ability to:

     o create additional liens on our assets;

     o incur additional indebtedness;

     o make loans and investments;

     o engage in transactions with affiliates;

     o merge or consolidate;

     o pay dividends or other distributions to stockholders;

     o make acquisitions; or

     o change lines of business.

The indenture will also require that Sovereign Bank remain well capitalized under applicable regulation, but will not impose other debt or lien limitations on Sovereign Bank. Operation of certain of the above covenants will be suspended if we attain certain investment grade debt ratings with respect to the senior notes. In addition, holders of the senior notes will have the right to require us to repurchase all or any part of their senior notes, at 101% of par, upon a change of control in Sovereign.

     Events of default in respect of the senior notes include failure to pay interest, premium or principal on the senior notes when due, failure to perform covenants, acceleration of the maturity of certain other debt, certain events of bankruptcy, certain judgments against us and a failure by us to own 100% of the voting stock of Sovereign Bank.

Senior and Interim Credit Facilities

     We intend to enter into a senior credit facility with a syndicate, or group, of banks and financial institutions, including Lehman Brothers Inc. and Salomon Smith Barney Inc. as joint arrangers. The senior credit facility will consist of one or more term loans with a final maturity of up to four years. Certain portions of the term loans will amortize quarterly.

     We have also received a commitment from Citi/SSB and Lehman to provide an interim credit facility if necessary to consummate the acquisition. The interim credit facility is intended to provide short-term financing, and the interest rates we pay under this facility will be significantly higher than those under the senior credit facility. Borrowings under the interim credit facility will mature on the first anniversary of the final maturity date for the senior credit facility.

     Although we intend to syndicate these facilities, in the event we are unable to do so, Citi/SSB and Lehman have committed to provide the facilities in an amount up to $1.5 billion, which decreases to approximately $1.2 billion to the extent we elect not to repay approximately $300 million of outstanding senior debt. We currently do not plan to repay any of this outstanding senior debt in connection with our pending financings.

     Borrowings under the facilities will bear floating interest rates.

     Citi/SSB and Lehman have the right to change the relative size of these facilities, as well as the terms or structure of each facility, at any time until the completion of the syndication of the facilities.

Conditions

     The senior credit facility and the interim credit facility are subject to a number of significant terms and conditions, including the absence of any material adverse change in our financial condition, results of operations or prospects, or in the assets and liabilities we seek to acquire, or any material disruption or material adverse change in the domestic markets and Sovereign using its best efforts to raise public debt and equity financing in order to support the New England acquisition. These facilities also require that we first have raised at least $650 million through a combination of common equity financings and internal capital generation from either sales of assets or the use of cash to reduce debt at Sovereign Bank, that we close the New England acquisition in accordance with the original terms and conditions of the purchase and assumption agreement and that we timely deliver certain financial information together with certain auditor reports to Citi/SSB and Lehman.

Guarantees; Security

     The facilities will be secured by a first priority security interest in 100% of the capital stock of our domestic subsidiaries, including Sovereign Bank, and 65% of the voting capital stock of any future direct foreign subsidiaries. We will also be required, under the indenture pursuant to which our outstanding 6.625% senior notes and 6.75% senior notes were issued, to grant holders of these notes an equal and ratable security interest in the capital stock of Sovereign Bank. The facilities will be guaranteed by all our future material domestic subsidiaries that are not banking institutions or special purpose trusts.

Covenants

     The facilities will require us to meet certain financial tests including:

     o maximum total debt to EBITDA (or other measures of cash flow);

     o maximum senior secured debt to EBITDA (or other measures of cash flow);

     o minimum fixed charge coverage;

     o minimum net worth;

     o minimum tier 1 capital to risk adjusted assets;

     o minimum loan loss reserve to total loans;

     o minimum adjusted net income to average total assets;

     o minimum non-performing assets to primary capital; and

     o maintaining Sovereign Bank as well capitalized.

     In addition to certain customary affirmative covenants, the facilities will contain negative covenants limiting our ability to:

     o create additional liens on our assets;

     o incur additional indebtedness;

     o make certain additional capital expenditures;

     o make loans and investments;

     o engage in transactions with affiliates;

     o sell assets;

     o merge or consolidate;

     o pay dividends or other distributions to stockholders;

     o make acquisitions;

     o change lines of business;

     o prepay, redeem or repurchase other debt; or

     o amend our other debt and other material agreements.


There will not be limitations on the ability of Sovereign Bank to incur additional indebtedness or liens on its assets.

Exchange Securities

     If any loans under the interim credit facility have not been repaid in full on or before the first anniversary of the funding date, each lender under the interim credit facility will have the option at any time to receive exchange securities from us in exchange for each lender's loans. The exchange securities will mature on the first anniversary of the final maturity date for the senior credit facility, and may have fixed interest rates. We have agreed to file a shelf registration statement or to effect a registered exchange offer with respect to the exchange securities.

Mandatory Prepayments


     Subject to the prior repayment of any amounts outstanding under the interim credit facility, we will be required to prepay the senior credit facility with:


     o 100% of net cash dividends from Sovereign Bank (after payment of our administrative and interest expenses, taxes, scheduled debt payments and ordinary course dividends up to $0.10 per share (not to exceed $40 million annually));

     o 75% of excess cash flow;

     o 100% of the net cash proceeds from non-ordinary course asset sales; and

     o 100% of the net proceeds of issuances of equity and equity equivalents or Sovereign and our subsidiaries.

     Subject to applicable law, we will be required to prepay loans under the interim credit facility and redeem exchange securities with the net proceeds of the incurrence of any debt or the issuance of any equity or equity equivalent securities or from any non-ordinary course asset sales. We will be required to prepay loans under the interim credit facility and redeem any exchange securities, at 101% of par, plus accrued and unpaid interest, upon a change in control of Sovereign.

Events of Default

     Events of default under the facilities will include failure to pay interest, principal or fees when due under the facility, failure to perform covenants, inaccurate or false representations or warranties, default by us in respect of certain other debt, certain events of bankruptcy, certain judgments against us, invalidity of any loan document, certain bank regulatory actions and events and a change in control of Sovereign.


Warrants


     We have agreed with Citi/SSB and Lehman to issue warrants representing up to 10% of our outstanding common stock on a fully diluted basis to lenders under the interim credit facility. The amount of warrants issued will be based on the success of the other components of our financing plan and the rating of the senior notes. The warrants will have an exercise price per share equal to 110% of the market price of one share of our common stock on the date of issuance, subject to adjustment pursuant to customary antidilution provisions. Each warrant will be exercisable for 10 years and will have anti-dilution protection and registration rights.

Existing Indebtedness

     The following table sets forth our other existing long-term indebtedness (in thousands):

                                                                                   At June 30,
                                                                                      1999
                                                                                  ------------
Securities sold under repurchase agreements, maturing October 2000 to May 2008    $  320,000
FHLB advances, maturing November 2000 to April 2012 ...........................    3,785,957
6.625% senior notes, due 2001 .................................................      237,627
6.75% senior notes, due 2000 ..................................................       49,861
6.75% subordinated debentures, due 2000 .......................................       27,828
8.00% subordinated medium-term notes, due 2003 ................................       49,464
8.50% subordinated debentures, due 2002 .......................................       19,747
                                                                                  ----------
   Total long-term borrowings .................................................   $4,490,484


     The 6.75% senior notes are non-amortizing and are not redeemable prior to maturity. The 6.75% subordinated debentures are non-amortizing and are not redeemable prior to maturity. The 6.75% subordinated debentures and a portion of the FHLB advances have, through the use of interest rate swaps, been effectively converted from fixed rate obligations to variable rate obligations. The 6.625% senior notes are non-amortizing and are redeemable at our option in whole or in part at any time at a make-whole premium. The 8.50% subordinated debentures are non-amortizing and are redeemable at our option in whole or in part at any time at a premium until September 15, 2001. The 8.00% medium-term notes are non-amortizing and are not redeemable prior to maturity.

     The indenture pursuant to which the 6.625% senior notes and the 6.75% senior notes were issued contains a covenant prohibiting us from creating liens upon or pledging the voting stock of Sovereign Bank without providing that these securities are secured equally and ratably. Accordingly, because we will pledge the stock of Sovereign Bank we own to the lenders under the proposed credit facilities described above, we will also be required to pledge that stock to the holders of these notes. This indenture and the indenture pursuant to which the 6.75% subordinated debentures, the 8.50% subordinated debentures and the 8.00% subordinated medium-term notes were issued contain a covenant limiting our ability to sell or dispose of more than 20% of the voting stock of Sovereign Bank and limiting Sovereign Bank's ability to merge or consolidate with another entity.

     The indentures pursuant to which the notes and debentures listed above were issued also contain certain customary events of default.

                                   THE TRUST

     The trust is a statutory business trust formed under the Trust Act pursuant to (i) a declaration of trust, dated as of September 8, 1999 executed by Sovereign, as sponsor, and The Bank of New York, The Bank of New York (Delaware), Mark R. McCollom, and Jacquelyn Blue, as Trustees and (ii) a certificate of trust, dated as of September 10, 1999, filed with the Secretary of State of the State of Delaware. The trust's business and affairs are conducted by the Trustees: The Bank of New York, as Property Trustee and The Bank of New York (Delaware) as Delaware Trustee, and two individual Administrative Trustees who are employees or officers of or affiliated with Sovereign. The trust exists for the exclusive purpose of (i) issuing and selling the preferred securities and common securities of the trust (collectively, the "Trust Securities"), (ii) investing the gross proceeds from such sales in the debentures and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the debentures will be the sole assets of the trust, and payments under the debentures will be the sole revenue of the trust. All of the common securities will be owned by Sovereign The common securities will rank on a par, and payments will be made thereon pro rata, with the preferred securities, except that upon the occurrence and continuance of an event of default under the declaration of trust resulting from an event of default under the Indenture (an "Indenture Event of Default"), the rights of Sovereign as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities. Sovereign will acquire common securities in an aggregate liquidation amount at least equal to 3% of the total capital of the trust.

     The Property Trustee will hold title to the debentures for the benefit of the holders of the Trust Securities and, as the holder of the debentures, the Property Trustee will have the power to exercise all rights, powers and privileges of a holder of debentures under the Indenture. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Securities. Sovereign, as the holder of all the common securities, will have the right to appoint, remove or replace any of the Trustees and to increase or decrease the number of Trustees; provided that the number of Trustees will be at least three; and provided further that at least one Trustee will be a Delaware Trustee, at least one Trustee will be the Property Trustee and at least one Trustee will be an Administrative Trustee. Under the Indenture, Sovereign, as issuer of the debentures, has agreed to pay all fees and expenses related to the organization and operations of the trust (including any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority upon the trust or any payment by the trust to holders of trust Securities) and the offering of the preferred securities and be responsible for all debts and obligations of the trust (other than with respect to the preferred securities).


     For so long as the preferred securities remain outstanding, Sovereign will covenant (i) to maintain directly or indirectly ownership of all of the common securities, (ii) to cause the trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the declaration of trust, (iii) to use its commercially reasonable efforts to ensure that the trust will not be an "investment company" for purposes of the Investment Company Act of 1940, as amended from time to time, or any successor legislation (the "1940 Act") and (iv) to take no action that would be reasonably likely to cause the trust to be classified as an association or a partnership taxable as a corporation for United States federal tax purposes.

     The rights of the holders of preferred securities, including economic rights, rights to information and voting rights, are set forth in the declaration of trust, the Trust Act and the Trust Indenture Act. The declaration of trust and the Guarantee also incorporate by reference the terms of the Trust Indenture Act.

     The office of the Delaware Trustee is White Clay Center, Newark, Delaware 19711. The location of the principal executive office of the Trust is 103 Foulk Road, Suite 200, Wilmington, Delaware 19803.

     It is anticipated that the trust will not be subject to the reporting requirements under the Exchange Act.

                           DESCRIPTION OF THE UNITS

     The following description sets forth certain terms of the units. It supplements the description of trust preferred securities and warrants in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The terms of the units will include those stated in the unit agreement among Sovereign, the Trust and
        , as unit agent. The following description of certain terms of the units and the description of certain terms of the preferred securities, the debentures, the guarantee and the warrants under the captions "Description of the Preferred Securities," "Description of the Debentures," "Description of the Guarantee," and "Description of the Warrants" in the prospectus supplement contain a description of all of their material terms but does not purport to be complete. For additional information, you should refer to the forms of the unit agreement, including the forms of the unit and the warrant agreement (including definitions of terms used therein) that will be filed as exhibits to the Registration Statement.


General

     Each unit offered hereby is a unit consisting of:

     o a preferred security, having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the Trust, which assets will consist solely of the debentures; and

     o a warrant to purchase, at any time prior to , 2029 (which is five business days following the most recent interest payment date) shares of common stock of Sovereign, calculated as a unit purchase price of $50 divided by the price which is a % premium to the $ price on , 1999. To exercise the warrants, a holder must tender the warrant together with an exercise price equal to the accreted value of the preferred securities, subject to anti-dilution adjustments and to redemption as described below.

     Following an exercise of a warrant which is part of a unit, other than an exercise in connection with a redemption of the warrants as described below under "Description of the Warrants -- Redemption", the holder will have a limited right to require the Trust to repurchase preferred securities which had been part of the unit. See "Description of the Preferred Securities -- Limited Right to Repurchase of Preferred Securities".

     If on any date after any of the following dates, the closing price of Sovereign common stock exceeds, and has exceeded for at least 20 trading days within the immediately preceding 30 trading days the related price per share, subject to adjustment, Sovereign may, at its option, elect to cause the remarketing of the preferred securities at a price no less than 100% of their accreted value:

                          if after     , 2002 - $
                          if after     , 2003 - $
                          if after     , 2004 - $

     In connection with a remarketing,

     o the stated maturity of the debentures (and thus the redemption date of the preferred securities) will be modified to the date which is 60 days following the remarketing date,

     o the debentures will have an interest rate payable on their accreted value equal to the rate established in the remarketing,

     o the warrants will be redeemed on the remarketing settlement date at a cash price equal to the warrant value, and

     o the exercise price of the warrants will be equal to the accreted value of the preferred securities as of the remarketing date.

     In connection with a remarketing of the preferred securities, a unit holder will have the choice of exercising its warrant or receiving the warrant value paid upon the contemporaneous redemption of the warrant. If a unit holder chooses to exercise its warrant, the proceeds from the remarketing of its preferred securities will automatically be applied to satisfy in full the exercise price of the related warrant.

     The purchase price of each unit will be allocated between the preferred security and the warrant comprising such unit in proportion to their respective fair market values at the time of issue. Sovereign expects that, at the time of
issuance, the fair market value of each preferred security will be $   and the
fair market value of each warrant will be $ . Such position generally will be binding on each beneficial owner of a unit (but not on the Internal Revenue Service (the "IRS")). See "United States Federal Income Tax Consequences -- The Units -- Allocation of Purchase Price."


     At any time after issuance, the preferred security and the warrant components of each unit may be separated by the holder thereof and transferred separately.


Distributions


     Holders of units will be entitled to receive cumulative cash distributions
payable on the related preferred securities by the trust at the rate of   % of
the stated liquidation amount per annum, payable quarterly in arrears, subject to reset upon a remarketing as described under "Description of the Debentures -- Interest." The ability of the trust to pay the quarterly distributions on the preferred securities will depend solely upon its receipt of corresponding interest payments from Sovereign on the debentures. Distributions will
accumulate from    , 1999. Interest on the debentures not paid on the scheduled quarterly interest payment date will accrue and compound quarterly, to the extent permitted by law, at the applicable interest rate, and, as a result, distributions on the preferred securities will continue to accumulate and compound quarterly, to the extent permitted by law, at the applicable distribution rate.


     At all times, the distribution rate, the distribution dates and other payment dates for the units will correspond to the interest rate, interest payment dates and other payment dates on the debentures, which will be the sole assets of the trust.


     Distributions on the units will be paid on the dates payable to the extent that the trust has funds available for the payment of such distributions. Such distributions are payable only to the extent that payments are made in respect of the debentures and to the extent that the trust has funds available for the payment of such distributions. See "Description of the Debentures." If Sovereign does not make interest payments on the debentures, the trust will not have funds available to pay distributions on the units.


     Sovereign has the right under the indenture to defer payments of interest on the debentures by extending the interest payment period at any time, and from time to time, on the debentures. As a consequence of each such extension, distributions on the units would be also deferred (but despite such deferral payments of interest would continue to accrue at the then applicable interest rate per annum compounded quarterly, to the extent permitted by applicable law, and, as a result, distributions would continue to accumulate at the then applicable distribution rate compounded quarterly, to the extent permitted by law) by the trust for a corresponding period. Such right to extend the interest payment period for the debentures is limited to a period not exceeding 20 consecutive quarters and no extension may extend beyond the stated maturity of the debentures. In the event that Sovereign exercises this right to defer payments of interest, then Sovereign will not, and will not permit any subsidiary to,

     o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Sovereign's capital stock or

     o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sovereign that rank equally with or junior in interest to the debentures or make any guarantee payments with respect to any guarantee by Sovereign of the debt securities of any subsidiary of Sovereign if such guarantee ranks equally with or junior in interest to the debentures.

Notwithstanding the foregoing the following will be permitted:

     o dividends or distributions in common stock or rights to acquire common stock of Sovereign,

     o payments under the Guarantee,

     o any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

     o purchases of common stock related to the issuance of common stock or rights under any of Sovereign's benefit plans and

     o repurchases of common stock issued by Sovereign in connection with acquisitions of businesses made by Sovereign (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

Prior to the termination of any extension period, Sovereign may further defer payments of interest by extending the interest payment period, provided that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures. Upon the termination of any extension period and the payment of all amounts then due, Sovereign may commence a new extension period, subject to the above requirements. Sovereign has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the debentures.

Amendment and Modification of the Unit Agreement

     The unit agreement may be amended by Sovereign, the trust and the unit agent, without consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which Sovereign and the trust may deem necessary or desirable and which will not adversely affect the interests of the affected holders.

     The unit agreement will contain provisions permitting Sovereign, the trust and the unit agent, with the consent of the holders of a majority of the units at the time outstanding, to modify the rights of the holders of the units and the terms of the unit agreement, except that no modification may, without the consent of the holder of each outstanding unit affected thereby:

o materially adversely affect the holders' rights under any unit; or

o reduce the aforesaid percentage of outstanding units the consent of holders of which is required for the modification or amendment of the provisions of the unit agreement.

Listing

     If the units are acceptable to a national securities exchange, Sovereign intends to try to list the units. If the components of the units are separately traded to a sufficient extent that applicable exchange listing requirements are met, Sovereign and the trust will try to cause them to be listed on the same national securities exchange as the units are listed.

                          DESCRIPTION OF THE WARRANTS

     The following description sets forth certain terms of the warrants. It supplements the description of the warrants in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The warrants, which form a part of the units and which, under certain circumstances, will trade separately from the preferred securities also forming a part of the units, will be issued pursuant to the
warrant agreement between Sovereign and                , as warrant agent. The
following description of certain terms of the warrants and certain provisions of the warrant agreement in this prospectus supplement and in the accompanying prospectus contain a description of their material terms but do not purport to be complete, and reference is made to the copy of the warrant agreement (including the definitions of certain terms therein) that is filed as an exhibit to a Current Report on Form 8-K to be filed by Sovereign that is incorporated herein by reference thereto.

General

     A warrant will be exercisable at any time at the applicable exercise price. The exercise price at any time is equal to the then accreted value of a preferred security with a stated liquidation amount of $50. Each warrant, when
exercised, will entitle the holder to purchase      fully paid and
non-assessable shares of Sovereign common stock calculated as a unit purchase
price of $50 divided by the price which is a   % premium to the $     price on,
    , 1999. However, the exercise price and the number of shares of Sovereign common stock issuable upon a holder's exercise of a warrant are subject to adjustment in certain circumstances. The warrants will, unless exercised,
automatically expire on the close of business on     , 2029 or earlier as
described under "-- Redemption."

     Sovereign's common stock is listed on the Nasdaq National Market under the trading symbol "SVRN". On October 19, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $8.47 per share.

     Following an exercise of a warrant which is part of a unit, other than an exercise in connection with a redemption of the warrants as described below under "-- Redemption", the holder will have a limited right to require the trust to repurchase preferred securities which had been part of the unit. See "Description of the Preferred Securities -- Limited Right to Repurchase of Preferred Securities."

Exercise of Warrants

     A holder may exercise warrants at any time prior to the close of business
on     , 2029 (the "expiration date"). However, in connection with a remarketing of the preferred securities as described below under "-- Redemption," Sovereign will redeem the warrants on an earlier date.

     The warrants will not be exercisable unless, at the time of the exercise,

     o Sovereign has a registration statement in effect under the Securities Act covering the issuance and sale of the shares of common stock upon exercise of the warrants or the sale of the shares upon exercise of the warrants is exempt from the registration requirements of the Securities Act,

     o the shares have been registered, qualified or are deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants and

     o a then current prospectus is delivered to exercising holders of the warrants.

     Sovereign currently has an effective registration statement covering the maximum number of shares of common stock issuable upon exercise of the warrants. Although Sovereign has agreed to use its best efforts to maintain the effectiveness of such a registration statement until the expiration date of the warrants, to continue to have all the shares of common stock issuable upon exercise of the warrants so registered or qualified and to deliver a then current prospectus to the exercising holders of the warrants, there can be no assurance that it will be able to do so.

   In order to exercise a warrant, a holder must, prior to 11:00 a.m., New
     York City time, on such day:

     o surrender to the warrant agent the certificate representing such warrant (in the case of a definitive warrant);

     o comply with the procedures described in the warrant agreement;

     o properly complete and execute a form of election to purchase; and

     o pay in full the exercise price for each share of Sovereign common stock to be received upon exercise of such warrants.


     In order to ensure timely exercise of a warrant, beneficial owners of warrants held in book-entry form should consult their brokers or other intermediaries as to applicable cut-off times they may have for accepting and implementing exercise instructions from their customers and other exercise mechanics. See "Book-Entry Issuance."


     Holders must pay the exercise price of their warrants in cash (including the automatic application of a portion of the proceeds of any remarketing of preferred securities as discussed under "-- Redemption"), by certified or official bank check or by wire transfer to an account that Sovereign has designated for that purpose. Accordingly, holders of units may not tender their preferred securities directly toward payment of the exercise price of the warrants.


     No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. Sovereign may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.


     If a holder has satisfied all of the conditions for exercising its warrants, Sovereign will deliver or cause to be delivered to such holder, or upon such holder's written order, a certificate representing the requisite number of shares of Sovereign common stock to be received upon exercise of such warrants. If a holder exercises less than all of the warrants evidenced by a definitive warrant, a new definitive warrant will be issued to such holder for the remaining number of warrants.


     No fractional shares of Sovereign common stock will be issued upon exercise of a warrant. At the time of exercise of a warrant, Sovereign will pay the holder of such warrant an amount in cash equal to the then current market price (as defined under "-- Anti-Dilution Adjustments") of any such fractional share of Sovereign common stock.


     Unless the warrants are exercised, the holders thereof will not be entitled to receive dividends or other distributions, to vote, to receive notices for any Sovereign stockholders meeting for the election of directors or any other purpose, or to exercise any other rights whatsoever as a Sovereign stockholder.


     In the event a bankruptcy or reorganization is commenced by or against Sovereign, a bankruptcy court may decide that unexercised warrants are executory contracts that may be subject to Sovereign's rejection with approval of the bankruptcy court. As a result, a holder of warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than such holder would be entitled to receive if such holder had exercised its warrants before the commencement of any such bankruptcy or reorganization.


Redemption


     In connection with a remarketing of the preferred securities as described in "Description of the Preferred Securities -- Remarketing," Sovereign will be obligated to redeem the warrants on the remarketing settlement date for cash in an amount equal to the Warrant Value.

     The "Warrant Value" on any date means the difference between $50 and the then accreted value of preferred securities having a stated liquidation preference equal to $50.

     On any redemption date, instead of receiving the Warrant Value, a warrant holder may elect to exercise its warrants by tendering the exercise price and following the procedures identified above. Holders of warrants will be required to tender cash in order to exercise the warrants. If, however,

     o a holder exercising warrants holds such warrants as part of complete units on the remarketing date and

     o the holder has not opted out of participating in the remarketing of the preferred securities,

then, upon a successful remarketing, and assuming satisfaction of the conditions to a warrant redemption, the portion of the proceeds of such remarketing equal to the exercise price of the warrants will automatically be applied by the remarketing agent no later than the business day following the remarketing settlement date to pay the exercise price of the warrants. Unit holders who elect to participate in a remarketing of their preferred securities will be deemed to have elected to exercise their warrants without any further action. Warrant holders that do not elect to exercise a warrant in connection with a redemption of the warrants will receive the Warrant Value.

     A warrant will expire upon payment by Sovereign of the Warrant Value on a redemption date, or upon exercise of the warrant.

Procedures

     Notice of any redemption will be mailed at the same time as notice of the related remarketing (see "Description of the Preferred Securities -- Remarketing"). In addition, notice of redemption will be published in a newspaper of general circulation in New York City, New York made once a week for two successive weeks commencing no less than 20 nor more than 60 days before the redemption date. If Sovereign gives a notice of redemption in respect of the warrants, then, by 12:00 noon, New York City time, on the redemption date, Sovereign will deposit irrevocably with DTC consideration sufficient to pay the Warrant Value for all warrants registered in the name of DTC's nominee, Cede & Co. (other than warrants held by persons electing to exercise their warrants in lieu of a redemption). See "Book Entry -- Issuance." If any warrants are not represented by one or more global certificates, Sovereign will irrevocably deposit with the Paying Agent (as defined herein) for such warrants consideration sufficient to pay the applicable Warrant Value and will give the Paying Agent irrevocable instructions and authority to pay the Warrant Value to the holders thereof upon surrender of their certificates evidencing the warrants. If notice of redemption shall have been given and consideration deposited or paid as required, then immediately prior to the close of business on the date of such redemption, all rights of the holders of warrants will cease, except the right of the holders of warrants to receive the Warrant Value (or Sovereign common stock if the holder elected to exercise a warrant on the redemption date), and the warrants will cease to be outstanding. In the event that any date set for redemption of warrants is not a business day, then payment of the Warrant Value payable on such date will be made on the next succeeding day, which is a business day (and without any interest or other payment in respect of any, such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date such payment was originally payable.

     Subject to applicable law, Sovereign or its subsidiaries may at any time and from time to time purchase outstanding warrants by tender, in the open market or by private agreement.


Election to Exercise

     At any time prior to the close of business on the business day prior to the applicable redemption date for the warrants, a warrant holder may elect, at its option, to exercise its warrants in lieu of a redemption. Any warrant holder so electing must notify Sovereign and the Administrative Trustee no later than the business day prior to the applicable redemption date. In such event, an electing warrant holder will be required to tender the exercise price to Sovereign and satisfy the other conditions specified above in order to effect an exercise on the applicable redemption date.

Conditions to Redemption

     The following will be conditions precedent to the right (or obligation) of Sovereign to redeem the warrants:

     o as of the date on which Sovereign elects to redeem the warrants and on the redemption date, a shelf registration statement covering the issuance and sale of Sovereign common stock to the holders of warrants upon exercise of such warrants shall be effective under the Securities Act;

     o the shares of common stock shall have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of each holder of the warrants,

     o as of the redemption date, a then current prospectus shall be delivered to exercising holders of the warrants and the shares of common stock shall have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants; and

     o on the redemption date, Sovereign shall have complied with all other applicable laws and regulations, if any, including, without limitation, the Securities Act of 1933, necessary to permit the redemption of the warrants.

     In addition to the four conditions specified above, a successful remarketing of the preferred securities upon a Trading Remarketing Event or a Legal Cause Remarketing Event (as each is described below) will be a condition to the contemporaneous redemption of the warrants. A remarketing of the preferred securities upon a Maturity Remarketing Event will not be a condition
to the expiration of the warrants on        , 2029.

     If a remarketing of preferred securities following a Trading Remarketing Event or a Legal Cause Event cannot occur because of an inability to satisfy the applicable conditions precedent, the contemporaneous redemption of the warrants will be canceled. If

     o such failure arises as a result of the inability to satisfy the Legal Requirements or Warrant Requirements and

     o Sovereign is using its best efforts to satisfy such requirement then Sovereign will have the right to remarket the debentures on a subsequent
date which is no later than       2029.


     In the event of a failed remarketing (as described under "Description of the Preferred Securities -- Remarketing"), warrant holders who have elected to exercise their warrants will be obligated to tender the applicable exercise price. Similarly, Sovereign will still be obligated to redeem the warrants.

Anti-Dilution Adjustment

     The number of shares of Sovereign common stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in certain circumstances, including:

     o the issuance of Sovereign common stock payable as a dividend or distribution on its common stock;

     o certain subdivisions and combinations of the common stock of Sovereign;

     o the issuance to all holders of Sovereign common stock of certain rights or warrants to purchase Sovereign common stock (or securities convertible into Sovereign common stock) at less than (or having a conversion price per share less than) the current market price of Sovereign common stock;

     o the dividend or other distribution to all holders of Sovereign common stock or shares of Sovereign capital stock or evidences of Sovereign indebtedness or its assets (including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or distributions or dividends paid exclusively in cash);

     o dividends or other distributions consisting exclusively of cash to all holders of Sovereign common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus
       (B) any cash and the fair market value of other consideration paid for any tender offers by Sovereign or any of its subsidiaries for Sovereign common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of Sovereign's market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of Sovereign common stock times the number of shares of Sovereign common stock then outstanding; and

     o the purchase of Sovereign common stock pursuant to a tender offer made by Sovereign or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by Sovereign or any of its subsidiaries for Sovereign common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the paragraph above to all holders of Sovereign common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of Sovereign's market capitalization on the expiration of such tender offer.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Sovereign common stock or any securities convertible into or exchangeable for Sovereign common stock or carrying the right to purchase any of the foregoing.

     In the case of:

     o any reclassification or change of Sovereign common stock (other than changes resulting from a subdivision or combination) or

     o a consolidation, merger or combination involving Sovereign or a sale or conveyance to another corporation of all or substantially all of Sovereign's property and assets,

in each case as a result of which holders of Sovereign common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Sovereign common stock, the holders of the warrants then outstanding will be entitled thereafter to exercise those warrants and receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such debentures been converted into Sovereign common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. Sovereign will agree not to become a party to any such transaction unless its terms are consistent with the foregoing.


     If a taxable distribution to holders of Sovereign common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "United States Federal Income Tax Considerations -- The Warrants."


     Sovereign may from time to time, to the extent permitted by law, reduce the exercise price of the warrants by any amount for any period of at least 20 days. In that case Sovereign will give at least 15 days' notice of such decrease. Sovereign may make such reductions in the conversion price, in addition to those set forth above, as Sovereign's board of directors deems advisable to avoid or diminish any income tax to holders of Sovereign common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Reservation of Shares

     Sovereign has authorized and will reserve for issuance the maximum number of shares of its common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

Governing Law

     The warrants and the warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Modifications and Amendments of the Warrant Agreement

     Modifications of warrants issued as part of units may only be made in accordance with the terms of the warrant agreement. Sovereign and the warrant agent may amend or supplement the terms of the warrant and the warrant agreement without the consent of holders of the warrants in order to:

     o cure any ambiguity;

     o cure, correct or supplement any defective or inconsistent provision; or

     o amend such terms in any other manner that does not adversely affect the rights of any holder of warrants.

     Sovereign and the warrant agent, with the consent of the holders of a majority of the then outstanding unexercised warrants, may modify or amend the warrants and the warrant agreement. However, Sovereign and the warrant agent may not make any of the following modifications or amendments without the consent of each holder of warrants:

     o change the exercise price of the warrants;

     o reduce the number of shares of common stock issuable upon exercise of the warrants other than as specified under "Anti-Dilution Adjustments";

     o accelerate the expiration date of the warrants;

     o materially and adversely affect the rights of any holder of warrants; or

     o reduce the percentage of the outstanding unexercised warrants the consent of whose holders is required for modifications and amendments.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following description sets forth certain terms of the preferred securities. It supplements the description of the preferred securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The preferred securities, which form a part of the units and which, under certain circumstances, will trade separately from the warrants also forming a part of the units, will be issued pursuant to the declaration of trust. The terms of the preferred securities include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. The following description of certain terms of the preferred securities and certain provisions of the declaration of trust in this prospectus supplement and in the accompanying prospectus contain a description of their material terms but do not purport to be complete, and reference is hereby made to the copy of the declaration of trust (including the definitions of certain terms therein) that is filed as an exhibit to the Registration Statement, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. Wherever particular defined terms of the declaration of trust (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference.


Distributions

     Cash distributions on the preferred securities will be fixed at a rate per annum of % of the stated liquidation amount of $50 per preferred securities, subject to reset in connection with a remarketing as described under "Description of the Debentures -- Interest", payable quarterly, in arrears, on
      ,       ,        and        of each year, commencing       , 2000, when,
as and if available for payment, by the Property Trustee. Distributions will
accumulate from     , 1999. Interest on the debentures not paid on the
scheduled payment date will accrue and compound quarterly, to the extent permitted by law, at the applicable interest rate, and, as a result, distributions will accumulate and compound quarterly, to the extent permitted by law, at the applicable distribution rate ("Compounded Distributions").

     The term "distribution" as used herein includes any regular quarterly distributions, together with any Compounded Distribution, unless otherwise stated. The amount of distributions payable for any period will be computed

     o for any full 90-day quarterly distribution period, on the basis of a 360-day year of twelve 30-day months,

     o for any period shorter than a full 90-day distribution period for which distributions are computed, on the basis of a 30-day month and

     o for periods of less than a month, the actual number of days elapsed per 30-day month.

In the event that any date on which distributions are payable on the preferred securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day that is a business day (and without any additional distributions or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, with the same force and effect as if made on the date such payment was originally payable. A "business day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York, Wyomissing, Pennsylvania or Wilmington, Delaware are authorized or required by law, regulation or executive order to close.

     Distributions on the preferred securities (other than distributions on a remarketing date) will be payable to the holders thereof as they appear on the register of the Trust as of the close of business on the relevant record dates, which, as long as the preferred securities are represented by one or more global certificated securities, will be the close of business on the business day prior to the relevant distribution dates, unless otherwise provided in the declaration of trust or unless a different regular record date is established or provided for the corresponding interest payment date on the debentures. If the preferred securities are no longer represented by one or more global certificates, the Administrative Trustees will have the right to select record dates, which will be at least one business day prior to the relevant distribution dates. See "Book-Entry Issuance." Distributions payable on any preferred securities that are not punctually paid on any distribution date will cease to be payable to the person in whose name such preferred securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such preferred securities are registered on the special record date or other specified date determined in accordance with the declaration of trust.

     At all times, the distribution rate, the distribution dates and other payment dates for the preferred securities will correspond to the interest rate, interest payment dates and other payment dates on the debentures, which will be the sole assets of the Trust.

     Distributions on the preferred securities will be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions. Such distributions are payable only to the extent that payments are made in respect of the debentures held by the Property Trustee and to the extent that the Trust has funds available for the payment of such distributions. See "Description of the Debentures." If Sovereign does not make payments on the debentures, the Property Trustee will not have funds available to make payments (including distributions) on the preferred securities.

     Sovereign has the right under the Indenture to defer payments of interest on the debentures by extending the interest payment period at any time, and from time to time, on the debentures. As a consequence of each such deferral, distributions on the preferred securities would be also deferred (but despite such deferral would continue to accumulate at the then applicable distribution rate per annum compounded quarterly, to the extent permitted by applicable law) by the Trust during any such extension period. Such right to extend the interest payment period for the debentures is limited to a period not exceeding 20 consecutive quarters and such extension period may not extend beyond the stated maturity of the debentures.

     In the event that Sovereign exercises this right to defer payments of interest, then Sovereign will not, and will not permit any subsidiary to,

     o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Sovereign's capital stock or

     o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sovereign that rank on a par with or junior in interest to the debentures or make any guarantee payments with respect to any guarantee by Sovereign of the debt securities of any subsidiary of Sovereign if such guarantee ranks on a par with or junior in interest to the debentures.

Notwithstanding the foregoing, the following will be permitted:

     o dividends or distributions in common stock or rights to acquire common stock of Sovereign,

     o payments under the Guarantee,

     o any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

     o purchases of common stock related to the issuance of common stock or rights under any of Sovereign's benefit plans and

     o repurchases of common stock issued by Sovereign in connection with acquisitions of businesses made by Sovereign (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

     Prior to the termination of any such extension period, Sovereign may further defer payments of interest by extending the interest payment period, provided that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures. Upon the termination of any extension period and the payment of all amounts then due, Sovereign may commence a new extension period, subject to the above requirements. Sovereign has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the debentures.

     In connection with a remarketing of the preferred securities and at any time thereafter, a purchaser may exchange its preferred securities for debentures. In such event, the Administrative Trustees will cause debentures held by the Property Trustee, having an aggregate accreted value equal to the aggregate accreted value of the preferred securities purchased by such purchaser and with accrued and unpaid interest equal to accumulated and unpaid distributions on the preferred securities purchased by such purchaser, and having the same record date for payment as the preferred securities, to be distributed to such purchaser in exchange for such holders' pro rata interest in the Trust. In such event, the debentures held by the Trust will decrease by the amount of debentures delivered to a purchaser of preferred securities.


Remarketing

     Following the occurrence of a Remarketing Event, all of the preferred securities (other than the preferred securities as to which the holders have opted not to participate in the remarketing, but including preferred securities which have been separated from a unit) will be remarketed by an entity to be designated by Sovereign as remarketing agent. Under the remarketing agreement, the remarketing agent will use commercially reasonable efforts to remarket the participating preferred securities at a price equal to 100% of their aggregate accreted value. In connection with a remarketing,

     o the stated maturity of the debentures (and thus the maturity date of the preferred securities) will become the date which is 60 days following the remarketing date,

     o the amount due at the adjusted maturity date will be the accreted value of the preferred security,

     o the debentures will have an interest rate payable on their accreted value equal to the rate established in the remarketing,

     o the warrants will be redeemed on the remarketing settlement date, and

     o the exercise price of the warrants will be equal to the accreted value of the preferred securities as of the remarketing date;

     On and after the remarketing settlement date, if any, distributions on the preferred securities will be payable on the accreted value at the rate established in the remarketing. The proceeds from the remarketing of the preferred securities will be paid to the selling holders, except that upon a Trading Remarketing Event or a Legal Cause Remarketing Event the proceeds from the remarketing of preferred securities that are a part of a unit in which the holder has elected to exercise its warrants will automatically be applied to satisfy in full the exercise price of the warrants held by such holder.

     A "Remarketing Event" will occur

     o on     , 2029 (a "Maturity Remarketing Event"),

     o if on any date after any of the following dates but prior to , 2029, the closing price of Sovereign common stock exceeds and has exceeded for at least 20 trading days within the immediately preceding 30 consecutive trading days, the following related price per share, subject to adjustment as described under "Description of the Warrants -- Anti-Dilution Adjustments":

                          if after      , 2002 - $
                          if after      , 2003 - $
                          if after      , 2004 - $

       and Sovereign elects, at its option, to cause the remarketing of the preferred securities to occur and causes written notice of its election to be given to the holders of the units, the preferred securities and the warrants (a "Trading Remarketing Event"), or

     o if at any time a Tax Event or an Investment Company Event occurs and the Administrative Trustees have been informed by an independent law firm that such firm, for substantive reasons, cannot deliver a No Recognition Opinion to the Trust or a Regulatory Capital Event occurs (a "Legal Cause Remarketing Event").

     A "trading day" means any day on which shares of Sovereign common stock or other capital stock then issuable upon exercise of the warrants are traded on the New York Stock Exchange or, if such shares are not listed or admitted for trading on the New York Stock Exchange, on the principal national securities exchange on which such shares are listed or admitted or, if such shares are not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not quoted on the Nasdaq National Market, in the applicable securities market in which such shares are traded.


     The "accreted value" of a preferred security is equal to the sum of the initial purchase price of the preferred security component of each unit (i.e.
$   ) plus accrual of the discount (i.e. the difference between the scheduled liquidation amount of $50 payable in respect of such preferred security on
    , 2029 and such initial purchase price), calculated from     , 1999 to the
date of calculation at the rate of % per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals
$50 on     , 2029. For example, because the purchase price of the units
initially allocable to the preferred securities will be $   , the accreted
value of the preferred securities will be equal to $    on     , 2004 (the
interest payment date which is the fifth anniversary of the issuance of the preferred securities). On any calculation day, falling in the period between
the     , 2004 interest payment date and the next interest payment date, the
accreted value of the preferred securities will be calculated as $    plus the
amount of OID interest accrued at the annual rate of   % for the number of days
elapsed between the     , 2004 interest payment date and the calculation date,
based on a 360-day year of twelve 30-day months. Thus, the accreted value as of
    , 2004 (the day that is 5 days after the     , 2004 interest payment date)
will be $   . The accreted value of the principal amount of debentures at any date will be equal to the accreted value at that date of preferred securities having a stated liquidation amount equal to such principal amount.


     "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by, an independent law firm having a recognized national securities practice to the effect that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered in an "investment company" that is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date on which the preferred securities were initially issued and sold.


     "Tax Event" means the receipt by the Trust of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that, as a result of (a) any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or proposed change, pronouncement or decision is announced on or after the date on which the preferred securities were initially issued and sold, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion subject to United States federal income tax with respect to interest received or accrued on the debentures, or (ii) the Trust is, or will be within 90 days of the date of such opinion subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     A "Regulatory Capital Event" means that Sovereign shall have become, or pursuant to law or regulation will become within 180 days, subject to capital requirements under which, in the written opinion of independent bank regulatory counsel experienced in such matters, the preferred securities would not constitute Tier 1 Capital applied as if Sovereign (or its successor) were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System as of the date of this prospectus supplement or its then equivalent).


     Redemption of Warrants; Suspension of Preferred Securities Remarketing


     In connection with a remarketing of the preferred securities, Sovereign will be obligated to redeem the warrants at a redemption price equal to the Warrant Value on the redemption date. The "Warrant Value" will be equal to the difference between $50 and the accreted value on such date of preferred securities having a stated principal amount of $50. See "Description of the Warrants -- Redemption." Holders of warrants may elect to exercise their warrants instead of permitting them to be redeemed. As a result, in the event that on the redemption date

     o a shelf registration statement covering the issuance and sale of Sovereign common stock to the holders of warrants upon exercise of such warrants is not effective under the Securities Act,

     o the shares of common stock have not been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants, or

     o a then current prospectus cannot be delivered to exercising holders of the warrants (the "Warrant Requirements"),

then and in any such event Sovereign will send or cause notice of such event to be sent to each holder of warrants, units, preferred securities and debentures.


     A remarketing of the preferred securities upon a Trading Remarketing Event or a Legal Cause Remarketing Event (as each is described below) will be conditioned upon a contemporaneous redemption of the warrants. The warrants will expire at the time of a Maturity Remarketing Event.

     Remarketing Procedures

     Set forth below is a summary of the procedures to be followed in connection with a remarketing of the preferred securities upon a Trading Remarketing Event, a Maturity Remarketing Event or a Legal Cause Remarketing Event. The following conditions are in addition to the conditions of a contemporaneous redemption of the warrants described above under "-- Remarketing -- Redemption of Warrants; Suspension of Debenture Remarketing."

     Trading Remarketing Event

     Upon the occurrence of a Trading Remarketing Event and subject to the satisfaction of the conditions precedent specified below, Sovereign may select a date, not less than 20 nor more than 60 days after the date notice is given to the holders of the units and preferred securities, on which the remarketing shall occur (the "remarketing date"). As long as the units or the preferred securities are evidenced by one or more global certificates deposited with DTC, Sovereign will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred securities or units of the remarketing.

     In connection with a remarketing upon a Trading Remarketing Event, Sovereign is obligated to redeem the warrants as described under "Description of the Warrants -- Redemption." The consummation of the redemption of the warrants is a condition to a remarketing of the preferred securities upon a Trading Remarketing Event.

     The satisfaction of the following shall be conditions precedent to a remarketing upon a Trading Remarketing Event:

   o as of the date on which Sovereign elects to cause a remarketing of the preferred securities, the closing price of Sovereign common stock exceeds, and has exceeded for at least 20 trading days within the immediately preceding 30 trading days, the following price per share, subject to adjustment as described under "Description of the Warrants -- Anti-Dilution Adjustments":


                          if after      , 2002 - $
                          if after      , 2003 - $
                          if after      , 2004 - $

     o as of the date on which Sovereign elects to cause a remarketing of the preferred securities and on the remarketing date, no event of default under the declaration of trust or deferral of distributions to holders of the preferred securities shall have occurred or be continuing;

     o as of the date on which Sovereign elects to cause a remarketing of the preferred securities and on the remarketing date, a shelf registration statement covering the issuance and sale of Sovereign common stock to the holders of warrants upon exercise of such warrants shall be effective under the Securities Act;

     o the contemporaneous redemption of the warrants; and

     o on the remarketing date Sovereign shall have complied with all other applicable laws and regulations, if any, including, without limitation, the Securities Act of 1933, necessary to permit the remarketing of the preferred securities and the exchange of preferred securities for debentures as described above (the "Legal Requirements").

     If a remarketing cannot occur because of Sovereign's inability to satisfy the foregoing requirements, the contemporaneous redemption of the warrants will be canceled. If

     o such failure arises as a result of the inability to satisfy the Legal Requirements or Warrant Requirements and

     o Sovereign is using its best efforts to satisfy such requirement

     o then Sovereign will have the right to remarket the debentures on a subsequent date which is no later than , 2029.


     Maturity Remarketing Event


     The Maturity Remarketing Date will be     , 2029. No further action will
be required of Sovereign to select such date. As long as the units or the preferred securities are evidenced by one or more global certificates deposited with DTC, Sovereign will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred securities or units of the remarketing.

     The warrants will expire on     , 2029, the Maturity Remarketing Date.

     The satisfaction of the Legal Requirements will be a condition precedent to a remarketing upon a Maturity Remarketing Event.

     If a remarketing of the preferred securities does not occur on the Maturity Remarketing Date for any reason, the Administrative Trustees will give notice thereof to all holders of preferred securities (whether or not a component of a unit) prior to the close of business on the business day following the remarketing date. In such event

     o the stated interest rate on the debentures will increase by % per annum, and the fixed distribution rate on the preferred securities will increase correspondingly;

     o the aggregate principal amount of the debentures will become due and payable on the date which is 60 days from the failed remarketing date, which date will be the redemption date for the preferred securities; and

     o Sovereign will no longer have the option to defer payments on the debentures.

     Legal Cause Remarketing Event

     Upon the occurrence of a Legal Cause Remarketing Event and subject to the satisfaction of the conditions precedent specified below, Sovereign may select a date, not less than 20 nor more than 60 days after the date notice is given to the holders of the units and preferred securities, and no more than 90 days following the occurrence of such event, on which the remarketing shall occur (the "remarketing date"). As long as the units or the preferred securities are evidenced by one or more global certificates deposited with DTC, Sovereign will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred securities or units of the remarketing.


     In connection with a remarketing upon a Legal Cause Remarketing Event, Sovereign is obligated to redeem the warrants as described under "Description of the Warrants -- Redemption." The consummation of the redemption of the warrants is a condition to a remarketing of the preferred securities upon a Legal Cause Remarketing Event.


     The satisfaction of the following shall be conditions precedent to a remarketing upon a Legal Cause Remarketing Event:

     o as of the date on which Sovereign elects to cause a remarketing of the preferred securities and on the remarketing date, a shelf registration statement covering the issuance and sale of Sovereign common stock to the holders of warrants upon exercise of such warrants shall be effective under the Securities Act;

     o the contemporaneous redemption of the warrants and

     o on the remarketing date, the Legal Requirements must be satisfied.


     If a remarketing cannot occur because of Sovereign's inability to satisfy the foregoing requirements, the contemporaneous redemption of the warrants will be cancelled. If

     o such failure arises as a result of the inability to satisfy the Legal Requirements or Warrant Requirements and

     o Sovereign is using its best efforts to satisfy such requirement then Sovereign will have the right to remarket the debentures on a subsequent
date which is no later than     , 2029.

     A Failed Remarketing

     If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the preferred securities deemed tendered for purchase, a "failed remarketing" will have occurred. The Administrative Trustees will give notice of a failed remarketing to Sovereign and all holders of preferred securities (whether or not a component of a unit) prior to the close of business on the business day following the remarketing date.

     Upon a failed remarketing,

     o the interest rate on the accreted value of debentures will increase by basis points per annum, and the fixed distribution rate on the accreted value of preferred securities will increase correspondingly;

     o the stated maturity of the aggregate accreted value of the debentures and the maturity date of the preferred securities will become the date which is 60 days from the failed remarketing date; and

     o Sovereign will no longer have the option to defer payments on the debentures.


     Notwithstanding a failed remarketing, subject to the satisfaction of certain legal requirements, the warrants will be redeemed at their Warrant Value, see "Description of the Warrants -- Redemption," and the warrant holder will have the option to exercise its warrants in lieu of such redemption.


     Remarketing Procedures


     The following common provisions apply to any remarketing.


     Unless holders of preferred securities elect not to have their preferred securities remarketed, all preferred securities will be remarketed on the remarketing date. A holder may elect not have its preferred securities remarketed by notifying the remarketing agent of such election not later than 5:00 p.m., New York City time, on the seventh business day preceding the remarketing date. Any such notice will be irrevocable and may not be conditioned upon the level at which the Reset Rate (as defined below) is established in the remarketing.


     If none of the holders elects to have preferred securities remarketed in the remarketing, the Reset Rate will be the rate determined by the remarketing agent, in its sole discretion, as the rate that would have been established had a remarketing been held on the remarketing date and the modifications to the maturity date and ranking of the preferred securities and the expiration date of the warrants will be effective on the remarketing settlement date.

     If the remarketing agent determines that it will be able to remarket all the preferred securities deemed tendered for purchase at a price of 100% of the aggregate accreted value of such preferred securities prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will determine the Reset Rate, which will be the rate, rounded to the nearest one-thousandth (0.001) of one percent, per annum that the remarketing agent determines, in its sole judgment, to be the lowest rate per year that will enable it to remarket all the debentures deemed tendered for remarketing at that price.

     By approximately 4:30 p.m., New York City time, on the remarketing date, so long as there has not been a failed remarketing, the remarketing agent will advise:

     o DTC, the indenture trustee and Sovereign of the Reset Rate determined in the remarketing and the number of preferred securities sold in the remarketing;

     o each person purchasing preferred securities in the remarketing, or the appropriate DTC participant, of the Reset Rate and the number of preferred securities such person is to purchase; and

     o each purchaser of preferred securities to give instructions to its DTC participant to pay the purchase price on the settlement date in same day funds against delivery of the preferred securities purchased through the facilities of DTC.

     In accordance with DTC's normal procedures, on the settlement date, the transactions described above with respect to each preferred security tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such preferred securities delivered by book entry as necessary to effect purchases and sales of the preferred securities. DTC will make payment in accordance with its normal procedures.

     If any holder selling preferred securities in the remarketing fails to deliver the preferred securities, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased preferred securities in the remarketing may deliver to that other person a number of preferred securities that is less than the number of preferred securities that otherwise was to be purchased by that person. In that event, the number of preferred securities to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of preferred securities will constitute good delivery.

     The right of each holder to have preferred securities tendered for purchase will be limited to the extent that:

     o the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement;

     o the remarketing agent is able to find a purchaser or purchasers for tendered preferred securities; and

     o the purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

     The remarketing agent is not obligated to purchase any preferred securities that would otherwise remain unsold in the remarketing. Neither Sovereign nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of preferred securities for remarketing.

     Sovereign, as borrower, will be liable for any and all costs and expenses incurred in connection with the remarketing.

     In connection with a remarketing of the preferred securities and at any time thereafter, a purchaser may elect to receive a debenture in lieu of preferred securities. See "-- Exchange."

     Remarketing Agent

     The remarketing agent will be determined by Sovereign. The remarketing agreement provides that the remarketing agent will act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket preferred securities deemed tendered for purchase in the remarketing at a price of 100% of their accreted value. Under certain circumstances, some portion of the preferred securities tendered in the remarketing may be purchased by the remarketing agent.

     The remarketing agreement provides that the remarketing agent will incur no liability to Sovereign or to any holder of the units or the preferred securities in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of negligence or willful misconduct on its part. The remarketing
agent will receive, as its remarketing fee,   % of the aggregate accreted value
of the preferred securities remarketed. This fee will be payable by Sovereign.

     Sovereign has agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

     The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations thereunder. However, no resignation will become effective unless a nationally recognized broker-dealer has been appointed by Sovereign as successor remarketing agent and the successor remarketing agent has entered into a remarketing agreement with Sovereign. In that case, Sovereign will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.


Limited Right to Repurchase of Preferred Securities

     If a holder of units exercises its warrants, other than an exercise in lieu of a redemption of the warrants (see "Description of the Warrants -- Redemption" and "Description of the Warrants -- Exercise of Warrants"), such holder will have the right, on the next distribution date which is no less than 60 days following the exercise date of its warrants, to require the Trust to repurchase the preferred securities related to such exercised warrants, at the accreted value of such preferred securities plus accrued and unpaid distributions to such date. In such event, Sovereign will be obligated to redeem debentures having an aggregate accreted value equal to the accreted value of the preferred securities that the Trust is required to repurchase. In order to effect a repurchase of preferred securities, a unit holder must

     o provide the Administrative Trustees and Sovereign with notice of its election to require a repurchase of preferred securities to the Trust no less than 30 days prior to the distribution date on which such repurchase is to be effected

     o specify the accreted value of the preferred securities to be repurchased by the Trust and

     o certify to the Trust and Sovereign that such holder has exercised warrants having an exercise price no less than the accreted value of the preferred securities sought to be repurchased and that such holder is the beneficial owner of the preferred securities to be repurchased.

     On the applicable distribution date, Sovereign will pay to the Trust in redemption of an aggregate principal amount of debentures having an accreted value equal to the accreted value of preferred securities to be repurchased, such accreted value together with accrued and unpaid interest (including deferred interest) on such debentures. Upon receipt of such amount, the Administrative Trustee will pay such amount to the applicable holder in repurchase of such holder's preferred securities.

Redemption

     Upon the repayment of the debentures held by the Trust, whether at stated maturity (as adjusted in connection with a remarketing described below) or otherwise, the proceeds from such repayment will be applied by the Property Trustee to redeem a like aggregate liquidation amount of the Trust Securities. If less than all of the debentures held by the Trust are to be repaid, then, except as described under "-- Subordination of Common Securities," and in the next paragraph, the proceeds from such repayment will be allocated pro rata to the redemption of the Trust Securities.

     Following an exercise of warrants by a unit holder, other than an exercise in lieu of a redemption of warrants as described in "Description of the Warrants -- Redemption," that holder may require the Trust to repurchase its preferred securities as described under "-- Limited Right to Repurchase of Preferred Securities." Upon any such exercise, Sovereign will be obligated to redeem debentures for a redemption price equal to the accreted value of the preferred securities related to such warrants (thus, equal to the exercise price). Amounts paid by Sovereign upon any such redemption will be paid by the Trust directly to the unit holder who sought repurchase of its preferred securities by the Trust.

     Redemption Procedures

     Preferred securities will be redeemed at the redemption price in respect of the debentures plus an amount equal to accrued and unpaid distributions thereon through the date of redemption (the "Redemption Price") with the applicable proceeds from the contemporaneous payment of the debentures. Redemptions of the preferred securities will be made and the Redemption Price will be payable on the redemption date only to the extent that the Trust has sufficient consideration available for the payment of such Redemption Price. See "Subordination of Common Securities of the Trust."


     Notice of any redemption will be given in the manner and at the times specified below under "-- Remarketing." On the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC consideration sufficient to pay the applicable Redemption Price for all securities held at DTC and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the preferred securities. See "Book-Entry -- Issuance." If any preferred securities are not represented by one or more global certificates, the Trust, to the extent consideration is available, will irrevocably deposit with the Paying Agent (as defined herein) for such preferred securities consideration sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities will be payable to the holders of record of such preferred securities who are holders on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and consideration deposited or paid as required, then immediately prior to the close of business on the date of such redemption, all rights of the holders of preferred securities called for redemption will cease, except the right of the holders of preferred securities to receive the Redemption Price, but without interest on such Redemption Price, and preferred securities which are called for redemption will cease to be outstanding. In the event that any date set for redemption of preferred securities is not a business day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any, such delay), except that if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date such payment was originally payable.


     In the event that payment of the Redemption Price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Sovereign pursuant to the Guarantee as described under "Description of the Guarantee," distributions on such preferred securities will continue to accumulate at the applicable rate per annum, from the redemption date originally established by the Trust for the preferred securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See -- "Distributions."


     Subject to applicable law, Sovereign or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.


     If preferred securities are represented by one or more global certificates, they will be redeemed as described below under "Book-Entry Issuance."


Exchange


     In connection with a remarketing of the preferred securities and at any time thereafter, a purchaser may exchange its preferred securities for debentures. In such event, the Administrative Trustees will cause debentures held by the Property Trustee, having an aggregate accreted value equal to the aggregate accreted value of the preferred securities purchased by such purchaser and with accrued and unpaid interest equal to accumulated and unpaid distributions on the preferred securities purchased by such purchaser, and having the same record date for payment as the preferred securities, to be distributed to such purchaser in exchange for such holders' pro rata interest in the Trust. In such event, the debentures held by the Trust will decrease by the amount of debentures delivered to a purchaser of preferred securities.

Distribution of Debentures Upon Tax or Investment Company Event


     If, at any time, either a Tax Event or an Investment Company Event occurs, the Administrative Trustees may, with the consent of Sovereign except in certain limited circumstances, dissolve the Trust and, after satisfaction of liabilities to creditors, cause debentures held by the Property Trustee, having an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities, with an interest rate identical to the distribution rate of the Trust Securities, and accrued and unpaid interest equal to accumulated and unpaid distributions on the Trust Securities, and having the same record date for payment as the Trust Securities, to be distributed to the holders of the preferred securities and the common securities of the Trust in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such event; provided, however, that such dissolution and distribution shall be conditioned on

     o the Administrative Trustees' receipt of an opinion of independent counsel to the effect that the holders of the preferred securities will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of debentures (a "No Recognition Opinion");

     o Sovereign or the Trust being unable to eliminate, which elimination shall be complete within a 90-day period, such event by taking some ministerial action (such as filing a form or making an election, or pursuing some other reasonable measure) that has no material adverse effect on the Trust, Sovereign or the holders of the preferred securities or does not subject any of them to more than de minimis regulatory requirements and

     o Sovereign's prior written consent to such dissolution and distribution.


     If a Tax Event or an Investment Company Event occurs and the Administrative Trustees shall have been informed by an independent law firm that such firm cannot deliver a No Recognition Opinion to the Trust, Sovereign shall have the right to cause a remarketing of the preferred securities as described above under "-- Remarketing" within 90 days following the occurrence of such event.


     Under current United States federal income tax law, and interpretations thereof and assuming that, as expected, the Trust is treated as a grantor trust, a distribution of the debentures will not be a taxable event to the Trust and/or to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, certain Tax Events or other circumstances, however, the distribution of debentures could be a taxable event to holders of the preferred securities in which event Sovereign could, as provided above, cause a remarketing of the preferred securities, and would not be permitted to distribute the debentures at such time.


     If Sovereign does not elect any of the options described above, the preferred securities will remain outstanding until the repayment of the debentures. In the event a Tax Event has occurred and is continuing, under the Indenture, Sovereign, as borrower, will be obligated to pay any taxes, duties, assessments and other governmental charges to which the Trust or distributions paid by the Trust have become subject as a result of a Tax Event. See "Description of the Debentures -- Payment of Expenses of the Trust."


Subordination of Common Securities of the Trust


     Payment of distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Securities; provided, however, that if on any distribution date an Indenture Event of Default shall have occurred and be continuing, no payment of any distribution on, or Redemption Price of, any of the common securities of the Trust, and no other payment on account of the redemption, liquidation or other acquisition of the common securities of the Trust, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or Redemption Price of, the preferred securities then due and payable.

Liquidation Distribution Upon Dissolution


     Pursuant to the declaration of trust, the Trust shall automatically dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Sovereign, (ii) the distribution of the debentures to the holders of the trust securities, (iii) the redemption of all of the preferred securities in connection with the maturity of all of the debentures and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

     In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Trust (each a "Liquidation"), the holders of the preferred securities on the date of the Liquidation will be entitled to receive, out of the assets of the Trust available for distribution to holders of trust securities after satisfaction of the Trust's liabilities to creditors, if any, distributions in cash or other immediately available funds in an amount equal to the accreted value of the preferred securities plus accumulated and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such Liquidation, debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such trust securities shall be distributed on a pro rata basis to the holders of the trust securities in exchange for the trust securities. If Liquidation Distributions can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the trust securities shall be paid on a pro rata basis so that the holders of the common securities of the Trust will be entitled to receive distributions upon any such liquidation pro rata with the holders of the preferred securities, except that if an Indenture Event of Default has occurred and is continuing, the preferred securities shall have a preference over the common securities of the Trust with regard to Liquidation Distributions.


     After the liquidation date is fixed for any distribution of debentures to holders of the preferred securities

     o the preferred securities will no longer be deemed to be outstanding,

     o if the preferred securities are represented by one or more global certificates, DTC or its nominee, as a record holder of preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution and

     o any certificates representing preferred securities not held by DTC or its nominee will be deemed to represent debentures having a principal amount equal to the liquidation amount of such preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such preferred securities, until such certificates are presented for cancellation whereupon Sovereign will issue to such holder, and the Indenture Trustee will authenticate, a certificate representing such debentures.

Trust Enforcement Events


     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the declaration of trust with respect to the Trust Securities (a "Trust Enforcement Event"). See "Description of Debentures -- Indenture Events of Default."


     Upon the occurrence and continuance of a Trust Enforcement Event, the Property Trustee as the sole holder of the debentures will have the right under the Indenture to declare the principal amount of the debentures due and payable. Sovereign and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the declaration of trust.


     If the Property Trustee fails to enforce its rights under the debentures, any holder of preferred securities may institute a legal proceeding against Sovereign to enforce the Property Trustee's rights under the debentures. Notwithstanding the foregoing, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of Sovereign to pay interest or principal on the debentures on the date such interest or principal is otherwise payable (or in connection with a repurchase of preferred securities, the repurchase date), then a registered holder of preferred securities may institute a direct action for payment after the respective due date specified in the debentures. Except as provided in this paragraph, the holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

     Pursuant to the declaration of trust, the holder of the common securities of the Trust will be deemed to have waived any Trust Enforcement Event with respect to the common securities of the Trust until all Trust Enforcement Events with respect to the preferred securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the Property Trustee in accordance with the terms of the preferred securities.


Voting Rights, Amendment of the Declaration


     Except as provided below and other than as required by law and the declaration of trust, the holders of the preferred securities will have no voting rights.

     So long as any debentures are held by the Property Trustee, the holders of a majority in liquidation amount of the preferred securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the declaration of trust, including the right to direct the Property Trustee, as holder of the debentures, to

     o exercise the remedies available to it under the Indenture as a holder of the debentures,

     o consent to any amendment or modification of the Indenture or the debentures where such consent shall be required or

     o waive any past default and its consequences that is available under the Indenture;

provided, however, that if an Indenture Event of Default has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the preferred securities may direct the Property Trustee to declare the principal of and premium, if any, and interest on the debentures due and payable; provided, further, that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the preferred securities which is at least equal to the percentage required under the Indenture may direct the Property Trustee to give such consent or to take such action.


     The Property Trustee shall notify each holder of the preferred securities of any notice of any Indenture Event of Default which it receives from Sovereign with respect to the debentures. Except with respect to directing the time, method, and place of conducting a proceeding for a remedy, the Property Trustee shall be under no obligation to take any of the actions described above unless the Property Trustee has obtained an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes as a result of such action, and each holder will be treated as owning an undivided beneficial ownership interest in the debentures.


     The declaration of trust may be amended from time to time by Sovereign and a majority of the Administrative Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), without the consent of the holders of the preferred securities,


     o to cure any ambiguity or correct or supplement any provisions in the declaration of trust that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration of trust that shall not be inconsistent with the other provisions of the declaration of trust,

     o to add to the covenants, restrictions or obligations of Sovereign in its capacity as sponsor of the Trust,

     o to conform to any change in Rule 3a-5 under the 1940 Act or written change in interpretation or application of Rule 3a-5 under the 1940 Act by any legislative body, court, government agency or regulatory authority which amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities, or

     o to modify, eliminate or add to any provisions of the declaration of trust to the extent necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the 1940 Act;

provided, however, that none of the foregoing actions shall adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the declaration of trust shall become effective when notice thereof is given to the holders of Trust Securities.

     The declaration of trust may be amended by Sovereign and a majority of the Administrative Trustees with

     o the consent of holders representing not less than 662/3% in liquidation amount of the outstanding preferred securities and

     o receipt by the Administrative Trustees of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that such amendment or the exercise of any power granted to the Administrative Trustees in accordance with such amendment will not affect the Trust's status for United States federal income tax purposes as a grantor trust or the Trust's exemption from status as an "investment company" under the 1940 Act;

provided that, if any amendment or proposal that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the declaration of trust or otherwise, would adversely affect only the preferred securities or the common securities of the Trust, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 662/3% in liquidation amount of such class of Trust Securities affected thereby.

     In any event, without the consent of each holder of Trust Securities affected thereby, the declaration of trust may not be amended to

     o change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date

     o restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date or

     o change the right of any unit holder to require a repurchase of its preferred securities as described under "-- Limited Right to Require Repurchase of Preferred Securities."

     Any required approval or direction of holders of preferred securities may be given at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of preferred securities in the manner set forth in the declaration of trust.


     No vote or consent of the holders of preferred securities will be required for the Trust to redeem and cancel the preferred securities in accordance with the declaration of trust.


     Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Sovereign, the Trustees or any affiliate of Sovereign or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Registrar and Transfer Agent

     The Bank of New York, the Property Trustee, will also act as registrar and transfer agent for the preferred securities.

     Registration of transfers or exchanges of preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange, the Trust may charge a sum sufficient to cover any such payment. If the preferred securities are to be redeemed in part, the Trust will not be required

     o to issue, register the transfer of or exchange any preferred securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of such mailing or

     o to register the transfer or exchange of any preferred securities so selected for redemption, except in the case of any preferred securities being redeemed in part, any portion thereof not to be redeemed.

Information Concerning the Property Trustee

     The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only such duties as are specifically set forth in the declaration of trust and, after such Trust Enforcement Event (which has not been cured or waived), must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

Payment and Paying Agency

     Payments in respect of the global certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, if the preferred securities are not represented by one or more global certificates, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register in respect of the registrar. The paying agent (the "preferred securities Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Sovereign. The preferred securities Paying Agent shall be permitted to resign as preferred securities Paying Agent upon 30 days' written notice to the Property Trustee and Sovereign. In the event that the Property Trustee shall no longer be the preferred securities Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to Sovereign) to act as preferred securities Paying Agent.


Mergers, Consolidations, Amalgamations or Replacements of the Trust


     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The Trust may, at the request of Sovereign, with the consent of the Administrative Trustees and without the consent of the holders of the preferred securities, the Delaware Trustee or the Property Trustee merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided that

     o such successor entity (if not the Trust) either

       expressly assumes all of the obligations of the Trust with respect to the preferred securities and the common securities of the Trust or substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "Successor Securities") so long as the Successor Securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

     o if the Trust is not the successor entity, Sovereign expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the debentures,

     o the preferred securities or any Successor Securities are listed (or eligible for trading), or any Successor Securities will be listed (or eligible for trading) upon notification of issuance, on any national securities exchange or with any other organization on which the preferred securities were listed or quoted or eligible for trading prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease,

     o such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization,

     o such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect,

     o such successor entity (if not the Trust) has a purpose identical in all material respects to that of the Trust,

     o prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Sovereign has received an opinion of counsel to the Trust, rendered by an independent law firm experienced in such matters, to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, (1) neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (2) the Trust or the successor entity, as the case may be, will continue to be classified as a grantor trust for United States federal income tax purposes,

     o Sovereign or any permitted successor or assignee owns all of the common securities of the Trust of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and

     o such successor entity expressly assumes all of the obligations of the Trust with respect to the Trustees.

     Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it or acquire by conveyance, transfer or lease its properties and assets substantially as an entirety if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes and each holder of the preferred securities not to be treated as owning an undivided beneficial ownership interest in the debentures.


Merger or Consolidation of Trustees

     Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which such Trustee may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the declaration of trust, provided such corporation shall be otherwise qualified and eligible.


Miscellaneous

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or classified as other than a grantor trust for United States federal income tax purposes and so that the debentures will be treated as indebtedness of Sovereign for United States federal income tax purposes. Sovereign and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust or the declaration of trust, that Sovereign and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the preferred securities.

     The Trust may not borrow money, issue debt, reinvest proceeds derived from investments, or mortgage or pledge any of its assets. In addition, the Trust may not undertake any activity that would cause the Trust not to be classified as a grantor trust for United States federal income tax purposes.

                         DESCRIPTION OF THE DEBENTURES


     The following description is subject to, and is qualified in its entirety by reference to, the First Supplemental Indenture (the "Supplemental Indenture") and the Indenture (the "Base Indenture" and, together with the Supplemental Indenture, the "Indenture"), each to be entered into by and between Sovereign and Harris Trust Company, as Trustee (the "Debenture Trustee"). Certain capitalized terms used herein are defined in the Indenture.


General


     The debentures will be issued under the Indenture. The debentures will be limited in aggregate principal amount to the aggregate liquidation amount of all Trust Securities as set forth in the declaration of trust.


     The debentures are not subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including Compounded
Interest (as defined herein), if any, on     , 2030, unless such maturity date
is earlier in connection with a remarketing of the preferred securities as described under "Description of the Preferred Securities -- Remarketing", in which event the accreted value of the debentures will be due and payable on such earlier maturity date, together with any accrued and unpaid interest on the accreted value.


     Debentures will initially be issued as a global certificate. See "Book-Entry Issuance." As described herein, under certain limited circumstances, debentures may be issued in certificated form in exchange for a global certificate. See "Book-Entry Issuance -- Depository Procedures." Payments on debentures issued as a global certificate will be made through the debenture Paying Agent (as defined herein) to DTC. In the event debentures are issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debenture Trustee in New York, New York; provided that payment of interest may be made at the option of Sovereign by check mailed to the address of the holder entitled thereto. Notwithstanding the foregoing, so long as the beneficial holder of the debentures is the Property Trustee, the payment of principal, premium, if any, and interest on the debentures held by the Property Trustee will be made through DTC to such account as may be designated by the Property Trustee.


     If a holder of units exercises its warrants, other than an exercise in lieu of a redemption of warrants, that holder will have the right to require the Trust to repurchase its preferred securities as described in "Description of the Preferred Securities -- Limited Right to Repurchase of Preferred Securities". In such event, Sovereign will be required to redeem debentures having an accreted value equal to the accreted value of preferred securities to be repurchased.


     Under certain circumstances involving the dissolution of the Trust, including following the occurrence of a Tax Event or an Investment Company Event, debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust, unless the preferred securities are otherwise redeemed in connection with such event. See "Description of the Preferred Securities -- Distribution of Debentures Upon Tax or Investment Company Event."



Subordination


     The payment of principal of and interest on the debentures will be, to the extent provided in the Indenture, subordinate to the prior payment in full of all Senior Indebtedness (as defined herein).


     Upon any payment or distribution of assets of Sovereign to creditors resulting from any liquidation, dissolution, winding up or reorganization of, or any insolvency proceedings involving, Sovereign, or any assignment by Sovereign for the benefit of its creditors or any other marshaling of the assets of Sovereign, the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the debentures will be entitled to receive any payment upon the principal of or premium, if any, or interest on the debentures.

     Upon the happening and during the continuance of a default on any Senior Indebtedness (other than a payment event of default) that occurs and is continuing that permits the holders of such Senior Indebtedness to accelerate its maturity, and following receipt by Sovereign and the Trustee of the notice provided for by the Indenture, no payment may be made on the debentures for a period of up to 179 days after receipt of such notice, unless such default is cured or waived. No payment of principal of, premium, if any, or interest on the debentures may be made (i) if any Senior Indebtedness of Sovereign is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist or
(ii) if the maturity of any Senior Indebtedness has been accelerated because of a default.


     By reason of the subordination, in the event of Sovereign's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than the other creditors of Sovereign. Such subordination will not prevent the occurrence of an Event of Default under the Indenture.


     Subject to the qualifications described below, the term "Senior Indebtedness" includes principal, premium, if any, and interest on


     o all indebtedness of Sovereign for money borrowed (other than trade accounts payable in the ordinary course of business) or in connection with the acquisition of properties or assets,

     o all obligations of Sovereign under leases required or permitted to be capitalized under generally accepted accounting principles,

     o any indebtedness of others of the kinds described above for which Sovereign is liable as guarantor or otherwise and

     o amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the debentures.

Both the Guarantee and the debentures will be structurally subordinated to all obligations of Sovereign's subsidiaries.

     In the event that notwithstanding any of the foregoing prohibitions, the Trustee or the holders of the debentures receive any payment or distribution on account of or in respect of the debentures, such payment or distribution will be paid over and delivered to the holders of Senior Indebtedness or, in the case of a bankruptcy, insolvency or similar proceeding of Sovereign, to the trustee, receiver or other person making payment or distribution of the assets of Sovereign. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock and certain subordinated securities of Sovereign) upon conversion of a debenture will be determined to constitute payment on account of the principal of such debenture.


     As of September 30, 1999, the principal amount of Sovereign's outstanding indebtedness that would have constituted Senior Indebtedness was approximately $290.0 million. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which Sovereign can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary of Sovereign can create, incur, assume or guarantee.


Certain Covenants of Sovereign


     Except as otherwise provided in the Indenture, for so long as the debentures are held by the Property Trustee, Sovereign will covenant


     o to maintain directly or indirectly ownership of all of the common securities of the Trust; provided, however, that any permitted successor of Sovereign under the Indenture may succeed to Sovereign's ownership of the common securities of the Trust;

     o to cause the Trust to remain a statutory business trust, except in connection with the distribution of the debentures to holders of Trust Securities, the redemption of all Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust, and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the declaration of trust;

     o to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the 1940 Act and

     o to take no action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal tax purposes.

Redemption; Repurchase by Holder

     Sovereign will not have the right to redeem the debentures in whole or in part at any time.

     Sovereign will be required to redeem the debentures in certain circumstances following the exercise of warrants by a unit holder as described under "Description of the Preferred Securities -- Limited Right to Repurchase of Preferred Securities."


Interest


     Each debenture will bear interest on the principal amount thereof at the
rate of   % per annum, subject to adjustment as described below and under
"Description of the Preferred Securities -- Remarketing," from and including
    , 1999. Interest is payable quarterly in arrears on     ,     ,      and
     of each year (each, an "Interest Payment Date"), commencing on     , 2000,
to the person in whose name such debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding such Interest Payment Date. In the event the preferred securities shall not continue to remain in book-entry only form and the debentures are not in the form of a global certificate, Sovereign shall have the right to select record dates, which shall be at least one business day before an Interest Payment Date.


     The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.


     If a Remarketing Event (as defined herein) occurs and the preferred securities are remarketed, the interest rate on the debentures will be adjusted to equal the Reset Rate (as defined herein) from the remarketing settlement date to but not including the stated maturity (as modified in connection with such remarketing). If a Remarketing Event occurs and there is a failed remarketing (as described in "Description of the Preferred Securities -- Remarketing"), the interest rate on the debentures will be increased by basis points per annum from the failed remarketing settlement date to but not including the stated maturity (as modified in connection with such failed remarketing).


Remarketing of Preferred Securities; Failed Remarketing


     In connection with a remarketing of the preferred securities as described in "Description of the Preferred Securities -- Remarketing,"

     o the stated maturity of the debentures will become the date which is 60 days following the remarketing date,

     o the debentures will have an interest rate payable on the accreted value equal to the rate established in the remarketing, and

     o the accreted value of the debentures will be due on such adjusted maturity date.

     In the event of a failed remarketing as described in "Description of the Preferred Securities -- Remarketing -- A Failed Remarketing"

     o the interest rate on the debentures will increase by basis points per annum, and the fixed distribution rate on the preferred securities will increase correspondingly;

     o the aggregate accreted value of the debentures will become due and payable on the date which is 60 days from the failed remarketing date; and

     o Sovereign may not defer payments on the debentures.

     In the event debentures are distributed to holders of preferred securities upon a Tax Event or an Investment Company Event (see "Description of the Preferred Securities -- Distribution of Debentures Upon Tax or Investment Company Event") the provisions describing the remarketing of the preferred securities shall apply to the debentures.

Option to Extend Interest Payment Period

     So long as Sovereign is not in default in the payment of interest on the debentures, and so long as a failed remarketing has not occurred, Sovereign will have the right, at any time, and from time to time during the term of the debentures to defer payments of interest by extending the interest payment period for a period (the "Extension Period") not exceeding 20 consecutive quarters or extending beyond the stated maturity of the debentures, during which Extension Period no interest will be due and payable. The Extension Period will automatically terminate, and cash interest will thereafter be payable, upon the occurrence of a failed remarketing. At the end of the Extension Period, Sovereign shall pay all interest then accrued and unpaid, together with interest thereon compounded quarterly at the then applicable rate for the debentures to the extent permitted by applicable law ("Compounded Interest"). Prior to the termination of any such Extension Period, Sovereign may further extend such Extension Period; provided that such Extension Period, together with all such previous and further extension, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Sovereign may commence a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. Sovereign has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the debentures.

     During any such Extension Period, Sovereign shall not, and shall not permit any subsidiary to

     o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Sovereign's capital stock or

     o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sovereign that rank on a par with or junior in interest to the debentures or make any guarantee payments with respect to any guarantee by Sovereign of the debt securities of any subsidiary of Sovereign if such guarantee ranks on a par with or junior in interest to the debentures other than (a) dividends or distributions in common stock of Sovereign, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of common stock related to the issuance of common stock or rights under any of Sovereign's benefit plans.

     If the Property Trustee shall be the only holder of the debentures, Sovereign shall give the Administrative Trustees, the Property Trustee and the Debenture Trustee notice of its election of such Extension Period at least one business day prior to the earlier of (i) the next date on which distributions on the preferred securities are payable or (ii) the date the Administrative Trustees are required to give notice of the record date or the date such distributions are payable for the first quarter of such Extension Period to any national stock exchange or other organization on which the preferred securities are listed or quoted, if any, or to holders of the preferred securities as of the record date or the distribution date. If the Trustee shall not be the holder of the debentures, Sovereign shall give the holders of the debentures notice of its election of such Extension Period at least ten business days prior to the earlier of (i) the Interest Payment Date for the first quarter of such Extension Period or
(ii) the date upon which Sovereign is required to give notice of the record or payment date of such related interest payment for the first quarter to any national stock exchange or other organization on which the debentures are listed or quoted, if any, or to holders of the debentures.


     Prior to the exercise of its right to cause a remarketing of the debentures, Sovereign must pay all deferred interest and Compounded Interest thereon so that no amounts are then owing on the debentures.


Payment of Expenses of the Trust


     Under the terms of the Indenture, Sovereign, as borrower, has agreed to pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or other governmental charges of whatever nature imposed on the Trust by the United States, or any other taxing authority) and the offering of the Trust Securities and be responsible for all debts and obligations of the Trust (other than with respect to the Trust Securities), so that the net amounts received, retained or paid by the Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the Trust would have received or paid had no such fees, expenses, debts and obligations been incurred by or imposed on the Trust. The foregoing obligations of Sovereign are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed (each a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of Sovereign directly against Sovereign, and Sovereign irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against Sovereign. Sovereign shall execute such additional agreements as may be necessary to give full effect to the foregoing.


Consolidation, Merger and Sale of Assets


     Except as otherwise provided in the Indenture, Sovereign may not merge or consolidate with or sell or convey all or substantially all of its assets to any person or entity unless


     o the successor corporation (if other than Sovereign) is a corporation organized under the laws of any State of the United States, and such successor company assumes Sovereign's obligations under the debentures and the Indenture and

     o immediately after giving effect to such transaction, no Indenture Event of Default shall have occurred and be continuing.

Indenture Events of Default

     Any one of the following events will constitute an Indenture Event of Default with respect to the debentures:

     o default in the payment of any interest on the debentures when due and payable, if continued for 30 days after written notice has been given as provided in the Indenture, whether or not such payment is prohibited by the subordination provisions of the Indenture and the debentures; provided, however, that a valid extension of the interest payment period does not constitute a default in the payment of interest;

     o default in the payment of principal of (or premium, if any, on) the debentures when due and payable whether or not such payment is prohibited by the subordination provisions of the Indenture and the debentures;

     o failure to perform any other covenant of Sovereign in the Indenture or the debentures (other than a covenant included in the Indenture solely for the benefit of any series of debt securities other than the debentures), if continued for 90 days after written notice has been given as provided in the Indenture;

     o certain events of bankruptcy, insolvency or liquidation involving Sovereign; or

     o the voluntary or involuntary dissolution, winding-up, or termination of the Trust, except in connection with (i) the distribution of debentures to the holders of Trust Securities in liquidation of the Trust or their interest in the Trust, (ii) the redemption of all outstanding Trust Securities and (iii) certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

     If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the debentures, will have the right under the Indenture to declare the principal of the debentures (including any Compounded Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debentures. An Indenture Event of Default also constitutes a Trust Enforcement Event. The holders of preferred securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the debentures. In addition, if the Property Trustee fails to enforce its rights under the debentures any holder of preferred securities may institute a legal proceeding against Sovereign to enforce the Property Trustee's rights under the debentures. See "Description of the Preferred Securities -- Trust Enforcement Events" and "Description of the Preferred Securities -- Voting Rights, Amendment of the Declaration." Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of Sovereign to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, Sovereign acknowledges that then a holder of preferred securities may institute a direct action for payment after the respective due date specified in the debentures. Notwithstanding any payments made to such holder of preferred securities by Sovereign in connection with a direct action, Sovereign shall remain obligated to pay the principal of or interest on the debentures held by the Trust or the Property Trustee. The holders of preferred securities will not be able to exercise directly any other available to the holders of the debentures.

     If any Indenture Event of Default shall occur and be continuing and the debentures have been distributed to the holders of the Trust Securities upon a liquidation of the Trust, the holders of not less than 25% in aggregate principal amount of the debentures will have the right to declare the principal of the debentures (including any Compounded Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce their other rights as a creditor with respect to the debentures.


Defeasance

     The obligations of Sovereign with respect to the payment of the principal, premium, if any, and interest on, the debentures will terminate if Sovereign irrevocably deposits or causes to be deposited with the Debenture Trustee, under the terms of an escrow trust agreement satisfactory to the Debenture Trustee, as a trust fund specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debentures,

     o money,

     o U.S. government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money at such time or times as payments are due and payable on the debentures, or

     o a combination of the foregoing,

sufficient to pay and discharge each installment of principal, premium, if any, and interest on the debentures.

     The discharge of the debentures is subject to certain other conditions, including, without limitation,

     o no Indenture Event of Default or event (including such deposit) which with notice or lapse of time would become an Indenture Event of Default shall have occurred and be continuing on the date of such deposit,

     o such deposit and the related intended consequence will not result in any default or event of default under any material indenture, agreement or other instrument binding upon Sovereign or its subsidiaries or any of their properties and

     o Sovereign shall have delivered to the Debenture Trustee an opinion of independent tax counsel or a private letter ruling by the IRS satisfactory to the Trustee to the effect that holders of the debentures will not recognize income, gain or loss for United States federal income tax purposes if Sovereign makes such deposit.

     Notwithstanding a defeasance of the debentures, Sovereign will continue to have the right to cause a remarketing of the debentures so long as the amounts described above are expected to be on deposit in the escrow trust account as of such modified maturity date.


Modification, Waiver, Meetings and Voting

     Modification of Indenture

     The Indenture will provide that Sovereign and the Debenture Trustee may, without the consent of any holders of debentures, enter into supplemental indentures for the purposes, among other things, of adding to Sovereign's covenants, adding additional Indenture Events of Default, or curing ambiguities or inconsistencies in such Indenture, or making other changes to the Indenture or form or terms of the debentures, provided such action does not have a material adverse effect on the interests of the holders of the debentures. In addition, modifications and amendments of the Indenture may be made by Sovereign and the Debenture Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the debentures and all other series of debt securities issued under the Indenture then outstanding affected, acting as one class, by such modification or amendment, provided, however, that no such modification or amendment may, without the consent of each holder of debentures outstanding that is affected thereby,

     o change the stated maturity of the principal of, or any installment of principal of or interest on the debentures,

     o reduce the principal, premium, if any, or interest on any debentures,

     o change the place of payment where the debentures or any premium or interest thereon is payable,

     o impair the right to institute suit for the enforcement of any payment on or with respect to the debentures,

     o reduce the percentage in principal amount of the debentures then outstanding required for modification or amendment of the Indenture or for any waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

     o change any obligation of Sovereign to maintain an office or agency in the places and for the purposes required by the Indenture, or

     o modify any of the above provisions,

provided, further, that no such modification or amendment shall be effective until the holders of not less than 662/3% of the aggregate liquidation amount of the Trust Securities shall have consented to such modification or amendment; provided, further, that where a consent under the Indenture would require the consent of the holders of more than 662/3% of the principal amount of the debentures, such modification or amendment shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities shall have consented to such modification or amendment.

     Waiver of Default

     The holders of a majority in aggregate principal amount of the debentures then outstanding may, on behalf of the holders of all debentures, waive any past default under the Indenture with respect to the debentures except a default in the payment of principal, premium, if any, or any interest on the debentures and a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of the debentures then outstanding. Such waiver shall not be effective until the holders of a majority in aggregate stated liquidation amount of Trust Securities shall have consented to such waiver provided, further, that where a consent under the Indenture would require the consent of the holders of more than a majority in principal amount of the debentures, such waiver shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities shall have consented to such waiver.


     Meetings and Voting

     A meeting may be called at any time by the Debenture Trustee, and upon request, by Sovereign pursuant to a resolution of the Board or the holders of at least 20% in aggregate principal amount of the debentures then outstanding. Except as described above under "-- Modification, Waiver, Meetings and Voting -- Modification of Indenture" and "-- Modification, Waiver, Meetings and Voting -- Waiver of Default," a resolution presented at a meeting or reconvened meeting at which a quorum of the holders of debentures then outstanding is present may be adopted by the affirmative vote of the lesser of

     o the holders of a majority in principal amount of the debentures then outstanding, or

     o the holders of 662/3% in principal amount of the debentures then outstanding represented and voting at the meeting;

provided, however, that if any consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the holders of a specified percentage, which is less than a majority of the principal amount of the debentures then outstanding, such action may be adopted at a meeting or reconvened meeting at which a quorum is present by the affirmative vote of the lesser of

     o the holders of such specified percentage in principal amount of the debentures then outstanding or

     o a majority in principal amount of debentures then outstanding of such series represented and voting at the meeting.

Any resolution passed or decision taken at any meeting of holders of debentures duly held in accordance with the Indenture will be binding on all holders of debentures whether or not present or represented at the meeting.

     Except with respect to certain reconvened meetings, the quorum at a meeting of the holders of debentures will be persons holding or representing a majority in principal amount of the debentures then outstanding.


Governing Law


     The Indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.


Miscellaneous


     The Indenture will provide that Sovereign, as borrower, will pay all fees and expenses related to

     o the issuance and exchange of the Trust Securities and the debentures,

     o the organization, maintenance and dissolution of the Trust,

     o the retention of the Trustees,

     o the enforcement by the Property Trustee of its rights as a holder of debentures, and

     o all taxes and charges of whatever nature directly imposed on the Trust. In addition, Sovereign will be primarily liable for any indemnification obligations with respect to the declaration of trust.

     Sovereign will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of Sovereign; provided that, in the event of any such assignment, Sovereign will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                         DESCRIPTION OF THE GUARANTEE


General

     This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as Guarantee Trustee for purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the preferred securities.

     The following payments or distributions with respect to the preferred securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee:

     o any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the Trust has sufficient funds available therefor at the time,

     o the Redemption Price with respect to any preferred securities called for redemption, and the repurchase price with respect to preferred securities which the Trust is required to repurchase, to the extent that the Trust has sufficient funds available therefor at such time, and

     o upon a voluntary or involuntary dissolution, winding up or termination of the Trust (other than in connection with the exchange of all of the preferred securities for debentures or the distribution of the debentures to holders of the preferred securities), the lesser of

       -- the aggregate accreted value of the preferred securities and all accumulated and unpaid distributions thereon to the date of payment and


       -- the amount of assets of the Trust remaining available for distribution to holders of preferred securities.

Sovereign's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Sovereign to the holders of the applicable preferred securities or by causing the Trust to pay such amounts to such holders.

     The holders of not less than a majority in aggregate liquidation amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, then any holder of the preferred securities, subject to the subordination provisions of the Guarantee for such payment, may institute a legal proceeding directly against Sovereign to enforce the Guarantee Trustee's rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If Sovereign were to default on its obligation to pay amounts payable under the debentures, the Trust would lack sufficient funds for the payment of distributions or amounts payable on redemption of the preferred securities or otherwise, and, in such event, holders of the preferred securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if an Indenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of Sovereign to pay interest on or principal of the debentures on the applicable payment date, then a holder of preferred securities may institute a legal proceeding directly against Sovereign pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder (a "direct action"). Except as described herein, holders of preferred securities will not be able to exercise directly any other remedy available to the holders of debentures or assert directly any other rights in respect of the debentures. See "Risk Factors."

          RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES
                               AND THE GUARANTEE


Full and Unconditional Guarantee

     Payments of distributions and other amounts due on the preferred securities (to the extent the Trust has funds available for the payment of such distributions) are irrevocably guaranteed by Sovereign as and to the extent set forth under "Description of the Guarantee." If and to the extent that Sovereign does not make payments under the debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay such distributions. In such event, a holder of preferred securities may institute a legal proceeding directly against Sovereign to enforce payment of such distributions to such holder after the respective due dates. Taken together, Sovereign's obligations under the declaration of trust, the debentures, the Indenture and the Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the preferred securities. The obligations of Sovereign under the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness of Sovereign.


Sufficiency of Payments

     As long as payments of interest, principal and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and other payments due on the preferred securities, because of the following factors: (i) the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities, (iii) pursuant to the Indenture, Sovereign, as borrower, will pay, and the Trust will not be obligated to pay, all costs, expenses and liabilities of the Trust except the Trust's obligations under the Trust Securities and (iv) the declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Notwithstanding anything to the contrary in the Indenture, Sovereign has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Sovereign has theretofore made, or is concurrently on the date of such payment making, a related payment under the Guarantee.


Enforcement Rights of Holders of Preferred Securities

     If a Trust Enforcement Event occurs and is continuing, the holders of preferred securities would rely on the enforcement by the Property Trustee of its rights as holder of the debentures against Sovereign. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the declaration of trust, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the debentures. The Indenture provides that the Debenture Trustee shall give holders of debentures notice of all defaults or events of default within 30 days after occurrence.

     If the Property Trustee fails to enforce its rights under the debentures in respect of an Indenture Event of Default after a holder of record of preferred securities has made a written request, such holder of record of preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against Sovereign to enforce the Property Trustee's rights in respect of debentures having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of such holder. In addition, if Sovereign fails to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, and such failure to pay is continuing, a holder of preferred securities may institute a direct action for enforcement of payment to such holder of the principal of or interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of such holder after the respective due date specified in the debentures. In connection with such a direct action, Sovereign will have the right under the Indenture to set off any payment made to such holder by Sovereign The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.


Limited Purpose of Trust

     The trust securities evidence beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in debentures. A principal difference between the rights of a holder of preferred securities and a holder of debentures is that a holder of debentures is entitled to receive from Sovereign the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the Trust (or from Sovereign under the Guarantee) if and to the extent the Trust has funds available for the payment of such distributions.


Rights Upon Termination

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the debentures, the holders of the trust securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Sovereign, the Property Trustee, as holder of the debentures, would be a subordinated creditor of Sovereign, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any stockholders of Sovereign receive payments or distributions. The positions of a holder of preferred securities and a holder of the debentures relative to other creditors and to stockholders of Sovereign in the event of liquidation or bankruptcy of Sovereign should be substantially the same.

                              BOOK-ENTRY ISSUANCE


Book-Entry Issuance of the Preferred Securities

     The Depository Trust Company ("DTC") will act as securities depositary for the units, debentures, preferred securities and warrants, each of which will be issued only as fully registered securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below. One or more fully registered certificates (each, a "Global Certificate") will be issued for each of the debentures, the preferred securities and the warrants, and will be deposited with the Property Trustee as custodian for DTC.


Depository Procedures

     DTC has advised the Trust and Sovereign that DTC is a limited-purpose trust company created to hold securities for the participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Trust and Sovereign that purchases of units, debentures, preferred securities or warrants (each, a "Global Security") within the DTC system must be made by or through Participants, which will receive a credit for the applicable Global Security on DTC's records. The ownership interest of each actual purchaser of each applicable Global Security is in turn to be recorded on the Participants' and Indirect Participants' records. Owners of interest will not receive written confirmation from DTC of their purchases, but owners of interest are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the owners of interest purchased their applicable Global Securities. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants or Indirect Participants acting on behalf of owners of interest. Except as described below, owners of interests will not receive physical delivery of certificates representing their ownership interests in the Global Securities and will not be considered the registered owners or holders thereof for any purpose.

     The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Global Securities, see "-- Exchange of Book-Entry Securities for Certificated Securities."

     Payments in respect of the Global Securities will be payable by the Property Trustee and the Debenture Trustee, respectively, to DTC in its capacity as the registered holder. The Property Trustee and the Debenture Trustee will treat the persons in whose names the applicable Global Securities, including the Global Certificates, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Certificates, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Certificates or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and Sovereign that its current practice, upon receipt of any payment in respect of securities such as the units, debentures, preferred securities and warrants, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Global Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee, the Debenture Trustee or the Trust. None of the Trust, the Property Trustee, the warrant agent or the Debenture Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Global Securities, and the Trust, the Property Trustee, the warrant agent and the Indenture Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Certificates will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Trust and Sovereign that it will take any action permitted to be taken by a holder of a Global Security only at the direction of one or more Participants to whose account with DTC interests in the Global Certificates are credited. However, if there is an Indenture Event of Default (or, in the case of preferred securities, any event which after notice or lapse of time or both would be a Trust Enforcement Event), DTC reserves the right to exchange the Global Certificates for units, debentures, preferred securities or warrants, as appropriate, in certificated form and to distribute such securities to its Participants.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Trust and Sovereign believe to be reliable, but neither the Trust nor Sovereign takes responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Securities among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trust nor the Property Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing its operations.

     DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its Participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.


Exchange of Book-Entry Securities for Certificated Securities

     A Global Certificate is exchangeable for units, debentures, preferred securities or warrants, as applicable, in registered certificated form if (i) DTC (x) notifies the Trust that it is unwilling or unable to continue as

Depositary for the Global Certificate and the Trust or Sovereign, as applicable, thereupon fails to appoint a successor Depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Sovereign in its sole discretion elects to cause the issuance of the units, debentures, preferred securities or warrants in certificated form or (iii) there shall have occurred and be continuing an Indenture Event of Default or, in the case of preferred securities, any event which after notice or lapse of time or both would be a Trust Enforcement Event. In all cases, certificated units, debentures, preferred securities or warrants delivered in exchange for any Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary in accordance with its customary procedures.


                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the material United States federal income tax consequences of the purchase, ownership and disposition of the units, preferred securities and the warrants. Where noted, it constitutes the opinion of Stevens & Lee, P.C., counsel to Sovereign and the Trust.

     Except where we state otherwise this summary deals only with units held as capital assets by a holder who:

     o is a United States person (as defined below), and

     o purchases the units upon original issuance at their original issue price.

     A "United States person" is any beneficial owner who is one of the following:

     o a citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o any trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     A "Non-U.S. Holder" is a beneficial owner who is not a United States person.

     If a partnership holds units, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding units, we suggest that you consult your tax advisor.

     Your tax treatment may vary depending on your particular situation. Except where noted, this summary does not deal with special situations. For example, this summary does not address:

     o tax consequences to holders who may be subject to special tax treatment such as dealers in securities or currencies, traders in securities that elect to use the mark to market method of accounting for their securities, real estate investment trusts, and regulated investment companies;

     o tax consequences to persons who hold the units, preferred securities or warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

     o tax consequences to holders of the units, preferred securities or warrants whose "functional currency" is not the U.S. dollar;

     o alternative minimum tax consequences, if any; or

     o any state, local or foreign tax consequences.

     This summary is based on the Code, the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the units.

     The authorities on which this summary is based are subject to various interpretations and the opinions of Stevens & Lee, P.C., are not binding on the Internal Revenue Service ("IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. Nevertheless, Stevens & Lee, P.C., has advised us that they believe that the opinions expressed in this summary, if challenged, would be sustained by a court with jurisdiction in a properly presented case.


     You should consult your tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the units, including the tax consequences under state, local, foreign, and other tax laws.



The Units

Allocation of Purchase Price


     Your acquisition of a unit will be treated as an acquisition of an investment unit consisting of a preferred security and a warrant. The purchase price of each unit will be allocated between the preferred security and the warrant in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax bases in the preferred security and the warrant. Sovereign will report the fair market value
of each preferred security as $   and the fair market value of each warrant as
$ . This position will be binding on you (but not the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal tax return for the taxable year in which you acquire the unit. Thus, absent such disclosure, you should allocate the purchase price for each unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.


Preferred Securities

 Classification of the Trust


     In connection with the issuance of the preferred securities, Stevens & Lee, P.C., will render its opinion that under current law and interpretations thereof, and assuming full compliance with the terms of the declaration of trust, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the debentures. Thus, you will be required to include in your gross income your pro rata share of the interest income or original issue discount that is paid or accrued on the debentures. See "-- Interest Income and Original Issue Discount."


 Classification of the Debentures


     Sovereign intends to take the position that, under current law and interpretations thereof, the debentures will be classified for United States federal income tax purposes as indebtedness of Sovereign. Sovereign, the Trust and you (by your acceptance of a beneficial ownership interest in a preferred security) will agree to treat the debentures as indebtedness for all United States tax purposes. No assurance can be given, however, that the IRS will not challenge such position, or if challenged, that such a challenge will not be successful. If the IRS were to successfully assert that the debentures should be treated instead as equity of Sovereign for United States federal income tax purposes, the tax treatment of the debentures would differ from that discussed below and may result in material adverse consequences to Non-U.S. Holders. In particular, interest paid on the debentures and distributions with respect to the preferred securities would be treated as distributions with respect to stock of Sovereign. Consequently, Non-U.S. Holders of the preferred securities would be subject to the 30% U.S. federal withholding tax or such lower rate as may be specified by an applicable income tax treaty as described below under "Non-United States Holders -- U.S. Federal Withholding Tax." Furthermore, Sovereign would not be entitled to deduct amounts payable with respect to the debentures. The following discussion assumes that the debentures will be classified as indebtedness for such purposes.

 Interest Income and Original Issue Discount

     General

     Except as set forth below under "Deferral of Interest," you will generally be taxed on the stated interest on the debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting. The debentures will be treated as "reset bonds" under applicable Treasury regulations, and interest on the debentures will not constitute contingent interest for purposes of the original issue discount ("OID") rules. Under the Treasury regulations applicable to reset bonds, the debentures will be treated, solely for purposes of calculating the accrual of OID (as described below), as maturing on the day preceding the remarketing date for an amount equal to 100% of the accreted value and as having been reissued on the remarketing date for the accreted value.

     Because the amount of the initial purchase price of a unit allocated to its preferred security is less than 100% of the stated liquidation amount, the debentures will be treated as having been issued with OID in an amount equal to the difference between their stated redemption price at maturity (the sum of all payments made on the debentures other than stated interest) and their issue price. You should be aware that you must include OID in gross income in advance of the receipt of cash attributable to that income.

     Under the OID economic accrual rules, the following occurs:

     o you would accrue an amount of OID each year using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

     o the actual cash payments (other than stated interest) you receive on the debentures would not be reported separately as taxable income;

     o any amount of OID included in your gross income (whether or not during a deferral period) with respect to the preferred securities will increase your tax basis in such preferred securities; and

     o the amount of distributions that you receive in respect of such accrued OID will reduce your tax basis in such preferred securities.

     If you are a corporate holder of preferred securities, you will not be entitled to a dividends-received deduction with respect to any income you recognize with respect to the preferred securities.

     Deferral of Interest

     If Sovereign were to exercise its right to defer payments of interest on the debentures, the debentures would be treated as being "reissued" at the time of deferral for purposes of determining your share of includible OID. For purposes of using the OID rules described above, once Sovereign exercises its right to defer interest payments you would be required to include in ordinary income, on a current basis, over the period that you are deemed to hold the debentures, amounts reflecting the accrual of deferred stated interest as well as the other amounts representing OID as described above, even though Sovereign would not be making any actual cash payments during the extended interest payment period. In such event, all stated interest would thereafter be accounted for on an economic accrual basis regardless of a holder's method of tax accounting and actual distributions of stated interest would not be reported as taxable income.

     The Treasury regulations dealing with OID and the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that upon issuance of the debentures all payments on the debentures, including stated interest, are OID. If the IRS were successful, regardless of whether the Sovereign exercises its option to defer payments of interest on such debentures, you would be subject to the special OID rules described above for all payments on the debentures.


 Distribution of Debentures upon Liquidation of the Trust

     As described under the captions "Description of the Preferred Securities -- Redemption" and "Description of the Preferred Securities -- Exchange," the debentures held by the Trust may be distributed to you in exchange for your preferred securities in certain circumstances. Under current law and interpretations thereof, and assuming that, as expected, the Trust is treated as a grantor trust, this type of distribution would not be taxable. Upon a distribution, you will receive your pro rata share of the debentures previously held indirectly through the Trust. Your aggregate tax basis in the debentures will equal the aggregate tax basis that you had in your preferred securities before the distribution and your holding period in your debentures will include your holding period for the preferred securities you surrendered in the exchange.

     If you receive debentures in exchange for your preferred securities (including a repurchase of your preferred securities by the Trust), you would accrue interest and OID in respect of the debentures received from the Trust in the manner described above under "-- Interest Income and Original Issue Discount."


 Sales of Preferred Securities

     If you sell or otherwise dispose of your preferred securities (including pursuant to a remarketing of the preferred securities), you will recognize gain or loss equal to the difference between:

     o your amount realized on the sale or other disposition of the preferred securities (except to the extent that any amount realized is treated as payment of accrued but unpaid interest, other than OID, with respect to your pro rata share of the debentures, which will be taxable as such); and

     o your adjusted tax basis in your preferred securities sold.


Your gain or loss will be a capital gain or loss. The gain or loss will generally be a long-term capital gain or loss if you have held your preferred securities for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to tax at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.


The Warrants

 Acquisition of Sovereign Common Stock

     The exercise of the warrants to purchase Sovereign common stock generally will not constitute a taxable event. Accordingly, you will not recognize gain or loss upon the exercise of the warrants, except with respect to any cash paid in lieu of a fractional share of Sovereign common stock. Rather, you will recognize taxable gain or loss if and when you dispose of the Sovereign common stock in a taxable transaction. Your aggregate initial tax basis in the Sovereign common stock will be equal to the amount you paid to Sovereign upon the exercise of the warrants plus the portion of the initial offering price of the units allocable to the warrant component less any portion of the purchase price and tax basis allocable to the cash received in lieu of a fractional share. See "The Units -- Allocation of Purchase Price." Cash received in lieu of a fractional share of Sovereign common stock should be treated as a payment in exchange for the fractional share interest. You will recognize gain or loss (short-term capital gain or loss) in an amount equal to the difference, if any, between the amount of cash received and your tax basis allocable to the fractional share interest.


 Ownership of Sovereign Common Stock

     Upon disposing of the Sovereign common stock, you will recognize capital gain or loss in an amount equal to the difference between the proceeds you receive and your tax basis in the Sovereign common stock. The resulting gain or loss will be either short-term or long-term capital gain or loss depending on your holding period for the Sovereign common stock. The holding period for the common stock will begin the day you exercise the warrants. Capital gains of individuals derived with respect to capital assets held for more than one year are subject to tax at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.


 Disposition of Warrants


     If you sell your warrants or if Sovereign redeems your warrants, you will recognize capital gain or loss equal to the difference between the proceeds you receive and your tax basis in the warrants. The resulting gain or loss will be either short-term or long-term depending on whether you have held the warrants for more than one year. If you do not exercise the warrants and they expire, you will recognize a short-term or long-term capital loss when they expire equal to your tax basis in the warrants. In either case, your tax basis in the warrants will be equal to the portion of the initial offering price of the units allocable to the warrant component (as described above) and your holding period for the warrants will commence on the date that you purchase the units.


 Adjustment to Exercise Price

     You might be treated as receiving a constructive distribution from us if

     o the exercise price is adjusted and as a result of such adjustment your proportionate interest in Sovereign's assets or earnings and profits is increased, and

      o the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula.

An adjustment in the exercise price is not made pursuant to a bona fide formula if, for example, the adjustment were made to compensate you for certain taxable distributions with respect to the Sovereign common stock. Thus, under some circumstances, an adjustment in the exercise price might give rise to a taxable dividend to you even though you would not receive any cash.


Non-United States Holders

     The following discussion only applies to you if you are a Non-U.S. Holder. As discussed above, the preferred securities will be treated as evidence of an indirect beneficial ownership interest in the debentures. See "--
Classification of the Trust."

 U.S. Federal Withholding Tax

     Assuming the debentures are classified as indebtedness for United States federal income tax purposes, the 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the preferred securities or debentures provided that:

     o you do not actually or constructively own 10% or more of the total combined voting power of all classes of Sovereign voting stock within the meaning of the Code and U.S. Treasury regulations (including Sovereign common stock that you would receive upon the exercise of any warrants you hold);

     o you are not a controlled foreign corporation that is related to Sovereign through stock ownership;

     o you are not a bank whose receipt of interest on the preferred securities or debentures is described in section 881(c)(3)(A) of the Code; and

     o either (a) you provide your name and address on an IRS Form W-8 (or IRS Form W-8BEN, or successor form), and certify, under penalty of perjury, that you are not a United States person or (b) a financial institution holding the debentures on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 (or IRS Form W-8BEN, or successor form) from you as the beneficial owner and provides Sovereign with a copy.

     If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide Sovereign with a properly executed (1) IRS Form 1001 (or IRS Form W-8BEN, or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or IRS Form W-8ECI, or successor form) stating that interest paid on the preferred securities or debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.


     Dividends paid to a Non-U.S. Holder of Sovereign common stock acquired through the exercise of a warrant (and any constructive distribution you may be deemed to receive as described above under "-- Adjustment to Exercise Price") will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax as described below.

     Until January 1, 2001, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, as of January 1, 2001, a Non-U.S. Holder of Sovereign common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends will be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Sovereign common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Except as discussed below, the 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of preferred securities, debentures, warrants or Sovereign Common Stock.


 U.S. Federal Income Tax

     If you are engaged in a trade or business in the United States and interest, including OID, on the preferred securities or debentures or dividends on the Sovereign common stock is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest, OID and dividends on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest, including OID, on the preferred securities or debentures and dividends on the Sovereign common stock will be included in earnings and profits.

     Any gain or income realized by you on the disposition of a unit, preferred security, debenture, warrant or Sovereign common stock will generally not be subject to U.S. federal income or withholding tax unless:

     o that gain or income is effectively connected with the conduct of a trade or business in the United States by you;

     o you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     o in the case of Sovereign common stock or warrants, Sovereign is or has been a "United States real property holding corporation" for United States federal income tax purposes.

     Sovereign believes that it never has been, is not currently and is not likely in the future to become a United States real property holding corporation. Even if Sovereign is or becomes a United States real property holding corporation, so long as the Sovereign common stock continues to be regularly traded on an established securities market, (1) you will not be subject to United States federal income tax on the disposition of Sovereign common stock if you hold or have held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the value of the of the total Sovereign common stock, and
(ii) you will not be subject to United States federal income tax on the disposition of the warrants if on the day you acquired the warrants, the warrants had a fair market value less than the fair market value of five percent of the Sovereign common stock.

     Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," or company that accumulates earnings for the purpose of avoiding tax, and are subject to special treatment under the Code. If you are such an entity, you should consult your tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

 U.S. Federal Estate Tax

     Your estate will not be subject to U.S. federal estate tax on debentures beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Sovereign voting stock, within the meaning of the Code and U.S. Treasury regulations, and (2) interest on those debentures would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States. Sovereign common stock acquired upon an exercise of a warrant and owned by you at the time of your death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Warrants owned by you at the time of your death may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.


Information Reporting and Backup Withholding

     If you are a United States person, unless you are an exempt recipient such as a corporation, payments under the units, preferred securities, debentures, warrants and Sovereign common stock and the proceeds received from the sale, exchange or other disposition of units, preferred securities, debentures, warrants and Sovereign common stock will be subject to information reporting and may be subject to United States federal backup withholding at the rate of 31% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

     If you are a Non-U.S. Holder, information reporting and backup withholding will not apply with respect to payments made by Sovereign on a preferred security or debenture if a statement described above under "Non-U.S. Holder" has been received and the payor does not have actual knowledge that you are a United States person. Until January 1, 2001, information reporting and backup withholding generally will not apply to dividends paid on the Sovereign common stock to a Non-U.S. Holder at an address outside the United States (unless the payor has knowledge that the payee is a United States person). However, as of January 1, 2001, a Non-U.S. Holder will be subject to information reporting and backup withholding unless applicable certification requirements are met.

     Payment of the proceeds of a sale of preferred securities, debentures, warrants or Sovereign common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

     Any amounts withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

                          PRICE RANGE OF COMMON STOCK


     Our common stock is quoted on the Nasdaq National Market under the symbol "SVRN." The following table sets forth, for the periods indicated, the high and low per share sale prices (as adjusted for all stock splits and stock dividends to date) as reported on the Nasdaq National Market.

                                                           High           Low
                                                       ------------   -----------
1997:
 First Quarter .....................................   $ 11.979       $ 8.941
 Second Quarter ....................................    13.125          9.375
 Third Quarter .....................................    14.792         12.083
 Fourth Quarter ....................................    18.438         13.125
1998:
 First Quarter .....................................    19.125         14.375
 Second Quarter ....................................    22.750         15.875
 Third Quarter .....................................    18.375         11.875
 Fourth Quarter ....................................    14.500          8.750
1999:
 First Quarter .....................................    14.625         11.750
 Second Quarter ....................................    26.250         11.500
 Third Quarter .....................................    12.875          9.062
 Fourth Quarter (through October 19, 1999) .........     9.719          8.313


     On September 3, 1999, the last trading day before our announcement of the New England acquisition, the closing price per share of our common stock was $9.9375. On October 19, 1999, the closing price per share of our common stock was $8.47. We urge you to obtain current market quotations before making any decision with respect to an investment in our common stock.


                               DIVIDEND HISTORY


     We historically have paid a quarterly dividend on or about February 15, May 15, August 15, and November 15 of each year. Set forth below are the dividends that we paid during 1997, 1998 and the first three quarters of 1999 (as adjusted for all stock dividends and stock splits to date).



1997:
 First Quarter ..........  $ 0.0357
 Second Quarter .........    0.0357
 Third Quarter ..........    0.0357
 Fourth Quarter .........    0.0137
1998:
 First Quarter ..........  $ 0.1740
 Second Quarter .........    0.0200
 Third Quarter ..........    0.0200
 Fourth Quarter .........    0.0200
1999:
 First Quarter ..........  $ 0.0250
 Second Quarter .........    0.0250
 Third Quarter ..........    0.0250


     For certain limitations on our ability to pay dividends, see "Risk Factors," "Business -- Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions" and "Financing Transactions."

                                 UNDERWRITING


     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of units set forth opposite the name of such underwriter.



                                                     Number of Units
                                                    ----------------
  Lehman Brothers Inc. ..........................
  Salomon Smith Barney Inc. .....................
  Merrill Lynch, Pierce, Fenner & Smith
  Incorporated ..................................
  Total .........................................   5,000,000


     The underwriting agreement provides that the obligations of the several underwriters to purchase the units included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the units (other than those covered by the over-allotment option described below) if they purchase any of the units.


     The underwriters, for whom Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as lead representatives, propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the units to certain dealers at the
public offering price less a concession not in excess of $   per unit. The
underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per unit on sales to certain other dealers. If all of the units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.


     We have granted the underwriters an option, exercisable for 30 days from
the date of this prospectus supplement, to purchase up to       additional
units at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is not exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional units approximately proportionate to such underwriter's initial purchase commitment.


     We and our officers and directors have agreed that, from the date of this prospectus until the closing of the New England acquisition, they will not, without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc., dispose of or hedge any shares of common stock of Sovereign Bancorp or any securities convertible into or exchangeable for common stock. Lehman Brothers Inc. and Salomon Smith Barney Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.


     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional units.



                            Paid by Sovereign Bancorp,
                                        Inc.
                           -----------------------------
                            No Exercise    Full Exercise
                           -------------  --------------
  Per Unit ..............  $              $
  Total .................  $              $


     In connection with the offering, Lehman Brothers Inc. and Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of units made for the purpose of preventing or retarding a decline in the market price of the units while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers Inc. or Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases units originally sold by that syndicate member.

     Any of these activities may cause the price of the units to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     Before this offering, there has been no public market for the units. We intend to try to list the units on the NYSE. In order to meet one of the requirements for listing on the NYSE, the underwriters have undertaken to sell the units to a minimum of 400 beneficial owners. The underwriters have advised us that they presently intend to make a market in the units as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the units, however, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or adequate trading markets for the units.

     In connection with the offering of the units, the underwriters may engage in certain transactions that stabilize the price of the units and the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the units and the common stock. If underwriters create a short position in the units or common stock in connection with this offering, by selling more units than are listed on the cover page of this prospectus supplement or by selling common stock that they do not own, then the underwriters may reduce that short position by purchasing units or common stock in the open market. In general, the purchase of a security for the purpose of stabilization or reducing a short position could cause the price of that security to be higher than it might otherwise be in the absence of those purchases.

     In addition, certain of the underwriters may engage in passive market making transactions in our common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

     We estimate that our total expenses of this offering will be $8,500,000.

     The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In particular, the representatives are acting as lead underwriters or lead agents and arrangers, as applicable, for the different financings we are pursuing as part of the New England acquisition. To the extent these financings are not completed, subject to various terms and conditions, the representatives and certain of their affiliates have agreed to provide up to $1.5 billion of financing under the senior credit facility and the interim credit facility. In addition, the representatives have been acting as our advisors for the New England acquisition.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make with respect to any of those liabilities.


                                 LEGAL MATTERS

     Stevens & Lee, P.C., Reading and Philadelphia, Pennsylvania, our counsel, will issue an opinion regarding the validity of the units offered by this prospectus supplement and the accompanying prospectus. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Sovereign Bancorp, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., First State Financial Services, Inc. and Bankers Corp., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Consolidated Balance Sheets at June 30, 1999 (unaudited) and December 31, 1998 ...........   F-2
Consolidated Statements of Operations for the Six-Month Periods Ended June 30, 1999 and
1998
 (Unaudited) .............................................................................   F-3
Consolidated Statement of Stockholders' Equity for the Six-Month Period Ended June 30,
1999
 (Unaudited) .............................................................................   F-4
Consolidated Statements of Cash Flows for the Six-Month Periods Ended June 30, 1999 and
1998
 (Unaudited) .............................................................................   F-5
Notes to Interim Consolidated Financial Statements (Unaudited) ...........................   F-6
Report of Independent Auditors ...........................................................   F-16
Consolidated Balance Sheets at December 31, 1998 and 1997 ................................   F-17
Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and        F-18
  1996
Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 1998,
1997 and
 1996 ....................................................................................   F-19
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and        F-20
  1996
Notes to Consolidated Financial Statements ...............................................   F-21

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



                                                                             June 30,        December 31,
                                                                               1999              1998
                                                                         ---------------   ---------------
                                                                           (Unaudited)          (Note)
                                                                               (in thousands, except
                                                                                  per share data)
ASSETS
 Cash and amounts due from depository institutions ...................     $   472,780       $   471,074
 Interest-earning deposits ...........................................         125,194            82,650
 Loans held for sale (approximate fair value of $86,519 and $297,414
   at June 30, 1999 and December 31, 1998, respectively) .............          86,139           296,930
 Investment securities available-for-sale ............................       8,688,200         6,662,427
 Investment securities held-to-maturity (approximate fair value of
   $1,319,194 and $1,860,583 at June 30, 1999 and December 31,
   1998, respectively) ...............................................       1,307,881         1,839,655
 Loans ...............................................................      12,476,997        11,285,840
 Allowance for loan losses ...........................................        (134,183)         (133,802)
 Premises and equipment ..............................................         113,708            98,491
 Other real estate owned and other repossessed assets ................           7,545            15,584
 Accrued interest receivable .........................................         155,973           147,441
 Goodwill and other intangible assets ................................         434,848           425,925
 Other assets ........................................................         858,955           721,658
                                                                           -----------       -----------
TOTAL ASSETS .........................................................     $24,594,037       $21,913,873
                                                                           ===========       ===========
LIABILITIES
 Deposits ............................................................     $12,170,470       $12,322,716
 Borrowings:
   Short-term ........................................................       6,415,627         3,921,684
   Long-term .........................................................       4,252,858         3,978,908
   Advance payments by borrowers for taxes and insurance .............          35,492            27,655
   Other liabilities .................................................         140,695           329,792
                                                                           -----------       -----------
    TOTAL LIABILITIES ................................................      23,015,142        20,580,755
                                                                           -----------       -----------
 Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of
   Sovereign Bancorp, Inc. ("Trust Preferred Securities") ............         129,094           129,050
                                                                           -----------       -----------
STOCKHOLDERS' EQUITY
 Common stock; no par value; 400,000,000 shares authorized;
   186,164,360 shares issued at June 30, 1999 and 164,146,353 shares
   issued at December 31, 1998 .......................................         913,531           649,341
 Unallocated common stock held by the Employee Stock Ownership
   Plan at cost; 5,063,798 shares at June 30, 1999 and 4,340,572
   shares at December 31, 1998 .......................................         (35,662)          (26,892)
 Treasury stock at cost; 123,658 shares at June 30, 1999 and 78,626
   shares at December 31, 1998 .......................................          (1,578)           (1,086)
 Accumulated other comprehensive (loss)/income .......................         (77,660)           18,120
 Retained earnings ...................................................         651,170           564,585
                                                                           -----------       -----------
TOTAL STOCKHOLDERS' EQUITY ...........................................       1,449,801         1,204,068
                                                                           -----------       -----------
    TOTAL LIABILITIES, MINORITY INTERESTS AND
      STOCKHOLDERS' EQUITY ...........................................     $24,594,037       $21,913,873
                                                                           ===========       ===========


Note: The balance sheet at December 31, 1998 is taken from Sovereign's audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                                  (Continued)

                                                                                  Six-Month Period
                                                                                   Ended June 30,
                                                                             --------------------------
                                                                                 1999           1998
                                                                             ------------   -----------
Interest income:
 Interest on interest-earning deposits ...................................    $   2,879      $  3,331
 Interest and dividends on investment securities available-for-sale ......      251,302       102,410
 Interest and dividends on investment securities held-to-maturity ........       52,157       109,708
 Interest and fees on loans ..............................................      439,134       440,523
                                                                              ---------      --------
  Total interest income ..................................................      745,472       655,972
                                                                              ---------      --------
Interest expense:
 Interest on deposits ....................................................      213,596       206,337
 Interest on borrowings ..................................................      244,676       209,986
                                                                              ---------      --------
  Total interest expense .................................................      458,272       416,323
                                                                              ---------      --------
Net interest income ......................................................      287,200       239,649
Provision for loan losses ................................................       15,000        13,960
                                                                              ---------      --------
Net interest income after provision for loan losses ......................      272,200       225,689
                                                                              ---------      --------
Other income:
 Retail banking fees .....................................................       21,870        13,800
 Mortgage banking revenues ...............................................       18,951        14,620
 Loan fees and service charges ...........................................        3,347         3,193
 Gain on sale of loans and investment securities .........................        6,770         6,127
 Miscellaneous income ....................................................       14,656         9,819
                                                                              ---------      --------

  Total other income .....................................................       65,594        47,559
                                                                              ---------      --------
General and administrative expenses:
 Compensation and benefits ...............................................       74,741        59,645
 Occupancy and equipment expenses ........................................       33,800        26,346
 Outside services ........................................................       33,155        19,435
 Other administrative expenses ...........................................       27,943        23,896
                                                                              ---------      --------
  Total general and administrative expenses ..............................      169,639       129,322
                                                                              ---------      --------
Other operating expenses:
 Merger-related charges (1) ..............................................           --        39,072
 Amortization of goodwill and other
  intangibles ............................................................       18,055         6,397
 Trust Preferred Securities expense ......................................        6,098         6,427
 Real estate owned loss/(gain), net ......................................           22           (13)
                                                                              ---------      --------
  Total other operating expenses .........................................       24,175        51,883
                                                                              ---------      --------
Income before income taxes ...............................................      143,980        92,043
Income tax provision .....................................................       49,888        34,049
                                                                              ---------      --------
Net income (1)(2) ........................................................    $  94,092      $ 57,994
                                                                              =========      ========
Net income applicable to common stock ....................................    $  94,092      $ 56,498
                                                                              =========      ========
Earnings per share (2)(3) ................................................    $    .58       $   .36
                                                                              =========      ========
Dividends paid per common share (3) ......................................    $    .047      $   .043
                                                                              =========      ========

------------
(1) Results for the six-month period ended June 30, 1998 include merger charges of $39.1 million ($25.5 million after-tax) and losses from non-recurring sales of held-to-maturity securities of $0.5 million ($0.3 million after-tax) related to Sovereign's acquisition of ML Bancorp during the first quarter of 1998.
(2) Results for the six-month period ended June 30, 1998 include the merger-related and special charges described in Note 1 above. Excluding the merger-related and special charges, net income for the six-month period ended June 30, 1998 was $83.5 million and earnings per share for the same period was $.52.
(3) Per share amounts have been adjusted to reflect all stock dividends and stock splits.
          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (in thousands)




                                                   Common
                                                   Shares          Common         Retained       Treasury
                                                Outstanding         Stock         Earnings         Stock
                                               -------------   --------------   ------------   ------------
Balance, December 31, 1998 .................      159,727         $649,341        $564,585      $  (1,086)
 Comprehensive Income:
   Net income ..............................           --              --           94,092             --
   Change in unrecognized loss on
    investment securities available-
    for-sale, net of tax ...................           --              --               --             --
 Total comprehensive income
 Exercise of stock options .................          286           2,650               --             --
 Cash in lieu of fractional shares .........           --                (1)            --             --
 Sale of stock under Dividend Rein-
   vestment Plan and Employee Stock
   Purchase Plan ...........................          169           2,149               --             --
 Dividends paid on common stock ............           --              --           (7,507)            --
 Treasury stock repurchase .................       (3,080)             --               --        (43,998)
 Treasury stock sold .......................           16              --               --            148
 Acquisition of Network Companies ..........          235           4,000               --         (1,000)
 Acquisition of People's Bancorp, Inc. .           23,624         255,392               --         44,358
                                                  -------         ---------       --------      ---------
Balance, June 30, 1999 .....................      180,977         $913,531        $651,170      $  (1,578)
                                                  =======         =========       ========      =========


                                                      Unallocated
                                                        Common       Accumulated Other         Total
                                                      Stock Held       Comprehensive       Stockholders'
                                                        by ESOP        Income/(Loss)          Equity
                                                     ------------   -------------------   --------------
Balance, December 31, 1998 .......................      (26,892)         $  18,120          $1,204,068
 Comprehensive income:
 Net income ......................................           --                 --              94,092
 Change in unrecognized loss on investment securi-
   ties available-for-sale, net of tax ...........           --            (95,780)            (95,780)
                                                                                            ----------
 Total comprehensive income ......................                                              (1,688)
 Exercise of stock options .......................           --                 --               2,650
 Cash in lieu of fractional shares ...............           --                 --                  (1)
 Sale of stock under Dividend Reinvestment Plan
   and Employee Stock Purchase Plan ..............           --                 --               2,149
 Dividends paid on common stock ..................           --                 --              (7,507)
 Treasury stock repurchase .......................           --                 --             (43,998)
 Treasury stock sold .............................           --                 --                 148
 Acquisition of Peoples Bancorp, Inc. ............       (8,770)                --             290,980
 Acquisition of Network Companies ................           --                 --               3,000
                                                        -------          ---------          ----------
Balance, June 30, 1999 ...........................    $ (35,662)         $ (77,660)         $1,449,801
                                                      =========          =========          ==========

          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)



                                                                                          Six-Month Period Ended June 30,
                                                                                         ---------------------------------
                                                                                               1999              1998
                                                                                         ---------------   ---------------
                                                                                                  (in thousands)
Cash Flows from Operating Activities:
 Net income ..........................................................................    $     94,092      $     57,994
 Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses and deferred taxes .......................................           8,631            12,974
  Depreciation .......................................................................           8,148             6,834
  Amortization .......................................................................          23,656             4,699
  Gain on sale of loans, investment securities and real estate owned .................          (6,792)           (6,284)
  Allocation of Employee Stock Ownership Plan ........................................              --            15,310
  Net Change in:
   Loans held for sale ...............................................................         210,791             3,942
   Accrued interest receivable .......................................................            (515)          (23,443)
   Prepaid expenses and other assets .................................................        (186,899)         (554,392)
   Other liabilities .................................................................        (211,829)          209,259
                                                                                          ------------      ------------
Net cash used for operating activities ...............................................         (60,717)         (273,107)
                                                                                          ------------      ------------
Cash Flows from investing Activities:
 Proceeds from sales of investment securities available-for-sale .....................       2,329,822           768,765
 Proceeds from repayments and maturities of investment securities:
  Available-for-sale .................................................................       1,184,048           303,435
  Held-to-maturity ...................................................................         566,293         1,359,878
 Purchases of investment securities:
  Available-for-sale .................................................................      (4,786,233)       (4,044,128)
  Held-to-maturity ...................................................................         (21,683)         (337,911)
 Proceeds from sales of loans ........................................................         837,822             8,211
 Purchase of loans ...................................................................        (549,460)         (322,725)
 Net change in loans other than purchases and sales ..................................        (966,323)          938,334
 Proceeds from sales of premises and equipment .......................................             134            12,915
 Purchases of premises and equipment .................................................         (17,838)          (12,511)
 Proceeds from sale of real estate owned .............................................          11,423             9,844
 Net cash paid for Network Companies .................................................          (1,696)               --
 Net cash received from Peoples Bancorp, Inc. ........................................         114,694                --
 Other, net ..........................................................................              --            (4,228)
                                                                                          ------------      ------------
Net cash used for investing activities ...............................................      (1,298,997)       (1,320,121)
                                                                                          ------------      ------------
Cash Flows from Financing Activities:
 Net (decrease)/increase in deposits .................................................        (666,305)          409,337
 Net increase to short-term borrowings ...............................................       1,513,733            87,916
 Proceeds from long-term borrowings ..................................................         744,996         1,348,000
 Repayments of long-term borrowing ...................................................        (149,302)           (4,425)
 Net increase in advance payments by borrowers for taxes and insurance ...............           7,838             5,824
 Cash dividends paid to stockholders .................................................          (7,507)           (7,873)
 Redemption of preferred stock .......................................................              --               147
 Proceeds from issuance of common stock ..............................................           4,798             7,262
 Advance to the Employee Stock Ownership Plan ........................................            (437)               --
 (Purchase)/issuance of treasury stock ...............................................         (43,850)               36
                                                                                          ------------      ------------
Net cash provided by financing activities ............................................       1,403,964         1,846,224
                                                                                          ------------      ------------
Net change in cash and cash equivalents ..............................................          44,250           252,996
Cash and cash equivalent at beginning of period ......................................         553,724           255,937
                                                                                          ------------      ------------
Cash and cash equivalents at end of period ...........................................    $    597,974      $    508,933
                                                                                          ============      ============
Reconciliation of Cash and Cash Equivalents to Consolidated Balance Sheets:
Cash and amounts due from depository institutions ....................................    $    472,780      $    384,021
Interest-earning deposits ............................................................         125,194           124,912
                                                                                          ------------      ------------
Cash and cash equivalents at end of period ...........................................    $    597,974      $    508,933
                                                                                          ============      ============

Supplemental Disclosures:

Income tax payments totaled $62.1 million for the six-month period ended June 30, 1999 and $34.5 million for the same period in 1998. Interest payments totaled $433 million for the six-month period ended June 30, 1999 and $427 million for the same period in 1998. Noncash activity consisted of mortgage or whole loan sales of $732 million for the six-month period ended June 30, 1999 and $394 million for the same period in 1998; reclassification of long-term borrowings to short-term borrowings of $322 million for the six-month period ended June 30, 1999 and $436 million for the same period in 1998; and reclassification of mortgage loans to real estate owned of $8.7 million for the six-month period ended June 30, 1999 and $7.5 million for the same period in 1998.


          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


(1) BASIS OF PRESENTATION AND ACCOUNTING POLICIES


Basis of Presentation


     The accompanying financial statements of Sovereign Bancorp, Inc. and Subsidiaries ("Sovereign") include the accounts of the parent company, Sovereign Bancorp, Inc. and its wholly-owned subsidiaries: Sovereign Bank, Sovereign Delaware Investment Corporation, Sovereign Capital Trust I and ML Capital Trust I. All material intercompany balances and transactions have been eliminated in consolidation. These financial statements have been prepared in accordance with the instructions for Form 10-Q and therefore do not include certain information or footnotes necessary for the presentation of financial condition, results of operations, stockholders' equity, and cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, the consolidated financial statements reflect all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods. The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts in the financial statements of prior periods have been reclassified to conform with the presentation used in current period financial statements. These reclassifications have no effect on net income.


     The financial statements for all periods presented include the consolidated accounts of ML Bancorp, Inc. ("ML Bancorp") which was acquired on February 28, 1998, Carnegie Bancorp ("Carnegie") and First Home Bancorp Inc. ("First Home") which were both acquired on July 31, 1998. These transactions were each accounted for under the pooling-of-interests method of accounting. The financial statements for the period ended June 30, 1999 include the consolidated accounts of Peoples Bancorp, Inc. ("Peoples") and The Network Companies ("Network") which were each accounted for as a purchase during June 1999. Since the Peoples' acquisition was accounted for at the close of business on June 30, 1999, Sovereign's consolidated results of operations for the three-month and six-month periods ended June 30, 1999 do not include Peoples' results of operations. The results of operations for the six-month period ended June 30, 1999 are not necessarily indicative of the results which may be expected for the entire year. The consolidated financial statements should be read in conjunction with Form 10-K/A for the year ended December 31, 1998.


Allowance for Loan Losses


     The adequacy of Sovereign's allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb potential loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends, economic conditions and industry trends when determining the unallocated allowance. For additional information on Sovereign's allowance for loan losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Loan Losses."


(2) EARNINGS PER SHARE


     Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average common shares outstanding, excluding options, warrants, and convertible securities from the calculation. In calculating diluted earnings per share, the dilutive effect of options and warrants is calculated using the treasury stock method, which uses the average market price for the period. The dilutive effect of preferred stock continues to be calculated using the if-converted method. On May 15, 1998, Sovereign redeemed all outstanding shares of its 61/4% Cumulative Convertible Preferred Stock, Series B.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(2) EARNINGS PER SHARE  -- (Continued)

     The following table presents the computation of earnings per share for the periods indicated (in thousands, except per share data).



                                                                                          Six-Month Period
                                                                                           Ended June 30,
                                                                                     ---------------------------
                                                                                         1999           1998
                                                                                     ------------   ------------
Basic Earnings Per Share:
Net income attributable to common stock(1) .......................................    $  94,092      $  56,498
                                                                                      ---------      ---------
Average basic shares outstanding at end of period(3) .............................      159,140        146,481
                                                                                      =========      =========
Basic earnings per share (2)(3) ..................................................    $     .59      $     .39
                                                                                      =========      =========
Diluted Earnings Per Share:
Net income (1) ...................................................................    $  94,092      $  57,994
                                                                                      ---------      ---------
Average diluted shares outstanding at end of period (3) ..........................      159,140        157,176
Dilutive effect of average stock options, net of shares assumed to be repurchased
 under the treasury stock method (3) .............................................        1,889          3,730
                                                                                      ---------      ---------
Total average diluted shares outstanding at end of period (3) ....................      161,029        160,906
                                                                                      =========      =========
Diluted earnings per share (2)(3) ................................................    $     .58      $     .36
                                                                                      =========      =========

------------
(1) Results for the six-month period ended June 30, 1998 include merger charges of $25.5 million (after-tax) and losses from non-recurring sales of held-to-maturity securities of $0.3 million (after-tax) related to Sovereign's acquisition of ML Bancorp during the first quarter of 1998.

(2) Results for the six-month period ended June 30, 1998 include the merger-related and special charges described in Note 1 above. Excluding the merger-related and special charges, basic earnings per share and diluted earnings per share for the six-month period ended June 30, 1998 were $.56 and $.52, respectively.

(3) All share data has been adjusted to reflect all stock dividends and stock splits.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(3) INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     The following table presents the composition and fair value of investment securities available-for-sale at the dates indicated: (dollars in thousands)



                                                                                   June 30, 1999
                                                           --------------------------------------------------------------
                                                             Amortized       Unrealized       Unrealized         Fair
                                                                Cost        Appreciation     Depreciation        Value
                                                           -------------   --------------   --------------   ------------
Investment Securities:
 U.S. Treasury and government agency
   securities ..........................................    $   65,843         $    16         $    265      $   65,594
 Corporate securities ..................................       829,997             942           18,314         812,625
 Equity securities .....................................       928,402          13,471            9,033         932,840
 Other securities ......................................        71,279           1,094              945          71,428
Mortgage-backed Securities:
 FHLMC .................................................       161,402             716            5,830         156,288
 FNMA ..................................................       272,390             393            2,158         270,625
 GNMA ..................................................       115,564             407            2,865         113,106
 Collateralized mortgage Obligations ...................     3,425,714           1,491           38,340       3,388,865
 Other securities ......................................     2,937,376              --           60,547       2,876,829
                                                            ----------         -------         --------      ----------
Total investment securities available-for-sale .........    $8,807,967         $18,530         $138,297      $8,688,200
                                                            ==========         =======         ========      ==========


                                                                             December 31, 1998
                                                       --------------------------------------------------------------
                                                         Amortized       Unrealized       Unrealized         Fair
                                                            Cost        Appreciation     Depreciation        Value
                                                       -------------   --------------   --------------   ------------
Investment Securities:
 U.S. Treasury and government agency
   securities ......................................    $   35,480         $     1          $    64      $   35,417
 Corporate securities ..............................        38,784           1,413              121          40,076
 Equity securities .................................       881,817          15,545           10,381         886,981
 Other securities ..................................         8,360             972               --           9,332
Mortgage-backed Securities:
 FHLMC .............................................        85,761             867              264          86,364
 FNMA ..............................................        40,645             335               57          40,923
 GNMA ..............................................        42,434             749               14          43,169
 Collateralized mortgage obligations ...............     3,531,948          11,214            2,785       3,540,377
 Other securities ..................................     1,969,322          15,976            5,510       1,979,788
                                                        ----------         -------          -------      ----------
Total investment securities available-for-sale .....    $6,634,551         $47,072          $19,196      $6,662,427
                                                        ==========         =======          =======      ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(4) INVESTMENT SECURITIES HELD TO MATURITY

     The following table presents the composition and fair value of investment securities available-for-sale at the dates indicated: (dollars in thousands)




                                                                                  June 30, 1999
                                                         ---------------------------------------------------------------
                                                           Amortized       Unrealized       Unrealized          Fair
                                                              Cost        Appreciation     Depreciation        Value
                                                         -------------   --------------   --------------   -------------
Investment Securities:
 U.S. Treasury and government agency
   securities ........................................    $   22,331         $     8          $  322        $   22,017
 Corporate securities ................................            --              --              --                --
 Other Securities ....................................        51,683           2,439             138            53,984
Mortgage-backed Securities:
 FHLMC ...............................................       199,317           2,860             267           201,910
 FNMA ................................................       137,637           2,053             159           139,531
 GNMA ................................................       240,243           2,686              49           242,880
 Private issues ......................................        59,990             564              95            60,459
 Collateralized mortgage Obligations .................       596,680           4,009           2,276           598,413
                                                          ----------         -------          ------        ----------
Total investment securities held-to-maturity .........    $1,307,881         $14,619          $3,306        $1,319,194
                                                          ==========         =======          ======        ==========


                                                                                December 31, 1998
                                                         ---------------------------------------------------------------
                                                           Amortized       Unrealized       Unrealized          Fair
                                                              Cost        Appreciation     Depreciation        Value
                                                         -------------   --------------   --------------   -------------
Investment Securities:
 U.S. Treasury and government agency
   securities ........................................    $   31,180         $   151          $   78        $   31,253
 Corporate securities ................................            --              --              --                --
 Other securities ....................................        54,481           3,691             122            58,050
Mortgage-backed Securities:
 FHLMC ...............................................       242,558           4,733             104           247,187
 FNMA ................................................       176,167           3,371              85           179,453
 GNMA ................................................       292,664           6,009              --           298,673
 Private issues ......................................        74,523           1,165             136            75,552
 Collateralized mortgage obligations .................       968,082           4,541           2,208           970,415
                                                          ----------         -------          ------        ----------
Total investment securities held-to-maturity .........    $1,839,655         $23,661          $2,733        $1,860,583
                                                          ==========         =======          ======        ==========


                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(5) COMPOSITION OF LOAN PORTFOLIO


     The following table presents the composition of the loan portfolio by type of loan and by fixed and adjustable rates at the dates indicated: (dollars in thousands)

                                                 June 30, 1999             December 31, 1998
                                           -------------------------   --------------------------
                                               Amount       Percent        Amount        Percent
Residential real estate loans ..........   $ 4,985,060      40.0%      $ 5,113,537      45.3%
Residential construction loans .........        56,249        .4            62,536        .6
                                           -----------     -----       -----------     -----
  Total Residential Loans ..............     5,041,309      40.4         5,176,073      45.9
                                           -----------     -----       -----------     -----
Commercial real estate loans ...........     1,258,277      10.1           887,938       7.9
Commercial loans .......................       813,833       6.5           717,440       6.4
Automotive floor plan loans ............       946,129       7.6           578,147       5.1
Multi-family Loans .....................       220,517       1.8           115,195       1.0
                                           -----------     -----       -----------     -----
  Total Commercial Loans ...............     3,238,756      26.0         2,298,720      20.4
                                           -----------     -----       -----------     -----
Home Equity Loans ......................     1,720,125      13.8         1,750,883      15.5
Auto Loans .............................     1,887,233      15.1         1,510,676      13.4
Loans to automotive lessors ............       307,937       2.4           252,856       2.2
Student Loans ..........................       248,380       2.0           256,744       2.3
Other ..................................        33,257        .3            39,888        .3
                                           -----------     -----       -----------     -----
  Total Consumer Loans .................     4,196,932      33.6%        3,811,047      33.7%
                                           -----------     -----       -----------     -----
    Total Loans (1) ....................   $12,476,997     100.0%      $11,285,840     100.0%
                                           ===========     =====       ===========     =====
Total Loans with: (2)
  Fixed rates ..........................   $ 7,240,187      58.0%      $ 5,798,158      51.4%
  Variable rates .......................     5,236,810      42.0         5,487,682      48.6
                                           -----------     -----       -----------     -----
    Total Loans (1) ....................   $12,476,997     100.0%      $11,285,840     100.0%
                                           ===========     =====       ===========     =====

------------
(1) Loan totals are net of deferred loan fees and unamortized premiums and discounts of $16.8 million at June 30, 1999 and $16.9 million at December 31, 1998.


(2) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Portfolio."


(6) DEPOSIT PORTFOLIO COMPOSITION


     The following table presents the composition of deposits at the dates indicated: (dollars in thousands)


                                                June 30, 1999                          December 31, 1998
                                    --------------------------------------   -------------------------------------
                                                                 Weighted                                 Weighted
                                                                  Average                                 Average
                                        Amount       Percent       Rate          Amount       Percent       Rate
                                    -------------   ---------   ----------   -------------   ---------   ---------
Demand deposit accounts .........   $ 1,186,092       9.7%        -- %       $ 1,104,170         9.0%        --%
NOW accounts ....................     1,646,758      13.5       2.11           1,281,516        10.4       1.24
Savings accounts ................     2,241,930      18.4       2.49           2,295,448        18.6       2.83
Money market accounts ...........     1,419,832      11.7       3.49           1,545,634        12.5       3.78
Retail certificates .............     5,085,495      41.8       4.93           5,172,196        42.0       5.24
Jumbo certificates ..............       590,363       4.9       5.00             923,752         7.5        .40
                                    -----------     -----       ----         -----------       -----       ----
Total Deposits ..................   $12,170,470     100.0%      3.45%        $12,322,716       100.0%      3.73%
                                    ===========     =====       ====         ===========       =====       ====

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(7) BORROWINGS

     The following table presents information regarding borrowings at the dates indicated: (dollars in thousands)


                                                                  June 30, 1999                  December 31, 1998
                                                          ------------------------------   -----------------------------
                                                                             Weighted                         Weighted
                                                             Balance       Average Rate       Balance       Average Rate
                                                          -------------   --------------   -------------   -------------
Securities sold under repurchase agreements ...........   $ 1,322,018       5.20%             $  655,540       5.46%
Federal Home Loan Bank of Pittsburgh advances .........     8,948,460       5.05               6,901,505       5.14
Other borrowings ......................................       398,007       7.55                 343,547       8.19
                                                          -----------       -----             ----------       -----
   Total Borrowings ...................................   $10,668,485       5.16%             $7,900,592       5.30%
                                                          ===========       =====             ==========       =====


(8) INTEREST RATE EXCHANGE AGREEMENTS

     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. Interest rate caps are primarily used to limit the exposure from the repricing and maturity of liabilities. Interest rate floors are primarily used to limit the exposure from repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection (interest rate corridors) against changing interest rates while limiting the cost of that protection. The following table presents information regarding interest rate exchange agreements at the dates indicated: (dollars in thousands)



                                                                June 30, 1999
                                            ------------------------------------------------------
                                                                                        Weighted
                                                                                         Average
                                              Notional        Book       Estimated     Maturity in
                                               Amount        Value      Fair Value        Years
                                            ------------   ---------   ------------   ------------
Amortizing interest rate swaps:
 Pay fixed-receive variable (1) .........   $               $            $
Non-amortizing interest rate swaps:
 Pay variable-receive fixed (2) .........       85,000          --         (2,204)       13.5
 Pay fixed-receive variable (3) .........      920,000          --          7,828         1.5
Interest rate caps/floors (4) ...........    1,200,000       5,850         (2,585)        2.9
                                            ----------      ------       --------
                                            $2,205,000      $5,850       $  3,039
                                            ==========      ======       ========


                                                              December 31, 1998
                                            ------------------------------------------------------
                                                                                        Weighted
                                                                                         Average
                                              Notional        Book       Estimated     Maturity in
                                               Amount        Value      Fair Value        Years
                                            ------------   ---------   ------------   ------------
Amortizing interest rate swaps:
 Pay fixed-receive variable (1) .........   $  175,164      $           $    (617)        .3
Non-amortizing interest rate swaps:
 Pay variable-receive fixed (2) .........
 Pay fixed-receive variable (3) .........    2,780,000          --        (48,382)       4.8
Interest rate caps/floors (4) ...........    1,200,000       7,213         (6,756)       3.2
                                            ----------      ------      ---------
                                            $4,155,164      $7,213      $ (55,755)
                                            ==========      ======      =========

------------
(1) The weighted average pay rate was 6.87% and the weighted average receive rate was 5.99% at December 31, 1998.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(8) INTEREST RATE EXCHANGE AGREEMENTS  -- (Continued)

(2) The weighted average pay rate was 5.08% and the weighted average receive rate was 7.07% at June 30, 1999.

(3) The weighted average pay rate was 5.70% and 5.42% and the weighted average receive rate was 5.13% and 5.26% at June 30, 1999 and December 31, 1998, respectively.

(4) The strike price range was 5.79% - 6.08% at June 30, 1999 and 5.25% - 9.00%
 at December 31, 1998.

     The following table summarizes by notional amounts the activity of Sovereign's interest rate exchange agreements: (dollars in thousands)



                                               Balance                                                         Balance
                                            December 31,                    Maturities/                       June 30,
                                                1998         Additions     Amortization     Terminations        1999
                                           --------------   -----------   --------------   --------------   ------------
Amortizing interest rate swaps .........     $  175,164      $     --        $175,164        $       --     $       --
Non-amortizing interest rate swaps            2,780,000       185,000              --         1,960,000      1,005,000
Interest rate SWAPS/floors .............      1,200,000            --              --                --      1,200,000
                                             ----------      --------        --------        ----------     ----------
                                             $4,155,164      $185,000        $175,164        $1,960,000     $2,205,000
                                             ==========      ========        ========        ==========     ==========

     Net interest expense resulting from interest rate exchange agreements for the six-month period ended June 30, 1999 was $6.6 million.

(9) ACQUISITIONS


     On September 4, 1998, Sovereign acquired 93 former CoreStates Financial Corp. ("CoreStates") branch offices from First Union Corporation ("First Union"). The former CoreStates offices are located throughout Pennsylvania and New Jersey and added approximately $2.2 billion of commercial bank deposits and $725 million of commercial and consumer loans to Sovereign's balance sheet. The transaction was accounted for as a purchase. Sovereign paid a premium of $325 million for the CoreStates branches, of which $226 million was allocated to a core deposit intangible and of which $99 million was allocated to goodwill. Additionally, Sovereign established an initial loan loss reserve of $20.5 million in connection with the loans acquired from CoreStates. The goodwill and core deposit intangible are being amortized over approximately 25 years and 10 years, respectively. Sovereign's results of operations include the operations of the aforementioned branches from September 4, 1998 and thereafter.

     On June 30, 1999, Sovereign completed its acquisition of Peoples Bancorp, Inc. ("Peoples"), a $1.4 billion bank holding company headquartered in Lawrenceville, New Jersey whose principal operating subsidiary operated 14 community banking offices in Mercer, Burlington and Ocean counties, New Jersey. The transaction added investments, loans, deposits and stockholders' equity to Sovereign of approximately $922 million, $503 million, $515 million and $291 million, respectively. In accordance with the merger agreement, Peoples' common stock shareholders received .80 shares of Sovereign common stock for each outstanding share of Peoples common stock. Sovereign issued approximately 23.6 million shares of Sovereign common stock in connection with the transaction, which was accounted for as a purchase. The allocation of the purchase price for the Peoples' acquisition as of June 30, 1999, is preliminary and Sovereign expects to finalize the allocation in the third quarter of 1999. Sovereign does not expect a material difference between the preliminary and final purchase price allocation. The pro forma effect of this acquisition on operations was not material for the second quarter.

     On June 24, 1999, Sovereign acquired The Network Companies ("Network"), a privately held specialty leasing company headquartered in Commack, New York. Network provides financing for the purchase or lease of equipment and specialty vehicles plus other specialty products for businesses throughout the United States, with transactions ranging from $15,000 to $250,000. The purchase price of $6 million consisted of $4 million

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(9) ACQUISITIONS  -- (Continued)

of stock and $2 million of cash. The acquisition was accounted for as a purchase for reporting purposes and became a division of Sovereign Bank. Network had total assets of approximately $50 million. The pro forma effect of this acquisition on operations was not material or the second quarter.


(10) COMPREHENSIVE INCOME


     The following table presents the components of comprehensive income, net of related tax, based on the provisions of SFAS No. 130 for the periods indicated: (dollars in thousands)


                                                                                  Six-Month Period
                                                                                   Ended June 30,
                                                                                  1999          1998
                                                                              ------------   ----------
Net income ................................................................    $  94,092      $57,994
                                                                               ---------      -------
Unrealized (losses)/gains on securities arising during the year ...........      (94,173)       2,728
Less reclassification adjustment ..........................................        1,607        2,170
                                                                               ---------      -------
Net unrealized (losses)/gains recognized in other comprehensive income ....      (95,780)         558
                                                                               ---------      -------
Comprehensive (loss)/income (1) ...........................................    $  (1,688)     $58,552
                                                                               =========      =======

------------
(1) Excluding merger-related and special charges, comprehensive income for the six-month period ended June 30, 1998 was $84.1 million.


     Accumulated other comprehensive income, net of related tax, consisted of net unrealized losses on securities of $77.7 million at June 30,1999 and net unrealized gains on securities of $18.1 million at December 31, 1998.


(11) RECENT DEVELOPMENTS


     The Year 2000 Computer Issue. The Year 2000 ("Year 2000") computer issue refers to the inability of many computers, computer-based systems, related software, and other electronics to process dates accurately during the year 2000 and beyond. Many of these computers, systems, software programs and devices use only two digits to indicate the year. For example, the year 1998 is input, stored and calculated as "98." The year 2000 will in many systems and software programs be represented as "00," but "00" can also be read as 1900. This ambiguity may cause errors which may cause the computer, system or device to fail completely, cause programs to operate incorrectly, or slowly corrupt or contaminate data over time. These problems may arise both in information systems used for data storage and processing, and in connection with mechanical systems such as bank vaults, elevators, escalators, heating, ventilating and air conditioning systems, and other systems which use embedded microprocessors as timers or for other purposes.


     Sovereign's State of Readiness. Sovereign's Year 2000 readiness project has five phases:


     Inventory -- identification of the computers, software, systems and devices used by Sovereign and the business applications to which such computers, programs, systems and devices are devoted.


     Assessment -- analyzing those computers, software, systems, devices and related applications with a view to determining if they store or process date information in a manner which will avoid millennial errors of the type described above, the risks resulting from any such errors and prioritizing them based on how critical they are to Sovereign's business operations.


     Remediation -- modification or replacement of deficient computers, programs, systems and devices to the extent such deficiency poses material risk to Sovereign.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(11) RECENT DEVELOPMENTS  -- (Continued)

     Testing -- the modified or new computers, software or systems are tested to determine if they operate and interoperate in a manner which should reduce risk to an acceptable level. Items are addressed in accordance with the priorities given to them in the Assessment Phase.

     Implementation -- bringing the new or changed computers, software, systems and electronics on line.

     Sovereign is currently in the implementation phase. Sovereign had substantially completed testing of its internal mission-critical items as of December 31, 1998 and had substantially completed testing of its external mission critical items as of March 31, 1999. "Internal" items would include software developed by Sovereign or the remediation of which is controlled by Sovereign, whereas external items would include software provided by others, and systems provided by Sovereign's service providers. As of June 30, 1999, Sovereign has completed the implementation phase for all mission-critical items.

     The description set forth above applies to both information technology ("IT") systems and non-IT systems, such as embedded microprocessors.

     As part of its Year 2000 project, Sovereign has also endeavored to analyze the risks posed to it by its material borrowers according to regulatory guidelines. Borrowers whose businesses have been determined by Sovereign to be subject to material levels of risk from Year 2000 computer problems have been questioned regarding their own state of readiness. Sovereign has similarly questioned providers of funds and substantial vendors and suppliers. Vendors whom Sovereign considers to be critical to Sovereign's operations have been asked, in addition, to provide Sovereign with assurances and other evidence as to their Year 2000 readiness.

     Costs. Sovereign has established a budget for its Year 2000 project costs, which covers the estimated costs of remediation, including modification or replacement of systems and software, utilization of outside consultants, and costs of internal personnel. Based on Sovereign's current assessment of its Year 2000 project status, the amount of this budget is $13.5 million for fiscal 1998 and 1999. Sovereign is using its internal funds for this project.

     Sovereign's expenditures with regard to its Year 2000 project are substantially in accordance with its current budget. Through August 10, 1999, Sovereign's cash outlay was approximately $12.5 million of its $13.5 million budget.

     Sovereign's estimates are, of necessity, judgmental and subject to revision based on the results of the testing referred to above and other changed facts or circumstances, including changes in Sovereign's assessment of the state of readiness and contingency plans of its principal outside service providers.

     Risks. Sovereign believes, based on the advice of its consultants, that the most reasonably likely worst case Year 2000 scenario relates to its principal outside service providers, substantially all of which are large, seasoned, national companies experienced in serving financial institutions. Sovereign depends on these service providers for substantially all of its data processing needs relating to its account processing, item processing and other important functions. Sovereign is requiring material providers to provide evidence and other assurance of this compliance and/or their progress towards compliance, as well as their contingency plans. Certain of these service providers are also subject to the jurisdiction of the regulatory bodies which have jurisdiction over Sovereign. Those regulatory bodies are examining the service providers with respect to Year 2000 readiness using the same standards and deadlines as the regulators use to examine financial institutions and Sovereign has reviewed the results of certain of these examinations to assist in assessing the state of readiness and contingency plans of such providers. Based on all of the foregoing, Sovereign believes that (i) its providers will be substantially Year 2000 compliant and (ii) have adequate contingency plans to address compliance. Notwithstanding the foregoing, no assurances can be given that a service providers' system or software will not fail and, if not, that such failure will not have a material adverse effect on Sovereign or its business. Sovereign is presently in the process of developing contingency plans to deal with issues relating to the failure of system segments.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                  (Unaudited)

(11) RECENT DEVELOPMENTS  -- (Continued)

     In addition, utility services, which are generally beyond Sovereign's control, may present a significant Year 2000 risk. In particular, disruption of telecommunication and electric utility service because of a Year 2000 related problem (or otherwise) could interfere significantly with Sovereign's operations, even if Sovereign and its service providers and customers, and their computers, systems, and software, are fully Year 2000 compliant.

     The foregoing is a summary of the steps which Sovereign has taken as of June 30, 1999 and proposed to take as of that date with respect to the Year 2000 issue, and the risks which Sovereign, at this time, believes the Year 2000 issues are likely to present. Sovereign is using good faith efforts, which it believes are reasonable, to prepare for the Year 2000 issue and avoid disruption in its business. Nonetheless, the Year 2000 issue presents an unprecedented challenge to the financial services industry, an industry characterized by a high degree of interdependence among financial institutions and those who deal with and service them, such as outside data processing services, computer network system providers, local and long distance telecommunications companies, utilities, and ATM terminal service providers. Whether these outside parties are ready for the year 2000 is largely beyond Sovereign's control. Accordingly, there can be no assurance that (i) Sovereign's assessment of the Year 2000 risks will prove to be correct; (ii) the steps Sovereign is taking will be sufficient to avoid disruption to its business and other material risks; (iii) the foregoing will not ultimately have a material adverse effect on Sovereign and its business.

                        Report of Independent Auditors


The Board of Directors and Stockholders,
Sovereign Bancorp, Inc.



     We have audited the accompanying consolidated balance sheets of Sovereign Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Sovereign. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of ML Bancorp, Inc., Carnegie Bancorp, or First Home Bancorp Inc. or the 1996 financial statements of First State Financial Services, Inc. and Bankers Corp., which combined statements reflect total assets constituting 18.8% as of December 31, 1997 of the related consolidated financial statement totals, and combined net interest income constituting 21.1% and 44.0% in 1997 and 1996 respectively, of the related consolidated financial statement totals for each of the two years in the period ended December 31, 1997. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for ML Bancorp, Inc., Carnegie Bancorp, First Home Bancorp Inc., First State Financial Services, Inc., and Bankers Corp. for the respective years noted, is based solely on the reports of the other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.


     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovereign Bancorp, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



     In 1997, Sovereign changed its method of accounting for transfers of financial instruments and extinguishment of liabilities, as discussed in Note 1 to the consolidated financial statements.





/s/ Ernst & Young LLP
------------------------------


March 11, 1999
Philadelphia, Pennsylvania

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                          Year Ended December 31,
                                                                     ---------------------------------
                                                                           1998              1997
                                                                     ---------------   ---------------
                                                                      (in thousands except for share
                                                                                   data)
Assets
 Cash and amounts due from depository institutions ...............     $   471,074       $   238,623
 Interest-earning deposits .......................................          82,650            17,314
 Loans held for sale (approximate fair value of $297,414 and
   $310,750 at December 31, 1998 and 1997, respectively) .........         296,930           310,678
 Investment securities available-for-sale ........................       6,662,427         1,956,262
 Investment securities held-to-maturity (approximate fair value of $1,860,583 and $3,446,863 at December 31, 1998 and
   1997, respectively) ...........................................       1,839,655         3,416,451
 Loans ...........................................................      11,285,840        11,324,122
 Allowance for loan losses .......................................        (133,802)         (116,823)
 Premises and equipment ..........................................          98,491            92,273
 Other real estate owned and other repossessed assets ............          15,584            12,009
 Accrued interest receivable .....................................         147,441           108,029
 Goodwill and other intangible assets ............................         425,925           126,332
 Other assets ....................................................         721,658           170,185
                                                                       -----------       -----------
   Total Assets ..................................................     $21,913,873       $17,655,455
                                                                       ===========       ===========
Liabilities
 Deposits ........................................................     $12,322,716       $ 9,515,294
 Borrowings
   Short-term ....................................................       3,921,684         5,455,894
   Long-term .....................................................       3,978,908         1,407,749
 Advance payments by borrowers for taxes and insurance ...........          27,655            41,847
 Other liabilities ...............................................         329,792            57,904
                                                                       -----------       -----------
   Total Liabilities .............................................      20,580,755        16,478,688
                                                                       -----------       -----------
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of
 Sovereign Bancorp, Inc. ("Trust Preferred Securities") ..........         129,050           128,972
                                                                       -----------       -----------
Stockholders' Equity
Preferred stock; no par value; $50 Liquidation preference;
 7,500,000 shares authorized; 1,996,467 shares issued and out-
 standing at December 31, 1997 ...................................             ---            96,276
Common stock; no par value; 200,000,000 shares authorized;
 164,146,353 shares issued at December 31, 1998 and
 147,216,301 shares issued at December 31, 1997 ..................         649,341           523,327
Unallocated common stock held by the Employee Stock Owner-
 ship Plan at cost; 4,340,572 shares at December 31, 1998 and
 5,984,934 shares at December 31, 1997 ...........................         (26,892)          (37,211)
Treasury stock; at cost; 78,626 shares at December 31, 1998 and
 13,210 shares at December 31, 1997 ..............................          (1,086)             (185)
Accumulated other comprehensive income ...........................          18,120            18,944
Retained earnings ................................................         564,585           446,644
                                                                       -----------       -----------
 Total Stockholders' Equity ......................................       1,204,068         1,047,795
                                                                       -----------       -----------
   Total Liabilities, Monthly Interests and Stockholders' Equity       $21,913,873       $17,655,455
                                                                       ===========       ===========


          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Year Ended December 31,
                                                                   --------------------------------------------
                                                                       1998           1997            1996
                                                                   ------------   ------------   --------------
                                                                       (in thousands except for share data)
Interest Income:
 Interest on interest-earning deposits .........................   $  7,397       $  5,392        $     4,103
 Interest and dividends on investment securities available-for-
   sale ........................................................    284,392        102,123             84,656
 Interest and dividends on investment securities held-to-
   maturity ....................................................    182,499        279,900            250,938
 Interest and fees on loans ....................................    881,083        791,362            677,129
                                                                   ---------      ---------       -----------
 Total interest income .........................................   1,355,371      1,178,777         1,016,826
                                                                   ---------      ---------       -----------
 Interest Expense:
 Interest on deposits ..........................................    440,300        378,813            351,084
 Interest on borrowings ........................................    421,459        367,882            278,776
                                                                   ---------      ---------       -----------
 Total interest expense ........................................    861,759        746,695            629,860
                                                                   ---------      ---------       -----------
 Net interest income ...........................................    493,612        432,082            386,966
Provision for loan losses ......................................     27,961         41,125             22,685
                                                                   ---------      ---------       -----------
 Net interest income after provision for loan losses ...........    465,651        390,957            364,281
                                                                   ---------      ---------       -----------
Other Income:
 Loan fees and service charges .................................     10,546          5,780             19,607
 Deposit fees ..................................................     26,088         20,892             18,110
 Mortgage banking gains ........................................     24,738         21,693             13,858
Gain/(Loss) on sale of loans and investment securities .........     19,844         (7,192)             5,893
 Miscellaneous income ..........................................     23,965          7,515              5,911
                                                                   ---------      ---------       -----------
Total other income .............................................    105,181         48,688             63,379
                                                                   ---------      ---------       -----------
General and administrative expenses:
 Salaries and employee benefits ................................    124,357        105,487             99,368
 Occupancy and equipment expenses ..............................     53,837         41,067             37,205
 Outside services ..............................................     47,523         28,708             36,459
 Deposit insurance premiums ....................................      4,652          4,471             13,253
 Other administrative expenses .................................     46,992         45,222             42,078
                                                                   ---------      ---------       -----------
   Total general and administrative expenses ...................    277,361        224,955            228,363
                                                                   ---------      ---------       -----------
Other operating expenses:
 Merger-related charges ........................................     49,932         19,224                 --
 Non-recurring Savings Association Insurance Fund
   assessment ..................................................         --             --             40,148
 Amortization of goodwill and other intangibles ................     20,609         13,160             17,372
 Trust Preferred Securities expense ............................     12,528         11,677                274
 Other real estate owned (gains)/losses, net ...................       (804)           767              3,616
                                                                   ---------      ---------       -----------
   Total other operating expenses ..............................     82,265         44,828             61,410
                                                                   ---------      ---------       -----------
Income before income taxes .....................................    211,206        169,862            137,887
Income tax provision ...........................................     74,751         67,324             47,509
                                                                   ---------      ---------       -----------
Net income .....................................................   $136,455       $102,538        $    90,378
                                                                   ---------      ---------       -----------
Net income applicable to common stock ..........................   $134,959       $ 96,294        $    84,128
                                                                   =========      =========       ===========
Basic earnings per share(1) ....................................   $   .88        $   .70         $      .63
                                                                   =========      =========       ===========
Diluted earnings per share(1) ..................................   $   .85        $   .66         $      .59
                                                                   ---------      ---------       -----------
Dividends paid per common share(1) .............................   $   .084       $   .114        $      .140
                                                                   =========      =========       ===========

------------
(1) All per share data have been adjusted to reflect all stock dividends and stock splits.

          See accompanying notes to consolidated financial statements.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      F-19


                                                                                     Common        Preferred
                                                                                     Shares          Shares
                                                                                   Outstanding    Outstanding
                                                                                 --------------  -------------
Balance, December 31, 1995 ....................................................     130,762          2,000
                                                                                         (in thousands)
Comprehensive Income:
 Net Income ...................................................................         --              --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................         --              --
Total comprehensive income ....................................................         --              --
Exercise of stock options .....................................................      1,027              --
Cash in lieu of fractional shares .............................................         --              --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....        241              --
Stock Dividends ...............................................................      3,663              --
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........       (215)             --
Dividends paid on common stock ................................................         --              --
Dividends paid on preferred stock .............................................         --              --
Treasury stock repurchase .....................................................     (4,046)             --
Purchase of shares under Employee Stock Ownership Plan ........................       (653)             --
Allocation of shares under Employee Stock Ownership Plan ......................        795              --
Issuance of stock for West Jersey .............................................      2,396              --
Other .........................................................................         30              --
                                                                                 -----------         -----
Balance, December 31, 1996 ....................................................     134,000          2,000
                                                                                 -----------         -----
Comprehensive income:
 Net income ...................................................................         --              --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................         --              --
Total comprehensive income ....................................................         --              --
Exercise of stock options .....................................................      3,207              --
Cash in lieu of fractional shares .............................................           (3)           --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....        216              --
Stock dividends ...............................................................        200              --
Dividends paid on common stock ................................................         --              --
Dividends paid on preferred stock .............................................         --              --
Treasury stock repurchase .....................................................        (40)             --
Treasury stock sold ...........................................................      2,608              --
Retirement of treasury shares .................................................         --              --
Conversion of preferred stock .................................................         25                (4)
Allocation of shares under Employee Stock Ownership Plan ......................        796              --
Adjustment for First State's different fiscal year end ........................        209              --
Other .........................................................................         --              --
                                                                                 -----------         -------
Balance, December 31, 1997 ....................................................     141,218          1,996
                                                                                 -----------         -------
Comprehensive income:
 Net income ...................................................................         --              --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................         --              --
Total comprehensive income ....................................................         --              --
Exercise of stock options .....................................................      2,296              --
Cash in lieu of fractional shares .............................................         --              --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....        296              --
Dividends paid on common stock ................................................         --              --
Dividends paid on preferred stock .............................................         --              --
Treasury stock repurchase .....................................................        (86)             --
Treasury stock sold ...........................................................         18              --
Conversion of preferred stock .................................................     14,342          (1,996)
Redemption of preferred stock .................................................         --              --
Allocation of shares under Employee Stock Ownership Plan ......................      1,643              --
Adjustment for ML Bancorp's different fiscal year end .........................         --              --
                                                                                 -----------        --------
Balance, December 31, 1998 ....................................................     159,727             --

(RESTUBBED TABLE)

                                                                                     Common         Preferred       Retained
                                                                                      Stock           Stock         Earnings
                                                                                 --------------  --------------  --------------
Balance, December 31, 1995 ....................................................    $491,581        $  96,446       $325,795
Comprehensive Income:
 Net Income ...................................................................          --               --         90,378
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................          --               --             --
Total comprehensive income ....................................................          --               --             --
Exercise of stock options .....................................................       2,257               --             --
Cash in lieu of fractional shares .............................................            (2)            --            (16)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....       1,699               --             --
Stock Dividends ...............................................................      25,931               --        (25,931)
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........          --               --          1,506
Dividends paid on common stock ................................................          --               --        (18,763)
Dividends paid on preferred stock .............................................          --               --         (6,250)
Treasury stock repurchase .....................................................          --               --             --
Purchase of shares under Employee Stock Ownership Plan ........................          --               --             --
Allocation of shares under Employee Stock Ownership Plan ......................       1,903               --             --
Issuance of stock for West Jersey .............................................       1,030               --          7,255
Other .........................................................................          65               --             --
                                                                                   ----------      ---------       ---------
Balance, December 31, 1996 ....................................................     524,464           96,446        373,974
                                                                                   ----------      ---------       ---------
Comprehensive income:
 Net income ...................................................................          --               --        102,538
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................          --               --             --
Total comprehensive income ....................................................          --               --             --
Exercise of stock options .....................................................      12,527               --             --
Cash in lieu of fractional shares .............................................         (28)              --             (2)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....       2,544               --             --
Stock dividends ...............................................................       1,855               --         (1,855)
Dividends paid on common stock ................................................          --               --        (15,550)
Dividends paid on preferred stock .............................................          --               --         (6,244)
Treasury stock repurchase .....................................................          --               --             --
Treasury stock sold ...........................................................      17,423               --             --
Retirement of treasury shares .................................................     (41,981)              --             --
Conversion of preferred stock .................................................         170             (170)            --
Allocation of shares under Employee Stock Ownership Plan ......................       5,132               --             --
Adjustment for First State's different fiscal year end ........................       1,010               --         (6,217)
Other .........................................................................         211               --             --
                                                                                   ----------      ---------       ----------
Balance, December 31, 1997 ....................................................     523,327           96,276        446,644
                                                                                   ----------      ---------       ----------
Comprehensive income:
 Net income ...................................................................          --               --        136,455
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................          --               --             --
Total comprehensive income ....................................................          --               --             --
Exercise of stock options .....................................................      15,910               --             --
Cash in lieu of fractional shares .............................................         (68)              --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....       4,609               --             --
Dividends paid on common stock ................................................          --               --        (12,790)
Dividends paid on preferred stock .............................................          --               --         (1,496)
Treasury stock repurchase .....................................................          --               --             --
Treasury stock sold ...........................................................          --               --             --
Conversion of preferred stock .................................................      96,270          (96,270)            --
Redemption of preferred stock .................................................          --               (6)            --
Allocation of shares under Employee Stock Ownership Plan ......................       9,293               --             --
Adjustment for ML Bancorp's different fiscal year end .........................          --               --         (4,228)
                                                                                   ----------      -----------     ----------
Balance, December 31, 1998 ....................................................    $649,341               --       $564,585

(RESTUBBED TABLE)

                                                                                                                 Accumulated
                                                                                                 Unallocated        Other
                                                                                    Treasury      Stock Held    Comprehensive
                                                                                     Stock         By ESOP          Income
                                                                                 -------------  -------------  ---------------
Balance, December 31, 1995 ....................................................    $ (36,136)     $ (38,281)      $  4,328
Comprehensive Income:
 Net Income ...................................................................           --             --             --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................           --             --         (4,011)
Total comprehensive income ....................................................           --             --             --
Exercise of stock options .....................................................          918             --             --
Cash in lieu of fractional shares .............................................           --             --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....           --             --             --
Stock Dividends ...............................................................           --             --             --
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........           --         (1,506)            --
Dividends paid on common stock ................................................           --             --             --
Dividends paid on preferred stock .............................................           --             --             --
Treasury stock repurchase .....................................................      (29,580)            --             --
Purchase of shares under Employee Stock Ownership Plan ........................           --         (4,559)            --
Allocation of shares under Employee Stock Ownership Plan ......................           --          3,694             --
Issuance of stock for West Jersey .............................................           --             --             --
Other .........................................................................           --             --             --
                                                                                   ---------      ---------       --------
Balance, December 31, 1996 ....................................................      (64,798)       (40,652)           317
                                                                                   ---------      ---------       --------
Comprehensive income:
 Net income ...................................................................           --             --             --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................           --             --         18,399
Total comprehensive income ....................................................           --             --             --
Exercise of stock options .....................................................        5,423             --             --
Cash in lieu of fractional shares .............................................           --             --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....           --             --             --
Stock dividends ...............................................................           --             --             --
Dividends paid on common stock ................................................           --             --             --
Dividends paid on preferred stock .............................................           --             --             --
Treasury stock repurchase .....................................................         (473)            --             --
Treasury stock sold ...........................................................       17,682             --             --
Retirement of treasury shares .................................................       41,981             --             --
Conversion of preferred stock .................................................           --             --             --
Allocation of shares under Employee Stock Ownership Plan ......................           --          3,441             --
Adjustment for First State's different fiscal year end ........................           --             --            228
Other .........................................................................           --             --             --
                                                                                   ---------      ---------       --------
Balance, December 31, 1997 ....................................................         (185)       (37,211)        18,944
                                                                                   ---------      ---------       --------
Comprehensive income:
 Net income ...................................................................           --             --             --
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................           --             --            (32)
Total comprehensive income ....................................................           --             --             --
Exercise of stock options .....................................................           --             --             --
Cash in lieu of fractional shares .............................................           --             --             --
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....           --             --             --
Dividends paid on common stock ................................................           --             --              _
Dividends paid on preferred stock .............................................           --             --             --
Treasury stock repurchase .....................................................       (1,258)            --             --
Treasury stock sold ...........................................................          357             --             --
Conversion of preferred stock .................................................           --             --             --
Redemption of preferred stock .................................................           --             --             --
Allocation of shares under Employee Stock Ownership Plan ......................           --         10,319             --
Adjustment for ML Bancorp's different fiscal year end .........................           --             --           (792)
                                                                                   ---------      ---------       --------
Balance, December 31, 1998 ....................................................    $  (1,086)     $ (26,892)      $ 18,120


(RESTUBBED TABLE)

                                                                                       Total
                                                                                   Stockholders'
                                                                                      Equity
                                                                                 ----------------
Balance, December 31, 1995 ....................................................     $ 843,733
Comprehensive Income:
 Net Income ...................................................................        90,378
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................        (4,011)
Total comprehensive income ....................................................        86,367
Exercise of stock options .....................................................         3,175
Cash in lieu of fractional shares .............................................           (18)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....         1,699
Stock Dividends ...............................................................            --
Stock dividends on unallocated Employee Stock Ownership Plan shares ...........            --
Dividends paid on common stock ................................................       (18,763)
Dividends paid on preferred stock .............................................        (6,250)
Treasury stock repurchase .....................................................       (29,580)
Purchase of shares under Employee Stock Ownership Plan ........................        (4,559)
Allocation of shares under Employee Stock Ownership Plan ......................         5,597
Issuance of stock for West Jersey .............................................         8,285
Other .........................................................................            65
                                                                                    ---------
Balance, December 31, 1996 ....................................................       889,751
                                                                                    ---------
Comprehensive income:
 Net income ...................................................................       102,538
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................        18,399
Total comprehensive income ....................................................       120,937
Exercise of stock options .....................................................        17,950
Cash in lieu of fractional shares .............................................           (30)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....         2,544
Stock dividends ...............................................................            --
Dividends paid on common stock ................................................       (15,550)
Dividends paid on preferred stock .............................................        (6,244)
Treasury stock repurchase .....................................................          (473)
Treasury stock sold ...........................................................        35,105
Retirement of treasury shares .................................................            --
Conversion of preferred stock .................................................            --
Allocation of shares under Employee Stock Ownership Plan ......................         8,573
Adjustment for First State's different fiscal year end ........................        (4,979)
Other .........................................................................           211
                                                                                    ---------
Balance, December 31, 1997 ....................................................     1,047,795
                                                                                    ---------
Comprehensive income:
 Net income ...................................................................       136,455
 Change in unrecognized income on investment securities available-for-sale, net
 of tax .......................................................................           (32)
Total comprehensive income ....................................................       136,423
Exercise of stock options .....................................................        15,910
Cash in lieu of fractional shares .............................................           (68)
Sale of stock under Dividend Reinvestment and Employee Stock Purchase Plan ....         4,609
Dividends paid on common stock ................................................       (12,790)
Dividends paid on preferred stock .............................................        (1,496)
Treasury stock repurchase .....................................................        (1,258)
Treasury stock sold ...........................................................           357
Conversion of preferred stock .................................................            --
Redemption of preferred stock .................................................            (6)
Allocation of shares under Employee Stock Ownership Plan ......................        19,612
Adjustment for ML Bancorp's different fiscal year end .........................        (5,020)
                                                                                    ----------
Balance, December 31, 1998 ....................................................     $1,204,068

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                       Year Ended December 31,
                                                                       -------------------------------------------------------
                                                                              1998               1997               1996
                                                                       -----------------   ---------------   -----------------
Cash Flows from Operating Activities:
 Net income ........................................................     $   136,455        $    102,538       $    90,378
 Adjustments to reconcile net income to net cash provided by operat-
  ing activities:
  Provision for loan losses and deferred taxes .....................          37,508              30,812            23,411
  Depreciation .....................................................          13,434              12,070            12,661
  Amortization .....................................................          18,204              34,725            23,991
  (Gain)/loss on sale of loans, investment securities and other real
   estate owned ....................................................         (20,076)              7,959           (13,457)
  Allocation of Employee Stock Ownership Plan ......................          19,612               8,573             5,597
 Net change in:
  Loans held for sale ..............................................          13,748            (172,305)          102,049
  Accrued interest receivable ......................................         (39,560)            (18,108)          (11,962)
  Prepaid expenses and other assets ................................        (467,329)            (66,276)          (31,352)
  Other Liabilities ................................................         272,989               6,128           (24,793)
                                                                         -----------        ------------       -----------
Net cash (used)/provided by operating activities ...................         (15,015)            (53,884)          176,523
                                                                         -----------        ------------       -----------
Cash Flows from Investing Activities:
 Proceeds from sales of investment securities available-for-sale and
  held-to-maturity .................................................       2,157,904             847,215           901,987
 Proceeds from repayments and maturities of investment securities:
  Available-for-sale ...............................................       1,109,075             314,998           248,215
  Held-to-maturity .................................................       2,062,628             965,549           710,988
 Purchases of investment securities:
  Available-for-sale ...............................................      (7,996,541)         (1,072,205)         (833,243)
  Held-to-maturity .................................................        (471,326)         (1,418,741)       (1,309,363)
 Proceeds from sales of loans ......................................       1,422,279              23,570            69,324
 Purchase of loans from mortgage servicing rights ..................      (1,966,864)         (2,794,487)       (1,444,452)
 Net change in loans other than purchase and sales .................         464,382           1,027,549          (616,657)
 Proceeds from sales of premises and equipment .....................          18,437              10,112             2,970
 Purchase of premises and equipment ................................         (32,872)            (15,790)          (14,739)
 Proceeds from sales of other real estate owned ....................          19,069              19,593            23,054
 Net cash (paid)/received from business combinations ...............        (302,808)             (8,552)            1,112
 Other, net ........................................................          (4,228)             (4,996)               --
                                                                         -----------        ------------       -----------
Net cash used by investing activities ..............................      (3,520,865)         (2,106,185)       (2,260,804)
                                                                         -----------        ------------       -----------
Cash flows from Financing Activities:
 Assumption of deposits ............................................       2,231,149                  --                --
 Net increase in deposits ..........................................         576,982             855,750            25,435
 Net (decrease)/increase in short-term borrowings ..................      (2,135,369)            638,573           973,066
 Proceeds from long-term borrowings ................................       3,169,839             621,630         1,061,051
 Repayments of long-term borrowings ................................              --                  --                  (2)
 Net (decrease)/increase in advance payments by borrowers for taxes
  and insurance ....................................................         (14,192)               (420)            2,778
 Proceeds from issuance of Trust Preferred Securities ..............              --              97,574            30,000
 Cash dividends paid to stockholders ...............................         (14,286)            (23,777)          (24,850)
 Proceeds from issuance of common stock ............................          20,451              17,919             5,952
 Redemption of preferred stock .....................................                (6)               --                --
 Advance to the Employee Stock Ownership Plan ......................              --                (325)          (10,206)
 (Purchase)/issuance of treasury stock .............................            (901)             34,632           (29,580)
                                                                         -------------      ------------       -------------
Net cash provided by financing activities ..........................       3,833,667           2,241,556         2,033,644
                                                                         -------------      ------------       -------------
Net change in cash and cash equivalents ............................         297,787              81,487           (50,637)
Cash and cash equivalents at beginning of period ...................         255,937             174,450           225,087
                                                                         -------------      ------------       -------------
Cash and cash equivalents at end of period .........................     $   553,724        $    255,937       $   174,450
                                                                         -------------      ------------       -------------
Reconciliation of Cash and Cash Equivalents to Consolidated Balance
 Sheets: ...........................................................
 Cash and amounts due from depository institutions .................     $   471,074        $    238,623       $   159,383
 Interest-earning deposits .........................................          82,650              17,314            15,067
                                                                         -------------      ------------       -------------
 Cash and cash equivalents at end of period ........................     $   553,724        $    255,937       $   174,450
                                                                         =============      ============       =============


     Supplemental Disclosures: Income tax payments totaled $77.4 million in 1998, $63.2 million in 1997 and $60.5 million in 1996. Interest payments totaled $263 million in 1998, $717 million in 1997 and $679 million in 1996. Noncash activity consisted of mortgage loan securitization of $1.2 billion in 1998, $283 million in 1997 and $372 million in 1996; reclassification of long-term borrowings to short-term borrowings of $613 million in 1998, $862 million in 1997 and $958 million in 1996; and reclassification of mortgage loans to other real estate owned of $18.8 million in 1998, $22.1 million in 1997 and $21.9 million in 1996.

         See accompanying notes to consolidated financial statements.

                    SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Sovereign Bancorp, Inc. and subsidiaries ("Sovereign") is a Pennsylvania business corporation and is the holding company for Sovereign Bank. Sovereign is headquartered in Philadelphia, Pennsylvania and Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania. Sovereign's primary business consists of attracting deposits from its network of community banking offices, located throughout eastern and northcentral Pennsylvania, New Jersey and northern Delaware, and originating commercial, consumer and residential mortgage loans in those communities. Sovereign also serves customers throughout New York and several New England States.

     The following is a description of the significant accounting policies of Sovereign. Such accounting policies are in accordance with generally accepted accounting principles and have been followed on a consistent basis.

     a. Principles of Consolidation -- The accompanying financial statements include the accounts of the parent company, Sovereign Bancorp, Inc. and its wholly-owned subsidiaries: Sovereign Bank, Sovereign Delaware Investment Corporation, Sovereign Capital Trust I and ML Capital Trust I. All material intercompany balances and transactions have been eliminated in consolidation.

     b. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     c. Per Share Information -- All per share data has been restated to reflect the effect of the 6-for-5 stock split which was authorized on January 22, 1998, with a record date of March 31, 1998 and the 6-for-5 stock split which was authorized on January 16, 1997, with a record date of March 3, 1997.

     Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average common shares outstanding, excluding options, warrants, and convertible securities from the calculation. In calculating diluted earnings per share, the dilutive effect of options and warrants is calculated using the treasury stock method, which uses the average market price for the period. The dilutive effect of convertible debt or preferred stock continues to be calculated using the if-converted method.

     The following table presents the computation of earnings per share for the years indicated (in thousands, except per share data):

                                                                   1998           1997           1996
                                                              -------------   ------------   ------------
Basic Earnings Per Share:
 Net income applicable to common stock(1) .................     $ 134,959      $  96,294      $  84,128
                                                                ---------      ---------      ---------
Average basic shares outstanding at end of period .........       152,910        136,997        134,081
                                                                =========      =========      =========
Basic earnings per share (2) ..............................     $     .88      $     .70      $     .63
                                                                =========      =========      =========


                                                                       1998            1997           1996
                                                                  -------------   -------------   ------------
Diluted Earnings Per Share:
Net income(1) .................................................     $ 136,455       $ 102,538      $  90,378
                                                                    ---------       ---------      ---------
Average diluted shares outstanding at end of period ...........       158,172         151,356        148,449
Dilutive effect of average stock options, net of shares
 assumed to be repurchased under the treasury stock
 method .......................................................         3,039           4,550          3,874
                                                                    ---------       ---------      ---------
Total average diluted shares outstanding at end of period .....       161,211         155,906        152,323
                                                                    =========       =========      =========
Diluted earnings per share(2) .................................     $     .85       $     .66      $     .59
                                                                    =========       =========      =========

------------
(1) The 1998 results include $33.5 million (after-tax) of merger-related charges and losses from non-recurring

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES sales of held-to-maturity securities resulting from Sovereign's acquisitions during 1998. The 1997 results include $36.7 million (after-tax) of merger-related charges and losses from non-recurring sales of held-to-maturity securities resulting from Sovereign's acquisitions during 1997. The 1996 results include a non-recurring Savings Association Insurance Fund assessment of $24.9 million (after-tax) paid to the FDIC for the recapitalization of the Savings Association Insurance Fund.

(2) Excluding the merger-related charges and losses from non-recurring sales of held-to-maturity securities described in Note 1 above, basic earnings per share and diluted earnings per share for 1998 were $1.10 and $1.06, respectively and for 1997 were $.97 and $.89, respectively. Excluding the non-recurring Savings Association Insurance Fund assessment described in
    Note 1 above, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.76, respectively.

     d. Interest-earning Deposits -- Interest-earning deposits consist of deposit accounts with the Federal Home Loan Bank of Pittsburgh ("Federal Home Loan Bank of Pittsburgh") and deposits with other financial institutions generally having maturities of three months or less.

     e. Investment Securities -- Debt securities that the company has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of estimated income taxes. Securities that are bought and held principally for the purpose of selling are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. Sovereign has no securities held for trading. Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

     f. Forward Commitments and Options -- Sovereign utilizes forward commitments and/or options to hedge interest rate risk associated with loans held for sale and/or commitments to fund loans. Gains and losses on these transactions are included in the net gain or loss when the asset is sold.

     g. Mortgage Banking Activity -- Loans held for sale consist of residential mortgage loans originated or purchased by Sovereign and mortgage-backed securities originated by Sovereign. They are recorded at the lower of cost or estimated fair value on an aggregate basis. Gains and losses are included in the consolidated statements of operations.

     The fair value calculation includes consideration of all open positions, outstanding commitments and related fees paid. Excess servicing fees are computed as the present value of the difference between the estimated future net revenues and normal servicing net revenues as established by the federally sponsored secondary market makers. Resultant premiums are deferred and amortized over the estimated life of the related mortgages using the constant yield method.

     During 1997, Sovereign adopted the requirements of Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," for various transfers of receivables and other financial assets that occurred during the year. In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which defers the effective date for the provisions of SFAS No. 125 relating to accounting for repurchase agreements, dollar rolls, securities lending and similar transactions until January 1, 1998. As a result of the adoption of SFAS No. 125 in 1997, as amended by SFAS No. 127, Sovereign continues to record servicing assets as well as retained rights to future interest income from the serviced assets that exceed the contractual servicing fee (interest-only strips) as assets on the balance sheet at the time the receivables are sold. As a result, the impact of adoption on net income was immaterial.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table presents the activity of Sovereign's mortgage servicing rights for the years indicated. This activity does not reflect the reduction from the activity in Sovereign's valuation allowance for mortgage servicing rights presented in the table on the next page (in thousands):

                                                                 1998           1997
                                                             ------------   ------------
Balance, beginning of year ...............................    $  68,063      $  58,759
Net servicing assets recognized during the year ..........       19,439         19,979
Amortization .............................................      (11,875)       (10,675)
                                                              ---------      ---------
Balance, end of year .....................................    $  75,627      $  68,063
                                                              =========      =========

     The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed eight years. For purposes of measuring impairment of capitalized mortgage servicing rights and minimizing the impact of risk, Sovereign conservatively evaluates the loans underlying these rights by stratifying them into certain homogeneous categories which include, but are not limited to, residential real estate 30-year and 15-year fixed rate mortgage loans, adjustable rate mortgage loans and balloon loans. For valuation purposes, at December 31, 1998, a weighted average discount rate of 9.19% was assumed and assumed prepayment speeds were consistent with published secondary market rates for Sovereign's market area. Sovereign also takes into consideration any inherent risks, as well as other relevant factors associated with each portfolio. Prices are obtained in the secondary market and are based upon current market prices of similarly traded loans and/or comparable secondary market instruments.


     Activity in the valuation allowance for mortgage servicing rights for the years indicated consisted of the following (in thousands):



                                                                                 Year Ended December 31,
                                                                            ---------------------------------
                                                                               1998        1997        1996
                                                                            ---------   ---------   ---------
Balance, beginning of year ..............................................    $ 3,295     $2,200      $1,200
Provision for mortgage servicing rights in excess of fair value .........     10,000      1,095       1,000
                                                                             -------     ------      ------
Balance, end of year ....................................................    $13,295     $3,295      $2,200
                                                                             =======     ======      ======

     h. Allowance for Loan Losses -- An allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.


     i. Loans -- Interest on loans is credited to income as it is earned. Interest income is not recognized on loans when the loan payment is 90 days or more delinquent (except auto loans, government-guaranteed loans or loans secured by deposit accounts) or sooner if management believes the loan has become impaired. Sovereign defines impairment as the existence of one or a combination of any of the following loan weaknesses:


   o The primary source of repayment is gone or severely impaired and Sovereign may have to rely on the secondary source


   o Loss does not seem likely, but sufficient problems have arisen to cause Sovereign to go to abnormal lengths to protect its position in order to maintain a high probability of repayment


     o Obligors are unable to generate enough cash flow to reduce their debts

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     o Deterioration in collateral value or inadequate inspection or verification of value (if the collateral is expected to be a source of repayment)

     o Flaws in documentation leave Sovereign in a subordinated or unsecured position when the collateral is needed for repayment of the loan

     When a loan is placed on non-accrual status, all accrued yet uncollected interest is reversed from income. Payments received on non-accrual loans are generally applied to the outstanding principal balance. A non-accrual loan is a loan in which it is probable that scheduled payments of principal and interest will not be paid when due according to the contractual terms of the loan agreement. In order for a non-accrual loan to revert to accruing status, all delinquent interest must be paid and Sovereign must approve a repayment plan.

     Loans delinquent 180 days or more (120 days for auto loans) are considered for charge-off unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples of this would include: a loan which is secured by collateral and is in the process of collection; a loan supported by a valid guarantee or insurance; or a loan supported by a valid claim against a solvent estate. A decision to charge-off a loan does not necessarily mean that the asset has no recovery or salvage value, but rather it is not practical to defer writing off the balance, even though partial or full recovery may be realized in the future.

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." For purposes of measuring impairment as set forth by the provisions of SFAS No. 114 and SFAS No. 118, Sovereign defines impairment as all non-accrual loans, except for large groups of smaller-balance, homogeneous loans such as residential mortgage and consumer loans which are collectively evaluated for impairment.

     j. Loan Fees, Discounts and Premiums -- Loan origination fees and certain direct loan origination costs are deferred and recognized as interest income in the consolidated statement of operations over the contractual life of the loan utilizing the level yield method, except in the case of certain discounted loans in which a portion of the net deferred fee may be amortized over the discount period. Discounts and premiums on loans purchased are amortized into income utilizing methods which approximate the level yield method.

     k. Premises and Equipment -- Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated utilizing both accelerated and straight-line methods. Estimated useful lives are as follows:


            Office buildings ..........................   15 to 50 years
            Leasehold improvements ....................   5 to 10 years
            Furniture, fixtures and equipment .........   3 to 10 years
            Automobiles ...............................   3 years


     Expenditures for maintenance and repairs are charged to expense as incurred.

     l. Other Real Estate Owned -- Other real estate owned ("OREO") consists of properties acquired by or in lieu of foreclosure. OREO is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of OREO which occur after the initial transfer from the loan portfolio are recorded as other operating expenses. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value.

     m. Income Taxes -- Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     n. Interest Rate Exchange Agreements (Including Swaps, Caps, and Floors) -- Sovereign has entered into certain interest rate exchange agreements in connection with its asset/liability management program which are designated as hedges. Related fees are deferred and amortized on a straight line basis over the life of the interest rate exchange agreement, which corresponds to the estimated life of the asset or liability item being hedged. Net interest payments/receipts are accrued as an adjustment of interest expense/income on the hedged assets or liabilities. Gains or losses resulting from early termination of interest rate exchange agreements are deferred and amortized over the remaining term of the original exchange agreements. In the event the related asset/liability is disposed of, such deferred gains or losses are recognized as an adjustment to the respective gain or loss on disposition. Changes in the value of interest rate exchange agreements are not recorded in the financial statements because the interest rate exchange agreements are designated as hedges.

     o. General and Administrative Expenses -- General and administrative expenses are classified on a functional basis, except for salaries and employee benefits. Certain direct loan origination costs are deferred and are being amortized as a yield adjustment through net interest income (see note 1-j).

     p. Consolidated Statement of Cash Flows -- For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and securities purchased under resale agreements with an original maturity of three months or less.

     q. Reclassifications -- Certain amounts in the financial statements of prior periods have been reclassified to conform with the presentation used in current period financial statements. These reclassifications have no effect on net income.


Consolidated Financial Statements

     r. Intangibles -- Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Core deposit intangibles are amortized on an accelerated basis pursuant to core deposit studies and in accordance with SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," over the estimated lives of the existing deposit relationships acquired, but not exceeding 15 years. Goodwill is the excess of the purchase price over the fair value of net assets of companies acquired through business combinations accounted for as purchases. Goodwill is being amortized using the straight line method over various periods not exceeding 25 years. The carrying amount of the goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the loss of economic value, the carrying amount of the goodwill is reduced by the estimated loss of value. In addition, goodwill associated with impaired long-lived assets is included in the impairment evaluation which Sovereign assesses under the rules of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of."

     s. Comprehensive Income -- In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The overall objective of SFAS No. 130 is to provide new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on Sovereign's net income or stockholders' equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table presents the components of comprehensive income, net of related tax, based on the provisions of SFAS No. 130 for the years indicated (in thousands):

                                                                Year Ended December 31,
                                                         --------------------------------------
                                                             1998          1997         1996
                                                         -----------   -----------   ----------
Net income ...........................................    $ 136,455     $102,538      $ 90,378
                                                          ---------     --------      --------
Unrealized (losses) gains on securities arising during
 the year ............................................      (16,095)      18,399        (4,011)
Less reclassification adjustment(1) ..................       16,063           --            --
Net unrealized (losses) gains recognized in other
 comprehensive income ................................          (32)      18,399        (4,011)
                                                          ---------     --------      --------
Comprehensive income(2) ..............................    $ 136,423     $120,937      $ 86,367
                                                          =========     ========      ========

(1) Sovereign has not calculated the reclassification adjustment for 1997 and 1996.

(2) Excluding merger-related charges and losses from non-recurring sales of held-to-maturity securities, comprehensive income for 1998 and 1997 was $170 million and $158 million, respectively. Excluding the non-recurring Savings Association Insurance Fund assessment, comprehensive income for 1996 was $111 million.

     Accumulated other comprehensive income, net of related tax, at December 31, 1998 and 1997 consisted of net unrealized gains on securities of $18.1 million and $18.9 million, respectively.


     t. Segment Reporting -- In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Sovereign is a large regional bank which offers a wide array of products and services to its customers. Pursuant to its super-community banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, as Sovereign is not organized around discernible lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by Sovereign as of December 31, 1998.


(2) BUSINESS COMBINATIONS


     On September 4, 1998, Sovereign acquired 93 former CoreStates Financial Corp. ("CoreStates") branch offices from First Union Corporation ("First Union"). The former CoreStates offices are located throughout Pennsylvania and New Jersey and added approximately $2.2 billion of commercial bank deposits and $725 million of commercial and consumer loans to Sovereign's balance sheet. This transaction was accounted for as a purchase. Sovereign paid a premium of $325 million for the CoreStates branches, of which $226 million was allocated to a core deposit intangible and of which $99 million was allocated to goodwill. Additionally, Sovereign established an initial loan loss reserve of $20.5 million in connection with the loans acquired from CoreStates. The goodwill and core deposit intangible are being amortized over approximately 25 years and 10 years, respectively. Sovereign's results of operations include the operations of the aforementioned branches from September 4, 1998 and thereafter.


     On July 31, 1998, Sovereign acquired Carnegie Bancorp ("Carnegie"), a $414 million commercial bank holding company headquartered in Princeton, New Jersey which operated seven branch offices throughout central New Jersey and one in Pennsylvania. Carnegie added loans, deposits and stockholders' equity to

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

Sovereign of approximately $286 million, $329 million and $37 million, respectively. In accordance with the merger agreement, Carnegie common stock shareholders received 2.022 shares of Sovereign common stock in exchange for each share of Carnegie common stock. This transaction was accounted for as a pooling-of-interests.

     On July 31, 1998, Sovereign acquired First Home Bancorp Inc. ("First Home"), a $510 million savings bank holding company headquartered in Pennsville, New Jersey. First Home had one principal operating subsidiary which operated ten branch offices in Salem, Gloucester and Camden Counties, New Jersey and New Castle County, Delaware. First Home added loans, deposits and stockholders' equity to Sovereign of approximately $273 million, $320 million and $38 million, respectively. In accordance with the merger agreement, First Home common stock shareholders received 1.779 of Sovereign common stock in exchange for each share of First Home common stock. This transaction was accounted for as a pooling-of-interests.

     As a result of the Carnegie and First Home transactions, Sovereign issued approximately 10.9 million new shares of common stock and recorded a merger-related charge of $7.8 million (after-tax) during the third quarter of 1998.

     On February 28, 1998, Sovereign acquired ML Bancorp, Inc. ("ML Bancorp"), a $2.4 billion bank holding company headquartered in Villanova, Pennsylvania. ML Bancorp's principal operating subsidiary, Main Line Bank, operated 29 branch offices located in the suburbs of Philadelphia, Pennsylvania. The transaction added loans, deposits and stockholders' equity to Sovereign of $1.1 billion, $1.0 billion and $201 million, respectively. In accordance with the merger agreement, ML Bancorp shareholders received 1.62 (1.944 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of ML Bancorp common stock. Approximately 20.5 million new shares (24.6 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock were issued in connection with the transaction. This transaction was accounted for as a pooling-of-interests.

     Prior to the combination, ML Bancorp's fiscal year end was March 31, and accordingly, Sovereign's consolidated results of operations for the twelve-month period ended December 31, 1998 include ML Bancorp's results of operations for the two-month period ended February 28, 1998, Sovereign's consolidated results of operations for the twelve-month period ended December 31, 1997 include ML Bancorp's results of operations for the eleven-month period ended February 28, 1998 and Sovereign's results of operations for the twelve-month period ended December 31, 1996 include MLBancorp's results of operations for the twelve-month period ended March 31, 1997. A net decrease to Sovereign's stockholders' equity of $5.0 million has been made to reflect ML Bancorp's activity for the two-month period ended February 28, 1998. That activity consisted of net income of $4.2 million and net unrealized gains on investment securities available-for-sale of $792,000.

     The pre-merger results of operations for Sovereign, ML Bancorp, Carnegie and First Home (which were acquired pursuant to transactions accounted for as a pooling-of-interests) are as follows (in thousands):

                                                                                         First
                                        Sovereign      MLBancorp(1)     Carnegie(2)     Home(2)       Combined
                                      -------------   --------------   -------------   ---------   -------------
Year Ended December 31, 1998
Interest income ...................    $1,284,933         $27,935         $19,517       $22,986     $1,355,371
Interest expense ..................       821,529          16,295           9,848        14,087        861,759
Provision for loan losses .........        27,467              --             260           234         27,961
Other income ......................       100,962           3,441             427           808        105,638
Non-interest expense ..............       332,710           8,534          10,180         8,659        360,083
Income tax provision ..............        71,539           2,319             390           503         74,751
                                       ----------         -------         -------       -------     ----------
Net Income ........................    $  132,650         $ 4,228         $  (734)      $   311     $  136,455
                                       ==========         =======         =======       =======     ==========

(1) Reflects ML Bancorp's results of operations for the two-month period ended February 28, 1998.
(2) Reflects Carnegie and First Home results of operations for the seven-month period ended July 31, 1998.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     During 1998, Sovereign recorded pre-tax merger-related charges of $49.9 million ($33.5 million after-tax) or $.21 per share, primarily related to costs incurred in connection with its acquisitions of ML Bancorp, Carnegie and First Home. The components of the merger-related charges were as follows (in thousands):

                                                                Requiring        Cash
                                                                   Cash       Outflow To
                                                  Provision      Outflow         Date
                                                 -----------   -----------   -----------
Severance and employee-related costs .........     $22,257       $22,257       $22,257
Merger transaction costs .....................       5,307         5,307         5,307
Writedowns of assets .........................      13,350            --            --
Office closing costs .........................       3,085         1,274         1,274
Miscellaneous ................................       5,933         5,933         5,933
                                                   -------       -------       -------
Total ........................................     $49,932       $34,771       $34,771
                                                   =======       =======       =======

     Severance and employee-related costs relate primarily to severance costs and related taxes for employees of the three companies who were displaced as a result of merger, as well as the termination and distribution of ML Bancorp's Employee Stock Ownership Plan ("ML ESOP") and restricted stock plans in connection with the merger.

     Writedowns of assets include obsolescence of data processing equipment at all three companies as well as writedowns of servicing-related assets at ML Bancorp.


     The following table summarizes the activity in the merger-related accrual for the year ended December 31, 1998 (in thousands):


            Balance at December 31, 1997 .............    $     268
            Provision charged against income .........       49,932
            Cash outflow .............................      (34,771)
            Writedowns of assets .....................      (15,429)
                                                          ---------
            Balance at December 31, 1998 .............    $      --
                                                          =========


     On September 19, 1997, Sovereign purchased Fleet Financial Group Inc.'s ("Fleet") Automobile Finance Division ("Fleet Auto"). Fleet Auto consisted of approximately $2.0 billion of indirect auto loans, automotive floor plan loans and loans to automotive lessors. Fleet Auto had business relationships with over 2,000 automotive dealerships and served approximately 225,000 customers throughout New Jersey, New York and several New England states. Sovereign purchased Fleet Auto at a discount, which in part, reflected the need to establish initial reserves for possible loan losses of approximately $22.0 million or 1.50% of the indirect auto loans acquired. The transaction added $10.7 million of goodwill to Sovereign's balance sheet. Sovereign's consolidated results of operations include Fleet Auto's results of operations from September 19, 1997 and thereafter.


     On August 29, 1997, Sovereign acquired Bankers Corp. ("Bankers"), a $2.6 billion financial services holding company headquartered in Perth Amboy, New Jersey. Bankers' sole banking subsidiary, Bankers Savings, operated 15 branch offices located in Middlesex, Monmouth and Ocean counties, New Jersey. The transaction added loans, deposits, and shareholders' equity to Sovereign of $1.5 billion, $1.7 billion, and $204 million, respectively. In accordance with the merger agreement, Bankers shareholders received 1.854 (2.225 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of Bankers common stock. Sovereign issued approximately 23.0 million new shares (27.6 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction. This transaction was accounted for as a pooling-of-interests.


     On February 18, 1997, Sovereign acquired First State Financial Services, Inc. ("First State"), a $603 million savings institution headquartered in West Caldwell, New Jersey with 14 branch offices located

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES throughout central and northern New Jersey. In accordance with the merger agreement, First State shareholders received 1.225 (1.76 shares as adjusted for all subsequent stock dividends and stock splits) shares of Sovereign common stock in exchange for each share of First State common stock. Sovereign issued approximately 4.9 million new shares (7.06 million new shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction. This transaction was accounted for as a pooling-of-interests.


     Prior to the combination, First State's fiscal year end was September 30, and accordingly, Sovereign's consolidated results of operations for the year ended December 31, 1996 include First State's results of operations for the twelve-month period ended September 30, 1996. Sovereign's consolidated results of operations for the year ended December 31, 1997 include First State's results of operations for the twelve-month period ended December 31, 1997. A net decrease to Sovereign's stockholders' equity of $5.0 million has been made to reflect First State's activity for the three-month period ended December 31, 1996. That activity consisted of proceeds from the exercise of stock options of $1.0 million, net income of $6.2 million and net unrealized losses on investment securities available-for-sale of $228,000.


     The pre-merger results of operations for Sovereign, First State and Bankers (which were acquired pursuant to transactions accounted for as a pooling-of-interests) were as follows (in thousands):

                                            Sovereign(1)     Bankers      Combined
                                           --------------   ---------   -----------
Year Ended December 31, 1997 (unaudited)
   Interest income .....................      $360,816       $89,398     $450,214
   Interest expense ....................       234,302        55,548      289,850
   Provision for loan losses ...........         9,700         2,300       12,000
   Other income ........................        16,905         1,222       18,127
   Non-interest expense ................        82,776        10,278       93,054
   Income tax provision ................        20,230         8,172       28,402
                                              --------       -------     --------
   Net income ..........................      $ 30,713       $14,322     $ 45,035
                                              ========       =======     ========

------------
(1) Sovereign's result of operations include First State's results of operations.


     During 1997, Sovereign recorded pre-tax merger-related charges of $44.1 million ($29.8 million after-tax) or $.19 per share, primarily related to costs incurred in connection with its acquisitions of Bankers and First State. The components of the merger-related charges were as follows (in thousands):

                                                                Requiring        Cash
                                                                   Cash       Outflow To
                                                  Provision      Outflow         Date
                                                 -----------   -----------   -----------
Severance and employee-related costs .........     $ 8,613       $ 8,613       $ 8,613
Merger transaction costs .....................       5,811         5,811         5,811
Credit related reserves ......................      24,900            --            --
Loss on sales of assets ......................       1,093            --            --
Office closing costs .........................       2,330            --            --
Miscellaneous ................................       1,377         1,377         1,377
                                                   -------       -------       -------
Total ........................................     $44,124       $15,801       $15,801
                                                   =======       =======       =======

     On May 31, 1996, Sovereign acquired West Jersey Bancshares, Inc. ("West Jersey") in a transaction accounted for as a pooling-of-interests; however, the consolidated financial statements have not been restated due to immateriality. Sovereign acquired approximately $100 million in assets consisting principally of investment securities and loans and assumed approximately $73.0 million of deposit liabilities. West Jersey shareholders received .8335 (1.2 shares as adjusted for all subsequent stock dividends and stock splits) shares

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES of Sovereign common stock in exchange for each share of West Jersey common stock, or $8.91 per share. Sovereign issued 1.7 million new shares (2.4 million shares as adjusted for all subsequent stock dividends and stock splits) of Sovereign common stock in connection with the transaction.

     On September 8, 1998, Sovereign executed a Definitive Agreement to acquire Peoples Bancorp, Inc. ("Peoples"), a $1.3 billion bank holding company headquartered in Lawrenceville, New Jersey whose principal operating subsidiary operates 14 community banking offices in Mercer, Burlington and Ocean counties, New Jersey. The terms of the agreement call for a fixed exchange, without collars, of .80 shares of Sovereign common stock for each outstanding share of Peoples common stock. Peoples may elect to terminate the transaction at the closing if Sovereign's common stock price decreases below $11.00 per share and such a decrease exceeds, by 10% or more, the decrease of price derived from a peer group index. The transaction, which will be accounted for as a purchase, is subject to approval by various regulatory agencies and Peoples' shareholders. The transaction will add loans, deposits and stockholders' equity to Sovereign of approximately $430 million, $500 million and $340 million, respectively.


(3) Restrictions on cash and amounts due from depository institutions

     Sovereign Bank is required to maintain certain average reserve balances as established by the Federal Reserve Board. The amounts of those reserve balances for the reserve computation periods which included December 31, 1998 and 1997 were $237 million and $96.4 million, respectively.


(4) INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities are as follows (in thousands):

                                                                      At December 31, 1998
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Available-for-Sale:
Investment Securities:
 U.S. Treasury and government agency
   securities ................................    $   35,480         $     1          $    64       $   35,417
 Corporate securities ........................        38,784           1,413              121           40,076
 Equity securities ...........................       881,817          15,545           10,381          886,981
 Other securities ............................         8,360             972               --            9,332
Mortgage-backed Securities:
 FHLMC .......................................        85,761             867              264           86,364
 FNMA ........................................        40,645             335               57           40,923
 GNMA ........................................        42,434             749               14           43,169
 Collateralized mortgage obligations .........     3,531,948          11,214            2,785        3,540,377
 Other securities ............................     1,969,322          15,976            5,510        1,979,788
                                                  ----------         -------          -------       ----------
Total investment securities
 available-for-sale ..........................    $6,634,551         $47,072          $19,196       $6,662,427
                                                  ==========         =======          =======       ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                                                      At December 31, 1997
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Available-for-Sale:
Investment Securities:
 U.S. Treasury and government agency
   securities ................................    $   46,515         $   115          $   --        $   46,630
 Corporate securities ........................            --              --              --                --
 Equity securities ...........................       643,288          18,898              79           662,107
 Other securities ............................        46,935           4,447             298            51,084
Mortgage-backed Securities:
 FHLMC .......................................       420,590           3,493             397           423,686
 FNMA ........................................       202,740           1,631             401           203,970
 GNMA ........................................       256,532           1,908             600           257,840
 Collateralized mortgage obligations .........       296,633           1,581           1,515           296,699
 Other securities ............................        14,295               9              58            14,246
                                                  ----------         -------          ------        ----------
Total investment securities
 available-for-sale ..........................    $1,927,528         $32,082          $3,348        $1,956,262
                                                  ==========         =======          ======        ==========

                                                                      At December 31, 1998
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Held-to-Maturity:
Investment Securities: .......................
 U.S. Treasury and government agency
   securities ................................    $   31,180         $   151          $   78        $   31,253
 Corporate securities ........................            --              --              --                --
 Other securities ............................        54,481           3,691             122            58,050
Mortgage-backed Securities:
 FHLMC .......................................       242,558           4,733             104           247,187
 FNMA ........................................       176,167           3,371              85           179,453
 GNMA ........................................       292,664           6,009              --           298,673
 Private issues ..............................        74,523           1,165             136            75,552
 Collateralized mortgage obligations .........       968,082           4,541           2,208           970,415
                                                  ----------         -------          ------        ----------
Total investment securities
 available-for-sale ..........................    $1,839,655         $23,661          $2,733        $1,860,583
                                                  ==========         =======          ======        ==========


                                                                      At December 31, 1997
                                                 ---------------------------------------------------------------
                                                   Amortized       Unrealized       Unrealized
                                                      Cost        Appreciation     Depreciation      Fair Value
                                                 -------------   --------------   --------------   -------------
Investment Securities Held-to-Maturity:
Investment Securities:
 U.S. Treasury and government agency
   securities ................................    $   47,520         $   335          $  430        $   47,425
 Corporate securities ........................         1,050              24              --             1,074
 Other securities ............................        61,406           3,832             150            65,088
Mortgage-backed Securities:
 FHLMC .......................................       383,790           7,569             520           390,839
 FNMA ........................................       243,116           3,752             412           246,456
 GNMA ........................................       415,840           8,336             157           424,019
 RTC .........................................           411              --               1               410
 Private issues ..............................       124,794             999              82           125,711
 Collateralized mortgage obligations .........     2,138,524           9,964           2,647         2,145,841
                                                  ----------         -------          ------        ----------
Total investment securities
 held-to-maturity ............................    $3,416,451         $34,811          $4,399        $3,446,863
                                                  ==========         =======          ======        ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of investment securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):




                                                            Amortized Cost      Fair Value
                                                           ----------------   -------------
Investment Securities Available-for-Sale:
 Due in one year or less ...............................      $  192,684       $  192,816
 Due after one year through five years .................          14,060           14,040
 Due after five years through ten years ................          16,449           16,585
 Due after ten years ...................................       5,530,170        5,552,850
 No stated maturity ....................................         881,188          886,136
                                                              ----------       ----------
Total investment securities available-for-sale .........      $6,634,551       $6,662,427
                                                              ==========       ==========


                                                           Amortized Cost      Fair Value
                                                          ----------------   -------------
Investment Securities Held-to-Maturity:
 Due in one year or less ..............................      $   36,478       $   36,500
 Due after one year through five years ................           4,074            4,156
 Due after five years through ten years ...............         158,928          160,310
 Due after ten years ..................................       1,640,175        1,659,617
                                                             ----------       ----------
 Total investment securities held-to-maturity .........      $1,839,655       $1,860,583
                                                             ==========       ==========


     Proceeds from sales of investment securities and the realized gross gains and losses from those sales are as follows (in thousands):




                                                   Available-for-Sale                         Held-to-Maturity
                                                 Year Ended December 31,                  Year Ended December 31,
                                        -----------------------------------------   ------------------------------------
                                             1998           1997          1996         1998           1997         1996
                                        -------------   -----------   -----------   ----------   -------------   -------
Proceeds from sales .................    $2,145,929      $295,933      $901,987      $12,432       $ 561,316      $ --
                                         ==========      ========      ========      =======       =========      ====
Gross realized gains(1) .............        27,729         3,751         9,844           --             183        --
Gross realized losses(1) ............        11,449         2,893         4,858          457          10,217        --
                                         ----------      --------      --------      -------       ---------      ----
Net realized gains/(losses) .........    $   16,280      $    858      $  4,986      $  (457)      $ (10,034)     $ --
                                         ==========      ========      ========      =======       =========      ====

------------
(1) Included in gross realized gains and losses from sales of investment securities are $1.7 million of gains and $10.1 million of losses resulting from the termination of interest rate swaps which were hedging the specific securities sold.

     Proceeds from sales of investment securities held-to-maturity for the years ended December 31, 1998 and 1997 were the result of the liquidation of certain held-to-maturity securities acquired from ML Bancorp in 1998 and Bankers in 1997. These sales were completed in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to maintain Sovereign's pre-merger interest rate risk position.

     Tax-exempt income included in interest and dividends on investment securities for the years ended December 31, 1998, 1997 and 1996 were $17.9 million, $10.5 million and $5.4 million, respectively. Tax expense/(benefit) related to net realized gains and losses from sales of investment securities for the years ended December 31, 1998, 1997 and 1996 were $5.7 million, $(3.2) million and $1.7 million, respectively. Investment securities with an estimated fair value of $1.8 billion and $1.6 billion were pledged as collateral for borrowings, interest rate agreements and public deposits at December 31, 1998 and 1997, respectively.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(5) LOANS

     A summary of loans included in the consolidated balance sheets follows (in thousands):

                                                                          At December 31,
                                                                    ----------------------------
                                                                         1998           1997
                                                                    -------------  -------------
Residential real estate loans ....................................   $ 5,113,537    $ 6,634,271
Residential construction loans (net of loans in process of $89,509
 and $49,568, respectively) ......................................        62,536        137,367
                                                                     -----------    -----------
   Total Residential Loans .......................................     5,176,073      6,771,638
                                                                     -----------    -----------
Commercial real estate loans .....................................       887,938        664,943
Commercial loans .................................................       717,440        356,517
Automotive floor plan loans ......................................       578,147        279,757
Multi-family loans ...............................................       115,195        115,570
                                                                     -----------    -----------
   Total Commercial Loans ........................................     2,298,720      1,416,787
                                                                     -----------    -----------
Home equity loans ................................................     1,750,883      1,050,304
Auto loans .......................................................     1,510,676      1,553,318
Loans to automotive lessors ......................................       252,856        267,033
Student Loans ....................................................       256,744        190,440
Credit cards .....................................................            --         54,887
Other ............................................................        39,888         19,715
                                                                     -----------    -----------
   Total Consumer Loans ..........................................     3,811,047      3,135,697
                                                                     -----------    -----------

   Total Loans(1) ................................................   $11,285,840    $11,324,122
Total Loans with(2)
 Fixed rate ......................................................   $ 5,798,158    $ 4,548,951
 Variable rate ...................................................     5,487,682      6,775,171
                                                                     -----------    -----------
   Total Loans(1) ................................................   $11,285,840    $11,324,122
                                                                     ===========    ===========

------------
(1) Loan totals are net of deferred loan fees and unamortized premiums and discounts of $16.9 million for 1998 and $20.3 million for 1997.

(2) Loan totals do not reflect the impact of off-balance sheet interest rate swaps used for interest rate risk management as discussed below.

     As a result of Sovereign's use of interest rate swaps for interest rate risk management, at December 31, 1998, $175 million of intermediate variable rate mortgage loans (loans with a five-year fixed rate period) have effectively been converted to variable rate over the fixed rate period.

     The total amount of loans being serviced for the benefit of others was $6.7 billion, $6.4 billion and $5.9 billion at December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, Sovereign had mortgage servicing rights of $62.3 million and $64.8 million, respectively.

     Loans to related parties include loans made to certain officers, directors and their affiliated interests. At December 31, 1998, loans to related parties totaled $2.7 million.

     For additional information with respect to the scheduled maturity of Sovereign's loan portfolio, see Table 5 in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Portfolio" on page 26.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

   The activity in the allowance for loan losses is as follows (in thousands):


                                                         Year Ended December 31,
                                                  -------------------------------------
                                                      1998         1997         1996
                                                  -----------   ----------   ----------
Balance, beginning of period ..................    $116,823      $ 73,847     $67,515
Acquired reserves and other additions .........      22,660        20,652         716
Provision for Loan Losses .....................      27,961        41,125      22,685
Charge-offs ...................................      46,330        24,184      18,941
Recoveries ....................................      12,688         5,383       1,872
                                                   --------      --------     -------
Balance, end of period ........................    $133,802      $116,823     $73,847
                                                   ========      ========     =======

     Sovereign encourages loan officers to follow specific procedures in the early identification and collection of problem loans. If a loan becomes seriously delinquent or the loan officer is not successful in the resolution of the problem loan, the account is transferred to Sovereign's Asset Recovery Team. At this time the account is analyzed for collateral values and the cash flows available to repay the loan. If it is determined that there is a collateral shortfall and insufficient cash flow to repay the debt, a reserve will be established. At any time during this process and at the loan officer's discretion, the account may be placed on non-accrual status. By following these procedures, losses are minimized on impaired loans.

     Impaired loans are summarized as follows (in thousands):

                                                        At December 31,
                                                     ---------------------
                                                        1998        1997
                                                     ---------   ---------
Impaired loans without a related reserve .........    $    --     $   137
Impaired loans with a related reserve ............     63,296      24,802
                                                      -------     -------
   Total impaired loans ..........................    $63,296     $24,939
                                                      =======     =======
   Reserve for impaired loans ....................    $18,582     $ 8,249
                                                      =======     =======


     The average balance of impaired loans for 1998, 1997 and 1996 was $58.1 million, $29.2 million and $30.5 million, respectively.


(6) PREMISES AND EQUIPMENT

     A summary of premises and equipment, less accumulated depreciation and amortization, follows (in thousands):

                                                     At December 31,
                                               ----------------------------
                                                    1998           1997
                                               -------------   ------------
Land .......................................    $   14,923      $  15,636
Office buildings ...........................        69,542         64,532
Furniture, fixtures, and equipment .........        94,055         85,479
Leasehold improvements .....................        21,351         16,578
Automobiles ................................           849          1,129
                                                ----------      ---------
                                                   200,720        183,354
Less accumulated depreciation ..............      (102,229)       (91,081)
                                                ----------      ---------
   Total premises and equipment ............    $   98,491      $  92,273
                                                ==========      =========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Sovereign is committed under various non-cancelable operating leases relating to branch facilities having initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 1998, are summarized as follows (in thousands):




                         At December 31, 1998
                        ---------------------
1999 ................          $14,538
2000 ................           13,243
2001 ................           12,332
2002 ................           10,273
2003 ................            7,568
Thereafter ..........           27,665
                               -------
   Total ............          $85,619
                               =======


     Total rental expense for all leases for the years ended December 31, 1998, 1997 and 1996 was $10.6 million, $7.9 million and $6.3 million, respectively.


(7) ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows (in thousands):


                                          At December 31, 1998
                                         -----------------------
                                            1998         1997
                                         ----------   ----------
Accrued interest receivable on:
 Investment securities ...............    $ 57,809     $ 36,800
 Loans ...............................      89,632       71,229
                                          --------     --------
   Total interest receivable .........    $147,441     $108,029
                                          ========     ========


     Accrued interest receivable is stated net of an allowance for potentially uncollected interest (for loans on non-accrual and for loans that have been restructured). If these non-accruing and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, gross interest income for the years ended December 31, 1998, 1997 and 1996 would have increased by approximately $9.5 million, $7.5 million and $8.5 million, respectively. Interest income recorded on these loans for the years ended December 31, 1998, 1997 and 1996 was $3.3 million, $2.4 million and $2.4 million respectively.


(8) DEPOSITS

     Deposits are summarized as follows (in thousands):

                                                                           At December 31,
                                           -----------------------------------------------------------------------------
                                                            1998                                     1997
                                           --------------------------------------   ------------------------------------
                                              Balance       Percent      Rate         Balance       Percent      Rate
                                           -------------   ---------  ----------   -------------   ---------  ----------
Demand deposit accounts ................   $ 1,104,170          9%       --%         $  611,670          6%       --%
NOW accounts ...........................     1,281,516         10      1.24             723,182          8      1.29
Savings accounts .......................     2,295,448         19      2.83           1,900,334         20      3.02
Money market accounts ..................     1,545,634         13      3.78             916,788         10      4.06
Retail certificates of deposit .........     5,172,196         42      5.24           4,673,467         49      5.54
Jumbo certificates of deposit ..........       923,752          7      5.40             689,853          7      5.76
                                           -----------         --      ----          ----------         --      ----
Total deposits .........................   $12,322,716        100%     3.73%         $9,515,294        100%     4.23%
                                           ===========        ===      ====          ==========        ===      ====

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Certificate accounts are frequently renewed at maturity rather than paid out. The following table sets forth the maturity of Sovereign's certificates of deposit as scheduled to mature contractually at December 31, 1998 (in thousands):



                                     Within       Six Mos./     One/Three    Three/Five    Five/Ten    Over Ten
                                    Six Mos.       One Yr.         Yrs.         Yrs.         Yrs.        Yrs.        Total
                                  ------------  -------------  -----------  ------------  ----------  ---------  -------------
Certificate accounts by rate:
Less than 4.001% ...............   $  163,830    $    9,982     $ 12,147      $     87     $24,249     $2,799     $  213,094
4.001% - 6.000% ................    3,511,179     1,433,186      502,519        73,956      14,250        301      5,535,391
6.001% - 8.000% ................       76,754        86,156      114,658        29,478      27,301          8        334,355
8.001% - 10.000% ...............        5,043         1,412        1,507           387       1,083        354          9,786
Above 10.000% ..................          167           105          957           213       1,791         89          3,322
                                   ----------    ----------     --------      --------     -------     ------     ----------
Total certificate accounts .....   $3,756,973    $1,530,841     $631,788      $104,121     $68,674     $3,551     $6,095,948
                                   ==========    ==========     ========      ========     =======     ======     ==========

     The following table sets forth the maturity of Sovereign's certificates of deposit as scheduled to mature contractually at December 31, 1998 (in thousands):



                                   At December 31, 1998
                                  ---------------------
  1999 .........................        $5,287,816
  2000 .........................           523,672
  2001 .........................           108,114
  2002 .........................            52,259
  2003 .........................            51,862
  Thereafter ...................            72,225
                                        ----------
  Total ........................        $6,095,948
                                        ==========


     The following table sets forth the maturity of Sovereign's certificates of deposit of $100,000 or more as scheduled to mature contractually at December 31, 1998 (in thousands):



                                                       At December 31, 1998
                                                      ---------------------
           Three months or less ....................        $  496,443
           Over three through six months ...........           548,181
           Over six through twelve months ..........           181,048
           Over twelve months ......................            78,610
                                                            ----------
  Total ............................................        $1,304,282
                                                            ==========


     Interest expense on deposits is summarized as follows (in thousands):

                                                             At December 31,
                                                  --------------------------------------
                                                     1998          1997          1996
                                                  ----------   -----------   -----------
Demand deposit and NOW accounts ...............    $ 16,387     $  7,967      $  9,423
Savings accounts ..............................      62,694       58,974        51,824
Money market accounts .........................      45,055       33,719        34,387
Certificates of deposit .......................     316,164      278,153       255,450
                                                   --------     --------      --------
   Total interest expense on deposits .........    $440,300     $378,813      $351,084
                                                   ========     ========      ========


     Deposits of related parties include deposits made by certain officers, directors and their affiliated interests. At December 31, 1998, deposits of related parties totaled $1.7 million.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(9) SHORT-TERM AND LONG-TERM BORROWINGS

     Short-term Borrowings. Short-term borrowings included in the consolidated balance sheets are as follows (in thousands):

                                                               At December 31,
                                                        -----------------------------
                                                             1998            1997
                                                        -------------   -------------
Securities sold under repurchase agreements .........    $  315,540      $  787,700
Federal Home Loan Bank advances .....................     3,409,243       4,626,401
Other borrowings ....................................       196,901          41,793
                                                         ----------      ----------
   Total borrowings .................................    $3,921,684      $5,455,894
                                                         ==========      ==========

     Included in short-term borrowings are sales of securities under repurchase agreements. Securities underlying these repurchase agreements consisted of investment securities which had a book value of $180 million and $723 million and a market value of $182 million and $729 million at December 31, 1998 and 1997, respectively.

     Effective January 1, 1998, Sovereign adopted the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." The provisions of SFAS No. 127 defer the effective date for the provisions of SFAS No. 125 relating to accounting for repurchase agreements, dollar rolls, securities lending and similar transactions. Accordingly, qualifying repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to Sovereign substantially similar securities at the maturity of the agreements. The broker/dealers who participate with Sovereign in these agreements are primarily broker/dealers reporting to the Federal Reserve Bank of New York.

     The following table summarizes information regarding short-term securities sold under repurchase agreements (in thousands):

                                                                            December 31,
                                                           ----------------------------------------------
                                                                1998            1997             1996
                                                           -------------   --------------   -------------
Balance ................................................     $ 315,540       $  787,700      $  939,659
Weighted average interest rate .........................          5.32%            5.61%           5.58%
Maximum amount outstanding at any month-end dur-
 ing the year ..........................................     $ 956,394       $1,515,156      $1,310,406
Average amount outstanding during the year .............     $ 525,986       $1,222,183      $  804,012
Weighted average interest rate during the year .........          5.39%            5.67%           5.77%

     The following table summarizes information regarding short-term Federal Home Loan Bank of Pittsburgh advances (in thousands):

                                                                              December 31,
                                                           ---------------------------------------------------
                                                                 1998              1997              1996
                                                           ---------------   ---------------   ---------------
Balance ................................................     $ 3,409,243       $ 4,626,401       $ 3,079,801
Weighted average interest rate .........................            5.32%             5.91%             5.82%
Maximum amount outstanding at any month-end dur-
 ing the year ..........................................     $ 5,361,401       $ 4,709,176       $ 3,842,670
Average amount outstanding during the year .............     $ 4,420,827       $ 3,718,562       $ 2,356,162
Weighted average interest rate during the year .........            5.98%             6.03%             5.88%

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

   The following table summarizes information regarding short-term federal funds purchased (in thousands):

                                                                        December 31,
                                                           ---------------------------------------
                                                              1998          1997          1996
                                                           ----------   -----------   ------------
Balance ................................................     $   --       $    --       $ 12,000
Weighted average interest rate .........................         --%           --%          7.26%
Maximum amount outstanding at any month-end dur-
 ing the year ..........................................     $   --       $22,400       $ 43,400
Average amount outstanding during the year .............     $   --       $ 2,860       $ 15,840
Weighted average interest rate during the year .........         --%         5.68%          5.44%

     Long-term Borrowings. Long-term securities sold under repurchase agreements had weighted average interest rates of 5.58% and 5.88% at December 31, 1998 and 1997, respectively. Long-term Federal Home Loan Bank of Pittsburgh advances had weighted average interest rates of 4.96% and 6.07% at December 31, 1998 and 1997, respectively. Long-term borrowings are as follows (in thousands):

                                                                                December 31,
                                                                        -----------------------------
                                                                             1998            1997
                                                                        -------------   -------------
Securities sold under repurchase agreements, maturing January 2000 to
 May 2008 ...........................................................    $  340,000      $  362,393
FHLB advances, maturing February 2000 to April 2012 .................     3,492,262         898,998
6.75% senior notes due July 1, 2000 .................................        49,653          49,655
6.75% subordinated debentures, due 2000 .............................        27,894          27,831
8.50% subordinated debentures, due 2002 .............................        19,708          19,629
8.00 subordinated debentures, due 2003 ..............................        49,391          49,243
                                                                         ----------      ----------
Total long-term borrowings ..........................................    $3,978,908      $1,407,749
                                                                         ==========      ==========

     Included in long-term borrowings are sales of securities under repurchase agreements. Securities underlying these repurchase agreements consisted of mortgage-backed securities which had a book value of $340 million and a market value of $344 million at December 31, 1998. Single issuers of these repurchase agreements having an aggregate book value in excess of 10% of Sovereign's stockholders' equity at December 31, 1998 included Salomon Smith Barney Holdings, Inc. with $197 million and a weighted average maturity of 2.2 years and Lehman Brothers, Inc. with $123 million and a weighted average maturity of
7.7 years.

     The majority of Federal Home Loan Bank of Pittsburgh advances are collateralized by qualifying mortgage-related assets as defined by the Federal Home Loan Bank of Pittsburgh. The remaining Federal Home Loan Bank of Pittsburgh advances are collateralized by mortgage-backed securities.

     The 6.75% notes are non-amortizing and are not redeemable prior to maturity. The 6.75% debentures are non-amortizing and are not redeemable prior to maturity. The 6.75% debentures and a portion of the Federal Home Loan Bank of Pittsburgh advances have, through the use of interest rate swaps, been effectively converted from fixed rate obligations to variable rate obligations. The 8.50% debentures are non-amortizing and are redeemable at the option of Sovereign in whole or in part at any time on or after September 15, 1999. The 8.00% debentures are non-amortizing and are not redeemable prior to maturity.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table sets forth the maturity of Sovereign's long-term borrowings as scheduled to mature contractually at December 31, 1998 (in thousands):

                                     At December 31, 1998
                                    ---------------------
  1999 ..........................         $       --
  2000 ..........................            269,547
  2001 ..........................            363,000
  2002 ..........................            486,708
  2003 ..........................            814,391
  Thereafter ....................          2,045,262
                                          ----------
  Total .........................         $3,978,908
                                          ==========

(10) TRUST PREFERRED SECURITIES

     During March 1997, Sovereign issued $100 million of preferred capital securities ("Trust Preferred") through Sovereign Capital Trust I ("Trust"), a special-purpose statutory trust created expressly for the issuance of these securities. Distributions on the Trust Preferred will be payable at an annual rate of 9% of the stated liquidation amount of $1,000 per capital security, payable semi-annually. After issuance costs, proceeds of $97.6 million were invested in Junior Subordinated Debentures of Sovereign, at terms identical to the Trust Preferred offering. Cash distributions on the Trust Preferred are made to the extent interest on the debentures is received by the Trust. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Trust Preferred securities are redeemable in whole. Otherwise, the Trust Preferred securities are generally redeemable in whole or in part on or after April 1, 2007, at a declining redemption price ranging from 103.875% to 100% of the liquidation amount. On or after April 1, 2017, the Trust Preferred securities may be redeemed at 100% of the liquidation amount.

     During March 1997, ML Bancorp, a predecessor company of Sovereign, also issued $50.0 million of Trust Preferred Securities at an interest rate of 9.875%, with a scheduled maturity of March 1, 2027. The securities were issued by ML Capital Trust I and proceeds from the issuance were invested in Junior Subordinated Debentures issued by ML Bancorp. Sovereign assumed ML Bancorp's obligations under this offering and has the option, subject to required regulatory approval, to prepay the securities beginning March 1, 2007.

     The Trust Preferred offerings are classified as and are similar to a minority interest and are presented as "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely subordinated debentures of Sovereign Bancorp, Inc." The Trust Preferred offerings qualify for Tier I capital treatment for Sovereign and the loan payments from Sovereign to the Trust are fully tax deductible.


(11) STOCKHOLDERS' EQUITY

     The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires institutions regulated by the Office of Thrift Supervision to have minimum regulatory tangible capital equal to 1.5% of total tangible assets, a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets and a risk-based capital ratio equal to 8%. Sovereign Bank was in compliance with all of these capital requirements as of December 31, 1998. The following schedule summarizes the actual capital balances of Sovereign Bank at December 31, 1998 (in thousands):

                                                                                                               Risk-Based
                                                                                                               Capital to
                                                                                        Leverage Capital         Risk-
                                         Tangible Capital to      Leverage Capital      to Risk-Adjusted        Adjusted
                                           Tangible Assets       to Tangible Assets          Assets              Assets
                                        ---------------------   --------------------   ------------------   ---------------
Sovereign Bank:
Regulatory capital ..................        $ 1,107,748            $ 1,107,748           $ 1,107,748         $ 1,230,442
Minimum capital requirement .........            325,259                637,364               476,865             953,731
                                             -----------            -----------           -----------         -----------
   Excess ...........................        $   782,489            $   470,384           $   630,883         $   276,711
                                             ===========            ===========           ===========         ===========
   Capital ratio ....................               5.11%                  5.21%                 9.29%              10.32%

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Office of Thrift Supervision capital regulations do not apply to holding companies. The following schedule summarizes actual capital balances of Sovereign Bancorp at December 31, 1998 as if those regulations did apply to Sovereign Bancorp (in thousands):

                                                                                                               Risk-Based
                                                                                                               Capital to
                                                                                        Leverage Capital         Risk-
                                         Tangible Capital to      Leverage Capital      to Risk-Adjusted        Adjusted
                                           Tangible Assets       to Tangible Assets          Assets              Assets
                                        ---------------------   --------------------   ------------------   ---------------
Sovereign Bank:
Regulatory capital ..................         $ 753,790              $ 882,840             $ 882,840          $ 1,354,036
Minimum capital requirement .........           321,870                630,717               481,486              962,971
                                              ---------              ---------             ---------          -----------
   Excess ...........................         $ 431,920              $ 252,123             $ 401,354          $   391,065
                                              =========              =========             =========          ===========
Capital ratio .......................              3.51%                  4.20%                 7.33%               11.25%


     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital tiers: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well-capitalized or adequately-capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities. At December 31, 1998, Sovereign Bank was classified as well-capitalized and in compliance with all capital requirements. Management anticipates that Sovereign Bank will continue to be classified as well-capitalized and will be in compliance with all regulatory capital requirements.


     As a result of provisions of the Small Business Jobs Protection Act of 1996 (the "Jobs Protection Act"), which repealed the tax reserve method for bad debts for thrift institutions and the circumstances requiring bad debt recapture for large institutions, Sovereign must determine the tax deduction for bad debt based on actual charge-offs. The Jobs Protection Act retained the existing base year bad debt reserve and requires recapture into taxable income in certain circumstances such as in the case of certain excess distributions or complete redemptions. None of the limited circumstances requiring recapture are anticipated by Sovereign. Retained earnings at December 31, 1998 included $62.4 million in bad debt reserves, for which no deferred taxes have been provided due to the indefinite nature of the recapture provisions.


     Sovereign maintains a Dividend Reinvestment and Stock Purchase Plan which permits holders of record of Sovereign common stock to purchase additional shares of common stock directly from Sovereign via reinvestment of cash dividends and optional cash purchases. At December 31, 1998, purchases of common stock with reinvested dividends are made at a 5% discount from the current market price as defined and optional cash purchases are limited to a maximum of $5,000 per quarter.


     Sovereign maintains a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is designed to protect stockholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, Sovereign distributed a dividend of one right to purchase a unit of preferred stock on each outstanding share of Sovereign's common stock. The rights are not currently exercisable or transferable and no separate certificates evidencing such rights will be distributed, unless certain events occur. The rights attach to shares of common stock outstanding on October 2, 1989 and will expire on September 27, 2004 as stated in the amendment to the Rights Plan dated September 27, 1995. The rights will entitle the holders to purchase either Sovereign's common stock or the common stock of the potential acquirer at a substantially reduced price.


     On May 17, 1995, Sovereign completed the sale of 2.0 million shares of Convertible Preferred Stock, raising $96.4 million in capital. The 61/4% non-voting, Cumulative Convertible Preferred Stock was

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES convertible at the option of the holder at any time, unless previously redeemed, at a conversion rate (adjusted to reflect all stock dividends and stock splits) of 7.184 shares of common stock for each share of preferred stock; equivalent to a conversion price of $6.960 per share of common stock. On May 15, 1998, Sovereign redeemed all outstanding shares of its 61/4% Cumulative Convertible Preferred Stock, Series B.


(12) STOCK OPTION PLANS


     Sovereign grants stock options for a fixed number of shares to key officers and directors with an exercise price equal to the fair value of the shares at the date of grant. Sovereign's stock options expire not more than ten years after the date of grant and become fully vested and exercisable within a one to five year period after the date of grant. Sovereign accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants. There are 14.2 million shares of common stock reserved for issuance under the plans. These shares, along with the per share data in the following summary of option transactions, have been adjusted to reflect all stock dividends and stock splits.



                                                                             Price Per
                                                            Shares             Share
                                                       ---------------   ----------------
     Options outstanding December 31, 1995 .........       8,509,516      $ .96 - $7.51
                                                           ---------     ----------------
     Granted .......................................         767,921      $6.16 - $8.94
     Exercised .....................................      (1,051,867)     $ .97 - $6.45
     Forfeited .....................................        (159,675)     $3.84 - $7.51
                                                          ----------     ----------------
     Options outstanding December 31, 1996
       (3,758,345 shares exercisable) ..............       8,065,895      $ .96 - $8.94
                                                          ----------     ----------------
     Granted .......................................       1,382,278      $8.17 - $15.94
     Exercised .....................................      (3,388,704)     $  .97 - $7.51
     Forfeited .....................................         (26,016)     $3.84 - $10.54
                                                          ----------     ----------------
     Options outstanding December 31, 1997
       (4,351,317 shares exercisable) ..............       6,033,453      $ .96 - $16.77
                                                          ----------     ----------------
     Granted .......................................         934,070     $13.38 - $20.25
     Exercised .....................................      (2,295,265)    $  .97 - $10.54
     Forfeited .....................................        (172,550)    $ 8.22 - $20.25
                                                          ----------     ----------------
     Options outstanding December 31, 1998
       (3,371,038 shares exercisable) ..............       4,499,708      $ .96 - $20.25
                                                          ==========     ================

     The following table summarizes Sovereign's stock options outstanding at December 31, 1998:



                                      Options Outstanding                        Options Exercisable
                      ---------------------------------------------------   -----------------------------
                                                            Wtd. Avg.
                                        Wtd. Avg.           Remaining                        Wtd. Avg.
  Exercise Prices        Shares      Exercise Price     Contractual Life       Shares      Exercise Price
-------------------   -----------   ----------------   ------------------   -----------   ---------------
   $.96 - $5.90        2,485,494    $  3.60            4.51                  2,485,494    $  3.60
 $6.07 - $12.71          636,264    $  8.14            7.89                    636,264    $  8.14
$13.28 - $20.25        1,377,950    $ 14.65            9.15                    249,280    $ 13.59
                       ---------    -------            ----                  ---------    -------
          Total        4,499,708    $  7.63            6.41                  3,371,038    $  5.19
                       =========    =======            ====                  =========    =======


     SFAS No. 123, "Accounting for Stock-Based Compensation," which provides companies with a choice either to expense the fair value of employee stock options over the vesting period (recognition method) or to continue the previous practice but disclose the pro forma effects on net income and earnings per share had the fair value method been used (disclosure only method). Sovereign adopted the disclosure only method during 1996.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Sovereign had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:



Grant date year                                      1998                  1997                 1996
------------------------------------------   -------------------   -------------------   ------------------
Options granted ..........................           934,070               1,382,278                466,581
Options forfeited ........................            72,600                 103,169                  5,325
Expected volatility ......................              .278             .200 - .840            .239 - .840
Expected life in years ...................              6.00             4.00 - 7.50            5.00 - 7.50
Stock price on date of grant .............   $13.38 - $20.25          $8.17 - $15.94          $6.16 - $8.94
Exercise price ...........................   $13.38 - $20.25          $8.17 - $15.94          $6.16 - $8.94
Weighted average exercise price ..........            $15.25                 $ 10.42                 $ 6.55
Weighted average fair value ..............             $5.38                 $  4.47                 $ 3.44
Expected dividend yield ..................              .67%            .21% - 3.00%           .21% - 2.42%
Risk-free interest rate ..................     4.65% - 5.72%           5.76% - 6.88%          5.23% - 6.88%
Vesting period in years ..................                 1                     0-4                    1-5

     The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Sovereign's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide reliable single measure of fair value of its employee stock options.

     The pro forma reduction to net income for 1998, 1997 and 1996 was $2.9 million, $2.5 million and $426,000, respectively. The pro forma reduction to diluted earnings per share for 1998 was $.02, for 1997 was $.02 and for 1996 was $.00.


(13) EMPLOYEE BENEFIT PLANS

     Sovereign sponsors a non-contributory defined benefit pension plan which covers substantially all employees who have attained the age of 21 and completed one year of service. Benefits under the plan are based upon years of service and the employees' average compensation computed based upon the five consecutive plan years of highest pay during the ten years preceding retirement or termination. At December 31, 1998, the Sovereign pension plan held approximately 79,000 shares of Sovereign common stock with a fair market value of $1.1 million. Dividends paid on these shares during 1998 totaled $6,000.

     It is Sovereign's policy to fund the minimum contribution as determined by an actuarial valuation. The net periodic pension costs for this plan are comprised of the following components (in thousands):



                                                                         At December 31,
                                                             ---------------------------------------
                                                                 1998          1997          1996
                                                             -----------   -----------   -----------
Service cost benefits earned during the period ...........    $  2,248      $  1,928      $  1,736
Interest cost on projected benefit obligation ............       2,498         2,550         2,311
Actual return on plan assets .............................      (7,028)       (7,227)       (4,824)
Amortization of unrecognized net assets and other deferred
 amounts, net ............................................       3,761         3,037         1,390
Curtailment Loss .........................................          --            --           542
Asset gain ...............................................          --           331            62
                                                              --------      --------      --------
  Net periodic pension expense ...........................    $  1,479      $    619      $  1,217
                                                              ========      ========      ========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The following table sets forth the Change in Benefit Obligation, Change in Plan Assets and Funded Status for Sovereign's pension plan at December 31, 1998 and 1997 (in thousands):

                                                           Year Ended December 31,
                                                           -----------------------
                                                              1998         1997
                                                           ----------   ----------
Change in Benefit Obligation
Benefit obligation at beginning of year ................    $ 37,303     $ 37,398
Service cost ...........................................       2,248        1,928
Interest cost ..........................................       2,498        2,550
Actuarial gains ........................................         895          233
Benefits paid ..........................................      (4,696)      (4,806)
                                                            --------     --------
Benefit obligation at end of year ......................      38,248       37,303
                                                            --------     --------
Change in Plan Assets
Fair value of plan assets at beginning of year .........      41,787       38,602
Actual return on plan assets ...........................       7,028        7,227
Company contributions ..................................         105          764
Benefits paid ..........................................      (4,696)      (4,806)
                                                            --------     --------
Fair value of plan assets at end of year ...............      44,224       41,787
                                                            --------     --------
Funded Status of the Plan ..............................       5,976        4,484
Unrecognized net actuarial loss ........................      (5,351)      (2,234)
Unrecognized net transition asset ......................       1,176        1,176
Unrecognized prior service cost ........................         773          627
                                                            --------     --------
Prepaid benefit cost ...................................    $  2,574     $  4,053
                                                            ========     ========

     In determining the projected benefit obligation, the assumed discount rates at December 31, 1998, 1997 and 1996 were 6.75%, 6.77% and 7.18%, respectively. The weighted average rate of salary increase was 4.50% for 1998, 4.46% for 1997 and 5.17% for 1996. The expected long-term rate of return on assets used in determining net periodic pension expense was 9.00% for 1998, 8.92% for 1997 and 8.73% for 1996.

     The pension plan's assets consist primarily of common stock, fixed income securities such as corporate bonds and U.S. Treasury securities and units of certain common trust funds.

     Sovereign also maintains a 401(k) savings plan. Substantially all employees of Sovereign are eligible to participate in the 401(k) savings plan following their completion of one year of service and attaining age 21. Sovereign's contributions to this plan were $1.5 million, $753,000 and $728,000 during 1998, 1997 and 1996, respectively. Pursuant to this plan, employees can contribute up to 10% of their compensation to the plan. Sovereign contributes up to 50% of the employee contribution up to 6% of compensation in the form of Sovereign common stock.

     Sovereign maintains an Employee Stock Ownership Plan ("Sovereign ESOP"), and substantially all employees of Sovereign are eligible to participate in the Sovereign ESOP following their completion of one year of service and attaining age 21. The Sovereign ESOP is a deferred contribution plan which provides retirement benefits for participants and beneficiaries by purchasing Sovereign common stock in the open market. The amount of annual contributions to the Sovereign ESOP by Sovereign is determined by the Board of Directors based upon the financial performance of Sovereign each year. Sovereign recognized as expense $4.0 million, $7.7 million and $4.6 million to the ESOP during 1998, 1997 and 1996, respectively.

     On November 21, 1994, Sovereign's Board of Directors authorized an amendment to the Sovereign ESOP to add a leverage feature to purchase up to 6.7 million shares of Sovereign's outstanding common stock

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES in the open market or in negotiated transactions. The Sovereign ESOP is funded through direct loans from Sovereign totaling approximately $38.0 million at year-end 1998. The proceeds from these loans were used to purchase outstanding shares of Sovereign's common stock. As the debt on these loans is repaid, shares of Sovereign common stock are released and become eligible for allocation to employee accounts. In addition, dividends are paid on all shares of Sovereign common stock, including unallocated shares held by the Sovereign ESOP. Dividends on the unallocated shares are allocated on a pro-rata basis when purchased shares are released. Compensation expense is recognized based on the fair value of the shares committed to be released to employees and the shares then become outstanding for earnings per share computations. Sovereign has committed to make contributions sufficient to provide for the ESOP debt requirements. At December 31, 1998, the Sovereign ESOP held 5.7 million shares of which 1.4 million shares were allocated to employee accounts. The unallocated ESOP shares are presented as a reduction of stockholders' equity in the consolidated financial statements. At December 31, 1998, the fair value of the unallocated shares held by the ESOP was $62.3 million.

     Sovereign also maintains an Employee Stock Purchase Plan which permits eligible employees to purchase Sovereign common stock directly from Sovereign. Purchases of common stock are limited to 15% of a participant's compensation. During 1998, 1997 and 1996, participants purchased Sovereign common stock at a price equal to 92.5% of the fair value of Sovereign common stock on the offering date. Compensation expense for this plan for the year ended December 31, 1998, 1997 and 1996 was $106,000, $46,000 and $41,000, respectively.

     ML Bancorp, previous to its merger with Sovereign, had established the ML ESOP for the benefit of certain eligible employees of ML Bancorp. ML Bancorp initially purchased 2.0 million shares of common stock on behalf of the ML ESOP, of which 885,000 shares were committed to be released as of February 28, 1998. During 1997 and 1996, ML Bancorp recorded compensation expense related to the ML ESOP of $3.0 million and $1.9 million, respectively. The cost basis of the unallocated ML ESOP shares equaled $17.6 million, and were presented as a reduction to stockholders' equity in the consolidated financial statements.

     As required by the plan, Sovereign terminated the ML ESOP and satisfied its obligation related to the initial share purchase. The remaining unallocated shares were distributed to the former participants of the ML ESOP, and the excess of fair value over the cost of those remaining shares was recognized in the first quarter of 1998 as a merger-related expense.

     ML Bancorp, previous to its merger with Sovereign, had a Recognition and Retention Plan and Trust ("ML RRP") for the benefit of ML Bancorp's Board of Directors and executive officers. At February 28, 1998, Sovereign reflected $2.4 million of deferred cost of unearned ML RRP shares as a reduction of stockholders' equity. During 1997 and 1996, ML Bancorp recorded compensation expense related to the ML RRP of $459,000 and $617,000, respectively.

     As required by the plan, Sovereign terminated the ML RRP. Pursuant to the merger, the remaining $2.4 million of deferred compensation was paid to ML Bancorp's Board of Directors and executive officers and was recognized in the first quarter of 1998 as a merger-related expense.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(14) INCOME TAXES

     The provision for income taxes in the consolidated statement of operations is comprised of the following components (in thousands):

                                                Year Ended December 31,
                                        ----------------------------------------
                                            1998           1997          1996
                                        ------------   ------------   ----------
Current:
   Federal ..........................    $  92,311      $  73,431      $42,282
   State ............................        1,121          4,282        4,219
                                         ---------      ---------      -------
                                            93,432         77,713       46,501
Deferred ............................      (18,681)       (10,389)       1,008
                                         ---------      ---------      -------
   Total income tax expense .........    $  74,751      $  67,324      $47,509
                                         =========      =========      =======


     The following is a reconciliation of the actual tax provisions with taxes computed at the federal statutory rate of 35% for each of the years indicated:

                                                                    Year Ended December 31,
                                                              ------------------------------------
                                                                 1998         1997         1996
                                                              ----------   ----------   ----------
Federal income tax at statutory rate ......................   35.0%        35.0%        35.0%
Increase/(decrease) in taxes resulting from:
   Tax-exempt interest ....................................   (5.2)        (2.0)        (1.3)
   State income taxes, net of federal tax benefit .........     .3          1.6          2.0
   Amortization of intangible assets and other purchase
    accounting adjustments ................................     .8          1.0          1.2
Non-deductible, merger-related costs ......................    3.1          2.1           .1
Other .....................................................    1.4          1.9         (2.5)
                                                              -----        -----        -----
                                                              35.4%        39.6%        34.5%
                                                              =====        =====        =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):


                                                                   Year Ended December 31,
                                                             ------------------------------------
                                                                1998         1997         1996
                                                             ----------   ----------   ----------
Deferred tax assets:
 Allowance for possible loan losses ......................    $37,849      $37,390      $25,344
 Purchased mortgage servicing rights .....................      4,356        5,364        2,079
 Employee benefits .......................................        888        2,593          706
 Merger related liabilities ..............................      2,313        1,104        1,006
 Purchase accounting adjustments .........................        370        1,071        2,460
 Unrealized los on available-for-sale portfolio ..........         --           89          697
 Net operating loss carry forwards .......................      1,393        1,810        1,939
 Other ...................................................        847        5,621        6,188
                                                              -------      -------      -------
 Total gross deferred tax assets .........................    $48,016      $55,042      $40,419
                                                              -------      -------      -------
Deferred tax liabilities:
 Purchase accounting adjustments .........................    $ 5,402      $ 6,473      $ 7,188
 Deferred loan fees ......................................      7,144        5,739        5,716
 Tax bad debt reserve recapture ..........................      2,406        2,888        2,888
 Originated mortgage servicing rights ....................      3,843        2,678        1,398
 Option premiums .........................................      2,716        9,799        7,927
 Unrealized gain on available-for-sale portfolio .........      9,757        9,625        2,021
 Other ...................................................      4,163        6,609        6,018
                                                              -------      -------      -------
 Total gross deferred tax liabilities ....................    $35,431      $43,811      $33,156
                                                              -------      -------      -------
Net deferred tax asset ...................................    $12,585      $11,231      $ 7,263
                                                              =======      =======      =======

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     The Small Business Job Protection Act of 1996 ("the Act") repealed the tax bad debt deduction computed under the percentage of taxable income method for tax years beginning after December 31, 1995 and requires thrifts to recapture into income, over a six-year period, the amount by which their tax bad debt reserves exceed their base year reserves. As a result of its acquisition of ML Bancorp, Sovereign is required to recapture $8.3 million related to ML Bancorp's tax bad debt reserve in excess of its base year reserve. ML Bancorp had previously recorded a deferred tax liability for this excess and therefore, the recapture will not impact the statement of operations.

     Sovereign has determined that it is not required to establish any valuation reserve for deferred tax assets since it is more likely than not that deferred tax assets will be principally realized through carry back to taxable income in prior years. Sovereign's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on a history of growth in earnings and the prospects for continued growth including an analysis of potential uncertainties that may affect future operating results. Sovereign will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.


(15) COMMITMENTS AND CONTINGENCIES

     Financial Instruments

     Sovereign is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, loans sold with recourse, forward contracts and interest rate swaps, caps and floors. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these financial instruments reflect the extent of involvement Sovereign has in particular classes of financial instruments.

     Sovereign's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with recourse is represented by the contractual amount of those instruments. Sovereign uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swaps, caps and floors and forward contracts, the contract or notional amounts do not represent exposure to credit loss. Sovereign controls the credit risk of its interest rate swaps, caps and floors and forward contracts through credit approvals, limits and monitoring procedures. Unless noted otherwise, Sovereign does not require and is not required to pledge collateral or other security to support financial instruments with credit risk.

     The following schedule summarizes Sovereign's off-balance sheet financial instruments (in thousands):

                                                                              Contract or Notional Amount at
                                                                                      December 31,
                                                                              -----------------------------
                                                                                   1998            1997
                                                                              -------------   -------------
Financial instruments whose contract amounts represent credit risk:
 Commitments to extend credit .............................................    $1,191,599      $1,079,300
 Standby letters of credit ................................................        21,153          14,045
 Loans sold with recourse .................................................        35,375         139,899
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
 Forward contracts ........................................................       608,104          51,872
 Interest rate swaps ......................................................     2,955,164       3,609,376
 Interest rate caps .......................................................     1,200,000       1,200,000
Notional or contract amounts of off-balance sheet financial instruments not constituting credit risk:
Forward commitments to sell in the secondary market .......................            --         161,285

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Sovereign evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held usually consists of real estate but may include securities, accounts receivable, inventory and property, plant and equipment.

     Standby letters of credit are conditional commitments issued by Sovereign to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees expire by March 2001 and one guarantee for $1.4 million expires in January 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Sovereign holds various collateral to support the commitments.

     Loans sold with recourse primarily represent single-family residential loans. These are seasoned loans with decreasing balances and historical loss experience has been minimal.

     The forward contracts used by Sovereign in its mortgage banking activities are contracts for delayed delivery of securities in which Sovereign agrees to make delivery of a specified instrument, at a specified future date, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates.

     Interest rate swaps, caps and floors enable Sovereign to transfer, modify or reduce its interest rate risk and are used as part of asset and liability management. Sovereign may become a principal in the exchange of interest payments with another party and therefore, is exposed to loss should one of the counterparties default. Sovereign minimizes this risk by performing credit reviews on counterparties.

     Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are significantly smaller.

     Litigation

     At December 31, 1998, Sovereign was party to a number of lawsuits, which arise during the normal course of business. While any litigation has an element of uncertainty, management, after reviewing these actions with legal counsel, is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of Sovereign.


(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents disclosures about the fair value of financial instruments as defined by SFAS No. 107, "Fair Value of Financial Instruments." These fair values are presented based upon subjective estimates of relevant market conditions at a specific point in time and information about each financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties resulting in variability in estimates affected by changes in assumptions and risks of the financial instruments at a certain point in time. Therefore, the derived fair value estimates presented below cannot be substantiated by comparison to independent markets. In addition, the fair values do not reflect any premium or discount that could result from offering for sale at one time an entity's entire holdings of a particular financial instrument nor does it reflect potential taxes and the expenses that would be incurred in an actual sale or settlement. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Sovereign (in thousands):

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                                                                                At December 31,
                                                      --------------------------------------------------------------------
                                                                    1998                                1997
                                                      ---------------------------------   --------------------------------
                                                       Carrying Value      Fair Value      Carrying Value      Fair Value
                                                      ----------------   --------------   ----------------   -------------
Financial Assets:
 Cash and amounts due from depository
   institutions ...................................      $   471,074      $   471,074        $   238,623     $ 238,623
 Interest-earning deposits ........................           82,650           82,650             17,314        17,314
 Loans held for sale ..............................          296,930          297,414            310,678       310,750
 Investment securities available-for-sale .........        6,662,427        6,662,427          1,956,262     1,956,262
 Investment securities held-to-maturity ...........        1,839,655        1,860,583          3,416,451     3,446,863
 Loans, net .......................................       11,152,038       11,180,004         11,207,299     11,276,514
Financial Liabilities:
 Deposits .........................................       12,322,716       12,314,608          9,515,294     9,521,379
 Borrowings(1) ....................................        7,907,805        7,887,676          6,874,070     6,886,421
Unrecognized Financial Instruments:(2)
 Commitments to extend credit .....................            5,875            5,880             16,569        16,575
 Standby letters of credit ........................               25              244                306           310
 Loans sold with recourse .........................              177               71                244            98
 Interest rate swaps, caps and floors .............            7,213          (55,755)             9,963       (12,861)

------------
(1) Borrowings are shown without unamortized cap premiums, as cap premiums are reflected separately below in "Interest rate swaps, caps and floors."


(2) The amounts shown under "carrying value" represent accruals or deferred income arising from those unrecognized financial instruments.


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


     Cash and amounts due from depository institutions and interest-earning deposits. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.


     Loans held for sale. Fair values are estimated using quoted rates based upon secondary market sources for securities backed by similar loans. Fair value estimates include consideration of all open positions (including forward contracts), outstanding commitments and related fees paid.


     Investment securities available-for-sale. The fair value of investment securities available-for-sale are based on quoted market prices as of the balance sheet date. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," changes in fair value are reflected in the carrying value of the asset and are shown as a separate component of stockholders' equity.


     Investment securities held-to-maturity. The carrying amounts for short-term investment securities held-to-maturity approximate fair value because of the short maturity of these instruments and they do not present unanticipated credit concerns. The fair value of long-term investment securities held-to-maturity is estimated based upon bid quotations received from securities dealers and an independent pricing servicing bureau.


     Loans. Fair value is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.


     Mortgage servicing rights. The fair value of mortgage servicing rights are estimated using quoted rates based upon secondary market sources. The estimated fair value approximates the amount for which the servicing could currently be sold.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

     Deposits. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and certain money market accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting cash flows using currently offered rates for deposits of similar remaining maturities.

     Borrowings. Fair value is estimated by discounting cash flows using rates currently available to Sovereign for other borrowings with similar terms and remaining maturities.

     Commitments to extend credit. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     Standby letters of credit. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

     Loans sold with recourse. The fair value of loans sold with recourse is estimated based upon the cost to terminate Sovereign's obligations under the recourse provisions.

     Interest rate swaps, caps and floors. The fair value of interest rate swaps, caps and floors which represent the estimated amount Sovereign would receive or pay to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties are obtained from dealer quotes.


(17) INTEREST RATE EXCHANGE AGREEMENTS

     Amortizing and non-amortizing interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities. Interest rate floors are generally used to limit the exposure from repricing and maturity of assets. Interest rate caps and floors are also used to limit the exposure created by other interest rate swaps. In certain cases, interest rate caps and floors are simultaneously bought and sold to create a range of protection against changing interest rates while limiting the cost of that protection. The following table presents information regarding interest rate exchange agreements at the dates indicated (in thousands):

                                            At December 31, 1998
                             --------------------------------------------------
                                                                      Weighted
                                                        Estimated      Average
                               Notional       Book         Fair       Maturity
                                Amount       Value        Value       in Years
                             ------------  ---------  -------------  ----------
Amortizing interest rate
 swaps:
 Pay variable-receive
   fixed(1) ...............   $       --    $   --      $      --
 Pay fixed-receive
   variable(2) ............      175,164        --           (617)         .3
Non-amortizing interest
 rate swaps:
 Pay variable-receive
   fixed(3) ...............           --        --             --
 Pay fixed-receive
   variable(4) ............    2,780,000        --        (48,382)        4.8
Interest rate
 caps/floors(5) ...........    1,200,000     7,213         (6,756)        3.2
                              ----------    ------      ---------
                              $4,155,164    $7,213      $ (55,755)
                              ==========    ======      =========

                                            At December 31, 1997
                             ---------------------------------------------------
                                                                        Weighted
                                                         Estimated      Average
                               Notional       Book          Fair        Maturity
                                Amount       Value         Value        in Years
                             ------------  ---------  ---------------  ---------
Amortizing interest rate
 swaps:
 Pay variable-receive
   fixed(1) ...............   $  602,116    $   --       $  1,436          2.8
 Pay fixed-receive
   variable(2) ............      208,761        --               (9)       1.3
Non-amortizing interest
 rate swaps:
 Pay variable-receive
   fixed(3) ...............       28,499        --           (561)         2.7
 Pay fixed-receive
   variable(4) ............    2,770,000        --         (9,293)         2.3
Interest rate
 caps/floors(5) ...........    1,200,000     9,963         (4,434)         4.0
                              ----------    ------       ----------
                              $4,809,376    $9,963       $(12,861)
                              ==========    ======       ==========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

------------
(1) The weighted average pay rate was 5.58% and the weighted average receive rate was 5.97% at December 31, 1997.

(2) The weighted average pay rate was 6.87% and 6.87% and the weighted average receive rate was 5.99% and 6.80% at December 31, 1998 and 1997, respectively.

(3) The weighted average pay rate was 7.28% and the weighted average receive rate was 6.75% at December 31, 1997.

(4) The weighted average pay rate was 5.42% and 5.89% and the weighted average receive rate was 5.26% and 4.48% at December 31, 1998 and 1997, respectively.

(5) The weighted average strike price range was 5.25%-9.00% at December 31, 1998 and 5.25% - 7.50% at December 31, 1997.

     The following table summarizes by notional amounts the activity of Sovereign's interest rate exchange agreements (in thousands):




                                          Amortizing      Non-Amortizing
                                        Interest Rate     Interest Rate     Interest Rate
                                            Swaps             Swaps             Swaps           Total
                                       ---------------   ---------------   --------------   -------------
Balance, December 31, 1995 .........      $  881,130        $  330,000       $1,446,000      $2,657,130
                                          ----------        ----------       ----------      ----------
 Additions .........................         300,000         1,125,000          500,000       1,925,000
 Maturities/Amortization ...........          69,117                --          450,000         519,117
 Terminations ......................              --            50,000          996,000       1,046,000
                                          ----------        ----------       ----------      ----------
Balance, December 31, 1996 .........       1,112,013         1,405,000          500,000       3,017,013
                                          ----------        ----------       ----------      ----------
 Additions .........................              --         4,145,000          700,000       4,845,000
 Maturities/Amortization ...........         151,136           151,501               --         302,637
 Terminations ......................         150,000         2,600,000               --       2,750,000
                                          ----------        ----------       ----------      ----------
Balance, December 31, 1997 .........         810,877         2,798,499        1,200,000       4,809,376
                                          ----------        ----------       ----------      ----------
 Additions .........................              --         1,650,000               --       1,650,000
 Maturities/Amortization ...........          86,497           100,000               --         186,497
 Terminations ......................         549,216         1,568,499               --       2,117,715
                                          ----------        ----------       ----------      ----------
Balance, December 31, 1998 .........      $  175,164        $2,780,000       $1,200,000      $4,155,164
                                          ==========        ==========       ==========      ==========

     At December 31, 1998, Sovereign's balance sheet included a net deferred loss of $389,000 related to interest rate exchange agreements terminated in January 1998 which were originally accounted for as hedges. This net deferred loss will amortize into interest expense in 1999.

     Net interest income resulting from interest rate exchange agreements included $6.8 million of income and $4.5 million of expense for 1998, $4.8 million of income and $4.8 million of expense for 1997 and $5.1 million of income and $7.4 million of expense for 1996.

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

(18) PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Sovereign Bancorp is as follows (in thousands):

                                            Balance Sheets
                                                                                 At December 31,
                                                                           ---------------------------
                                                                                1998          1997
                                                                           ------------   ------------
Assets
   Interest-earning deposits ...........................................   $      162     $    9,001
   Investment securities ...............................................      110,779        104,091
   Investment in subsidiaries ..........................................    1,560,766      1,202,941
   Other assets ........................................................       16,611         13,793
                                                                           ----------     ----------
Total Assets ...........................................................   $1,688,318     $1,329,826
                                                                           ==========     ==========
Liabilities
   Short-term borrowings ...............................................   $  199,480     $       --
   Long-term borrowings ................................................      146,646        147,905
   Other Liabilities ...................................................        9,074          5,154
                                                                           ----------     ----------
Total Liabilities ......................................................      355,200        153,059
                                                                           ----------     ----------
Trust Preferred Securities .............................................      129,050        128,972
                                                                           ----------     ----------
Stockholders' Equity ...................................................    1,204,068      1,047,795
                                                                           ----------     ----------
Total Liabilities, Minority Interests and Stockholders' Equity .........   $1,688,318     $1,329,826
                                                                           ==========     ==========

                            Statement of Operations

                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                              1998           1997           1996
                                                          ------------   ------------   -----------
Interest income .......................................    $  11,347      $   8,907      $  2,906
Other income ..........................................        6,159          8,684        46,251
                                                           ---------      ---------      --------
Total income ..........................................       17,506         17,591        49,157
                                                           ---------      ---------      --------
Interest expense ......................................       16,521         13,089        13,117
Other expense .........................................        8,704          9,666         6,333
Trust Preferred Securities expense ....................       12,528         11,677           274
                                                           ---------      ---------      --------
Total expense .........................................       37,753         34,432        19,724
                                                           ---------      ---------      --------
(Loss)/income before taxes, dividends and undistributed
 earnings of subsidiaries .............................      (20,247)       (16,841)       29,433
Income taxes ..........................................       (6,135)        (8,387)       (5,554)
                                                           ---------      ---------      --------
(Loss)/income before earnings of subsidiaries .........      (14,112)        (8,454)       34,987
Distributed earnings from subsidiaries ................           --          1,771         1,300
Undistributed earnings of subsidiaries ................      150,567        109,221        54,091
                                                           ---------      ---------      --------
Net income ............................................    $ 136,455      $ 102,538      $ 90,378
                                                           =========      =========      ========

                   SOVEREIGN BANCORP, INC. AND SUBSIDIARIES

                            Statements of Cash Flows


                                                                        Year Ended December 31,
                                                              --------------------------------------------
                                                                    1998            1997           1996
                                                              ---------------   ------------   -----------
Cash Flows from Operating Activities:
Net Income ................................................     $ 136,455        $  102,538     $  90,378
Adjustments to reconcile net income to net cash provided
 by operating activities
 Dividends received from subsidiaries .....................            --             9,771        30,900
 Earnings from subsidiaries ...............................      (150,567)         (110,992)      (55,391)
 Allocation of Employee Stock Ownership Plan shares .......        19,612             8,573         5,597
 Change in other assets ...................................        (2,818)           10,181        25,968
 Change in other liabilities ..............................         3,998              (455)        1,215
                                                                ---------        ----------     ---------
Net cash provided by operating activities .................         6,680            19,616        98,667
Cash flows from Investing Activities:
 Investment to Subsidiaries ...............................      (207,258)          (32,439)      (98,000)
 Maturity and repayments of investment securities .........           749             6,053         1,259
 Net Change in investment securities ......................        (8,261)          (85,074)       13,400
 Other, net ...............................................        (4,228)           (4,897)        3,853
                                                                ---------        ----------     ---------
Net cash used by investing activities .....................      (218,998)         (116,357)      (79,488)
                                                                ---------        ----------     ---------
Cash Flows from Financing Activities:
 Net change in short-term borrowings ......................       199,480                --          (714)
 Net change in long-term borrowings .......................        (1,259)          (21,390)          477
 Proceeds from issuance of Trust Preferred Securities .....            --            97,574        30,000
 Cash dividends paid to stockholders ......................       (14,286)          (23,777)      (24,606)
 Net proceeds from issuance of common stock ...............        20,451            17,919         6,052
 Redemption of preferred stock ............................              (6)             --            --
 Purchase of Employee Stock Ownership Plan shares .........            --                --        (4,559)
 (Purchase)/issuance of treasury stock ....................          (901)           34,632       (29,574)
                                                                -----------      ----------     ---------
Net cash provided (used) by financing activities ..........       203,479           104,958       (22,924)
                                                                -----------      ----------     ---------
(Decrease)/increase in cash and cash equivalents ..........        (8,839)            8,217        (3,745)
Cash and cash equivalents at beginning of period ..........         9,001               784         4,529
                                                                -----------      ----------     ---------
Cash and cash equivalents and end of period ...............     $     162        $    9,001     $     784
                                                                ===========      ==========     =========

PROSPECTUS


                                 $2,000,000,000


                                [GRAPHIC OMITTED]


May Offer --

                                 Common Stock
                             Common Stock Warrants
                                Preferred Stock
                           Preferred Stock Warrants
                               Depositary Shares
                                Debt Securities
                                 Debt Warrants
                           Stock Purchase Contracts
                             Stock Purchase Units
                               ----------------
                                  The Trusts
May Offer --
                          Trust Preferred Securities
                               ----------------
     Sovereign Bancorp and, in the case of the trust preferred securities, the applicable Trust, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.


   Sovereign Bancorp or the Trusts may use this prospectus to offer up to
                               $2,000,000,000 of securities.


   Sovereign Bancorp common stock is quoted on the Nasdaq National Market under the symbol "SVRN".
                               ----------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                               ----------------
September 30, 1999

                              PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Sovereign Bancorp and the Trusts (collectively, the "Registrants") and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information on Sovereign Bancorp, Sovereign Bank and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

   o this prospectus, which explains the general terms of the securities that Sovereign Bancorp and the Trusts may offer;

   o the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

   o the documents referred to in "Where You Can Find More Information" for information about Sovereign Bancorp, including its financial statements.


                            SOVEREIGN BANCORP, INC.

     Sovereign Bancorp is a Pennsylvania business corporation and the holding company for Sovereign Bank, a federal savings bank. As of June 30, 1999, Sovereign Bancorp had total consolidated assets, deposits and shareholders' equity of approximately $24.6 billion, $12.2 billion and $1.4 billion, respectively.

     Sovereign Bancorp conducts its operations principally through its subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 305 community banking offices, and originating commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Sovereign Bank's mortgage banking division also originates loans through, provides financing to, and acquires loans from, mortgage companies and other originators of loans across the nation. Sovereign Bank's vehicle finance division provides direct and indirect automobile loans and commercial loans (primarily dealer floor planning) in New England, as well as in New York, Pennsylvania, New Jersey and Delaware. Most of Sovereign Bank's community banking offices are located in north central and eastern Pennsylvania, New Jersey and northern Delaware. In terms of assets, Sovereign Bancorp is the third largest bank or thrift holding company headquartered in Pennsylvania, and one of the 50 largest in the United States.

     Sovereign Bancorp's principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 557-4630.


                  THE SECURITIES SOVEREIGN BANCORP MAY OFFER

   Sovereign Bancorp may use this prospectus to offer up to $2,000,000,000 of:


     o common stock;

     o common stock warrants;

     o preferred stock;

     o preferred stock warrants;

     o depositary shares;

     o debt securities;

     o debt warrants;

     o stock purchase contracts; and

     o stock purchase units.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.


                                  THE TRUSTS

     Each Trust is a statutory business trust formed under Delaware law pursuant to a separate Declaration of Trust (a "Declaration") executed by Sovereign Bancorp, as sponsor for such Trust, and the trustees of such Trust and the filing of a Certificate of Trust with the Delaware Secretary of State.

     Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

     o issuing the trust preferred securities;

   o investing the gross proceeds of the sale of the trust preferred securities in a specific series of subordinated debt securities; and

     o engaging in only those other activities necessary or incidental thereto.


     All of the trust common securities will be owned by Sovereign Bancorp. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

     Sovereign Bancorp will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such Trust. At least one of the trustees of each Trust will be a person who is an employee or officer of or who is affiliated with Sovereign Bancorp (a "Regular Trustee"). One trustee of each Trust will be a financial institution that is not affiliated with Sovereign Bancorp, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as amended, pursuant to the terms set forth in a prospectus supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or being an individual resident of, the State of Delaware. Sovereign Bancorp will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the Property Trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 103 Foulk Road, Suite 200, Wilmington, Delaware 19803.


                      THE SECURITIES THE TRUSTS MAY OFFER

     Each Trust may use this prospectus to offer up to $2,000,000,000 of trust preferred securities.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, the Registrants have filed a joint registration statement (No. 333-86961) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Sovereign Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Sovereign Bancorp files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Sovereign Bancorp to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Sovereign Bancorp files later with the SEC will automatically update and supersede, as relevant, information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Sovereign Bancorp incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date Sovereign Bancorp stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents:

   o Amended Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on June 1, 1999;

   o Amended Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on June 1, 1999;

   o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

   o Current Reports on Form 8-K, filed with the SEC on March 19, 1999, April 16, 1999 and September 10, 1999 (as amended by Form 8-K/A filed September 23, 1999).

   o Registration Statement on Form 8-A, filed with the SEC August 14, 1989, pursuant to which Sovereign Bancorp registered certain stock purchase rights under the Exchange Act, and any amendments or reports filed for the purpose of updating such Registration Statement.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Sovereign Bancorp at the following address:

                           Investor Relations Office
                            Sovereign Bancorp, Inc.
                           1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania 19610
                                (610) 320-8498

                            -----------------------

     No separate financial statements of the Trusts have been included or incorporated by reference herein. Neither the Trusts nor Sovereign Bancorp considers such financial statements material to holders of trust preferred securities because:

   o all of the voting securities of each Trust will be owned, directly or indirectly, by Sovereign Bancorp, a reporting company under the Exchange Act;

   o no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

   o the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by Sovereign Bancorp to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Neither Sovereign Bancorp nor the Trusts have authorized anyone to provide you with different information. Sovereign Bancorp and the Trusts are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.


                          FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, the attached prospectus supplement and the documents incorporated by reference are forward-looking statements.

     These forward-looking statements include statements with respect to the Registrants' beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including:

   o statements relating to Sovereign Bancorp's goals with respect to growth in earnings per share, return on equity, return on assets, overhead efficiency ratio, tier 1 leverage ratio, annualized net charge-offs, dividend pay-out ratio, and fee income as a percentage of total revenue; and

   o statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions.

     These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond the Registrants' control). The following factors, among others, could cause Sovereign Bancorp's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements:

   o the strength of the United States economy in general and the strength of the local economies in which Sovereign Bancorp conducts operations;

   o the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     o inflation, interest rate, market and monetary fluctuations;

   o the timely development of competitive new products and services by Sovereign Bancorp and the acceptance of those products and services by customers;

   o the willingness of customers to substitute competitors' products and services for Sovereign Bancorp's products and services and vice versa;

     o Sovereign Bancorp's success in gaining regulatory approval of products and services, when required;

   o the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

     o technological changes;

     o changes in consumer spending and savings habits;

     o the impact of Sovereign Bancorp's pending and completed acquisitions, including Sovereign Bancorp's success in fully realizing or realizing within the expected time frame expected cost savings and/or revenue enhancements from such pending or completed acquisitions;

     o unanticipated regulatory or judicial proceedings;

     o unanticipated results of Sovereign Bancorp's efforts to be Year 2000 compliant; and

     o our success at managing the risks involved in the foregoing.


If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, then Sovereign Bancorp's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.


     The Registrants caution that the foregoing list of important factors is not exclusive, and neither such list nor any such forward-looking statement takes into account the impact that any future acquisition may have on us and any such forward-looking statement. The Registrants do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Registrants.


                                USE OF PROCEEDS


     Except as otherwise described in any prospectus supplement, Sovereign Bancorp will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions and providing advances to or investments in Sovereign Bank. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, Sovereign Bancorp expects to invest the net proceeds in short-term, interest-bearing securities.


                    OUR RATIO OF EARNINGS TO FIXED CHARGES


     We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.



                                                 Six Months
                                                                                   Year Ended December 31,
                                                   Ended        --------------------------------------------------------------
                                               June 30, 1999       1998         1997         1996         1995         1994
                                              ---------------   ----------   ----------   ----------   ----------   ----------
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits .........   1.57x             1.48x        1.44x        1.49x        1.89x        2.16x
   Including interest on deposits .........   1.31x             1.24x        1.22x        1.22x        1.29x        1.40x
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends(1)
   Excluding interest on deposits .........   1.57x             1.47x        1.41x        1.44x        1.81x        2.16x
   Including interest on deposits .........   1.31x             1.24x        1.21x        1.20x        1.27x        1.40x


------------
(1) On May 15, 1998, we redeemed all outstanding shares of our 61/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                          DESCRIPTION OF COMMON STOCK

     Sovereign Bancorp may issue, either separately or together with other securities, shares of common stock. Under its articles of incorporation, Sovereign Bancorp is authorized to issue up to 400,000,000 shares of common stock. Upon receipt by Sovereign Bancorp of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.


                        DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of Sovereign Bancorp's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Sovereign Bancorp which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Sovereign Bancorp's articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock, for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.


General

     Under Sovereign Bancorp's articles of incorporation, the board of directors of Sovereign Bancorp is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

     o the number of shares to be included in the series;


     o the designation, powers, preferences and rights of the shares of the series; and


   o the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.


     Prior to the issuance of any series of preferred stock, the board of directors of Sovereign Bancorp will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation. The term "board of directors of Sovereign Bancorp" includes any duly authorized committee.


     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Sovereign Bancorp and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Sovereign Bancorp may have the effect of rendering more difficult or discouraging an acquisition of Sovereign Bancorp deemed undesirable by the board of directors of Sovereign Bancorp.


     The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more stock of Sovereign Bancorp.


     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank


     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.


Dividends


     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Sovereign Bancorp out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Sovereign Bancorp or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.


     Sovereign Bancorp may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:


   o all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or


   o the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.


     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.


     Similarly, Sovereign Bancorp may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Sovereign Bancorp ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:


     o all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or


   o the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.


Conversion and Exchange


     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Sovereign Bancorp's common stock.


Redemption


     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Sovereign Bancorp or the holder thereof, or may be mandatorily redeemed.


     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.


     Unless Sovereign Bancorp defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign Bancorp, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Sovereign Bancorp on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Sovereign Bancorp after they have received their full liquidation preference.


Voting Rights

     The holders of shares of preferred stock will have no voting rights, except:

     o as otherwise stated in the prospectus supplement;

     o as otherwise stated in the statement with respect to shares establishing such series; or

     o as required by applicable law.


                       DESCRIPTION OF DEPOSITARY SHARES


     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Sovereign Bancorp and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.


General


     Sovereign Bancorp may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Sovereign Bancorp will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.


     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Sovereign Bancorp and a bank or trust company selected by Sovereign Bancorp having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.


     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions


     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.


     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Sovereign Bancorp, sell such property and distribute the net proceeds from such sale to such holders.


Redemption of Preferred Stock


     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.


     Whenever Sovereign Bancorp redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.


Voting Deposited Preferred Stock


     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.


     Sovereign Bancorp will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred stock.


Amendment and Termination of the Deposit Agreement


     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Sovereign Bancorp and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

     o all outstanding depositary shares have been redeemed; or

     o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Sovereign Bancorp.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

     Sovereign Bancorp will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Sovereign Bancorp also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.


Resignation and Removal of Depositary

     The preferred stock depositary may resign at any time by delivering to Sovereign Bancorp notice of its intent to do so, and Sovereign Bancorp may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


Miscellaneous

     The preferred stock depositary will forward all reports and communications from Sovereign Bancorp which are delivered to the preferred stock depositary and which Sovereign Bancorp is required to furnish to the holders of the deposited preferred stock.

     Neither the preferred stock depositary nor Sovereign Bancorp will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Sovereign Bancorp and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Sovereign Bancorp and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                        DESCRIPTION OF DEBT SECURITIES

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Sovereign Bancorp or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.


General

     The debt securities offered by this prospectus will be secured or unsecured obligations of Sovereign Bancorp, and will be either senior debt, subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph, or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this Registration Statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the Securities and Exchange Commission and are incorporated by reference in, or have been filed with, the Registration Statement of which this prospectus forms a part.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the indentures will be Harris Trust and Savings Bank.

     None of the indentures limits the total principal amount of debt securities that may be issued, and the indentures provide that debt securities of any series may be issued up to the total principal amount which may be authorized from time to time by Sovereign Bancorp. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by Sovereign Bancorp or any of its affiliates.

     Because Sovereign Bancorp is a holding company, the claims of creditors of Sovereign Bancorp's subsidiaries, including Sovereign Bank, will have a priority over Sovereign Bancorp's rights as a shareholder of Sovereign Bank, and also over the rights of Sovereign Bancorp's creditors, including the holders of Sovereign Bancorp's debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that Sovereign Bancorp may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers to Sovereign Bancorp by its banking subsidiaries.

     The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that senior, subordinated or junior subordinated debt securities of Sovereign Bancorp may be issued in one or more series with different terms, in each case as authorized from time to time by Sovereign Bancorp. (Section 301)

     The senior securities may be unsecured or secured by assets of Sovereign Bancorp, including the stock of Sovereign Bank owned by Sovereign Bancorp, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other unsecured senior debt of Sovereign. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other subordinated debt or junior subordinated debt, respectively, of

Sovereign Bancorp and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of the senior debt (which in the case of the junior subordinated debt will also include subordinated debt) of Sovereign Bancorp as described below under "Subordination."

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     o the designation and any limit on the total principal amount of such debt securities;

     o the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

     o the date or dates on which such debt securities will mature or method by which such dates can be determined;

     o the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

     o the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

     o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

     o the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which Sovereign Bancorp may defer interest payments;

     o the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

     o any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any other capital securities (see "Description of Capital Securities") of Sovereign Bancorp and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

     o any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a fund (the "securities fund") pursuant to which the proceeds of sales of capital securities may be designated on the books of Sovereign Bancorp for the payment of any of the principal of such debt securities;

     o whether such debt securities are to be issuable as bearer securities and/or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

     o whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

     o if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

     o if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

     o any additional restrictive covenants included for the benefit of holders of such debt securities;

     o any additional events of default provided with respect to such debt securities;

     o information with respect to book-entry procedures, if any;

     o whether the debt securities will be repayable at the option of the holder in the event of a change in control of Sovereign Bancorp;

     o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

     o the terms of any securities being offered together with or separately from the debt securities;

     o if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

     o any guarantees issued with respect to such debt securities; and

     o any security interests or other liens granted to secure such debt securities.

     Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Act to accommodate the trading of such debt security.

Form, Exchange, Registration and Transfer

     Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

     Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

     Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent designated by Sovereign Bancorp for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by Sovereign Bancorp with respect to any series of debt securities, Sovereign Bancorp may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, Sovereign Bancorp will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, Sovereign Bancorp must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. Sovereign Bancorp may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     Sovereign Bancorp shall not be required:

     o to issue, register the transfer of or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of fifteen days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;

     o to register the transfer of or exchange any registered security so selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

     o to exchange any bearer security so selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

     Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to bearer securities will be set forth in the applicable prospectus supplement.


Temporary Global Securities

     If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Corporation of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.


Permanent Global Securities

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.


Payments and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement:

     o payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Sovereign Bancorp may appoint from time to time;

     o such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

     o payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

     No payment with respect to any bearer security will be made at any office or paying agency maintained by Sovereign Bancorp in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency of, and designated by, Sovereign Bancorp located in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as Sovereign Bancorp may appoint from time to time, except that, at the option of Sovereign Bancorp, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

     The paying agents outside the United States initially appointed by Sovereign Bancorp for a series of debt securities will be named in the applicable prospectus supplement. Sovereign Bancorp may terminate the appointment of any of the paying agents from time to time, except that Sovereign Bancorp will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Sovereign Bancorp will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

     All moneys paid by Sovereign Bancorp to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of Sovereign Bancorp, be repaid to Sovereign Bancorp, and the holder of such debt security or any coupon will thereafter look only to Sovereign Bancorp for payment. (Section 1003)


Covenants Contained in Indentures

     The indentures provide that Sovereign Bancorp will not:

     o sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless Sovereign Bancorp retains direct ownership of at least 80% of the voting stock;

     o permit Sovereign Bank to merge or consolidate unless Sovereign Bancorp directly owns at least 80% of the voting stock of the surviving entity; or

     o convey or transfer its properties and assets substantially as an entirety to any other entity unless Sovereign Bancorp directly owns at least 80% of the voting stock of the entity. (Section 1005)

     With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

     The senior indenture provides that Sovereign Bancorp will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture and junior subordinated indenture do not contain a similar covenant.

     Sovereign Bancorp is not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision which would require Sovereign Bancorp to repurchase, redeem or otherwise modify the terms of any of its debt securities upon a change in control or other events involving Sovereign Bancorp which may adversely affect the creditworthiness of the debt securities.

     The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.


Modification and Waiver

     Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 662/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

     No such modification or amendment may, without the consent of the holder of each security so affected:

     o change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

     o reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security the amount of principal payable upon the acceleration of its maturity;

     o change the place of payment or the currency in which principal or interest is payable, if any;

     o impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

     o reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;

     o reduce the requirements contained in the applicable indenture for quorum or voting;

     o in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

     o modify any of the above provisions. (Section 902)

     Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon the request of Sovereign Bancorp or the holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

     Except as limited by the preceding paragraph:

     o any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

     o any resolution with respect to any consent or waiver which may be given only by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 662/3% in principal amount of such outstanding debt securities of that series; and

     o any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

     If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 662/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section
1604)


Events of Default

     Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

     o default in payment of principal of or premium, if any, on any senior security of such series when due;

     o default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

     o default in the deposit of any sinking fund payment on any senior security of such series when due;

     o default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

     o certain events of bankruptcy, insolvency or reorganization of Sovereign Bancorp or Sovereign Bank. (Section 501 of the senior indenture)


     Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of bankruptcy of Sovereign Bancorp. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)


     Sovereign Bancorp is required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)


     Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section 508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)


     Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons, or in the payment of any sinking fund installment with respect to debt securities of such series, or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)


Defeasance


     Sovereign Bancorp may terminate certain of its obligations under each indenture with respect to the debt securities of any series, including its obligations to comply with the covenants described under the heading

"Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon Sovereign Bancorp's delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve Sovereign Bancorp of its obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section 401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.


Senior Debt

     Except as may be described in an applicable prospectus supplement, senior debt is any obligation of Sovereign Bancorp to its creditors, now outstanding or subsequently incurred, other than:

     o any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

     o obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (section 101 of the junior subordinated indenture)); and

     o obligations evidenced by debt securities issued under the junior subordinated indenture.

Subordination

     The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all senior debt (as such term is defined above) of Sovereign Bancorp. In the event that Sovereign Bancorp shall default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated securities, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.


     In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Sovereign Bancorp, its creditors or its property, any proceeding for the liquidation, dissolution or other winding up of Sovereign Bancorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by Sovereign Bancorp for the benefit of creditors, or any other marshaling of the assets of Sovereign Bancorp, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

     In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any obligations of Sovereign Bancorp ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from the remaining assets of Sovereign Bancorp the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of Sovereign Bancorp ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of the insolvency of Sovereign Bancorp, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of Sovereign Bancorp. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

     The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)


Conversion of Convertible Debt Securities

     The holders of debt securities of a specified series that are convertible into common stock or preferred stock of Sovereign Bancorp ("convertible debt securities") will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) Sovereign Bancorp is not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

     Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

     o the issuance of Sovereign Bancorp's capital stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

     In the event that Sovereign Bancorp shall distribute any rights or warrants to acquire capital stock ("capital stock rights") pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. Sovereign Bancorp may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Sovereign Bancorp reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as Sovereign Bancorp in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Sovereign Bancorp to its stockholders shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp, or a sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

     In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.


Exchange for Capital Securities

     To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.


Information Concerning the Trustees

     The trustee serves as trustee under indentures for other debt of Sovereign Bancorp and as rights agent under Sovereign Bancorp's rights agreement, described in "Description of Capital Securities -- Shareholder Rights Plan," below.

     The trustee may, from time to time make loans to Sovereign Bancorp and perform other services for Sovereign Bancorp in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

     Sovereign Bancorp may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Sovereign Bancorp and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as an agent of Sovereign Bancorp in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.


General


     If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:


     o the offering price;

     o the currencies in which the price for such warrants may be payable;

     o the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

     o the designation and terms of any series of debt securities or preferred stock with which the warrants are being offered and the number of warrants being offered with each such share of common stock or preferred stock, or debt security;

     o if applicable, the date on and after which such warrants and the related common stock or series of debt securities or preferred stock will be transferable separately;

     o the principal amount and series of debt securities purchasable upon exercise of each such warrant and the price at which and currencies in which such principal amount of debt securities of such series may be purchased upon such exercise;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o whether the warrants will be issued in registered or bearer form;

     o if applicable, a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations; and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:


     o the offering price;

     o the aggregate number of shares purchasable upon exercise of such warrants and, in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     o if applicable, the designation and terms of the series of common stock, debt securities or preferred stock with which such warrants are being offered and the number of such warrants being offered with each share of common stock or preferred stock or debt security;

     o if applicable, the date on and after which such warrants and the related common stock or preferred stock or series of debt securities will be transferable separately;

     o the number of shares of common stock or preferred stock purchasable upon exercise of each such warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o United States federal income tax consequences; and

     o any other terms of such warrants. Warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by Sovereign Bancorp), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Sovereign Bancorp will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.


Amendments and Supplements to Warrant Agreements

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.


Common Stock Warrant Adjustments

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

     o the issuance of common stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price ("Capital Stock Rights");

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

     Sovereign Bancorp may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

     o before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with Capital Stock Rights; and

     o after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

     Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp or sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of Sovereign Bancorp's common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Sovereign Bancorp may issue stock purchase contracts, including contracts obligating holders to purchase from Sovereign Bancorp, and Sovereign Bancorp to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. Sovereign Bancorp may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of Sovereign Bancorp common stock, preferred stock or fractions thereof or a debt security or a debt obligation of Sovereign Bancorp or a third party, including a U.S. Treasury security. Sovereign Bancorp's common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require Sovereign Bancorp to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.


                       DESCRIPTION OF CAPITAL SECURITIES

     The authorized capital stock of Sovereign Bancorp consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of August 31, 1999, there were 180,864,626 shares of Sovereign Bancorp common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign Bancorp authorized, issued or outstanding. Sovereign Bancorp has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign Bancorp's stock option plans or in connection with pending acquisitions by Sovereign Bancorp.


Common Stock

     The holders of Sovereign Bancorp common stock share ratably in dividends when and if declared by the Sovereign Bancorp Board of Directors from legally available funds. Declaration and payment of cash dividends by Sovereign Bancorp depends upon dividend payments by Sovereign Bank, which are Sovereign Bancorp's primary source of revenue and cash flow. Sovereign Bancorp is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign Bancorp, and consequently the right of creditors and shareholders of Sovereign Bancorp, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign Bancorp in its capacity as a creditor may be recognized.

     Prior to the issuance of any Sovereign Bancorp preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Bancorp common stock will possess exclusive voting rights in Sovereign Bancorp. Each holder of shares of Sovereign Bancorp common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign Bancorp shareholders cannot cumulate votes in the election of directors.

     The holders of Sovereign Bancorp common stock have no preemptive rights to acquire any additional shares of Sovereign Bancorp. In addition, Sovereign Bancorp common stock is not subject to redemption.


     Sovereign Bancorp's articles of incorporation authorize the Sovereign Bancorp Board of Directors to issue authorized shares of Sovereign Bancorp common stock without shareholder approval. Sovereign Bancorp common stock is included for quotation on the Nasdaq National Market. As a result, in order to maintain such inclusion, approval of Sovereign Bancorp's shareholders is required for the issuance of additional shares of Sovereign Bancorp common stock or securities convertible into Sovereign Bancorp common stock if the issuance of such securities:


     o relates to acquisition of a company and the securities to be issued will have 20% or more of the voting power outstanding before the issuance;

     o relates to acquisition of a company in which a director, officer or substantial shareholder of Sovereign Bancorp has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

     o relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Bancorp common stock or 20% or more of the voting power outstanding before issuance; or

     o would result in a change in control of Sovereign Bancorp.

     Under Nasdaq National Market rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign Bancorp or employees of Sovereign Bancorp participate.

     In the event of liquidation, dissolution or winding-up of Sovereign Bancorp, whether voluntary or involuntary, holders of Sovereign Bancorp common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Bancorp preferred stock.


Preferred Stock

     Sovereign Bancorp's Board of Directors is authorized to approve the issuance of Sovereign Bancorp preferred stock, without any required approval of shareholders. Sovereign Bancorp's Board determines the rights, qualifications, restrictions, and limitations on each series of Sovereign Bancorp preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign Bancorp common stock. Shares of Sovereign Bancorp preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over Sovereign Bancorp common stock, and may be convertible into Sovereign Bancorp common stock.


Shareholder Rights Plan

     Sovereign Bancorp maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Sovereign Bancorp at an inadequate price. Under the shareholder rights plan, each outstanding share of Sovereign Bancorp common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if Sovereign Bancorp's board of directors declares a person or group who has become a beneficial owner of at least 4.9% of Sovereign Bancorp common stock or total voting power an "adverse person," as defined in the rights plan.

     After the rights become exercisable the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either Sovereign Bancorp common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign Bancorp can generally redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, the Sovereign Bancorp board of directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

     Sovereign Bancorp's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign Bancorp stock, a proxy contest for control of Sovereign Bancorp, the assumption of control of Sovereign Bancorp by a holder of a large block of Sovereign Bancorp stock and the removal of Sovereign Bancorp's management. These provisions:


     o empower the Sovereign Bancorp board of directors, without shareholder approval, to issue Sovereign Bancorp preferred stock the terms of which, including voting power, are set by the Sovereign Bancorp board of directors;

     o divide the Sovereign Bancorp board of directors into three classes serving staggered three-year terms;

     o restrict the ability of shareholders to remove directors;

     o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign Bancorp's voting power, if the transaction is not approved, in advance, by the Sovereign Bancorp board of directors;

     o prohibit shareholders' actions without a meeting;

     o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign Bancorp's articles of incorporation;

     o require any person who acquires stock of Sovereign Bancorp with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign Bancorp voting stock at the highest price paid by such person for shares of Sovereign Bancorp voting stock during the preceding year;

     o eliminate cumulative voting in elections of directors;

     o require an affirmative vote of at least two-thirds of Sovereign Bancorp's total voting power in order for shareholders to repeal or amend Sovereign Bancorp's bylaws;


     o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     o provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 662/3% or more of Sovereign Bancorp's outstanding voting stock cannot constitute a majority of the members of Sovereign Bancorp's board of directors.


     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign Bancorp which may have the effect of impeding a change in control of Sovereign Bancorp. These provisions, among other things:


     o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to Sovereign Bancorp at the present time, this legislation generally:


     o expands the factors and groups (including shareholders) which the Sovereign Bancorp board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     o provides that the Sovereign Bancorp board of directors need not consider the interests of any particular group as dominant or controlling;

     o provides that Sovereign Bancorp's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     o provides that the fiduciary duty of Sovereign Bancorp's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Bancorp board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign Bancorp opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 331/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign Bancorp's optout from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign Bancorp, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign Bancorp can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign Bancorp, by means of an amendment to Sovereign Bancorp's bylaws, which could be adopted by the Board of Directors, without shareholder approval.

        DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES


Trust Preferred Securities

     The Declaration pursuant to which each Trust is organized will be replaced by an Amended and Restated Declaration of Trust (the "Amended Declaration") which will authorize the trustees (the "Trustees") of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities (together, the "Trust Securities"). The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to Sovereign Bancorp.

     The trust preferred securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

     o the distinctive designation of trust preferred securities;

     o the number of trust preferred securities issued by such Trust;

     o the annual dividend rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such dividends shall be payable;

     o whether dividends on trust preferred securities issued by such Trust shall be cumulative, and, in the case of trust preferred securities having such cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on trust preferred securities issued by such Trust shall be cumulative;

     o the amount or amounts which shall be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

     o the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of capital stock of Sovereign Bancorp, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

     o the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust;

     o the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     o the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the Declaration of such Trust; and

     o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the Declaration of such Trust or with applicable law.

     Pursuant to each Declaration, the Property Trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of dividends out of money held by the Trusts, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by Sovereign Bancorp to the extent described under "-- Trust Guarantees."

     Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each Amended Declaration will authorize the Regular Trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including dividends, conversion, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the applicable Declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the Trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by Sovereign Bancorp.

     The Property Trustee and its affiliates may provide customary commercial banking services to Sovereign Bancorp and certain of its subsidiaries and may participate in various financing agreements of Sovereign Bancorp in the ordinary course of their business.


Trust Guarantees

     Set forth below is a summary of information concerning the trust guarantees which will be executed and delivered by Sovereign Bancorp, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part.

     General. Sovereign Bancorp will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the Trust Guarantee Payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following payments with respect to any series of trust preferred securities to the extent not paid by the applicable Trust (the "Trust Guarantee Payments") will be subject to the trust guarantees (without duplication):

     o any accrued and unpaid dividends which are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

     o the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

     o upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the trust preferred securities of such series to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

     Sovereign Bancorp's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by Sovereign Bancorp to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

     Covenants of Sovereign Bancorp. In each trust guarantee, except as may be provided in an applicable prospectus supplement, Sovereign Bancorp will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the Declaration of such Trust, then:

     o Sovereign Bancorp shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its common stock other than:

       o purchases or acquisitions of shares of common stock in connection with the satisfaction by Sovereign Bancorp of its obligations under any employee benefit plan;

       o as a result of a reclassification of Sovereign Bancorp common stock or the exchange or conversion of one class or series of Sovereign Bancorp's common stock for another class or series of Sovereign Bancorp's common stock;

       o the purchase of fractional interests in shares of Sovereign Bancorp's common stock pursuant to the conversion or exchange provisions of such common stock of Sovereign Bancorp or the security being converted or exchanged; or

       o purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to Sovereign Bancorp's dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and

     o Sovereign Bancorp shall not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), other than at stated maturity issued by Sovereign Bancorp which rank on a parity with or junior to such debt securities.


     Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sovereign Bancorp and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.


     Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:


     o upon full payment of the Redemption Price of all trust preferred securities of such Trust;

     o upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or

     o upon full payment of the amounts payable in accordance with the Declaration upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.

     The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.


     Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute an unsecured obligation of Sovereign Bancorp and will rank:


     o subordinate and junior in right of payment to all other liabilities of Sovereign Bancorp;

     o on a parity with the most senior preferred or preference stock, if any, hereafter issued by Sovereign Bancorp and with any guarantee hereafter entered into by Sovereign Bancorp in respect of any preferred or preference stock or interests of any affiliate of Sovereign Bancorp; and

     o senior to Sovereign Bancorp's common stock.

     Each Declaration will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

     Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the Property Trustee to be held for the benefit of any series of trust preferred securities. The Property Trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the Property Trustee. If the Property Trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against Sovereign to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the Trust Guarantee Payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

     Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.


                          CERTAIN TAX CONSIDERATIONS

     The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.


                             PLAN OF DISTRIBUTION

     Sovereign Bancorp or the Trusts may offer the offered securities in one or more of the following ways from time to time:

     o to or through underwriters or dealers;

     o by itself directly;

     o through agents; or

     o through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     o the name or names of any underwriters, dealers or agents;

     o the purchase price of the offered securities and the proceeds to Sovereign Bancorp or the Trusts from such sale;

     o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     o the initial public offering price;

     o any discounts or concessions to be allowed or reallowed or paid to dealers; and

     o any securities exchanges on which such offered securities may be listed.


     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected through the Nasdaq National Market system, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Sovereign Bancorp or the Trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Sovereign Bancorp or the Trusts to one or more institutional purchasers, or through agents designated by Sovereign Bancorp or the Trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Sovereign Bancorp to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Sovereign Bancorp or the Trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Sovereign Bancorp or the Trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled, under agreements with Sovereign Bancorp, to indemnification by Sovereign Bancorp relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Sovereign Bancorp and affiliates of Sovereign Bancorp in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                             ERISA CONSIDERATIONS

     Sovereign Bancorp has a subsidiary, Manchester Trust Bank, that provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, Sovereign Bancorp and any direct or indirect subsidiary of Sovereign Bancorp may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which Sovereign Bancorp or any direct or indirect subsidiary of Sovereign Bancorp is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.


                                 LEGAL MATTERS

     Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as legal counsel to Sovereign Bancorp and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 300,000 shares of Sovereign Bancorp common stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.


                                    EXPERTS

     The consolidated financial statements of Sovereign Bancorp, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., First State Financial Services, Inc. and Bankers Corp., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

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                               TRUST PIERS UNITS



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                           Trust Preferred Securities



                                   Warrants

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                   P R O S P E C T U S  S U P P L E M E N T

                                        , 1999

                (Including Prospectus Dated September 30, 1999)

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                          Joint Book-Running Managers



                                Lehman Brothers


                              Salomon Smith Barney
                                 ------------
                              Merrill Lynch & Co.



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